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FEISHANG ANTHRACITE RESOURCES LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS

Exhibit 15.1

         CONFIDENTIAL TREATMENT REQUESTED BY FEISHANG ANTHRACITE RESOURCES LIMITED

Subject to Completion, dated December 11, 2013
Information Statement dated            , 2013

[LOGO]

FEISHANG ANTHRACITE RESOURCES LIMITED

Ordinary Shares, par value HK$0.01 per share

         China Natural Resources, Inc. ("CHNR") is furnishing this information statement in connection with its spin-off (the "Spin-off") of Feishang Anthracite Resources Limited ("Feishang Anthracite"). CHNR intends to effect the Spin-off by way of a distribution in specie of the entire issued share capital of Feishang Anthracite to the holders of the common shares of CHNR (the "Distribution").

         Feishang Anthracite is currently a wholly-owned subsidiary of CHNR. Feishang Anthracite is a producer of anthracite coal based in Guizhou province of the People's Republic of China (the "PRC") and is primarily engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. After the completion of the Spin-off, CHNR will no longer hold any shares in Feishang Anthracite.

         In connection with the Spin-off, the ordinary shares of Feishang Anthracite will be distributed on a pro rata basis to holders of record of the common shares of CHNR on             , 2014 (the "Distribution Record Date"). Holders of CHNR common shares ("CHNR Shareholders") will be entitled to receive five Feishang Anthracite ordinary shares for each CHNR common share held on the Distribution Record Date. CHNR Shareholders will not be required to pay any consideration for the Feishang Anthracite ordinary shares that they will be entitled to receive in the Distribution or to surrender or exchange CHNR common shares in order to be entitled to receive Feishang Anthracite ordinary shares and do not need to take any other action in connection with the Spin-off. No CHNR Shareholder approval of the Spin-off or Distribution is required or sought. CHNR is not asking you for a proxy and you are requested not to send CHNR a proxy.

         The Spin-off is subject to the conditions described under "The Spin-off" in this information statement. Investors who trade in the Feishang Anthracite ordinary shares prior to receipt of the Feishang Anthracite share certificates do so entirely at their own risk.

         Currently, there is no trading market for Feishang Anthracite ordinary shares. The Feishang Anthracite ordinary shares are expected to be listed on The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") under the stock code "            " on or around            , 2014. Admission to listing and trading is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange. The Feishang Anthracite ordinary shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States. An active trading market for Feishang Anthracite ordinary shares is not expected to develop in the United States.

         CHNR intends to treat the Distribution as a taxable dividend for U.S. Federal income tax purposes. See "Certain Material Tax Consequences" on page IS-28 of this information statement.

         You should carefully consider the risks described under "Risk Factors Relating to the Distribution" beginning on page IS-16 of this information statement and under "Risk Factors" beginning on page 39 of the Hong Kong Listing Document.

         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Feishang Anthracite ordinary shares or passed upon the accuracy or adequacy of this information statement. Any representation to the contrary is a criminal offense.

         This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

         This information statement was first mailed to CHNR Shareholders on or about            , 2013.

Information Statement

IS-i

ABOUT THIS INFORMATION STATEMENT

        This information statement incorporates the listing document (the "Hong Kong Listing Document") for the listing of the Feishang Anthracite ordinary shares on the Hong Kong Stock Exchange, except for: (a) Appendix I — "Accountants' Report of the Company" to the Hong Kong Listing Document, which contains our consolidated financial statements as of and for the years ended December 31, 2010, 2011 and 2012 and as of and for the six months ended June 30, 2013 as audited by Ernst & Young in accordance with Auditing Guideline 3.340 Prospectuses and Reporting Accountant issued by the Hong Kong Institute of Certified Public Accountants ("HKICPA") and unaudited comparative consolidated financial statements for the six months ended June 30, 2012, which have been reviewed by Ernst & Young in accordance with Hong Kong Standard on Review Engagement 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the HKICPA; (b) Appendix II — "Accountants' Report of Guizhou Puxin" to the Hong Kong Listing Document, which contains the consolidated financial statements of Guizhou Puxin Energy Co., Ltd. ("Guizhou Puxin") as of December 31, 2009 and March 17, 2010 and for the 76-day period ended March 17, 2010; and (c) Appendix III — "Competent Person's Report" to the Hong Kong Listing Document, which contains the independent technical review of our seven coal mines prepared by Behre Dolbear Asia, Inc., a mineral industry expert and certain disclosures relating to our total measured, indicated and inferred coal resources as of July 31, 2013, which was prepared in accordance with Chapter 18 of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (the "Listing Rules").

        In lieu of the financial statements contained in Appendix I — "Accountants' Report of the Company" to the Hong Kong Listing Document, we have included in this information statement our consolidated financial statements as of and for the years ended December 31, 2010, 2011 and 2012 and as of and for the six months ended June 30, 2013, which have been audited by Ernst & Young, and our unaudited comparative consolidated financial statements for the six months ended June 30, 2012 which have been reviewed by Ernst & Young, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Except for the auditing standards under which our consolidated financial statements as of and for the years ended 2010, 2011 and 2012 and as of and for the six months ended June 30, 2013 were audited by Ernst & Young and the review standards under which the comparative consolidated financial statements for the six month ended June 30, 2012 were reviewed by Ernst & Young, these financial statements are substantially similar to those contained in Appendix I — "Accountants' Report of the Company" to the Hong Kong Listing Document. For purposes of this information statement, all references in the Hong Kong Listing Document to "Appendix I — 'Accountants' Report of the Company"' or "our consolidated financial statements" shall refer to our consolidated financial statements included in this information statement beginning on page F-1. The consolidated financial statements of Guizhou Puxin contained in Appendix II — "Accountants' Report of Guizhou Puxin" to the Hong Kong Listing Documents have been included in the Hong Kong Listing Document solely to satisfy the requirements of the Hong Kong Stock Exchange. The financial position and results of operations of Guizhou Puxin have been consolidated into our consolidated financial statements since March 18, 2010.

        Appendix III — "Competent Person's Report" to the Hong Kong Listing Document, which contains the independent technical review of our seven coal mines prepared by Behre Dolbear Asia, Inc., a mineral industry expert and certain disclosures relating to our total measured, indicated and inferred coal resources as of July 31, 2013, which was prepared in accordance with Chapter 18 of the Listing Rules, have been omitted from this information statement in order to comply with the requirements of the SEC Industry Guide 7.

        This information statement should be read in conjunction with the Hong Kong Listing Document, and is qualified in its entirety by the more detailed information contained in the Hong Kong Listing Document. For the avoidance of doubt, the documents delivered to the Registrar of Companies and available for inspection set forth in Appendix VI to the Hong Kong Listing Document do not form a part of, and are not incorporated by reference in, this information statement. Terms used but not defined herein shall have the meanings given to them in the Hong Kong Listing Document incorporated herein.

        This information statement is being furnished solely to provide information to existing CHNR Shareholders who will be entitled to receive Feishang Anthracite ordinary shares in connection with the Spin-off. This information statement is not an offer to sell or a solicitation of any offer to buy any securities. The Spin-off and listing of the Feishang Anthracite ordinary shares on the Hong Kong Stock Exchange do not involve any offering of any ordinary shares or any other securities of Feishang Anthracite, and no proceeds will be raised.

        The Feishang Anthracite ordinary shares to be distributed to you by CHNR in connection with the Distribution have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The Feishang Anthracite ordinary shares are being registered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to a registration statement on Form 20-F. You can retrieve a copy of the Form 20-F registration statement from the website of the U.S. Securities and Exchange Commission (the "SEC") at www.sec.gov.

        After the completion of the Spin-off, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        No person has been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized. The information in this information statement is only accurate as of the date hereof. Nothing in this information statement may be relied upon as a promise or representation as to future results or events, and the delivery of this information statement does not imply that there has been no change in the affairs of Feishang Anthracite or CHNR or that the information in this information statement is correct as of any date subsequent to the date hereof.

        You should not construe the contents of this information statement as investment, legal or tax advice and should consult with your own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of receiving Feishang Anthracite ordinary shares.

        This information statement has not been and will not be submitted to the British Virgin Islands Registrar of Corporate Affairs, any other authority in the British Virgin Islands or the Hong Kong Stock Exchange, and may not be distributed to the public in the British Virgin Islands or in Hong Kong.

        In this information statement, unless the context otherwise requires, when we use the terms "we", "us", "our" or "Company", we are referring to Feishang Anthracite and its subsidiaries.

        References in this information statement to "US$" and "U.S. dollars" are to United States dollars and references to "HK$" are to Hong Kong dollars; and all references to "RMB" or "Renminbi" are to Renminbi, the official currency of the PRC.

        Unless otherwise stated in this information statement, Renminbi amounts have been translated into U.S. dollars at the rate of RMB6.1374 to US$1.00 and Hong Kong dollars have been translated into U.S. dollars at the rate of HK$7.7560 to US$1.00, which were exchange rates as set forth in the H.10 statistical release of the Federal Reserve Board on June 28, 2013. No representation is made that the U.S. dollar amounts have been, could have been or could be converted to Renminbi, or vice versa, or that the Hong Kong dollar amounts have been, could have been or could be converted to U.S. dollars, or vice versa, at that rate or at any other rate or at all.

        Any discrepancies in any table or elsewhere in this information statement between totals and sums of amounts listed herein are due to rounding.

        The financial information in this information statement, including the Hong Kong Listing Document, has been prepared in accordance with the International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board (the "IASB"), which differ in certain respects from accounting principles generally accepted in certain other countries, including generally accepted accounting principles in the United States.

 SHAREHOLDER INQUIRIES

        CHNR Shareholders with questions relating to the Spin-off may contact CHNR at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, email: info@chnr.net, telephone: +852 2810 7205. You may also request copies of this information statement by contacting CHNR at the above address, email address or telephone number.

ENFORCEABILITY OF CIVIL LIABILITIES

        Feishang Anthracite is a company incorporated in and under the laws of the British Virgin Islands with limited liability, and all of Feishang Anthracite's directors and officers reside outside the United States and all or a substantial portion of the assets of Feishang Anthracite and of such persons are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon Feishang Anthracite or such persons, or to enforce against Feishang Anthracite or such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the Federal securities laws of the United States. Feishang Anthracite has been advised by its British Virgin Islands counsel, Maples and Calder, that there is doubt as to the enforceability in the British Virgin Islands in original actions or in actions for enforcement of judgments of United States courts, or civil liabilities predicated solely upon the Federal securities laws of the United States or the securities laws of any State or territory within the United States since the British Virgin Islands does not have treaties with the United States providing for the reciprocal enforcement of civil judgments. Feishang Anthracite has also been advised by its PRC counsel, Commerce & Finance Law Offices, that there is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the Federal securities laws of the United States, since the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgment of courts.

 FORWARD-LOOKING STATEMENTS

        This information statement contains forward-looking statements. All statements other than statements of historical fact contained in this information statement, including, without limitation, statements relating to our strategies, plans, objectives, goals and targets, our future financial, business or other performance and development, the future development of our industry, the general economy of our key markets and globally, are intended to identify forward-looking statements. We also use the words "aim", "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "going forward", "intend", "may", "plan", "potential", "predict", "project", "ought to", "seek", "should", "will", "would" and similar expressions to identify forward-looking statements.

        These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Important factors that could materially affect our actual results, performance or achievements include the risk factors set forth in "Risk Factors" in the Hong Kong Listing Document and the following:

  •
  our liquidity and financial condition;

  •
  our business strategies and plan of operations;

  •
  our future debt levels and capital needs and the availability and costs of bank loans and other forms of financing;

  •
  our capital expenditure plans;

  •
  projects under construction or planning;

  •
  the possibility of project cost overruns or unanticipated costs and expenses;

  •
  our production capacity;

  •
  our operations and business prospects;

  •
  our product mix;

  •
  changes in prices for anthracite coal;

  •
  supply and demand changes in anthracite coal markets;

  •
  changes in the competitive landscape in the anthracite coal industry;

  •
  our ability to reduce production costs;

  •
  our relationship with, and other conditions affecting, our customers;

  •
  risks inherent to coal mining, including accidents;

  •
  estimates of coal reserves;

  •
  our plans and objectives for future operations and expansion;

  •
  our dividend policy;

  •
  the regulatory environment and developments of our industry in general;

  •
  changes in political, economic, legal and social conditions in the PRC, including the PRC government's specific policies with respect to the coal industries, economic growth, inflation, foreign exchange and the availability of credit; and

  •
  catastrophic losses from fires, floods, windstorms, earthquakes, diseases or other adverse weather-related damage.

        These forward-looking statements are based on current plans and estimates, which speak only as of the date they are made, and numerous assumptions regarding our present and future business strategy and the environment in which we will operate in the future. Subject to the requirements of applicable laws, rules and regulations, we do not have any obligation to update or otherwise revise any forward-looking statements in this information statement, whether as a result of new information, future events or otherwise.

        Due to these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this information statement might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward-looking information. All forward-looking statements contained in this information statement are qualified by reference to this cautionary statement.

SUMMARY

        The following summary highlights information contained in, and is qualified in its entirety by, the more detailed information (including our consolidated financial information and the notes thereto) appearing elsewhere in this information statement. Since the following is a summary, it does not contain all of the information relevant to the Spin-off. Accordingly, you are urged to read the entire information statement, including the Hong Kong Listing Document.

OVERVIEW

        We are a producer of anthracite coal based in Guizhou province of the PRC. We are primarily engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. Our mining assets consist of seven underground anthracite coal mines in Guizhou province, of which five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. All of our anthracite coal mines are accessible by road and located in Guizhou province, which, according to the SAWS and Fenwei, had the largest anthracite coal resources among the provinces in Southwest China as of December 31, 2012. The following table sets forth certain information regarding our seven anthracite coal mines as of the date of the Hong Kong Listing Document, other than information regarding the total proved and probable reserves and the estimated mine lives of our anthracite coal mines, which were as of July 31, 2013.

Anthracite Coal Mine	Stage of Production	Date of Initial/Expected Commercial Production	Total Proved and Probable Reserves (in million tonnes)	Permitted Annual Production Capacity (in tonnes)(1)	Estimated Mine Life(2) (in years)
Baiping Coal Mine	Commercial production	June 2009	22.48	150,000	37
Liujiaba Coal Mine	Commercial production	December 2012	13.60	300,000	23
Zhulinzhai Coal Mine	Commercial production	April 2012	9.56	300,000	21
Gouchang Coal Mine	Commercial production (suspended)(3)	April 2011	5.72	90,000	52
Yongsheng Coal Mine	Pilot run	March 2014	51.96	600,000	29
Dayuan Coal Mine	Pilot run	November 2013	8.26	300,000	18
Dayun Coal Mine	Commercial production	July 2015	97.29	600,000	54

		Total	208.87	2,340,000

(1)
Represents the annual production capacity as permitted under the relevant mining rights permits.

(2)
Mine life estimates are calculated by dividing proved and probable reserves by the optimized annual production capacity, which takes into account the planned future increases in production capacity still in the design phase.

(3)
Operations have been suspended at Gouchang Coal Mine since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou province's coal mine consolidation policy. See "Business — Our Anthracite Coal Mines — Mines in Commercial Production — Gouchang Coal Mine" on page 109 of the Hong Kong Listing Document.

        As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes and total permitted annual production capacity of 2.34 million tonnes. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we sold 166,362 tonnes, 314,058 tonnes, 437,010 tonnes, 148,539 tonnes and 187,432 tonnes of anthracite coal, respectively, and had revenues of RMB38.7 million, RMB105.2 million, RMB141.9 million, RMB55.2 million and RMB54.7 million, respectively. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB232.4, RMB296.4, RMB323.6, RMB360.3 and RMB291.9 per tonne, respectively.

        During the Track Record Period, we derived our revenue primarily from the sale of coal we produced. From time to time, we also engaged in coal trading activities by selling coal that we purchased from third party suppliers. In 2011, 2012 and the six months ended June 30, 2012 and 2013, revenue from sales of third party coal was RMB33.1 million, RMB1.1 million, RMB1.1 million and nil, respectively, representing 31.5%, 0.8%, 2.0% and nil, respectively, of our total revenue. We did not engage in any coal trading activities in 2010, and we do not intend to engage in any significant coal trading activities in the future.

        In the PRC, end users generally characterize anthracite coal as thermal coal, chemical coal or PCI coal. Thermal coal is generally used in the electric power industry for power generation and in the construction industry for cement production. Chemical coal is generally used for the production of synthetic ammonia and methanol, and PCI coal is generally used for sintering, smelting and injection purposes in the pulverized coal injection process in iron production. Prior to 2011, we sold substantially all of the coal produced from our mines as thermal coal. In 2011, 2012 and the six months ended June 30, 2013, we derived approximately 5%, 5% and 1.2% of our revenue from the sale of chemical coal we produced, respectively, while our remaining revenue in each of these years was derived from the sale of thermal coal we produced and coal sourced from third parties. Subject to market conditions and the Guizhou government's annual guidance on supply of thermal coal to power plants, we intend to significantly increase our sales of chemical coal in the future and begin selling PCI coal in 2014. Our ability to sell chemical coal or PCI coal during the Track Record Period has been constrained as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou, which has taken up a significant portion of our production capacity. We generally price our anthracite coal based on the prevailing market prices in Guizhou, the anthracite coal type and quality, our sales volume and the length of our relationship with the customer.

        In order to increase our production capacity, we plan to optimize all of our currently operating anthracite coal mines by improving mine layout and upgrading mine infrastructure and equipment. We expect that our optimization plans will begin in 2015 and, after their expected completion in December 2018, we expect to be able to achieve an aggregate annual production capacity of 5.81 million tonnes. The estimated costs of our optimization plans are RMB807.5 million.

        Anthracite coal production in Guizhou has historically exceeded local consumption and this trend is expected to continue. Anthracite coal prices in Guizhou are also highly cyclical. For example, anthracite coal prices in Guizhou declined significantly in the second quarter of 2012 and, after a brief period of recovery, declined significantly again in the first half of 2013. There could be further declines in anthracite coal prices in Guizhou in the future. See "Risk Factors — Risks relating to PRC's Coal Industry — Our business, financial condition and results of operations are susceptible to the cyclical nature of the PRC anthracite coal market and vulnerable to fluctuations in anthracite coal prices" on page 51 of the Hong Kong Listing Document.

        Under PRC law, each coal mine in the PRC must obtain certain permits prior to commencing commercial production, including a mining right permit, a safe production permit and a coal production permit. The following table sets forth certain information regarding our mining right permits, safe production permits and coal production permits as of the Latest Practicable Date:

	Mining Right Permit			Safe Production Permit		Coal Production Permit(5)
Mine	Holder/permit number	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)
Baiping Coal Mine(1)	Baiping Mining/ C5200002011111120121064	November 2011	August 2014	May 2012	May 2015	June 2009	June 2020
Liujiaba Coal Mine	Xinsong Coal/ C5200002009091120036374(2)	March 2011	September 2019	November 2012	November 2015	December 2012	December 2037
Zhulinzhai Coal Mine	Linjiaao Coal/ C5200002011031120108782	April 2011	July 2018	March 2012	March 2015	April 2012	April 2031
Gouchang Coal Mine	Gouchang Coal/ C5200002009121120048406	April 2011	April 2017	April 2011	April 2014	April 2011	April 2045
Yongsheng Coal Mine	Guizhou Yongfu/ C5200002012021120124117(3)	February 2012	November 2027	—	—	—	—
Dayuan Coal Mine	Dayuan Coal/ 5200002011051120118585	March 2013	March 2023	November 2013	November 2013	—	—
Dayun Coal Mine	Guizhou Dayun/ C5200002011031120112455(4)	March 2011	March 2031	—	—	—	—

(1)
In 2011 and 2012, the actual production output of Baiping Coal Mine exceeded its permitted annual production capacity under its mining right permit and coal production permit. See "Business — Our Anthracite Coal Mines — Mines in Commercial Production — Baiping Coal Mine" on page 102 of the Hong Kong Listing Document. We have applied for a mining right permit with an annual production capacity of 300,000 tonnes for Baiping Coal Mine and we expect to obtain such permit in 2014.

(2)
The mining right has been pledged to China Minsheng Bank.

(3)
The mining right has been pledged to China Minsheng Bank and Bank of China.

(4)
The mining right has been pledged to China Merchants Bank.

(5)
The National People's Congress Standing Committee passed certain amendments to the Coal Law, which became effective on June 29, 2013, including removing the requirement of obtaining coal production permits.

        Each of our anthracite coal mines currently utilizes manual longwall mining, semi-mechanical longwall mining or mechanical longwall mining methods to extract coal. Longwall mining refers to extracting coal from long rectangular blocks of coal seams. Manual longwall mining refers to drilling holes in the mining face, placing explosives and detonating the explosives to extract the coal. Mechanical and semi-mechanical longwall mining involve using a mechanical shearer in coal extraction. In mechanical longwall mining, the mine roof is held up during the extraction process by automatic hydraulic roof supports, while in semi-mechanical longwall mining, the mine roof is held up hydraulic roof supports that are operated manually. The following table sets forth the current extraction method of each of our anthracite coal mines:

Anthracite Coal Mine	Extraction Method
Baiping Coal Mine	Manual longwall
Liujiaba Coal Mine	Semi-mechanical longwall
Zhulinzhai Coal Mine	Manual longwall
Gouchang Coal Mine	Manual longwall
Dayun Coal Mine	Mechanical longwall
Yongsheng Coal Mine	Mechanical longwall
Dayuan Coal Mine	Semi-mechanical longwall

        Our capital expenditures were RMB219.7 million, RMB341.5 million, RMB360.2 million, RMB202.9 million and RMB139.3 million in 2010, 2011, 2012 and the six months ended June 30, 2012 and

2013, respectively. Our capital expenditures primarily related to the construction of our coal mines, purchase of mining-related equipment and machinery and pre-payments for land use rights for our coal mines. We expect to pay approximately an aggregate of RMB545.0 million in 2013 and 2014 for capital expenditures. We expect to fund these capital expenditures through interest-bearing bank loans and other borrowings. In the past, we have financed a significant portion of our cash requirements with non-interest bearing loans from companies controlled by Mr. Li Feilie, our chairman and chief executive officer. In March 2013, we repaid a significant portion of the non-interest bearing loans from companies controlled by Mr. Li with interest-bearing bank and other borrowings. We do not anticipate receiving additional non-interest bearing loans from our related parties after the Listing. Accordingly, we expect our finance costs to increase significantly in the future. See "Financial Information — Indebtedness" to the Hong Kong Listing Document.

OUR STRENGTHS

        We believe our principal strengths include the following:

  •
  anthracite is a relatively scarce and valuable resource;

  •
  our high quality coal reserves;

  •
  we are located in Guizhou province, which has one of the largest anthracite coal resources in the PRC;

  •
  we are well-positioned to capitalize on industry consolidation opportunities in Guizhou; and

  •
  experienced management team.

BUSINESS STRATEGIES

        We aim to grow our business by focusing on the following strategies:

  •
  achieve profitability through sales of higher margin chemical and PCI coal and increasing our production output;

  •
  strengthen our sales and marketing networks;

  •
  create a more vertically integrated business;

  •
  enhance our operational efficiency and cost control;

  •
  enhance the environmental and occupational health and safety standards of our operations; and

  •
  increase our anthracite coal production capacity in the long-term through mine optimization plans and acquisitions of high quality anthracite coal mines.

THE SPIN-OFF

        The following is a brief summary of certain information contained elsewhere in this information statement and the Hong Kong Listing Document. This summary is qualified in its entirety by the more detailed information set forth in this information statement and the Hong Kong Listing Document.

Distributed Company	Feishang Anthracite Resources Limited, a company incorporated in the British Virgin Islands with limited liability on January 6, 2010 and a wholly-owned subsidiary of CHNR immediately prior to the Distribution.
Distributing Company	China Natural Resources, Inc., a company incorporated in the British Virgin Islands on December 14, 1993 and the sole shareholder of Feishang Anthracite immediately prior to the Distribution.
The Distribution and Spin-off
On , 2014, the board of directors of CHNR declared a conditional special interim dividend to the CHNR Shareholders to be satisfied by way of a distribution in specie of the entire issued share capital of Feishang Anthracite, being an aggregate of 124,554,580 ordinary shares, to all CHNR Shareholders in proportion to their respective shareholdings in CHNR on the Distribution Record Date.

CHNR Shareholders will be entitled to receive five Feishang Anthracite ordinary shares for each CHNR common share held on the Distribution Record Date. CHNR Shareholders will not be required to pay any consideration for the Feishang Anthracite ordinary shares that they will be entitled to receive in the Distribution or to surrender or exchange CHNR common shares in order to be entitled to receive Feishang Anthracite ordinary shares and do not need to take any other action in connection with the Distribution. After the completion of the Distribution, CHNR will no longer hold any shares in Feishang Anthracite.

Share certificates for Feishang Anthracite ordinary shares are expected to be dispatched on , 2014 to the registered addresses of holders of record of CHNR common shares as of the Distribution Record Date. CHNR Shareholders holding CHNR common shares through a bank, broker, dealer, financial institution or other custodian or nominee should contact such bank, broker, dealer, financial institution or other custodian or nominee to coordinate the delivery of the Feishang Anthracite ordinary shares to be distributed in the Distribution. The share certificates will only become valid if the Distribution becomes unconditional. In the event the Distribution does not become unconditional, dealings in the shares on the Hong Kong Stock Exchange will not commence on , 2014. In such event, we will make an announcement of the above and, if necessary, of a revised timetable. Investors who trade in Feishang Anthracite ordinary shares prior to the receipt of the share certificates do so entirely at their own risk.
The listing of and dealing in Feishang Anthracite ordinary shares on the Hong Kong Stock Exchange is expected to commence on , 2014.

For further information, see "The Spin-off" in the Hong Kong Listing Document.
Conditions to the Distribution
The Distribution is conditional on the Listing Committee of the Hong Kong Stock Exchange granting listing of, and permission to deal in, Feishang Anthracite ordinary shares in issue on the Main Board of the Hong Kong Stock Exchange.
Distribution Record Date	, 2014

In order to be entitled to receive Feishang Anthracite ordinary shares in the Distribution, CHNR Shareholders must be holders of record of CHNR common shares on the Distribution Record Date. The last day of dealings in CHNR common shares on the NASDAQ Capital Market with the entitlement to Feishang Anthracite ordinary shares will be , 2014 and the latest time for lodging transfers of the CHNR common shares with the share registrar with the entitlement to Feishang Anthracite ordinary shares will be 4:30 p.m., Hong Kong time, on , 2014. See "Expected Timetable" in the Hong Kong Listing Document.
Listing and Trading of Feishang Anthracite Ordinary Shares
There is currently no public market for Feishang Anthracite ordinary shares. Feishang Anthracite ordinary shares are expected to be listed on the Hong Kong Stock Exchange under the stock code " " on or around , 2014. The proposed listing does not involve an offering of new shares or any other securities and no proceeds will be raised pursuant to the Listing. Admission to listing and trading is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange. Feishang Anthracite ordinary shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States.

Trades on the Hong Kong Stock Exchange are generally required to be settled between broker participants through the Central Clearing and Settlement System (the "CCASS"), which is the central depositary of share certificates and provides a computerized book-entry settlement of share transactions between its participants, which includes all broker participants of the Hong Kong Stock Exchange. Share certificates kept at CCASS are electronically recorded in the share accounts of its participants. It is also possible for settlement to take place outside CCASS (except in relation to trades between broker participants of the Hong Kong Stock Exchange). In such a case, share certificates, together with signed instruments of transfer, must be delivered on the second business day following the transaction and will typically be delivered against payment by check or bank cashier orders.

As CHNR will be delivering Feishang Anthracite ordinary shares in certificated form to CHNR Shareholders in the Distribution, CHNR Shareholders are strongly recommended to seek their own advice on whether and how to trade Feishang Anthracite ordinary shares on the Hong Kong Stock Exchange.

Risks Associated with the Distribution and Feishang Anthracite	There are certain risks associated with the Distribution and Feishang Anthracite. See "Risk Factors Relating to the Distribution" beginning on page IS-16 of this information statement and "Risk Factors" beginning on page 39 of the Hong Kong Listing Document.
No CHNR Shareholder Approval Required	No CHNR Shareholder approval of the Distribution is required or sought. CHNR is not asking you for a proxy and you are requested not to send CHNR a proxy.
No Appraisal Rights	CHNR Shareholders have no appraisal rights in connection with the Distribution.
Certain Relationships Among Mr. Li Feilie, CHNR and Feishang Anthracite After the Distribution
Immediately after the Distribution, Mr. Li Feilie will directly and indirectly own approximately 59.33% of the ordinary shares of Feishang Anthracite. For a discussion of certain continuing relationships among Mr. Li Feilie, CHNR and Feishang Anthracite, see "Relationship with Our Controlling Shareholders" and "Connected Transactions" in the Hong Kong Listing Document.
Certain Material Tax Consequences
The Distribution will not be subject to British Virgin Islands or Hong Kong tax, but CHNR intends to treat the Distribution as a taxable dividend for U.S. Federal income tax purposes. CHNR may be subject to PRC withholding tax on the Distribution. For a discussion of certain material income tax consequences, see "Certain Material Tax Consequences" in this information statement.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following selected historical consolidated income statements for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013, and the selected consolidated statements of financial position as of December 31, 2010, 2011 and 2012 and June 30, 2013 are derived from our consolidated financial statements, including the notes thereto, beginning on page F-1 of this information statement. We have not included the selected financial data for 2008 and 2009 because certain subsidiaries which we acquired in 2009 did not have any financial statements prior to their acquisition by us, and reconstructing this historical financial formation would involve unreasonable effort and expense. You should read the summary historical consolidated financial statements set forth below in conjunction with our consolidated financial statements beginning on page F-1 of this information statement together with the accompanying notes, which have been prepared in accordance with IFRS as issued by the IASB.

Selected Consolidated Income Statements

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013	2013
	RMB	RMB	RMB	RMB	RMB	US$
				(Unaudited)
	(in thousands, except number of shares)
Revenue	38,668	105,211	141,939	55,156	54,716	8,915
Gross profit	13,215	30,922	46,050	24,760	14,763	2,405
Operating Loss	(54,545)	(22,985)	(36,602)	(11,270)	(231,685)	(37,750)
Profit/(Loss) Before Income Tax	562,134	(55,150)	(82,266)	(32,921)	(273,224)	(44,518)
Income tax (expense)/benefit	(6,141)	(9,750)	15,210	(5,784)	50,468	8,223
Profit/(Loss) for the Year	555,993	(64,900)	(67,056)	(38,705)	(222,756)	(36,295)
Attributable to:
Owners of the Company	562,432	(64,165)	(75,312)	(40,861)	(221,947)	(36,163)
Non-controlling interests	(6,439)	(735)	8,256	2,156	(809)	(132)
Earnings (losses) per share attributable to owners of the Company
Basic	562,432	(64,165)	(75,312)	(40,861)	(221,947)	(36,163)

Diluted	562,432	(64,165)	(75,312)	(40,861)	(221,947)	(36,163

Weighted average number of shares outstanding
Basic	1	1	1	1	1	1

Diluted	1	1	1	1	1	1

Selected Consolidated Statements of Financial Position

	As of December 31,			As of June 30,
	2010	2011	2012	2013	2013
	RMB	RMB	RMB	RMB	US$
	(in thousands, except number of shares)
Non-current assets	1,824,292	2,125,475	2,477,108	2,451,243	399,394
Current assets	107,222	179,085	285,754	245,852	40,058
Total assets	1,931,514	2,304,560	2,762,862	2,697,095	439,452
Current liabilities	544,306	811,181	1,315,865	1,200,957	195,678
Net current liabilities	437,084	632,096	1,030,111	955,105	155,620
Total liabilities	1,300,550	1,739,091	2,255,267	2,407,524	392,271
Equity attributable to owners of the Company	554,831	479,784	413,654	196,439	32,007
Non-controlling interests	76,133	85,685	93,941	93,132	15,174
Total equity	630,964	565,469	507,595	289,571	47,181

Key Financial Ratios

        The table below sets forth our key financial ratios as of the dates or for the periods indicated.

	As of or for the year ended December 31,			As of or for the six months ended June 30,
	2010	2011	2012	2012	2013
				(Unaudited)
Inventory turnover days(1)	49	26	31	45	59
Average trade and bill payable turnover days(2)	660	362	325	428	451
Average trade and bill receivable turnover days(3)	29	61	101	75	157
Gearing ratio(4)	47.5%	60.4%	68.8%	66.6%	86.5%
Debt to equity ratio(5)	90.5%	152.4%	220.0%	199.8%	641.2%
Gross margin(6)	34.2%	29.4%	32.4%	44.9%	27.0%

(1)
Inventory turnover days are calculated by dividing the arithmetic mean of the opening and closing balances of inventories for the year by cost of sales in that year and multiplying by 360 days. As we did not have any commercial production until March 18, 2010, inventory turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of inventories as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(2)
The average trade and bill payable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill payables for the year by cost of sales in the year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill payables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill payables as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(3)
The average trade and bill receivable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill receivables for the year by revenue in that year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill receivables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill receivables as of March 18 and December 31, 2010 by revenue for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(4)
Gearing ratio is calculated by dividing total interest-bearing debt by total capital at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables. Capital includes total equity and interest-bearing debt.

(5)
Debt to equity ratio is calculated by dividing total interest-bearing debt by total equity (based on book value without any revaluation) at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables.

(6)
Gross margin is calculated by dividing gross profit by revenue at the end of the year and multiplying by 100%.

RISK FACTORS RELATING TO THE DISTRIBUTION

        You should carefully consider the risks described below and under "Risk Factors" beginning on page 39 in the Hong Kong Listing Document.

The combined market value of CHNR common shares and Feishang Anthracite ordinary shares after the Spin-off may be less than the market value of CHNR common shares prior to the Spin-off.

        CHNR currently has two business segments: base metals exploration and mining; and anthracite coal exploration and mining, which is operated through Feishang Anthracite. After the completion of the Distribution, CHNR will no longer hold any Feishang Anthracite ordinary shares and, accordingly, it will only retain its base metals exploration mining business. Until the market has fully evaluated the business of CHNR without Feishang Anthracite, as well as the business of Feishang Anthracite on a stand-alone basis, the trading price of the common shares of CHNR and the ordinary shares of Feishang Anthracite may fluctuate significantly. In particular, the combined market value of CHNR common shares and Feishang Anthracite ordinary shares after the Spin-off may be significantly less than the market value of CHNR common shares prior to the Spin-off.

CHNR intends to treat the Distribution as a taxable dividend for U.S. Federal income tax purposes.

        It is not clear whether the Distribution would qualify as a tax-free spin-off under Section 355 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). If CHNR is required to report the Distribution to the IRS, CHNR intends to treat the Distribution as a taxable dividend to its Shareholders for U.S. Federal income tax purposes. Under this treatment, as explained in "Certain Material Tax Consequences — United States Federal Income Taxation" in this information statement, U.S. holders of CHNR common shares would be subject to tax on the fair market value of the Feishang Anthracite ordinary shares they receive. Holders should consult their own tax advisers concerning the U.S. federal, state, local and other tax consequences of the Distribution in light of their particular circumstances.

Holders of the Feishang Anthracite ordinary shares located in the United States may not be able to participate in rights offerings or elect to receive dividends in the form of Feishang Anthracite ordinary shares and may experience dilution of their holdings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. We may not offer or sell securities in the United States unless we register those securities under the Securities Act or an exemption from the registration requirements of the Securities Act is available. We cannot assure you that we will be able to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the Feishang Anthracite ordinary shares located in the United States may be unable to participate in rights offerings and may experience dilution of their holdings as a result.

        We may offer, from time to time, a share dividend election to all our shareholders, subject to applicable securities laws, in respect of future dividends. We will, however, not permit our shareholders to exercise such election unless the issuance of our ordinary shares pursuant to such election is either exempt from registration under the Securities Act or registered under the provisions of the Securities Act. There can be no assurance that we will be able to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to shares issuable pursuant to these elections or to endeavor to have a registration statement declared effective under the Securities Act. In addition, we may choose not to offer such election to some shareholders, and may instead offer those shareholders dividends in the form of cash only. Accordingly, our shareholders may be unable to elect to receive dividends in the form of our ordinary shares rather than cash and, as a result may experience dilution of their holdings.

CHNR faces uncertainties with respect to the applicability of PRC withholding tax on the Distribution.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises ( ) ("SAT Circular 698") issued by the State Administration of Taxation ("SAT") on December 10, 2009 with retroactive effect from January 1, 2008, if a non-PRC resident enterprise transfers its indirect equity interests in a PRC resident enterprise by disposing of its equity interests in an overseas holding company ("Indirect Transfer"), and such overseas holding company is located in a tax jurisdiction that has an effective tax rate of less than 12.5% or does not tax foreign income of its residents, the non-PRC resident enterprise, as the transferor, is required to report the Indirect Transfer to the relevant PRC tax authorities. Using a "substance over form" principle, the PRC tax authorities may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax, in which case the gains derived from such "Indirect Transfer" may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, if a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant PRC tax authorities have the authority to make reasonable adjustments to the taxable income of the transaction.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with the PRC. In addition, there is no formal declaration with regard to how to determine whether an overseas holding company lacks a "reasonable commercial purpose" or was "established for the purpose of avoiding PRC tax". As a result, there is a risk that the PRC tax authorities would regard the Distribution as an "Indirect Transfer" by CHNR of our PRC subsidiaries to CHNR's shareholders subject to SAT Circular 698. If SAT Circular 698 were determined to be applicable to the Distribution by the PRC tax authorities, CHNR could be required to withhold taxes at a rate of up to 10% on any gains derived from the Distribution, which may be deemed as the difference between the fair value of our ordinary shares at the time of the Distribution and CHNR's tax basis in our ordinary shares.

We are a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands differ from those under U.S. law, you may have difficulty protecting your shareholder rights.

        We are a company incorporated under the laws of the British Virgin Islands, and substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or executive officers.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, The BVI Business Companies Act, 2004, of the British Virgin Islands and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by The BVI Business Companies Act, 2004, and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        The British Virgin Islands courts are also unlikely:

  •
  to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. Federal securities laws; and

  •
  to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. Federal securities laws that are penal in nature.

        There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal final and conclusive monetary judgment of a foreign court of competent jurisdiction without retrial on the merits.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

 EXCHANGE RATE INFORMATION

The PRC

        The People's Bank of China ("PBOC") sets and publishes daily a base exchange rate with reference primarily to the supply and demand of Renminbi against a basket of currencies in the markets during the prior day. The PBOC also takes into account other factors such as the general conditions existing in the international foreign exchange market. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of Renminbi to that of the U.S. dollar. Under the policy, Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies determined by the PBOC. On May 18, 2007, the PBOC increased the floating band of Renminbi trading prices against the U.S. dollar in the interbank spot foreign currency exchange market from 0.3% to 0.5%. This allows the Renminbi to fluctuate against the U.S. dollar by up to 0.5% above or below the central parity rate published by the PBOC. On June 19, 2010, the PBOC announced that it intends to further reform the Renminbi exchange rate regime by allowing greater flexibility in the Renminbi exchange rate. According to this announcement, the exchange rate floating bands will remain the same as previously announced, but the PBOC will place more emphasis on reflecting market supply and demand with reference to a basket of currencies. The floating band was further widened to 1.0% since April 16, 2012. The PRC government in the future may make further adjustments to the exchange rate system. The PBOC authorized the China Foreign Exchange Trading Center, effective since January 4, 2006, to announce the central parity exchange rate of certain foreign currencies against the Renminbi at 9:15 a.m. each business day. This rate is set as the central parity for the trading against the Renminbi in the inter-bank foreign exchange spot market and the over the counter exchange rate for that business day.

        The following table sets forth the exchange rates between Renminbi and U.S. dollar for the periods indicated:

	Exchange rate(1)
Period	Period end	Average(2)	High	Low
	(RMB per US$1.00)
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013
January	6.2186	6.2215	6.2303	6.2134
February	6.2213	6.2323	6.2438	6.2213
March	6.2108	6.2154	6.2246	6.2105
April	6.1647	6.1861	6.2078	6.1647
May	6.1340	6.1416	6.1665	6.1213
June	6.1374	6.1342	6.1488	6.1248
July	6.1284	6.1343	6.1408	6.1284
August	6.1193	6.1213	6.1302	6.1123
September	6.1200	6.1198	6.1213	6.1178
October	6.0943	6.1032	6.1209	6.0815
November (through November 29)	6.0922	6.0929	6.0993	6.0903

(1)
Exchange rates between the Renminbi and the U.S. dollar for all periods through December 31, 2008 represent the noon buying rates for U.S. dollars in New York City for cable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Exchange rates between the Renminbi and the U.S. dollar from and after January 1, 2009 represent the daily rates as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)
Annual averages are calculated by averaging the exchange rates on the last business day of each month during the relevant year. Monthly averages are calculated by averaging the daily rates during the relevant monthly period.

Hong Kong

        The Hong Kong dollar is freely convertible into the U.S. dollar. Since October 17, 1983, the Hong Kong dollar has been pegged to the U.S. dollar at the rate of HK$7.80 to US$1.00. Under existing Hong Kong law, (i) there are no foreign exchange controls that affect the remittance of dividend payments to United States residents and (ii) there are no limitations on the rights of non-residents or foreign owners to hold the Feishang Anthracite ordinary shares. The Basic Law of the Hong Kong Special Administrative Region of the People's Republic of China (the "Basic Law"), which came into effect on July 1, 1997, provides that no foreign exchange control policies shall be applied in Hong Kong.

        The market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be determined by the forces of supply and demand in the foreign exchange market. However, against the background of the fixed rate system which applies to the issuance and withdrawal of Hong Kong currency in circulation, the market exchange rate has not deviated significantly from the level of HK$7.80 to US$1.00 since the peg was first established. However, in May 2005, the Hong Kong Monetary Authority broadened the 22-year old trading band from the original rate of HK$7.80 per U.S. dollar to a rate range of HK$7.75 to HK$7.85 per U.S. dollar. The Hong Kong government has indicated its intention to maintain the link within that rate range. Under the Basic Law, the Hong Kong dollar will continue to circulate and remain freely convertible. The Hong Kong government has also stated that it has no intention to impose exchange controls in Hong Kong and that the Hong Kong dollar will remain freely convertible into other currencies, including the U.S. dollar. However, no assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 to US$1.00 or at all.

        The following table sets forth the exchange rates between the Hong Kong dollar and the U.S. dollar for the periods indicated:

	Exchange rate(1)
Period	Period end	Average(2)	High	Low
	(HK$ per US$1.00)
2008	7.7499	7.7814	7.8159	7.7497
2009	7.7536	7.7513	7.7618	7.7495
2010	7.7810	7.7692	7.8040	7.7501
2011	7.7663	7.7793	7.8087	7.7634
2012	7.7507	7.7556	7.7699	7.7493
2013
January	7.7560	7.7530	7.7585	7.7503
February	7.7546	7.7552	7.7580	7.7531
March	7.7629	7.7592	7.7640	7.7551
April	7.7606	7.7631	7.7652	7.7606
May	7.7625	7.7614	7.7639	7.7587
June	7.7560	7.7602	7.7654	7.7534
July	7.7558	7.7567	7.7587	7.7535
August	7.7544	7.7553	7.7564	7.7537
September	7.7551	7.7543	7.7557	7.7533
October	7.7530	7.7536	7.7545	7.7524
November (through November 29)	7.7526	7.7523	7.7535	7.7512

(1)
Exchange rates between the Hong Kong dollar and the U.S. dollar for all periods through December 31, 2008 represent the noon buying rates for U.S. dollars in New York City for cable transfers in the Hong Kong dollar as certified for customs purposes by the Federal Reserve Bank of New York. Exchange rates between the Hong Kong dollar and the U.S. dollar from and after January 1, 2009 represent the daily rates as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)
Annual averages are calculated by averaging the exchange rates on the last business day of each month during the relevant year. Monthly averages are calculated by averaging the daily rates during the relevant monthly period.

 CAPITALIZATION

        The following table sets forth Feishang Anthracite's capitalization as of June 30, 2013. This table should be read in conjunction with the information under "Selected Historical Financial Information" in this information statement and Feishang Anthracite's consolidated financial statements beginning on page F-1 of this information statement. We have incurred significant indebtedness after June 30, 2013. See "Financial Information—Indebtedness" in the Hong Kong Listing Document.

	As of June 30, 2013
	Actual
	RMB	US$
	(in thousands)
INTEREST-BEARING LOANS
Current
Bank and other borrowings — guaranteed	635,000	103,464
Current portion of long term bank and other borrowings — secured and guaranteed	170,000	27,699
Current portion of long term bank and other borrowings — guaranteed	56,900	9,271
Non-current
Bank and other borrowings — guaranteed	433,849	70,689
Bank and other borrowings — secured and guaranteed	380,000	61,915
Bank and other borrowings — unsecured	83,600	13,621

Total Interest-Bearing Bank and Other Borrowings	1,759,349	286,659
DUE TO RELATED COMPANIES
Current	140,633	22,914

Total Due to Related Companies	140,633	22,914
EQUITY
Issued capital	—	—
Reserves	196,439	32,007
Equity Attributable to Owners of the Company	196,439	32,007

TOTAL CAPITALIZATION	2,096,421	341,580

MARKET INFORMATION

        Currently, there is no trading market for Feishang Anthracite ordinary shares. Feishang Anthracite is seeking the approval of the Listing Committee of the Hong Kong Stock Exchange for the listing of Feishang Anthracite ordinary shares on the Hong Kong Stock Exchange. See "The Spin-off" in this information statement. The Feishang Anthracite ordinary shares are expected to be listed on the Hong Kong Stock Exchange under the stock code "            " on or around            , 2013. The proposed listing does not involve an offering of new shares or any other securities and no new proceeds will be raised pursuant to the listing. There can be no assurance as to the establishment or continuity of any trading market for the Feishang Anthracite ordinary shares. The Feishang Anthracite ordinary shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States.

 THE HONG KONG STOCK EXCHANGE

        The Hong Kong Stock Exchange, which commenced trading on April 2, 1986, was formed upon the unification of the four stock exchanges then existing in Hong Kong and, by September 30, 2013, listed the shares of 1,399 companies on the main board with a total market capitalization of approximately HK$22,679 billion. During the month ended September 30, 2013, the average trading volume in value for the main board per trading day on the Hong Kong Stock Exchange was approximately HK$59 billion. On March 3, 1999, the Financial Secretary of Hong Kong announced in his budget speech a comprehensive reform of the securities and futures markets in Hong Kong, which included the demutualization and merger of the five recognized and approved market operators in Hong Kong, namely the Hong Kong Stock Exchange, Hong Kong Futures Exchange Limited, HKSCC, The SEHK Options Clearing House Limited and HKFE Clearing Corporation Limited under a single holding company (which was subsequently incorporated under the name of Hong Kong Exchanges and Clearing Limited ("HKEx")). The merger became effective on March 6, 2000.

        As a result of the merger, the former shareholders of the Hong Kong Stock Exchange and Hong Kong Futures Exchange Limited (together, the "Exchanges") effectively exchanged their ownership rights in the Exchanges for economic interests in HKEx and the conventional right to receive dividends, while retaining their existing rights to trade on the Exchanges. At the same time, certain of the regulatory functions performed by the Exchanges were passed over to the SFC.

        Shares in the HKEx were listed on the Hong Kong Stock Exchange on June 27, 2000. As a listed company on its own stock market, HKEx is regulated by the SFC to avoid any conflict of interest and to ensure a level playing field between HKEx and other listed companies which are subject to the Listing Rules. Regulation by the SFC is imposed through two sets of provisions. First, the Listing Rules have been amended to incorporate a new chapter (Chapter 38) relating specifically to the listing of HKEx and which sets out the requirements that must be satisfied for the securities of HKEx to be listed on the Hong Kong Stock Exchange Second, a Memorandum of Understanding, dated June 19, 2000 (which was subsequently replaced and superseded by another Memorandum of Understanding dated August 22, 2001), has been entered into among the SFC, HKEx and the Hong Kong Stock Exchange which sets forth the manner the parties to it will relate to each other in relation to:

  •
  HKEx's and other applicants' and issuers' compliance with the Listing Rules;

  •
  the enforcement by the Hong Kong Stock Exchange of its rules in relation to HKEx's securities and those of other applicants and issuers;

  •
  the SFC's supervision and regulation of HKEx as a listed issuer and, where a conflict of interest arises, other applicants and issuers;

  •
  conflicts of interest which may arise between the interests of HKEx as a listed company and companies of which it is the controller, and the interests in the proper performance of regulatory functions by such companies; and

  •
  market integrity.

        Trading on the Hong Kong Stock Exchange takes place on each business day with continuous trading being divided into morning and afternoon sessions. Trading is order-based using a computer-assisted trading system that conveys bid and ask prices for securities. Trades are then effected on a matched trade basis directly between buyers and sellers. All securities are traded in board lots. For most companies a board lot is 1,000 shares or 2,000 shares; odd lots are traded separately, usually at a small discount to the board lot prices. Settlement of trades on the Hong Kong Stock Exchange is required to take place on the second trading day after the day the trade takes place. All trades on the Hong Kong Stock Exchange are generally required to be settled between broker participants through CCASS, the central clearing and settlement system, operated by HKSCC. CCASS is the central depositary of share certificates and provides a computerized book-entry settlement of share transactions between its participants, which includes all broker participants of the Hong Kong Stock Exchange. Share certificates kept at CCASS are electronically recorded in the stock accounts of its participants. CCASS also facilitates money settlement between participants. It is also possible for settlement to take place outside CCASS (except in relation to trades between broker participants of the Hong Kong Stock Exchange). In such a case, share certificates, together with signed instruments of transfer, must be delivered on the second business day following the transaction and will typically be delivered against payment by check or bank cashier orders. There are no market-makers in the Hong Kong Stock Exchange except in the market for exchange-traded options, but exchange dealers may act as dual capacity broker-dealers. Short selling of securities at or through the Hong Kong Stock Exchange is currently prohibited except in respect of a limited group of securities.

        The SFC charges a transaction levy of 0.003% of the consideration of each transaction and the Hong Kong Stock Exchange charges a trading fee of 0.005% of the consideration of each transaction, payable by both seller and buyer. In addition, member brokers charge brokerage commissions to either a buyer or a seller which are freely negotiated between such brokers and their clients. Additional administrative fees are also payable for trades settled through CCASS. Member brokers are required to make a contract note in respect of each transaction in securities. The contract note is required to be stamped with ad valorem stamp duty and to be delivered to the client not later than the end of the second trading day following the transaction.

        The SFC, an independent, non-government statutory body outside the civil service that provides a general regulatory framework of the securities and futures industries, was established by the Hong Kong government in 1989. The SFC administers certain elements of Hong Kong securities law, including the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) which regulates, among other things, activities in the securities market, requirements and conduct of intermediaries, investor compensation, market misconduct and disclosure of interests.

        The Hong Kong Stock Exchange promulgates its own rules governing share trading and disclosure of information to shareholders and investors. Companies listed on the Hong Kong Stock Exchange are required to comply with the provisions of the Listing Rules, which provide for, among other things, the issuance of interim and audited annual accounts to shareholders and the making of prompt public disclosure of material transactions and developments. In addition, the Hong Kong Codes on Takeovers and Mergers and Share Repurchases, which have been issued by the SFC but do not have the force of law, provide guidelines for the fair treatment of shareholders and preservation of an impartial trading market in connection with takeovers and mergers of public companies in Hong Kong and guidelines for share repurchases by such companies. Part XV of the Securities and Futures Ordinance also contains provisions which require certain persons interested (or deemed to be interested) in shares, underlying shares and short positions in listed companies in Hong Kong to disclose their interest in those shares in certain circumstances. Disclosure of the Directors' interests in the Company is set out in Appendix V — "Statutory and General Information — Disclosure of Interests" starting on page V-14 in the Hong Kong Listing Document.

        The Hong Kong Stock Exchange imposes a requirement on us to keep the Hong Kong Stock Exchange, the Shareholders and other holders of our listed securities informed as soon as reasonably practicable of any information relating to us, including information which (i) is necessary to avoid a false market in our securities, or (ii) constitutes inside information within the meaning of the Securities and Futures Ordinance and which is required to be disclosed under Part XIVA of the Securities and Futures Ordinance.

        There are also requirements under the Listing Rules for us to obtain prior shareholders' approval and/or to disclose to shareholders details of certain acquisitions or disposal of assets and connected transactions.

        The Hang Seng Index is a capitalization-weighted index of a portfolio of stocks (currently 50) listed on the Hong Kong Stock Exchange. The highest and lowest closing levels of the Hang Seng Index for the five years from 2008 to 2012 and the nine months ended September 30, 2013 were as follows:

Year	Highest closing level	Lowest closing level
2008	27,615.85	11,015.84
2009	22,943.98	11,344.58
2010	24,964.37	18,985.50
2011	24,419.62	16,250.27
2012	22,666.59	18,185.59
2013 (through September 30, 2013)	23,822.06	19,813.98

 CERTAIN INFORMATION CONCERNING CHNR

        CHNR is incorporated in the British Virgin Islands with its principal executive offices at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. The telephone number of CHNR at this location is +852 2810 7205.

        Following the Distribution, CHNR will continue to engage in base metals exploration and mining in the PRC.

Directors and Management

        Upon the completion of the Spin-off:

  •
  Mr. TAM Cheuk Ho, an executive director of Feishang Anthracite, is expected to resign from his current positions at CHNR as an executive director and executive vice president;

  •
  Mr. WONG Wah On Edward, an executive director of Feishang Anthracite, is expected to resign from his current positions at CHNR as an executive director, chief financial officer and company secretary; and

  •
  Mr. YUE Ming Wai Bonaventure, chief financial officer and company secretary of Feishang Anthracite, is expected to resign from his current position at CHNR as financial controller.

Agreements with Feishang Anthracite

        After the Spin-off, CHNR will be a "connected person" of Feishang Anthracite under the Listing Rules. As a result, certain additional compliance obligations on the part of Feishang Anthracite will arise from any transactions between CHNR and Feishang Anthracite that may occur after the Spin-off. See "Connected Transactions" in the Hong Kong Listing Document.

CERTAIN MATERIAL TAX CONSEQUENCES

        The following discussion of the material British Virgin Islands, Hong Kong, PRC and United States Federal income tax consequences of the Distribution is based upon laws and relevant interpretations thereof in effect as of the date of this information statement, all of which are subject to change. This discussion does not address all possible tax consequences relating to the Distribution ordinary shares, including the tax consequences under United States state and local tax laws. CHNR Shareholders are urged to consult their own tax advisers concerning the overall tax consequences to them, including consequences arising under United States state and local or other tax laws.

British Virgin Islands Tax Consequences

        The distribution of Feishang Anthracite ordinary shares as part of the Distribution will not be subject to British Virgin Islands tax.

        Feishang Anthracite, as well as all dividends, interest, rents, royalties, compensation and other amounts paid by Feishang Anthracite to persons who are not resident in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations or other securities of Feishang Anthracite by persons who are not resident in the British Virgin Islands are exempt from all provisions of the Income Tax Ordinance in the British Virgin Islands.

        No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any shares, debt obligation or other securities of Feishang Anthracite.

        All instruments relating to transfers of property to or by Feishang Anthracite and all instruments relating to transactions in respect of the shares, debt obligations or other securities of Feishang Anthracite and all instruments relating to other transactions relating to the business of CHNR or Feishang Anthracite are exempt from payment of stamp duty in the British Virgin Islands. This assumes that CHNR and Feishang Anthracite do not hold an interest in real estate in the British Virgin Islands.

        There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to Feishang Anthracite.

Hong Kong Tax Consequences

        The distribution of Feishang Anthracite ordinary shares as part of the Distribution will not be subject to Hong Kong tax.

Dividends

        No tax is payable in Hong Kong in respect of dividends paid by Feishang Anthracite.

Capital Gains and Profits Tax

        No tax is imposed in Hong Kong in respect of capital gains from the sale of the Feishang Anthracite ordinary shares.

        Trading gains from the sale of Feishang Anthracite ordinary shares by persons carrying on a trade, profession or business in Hong Kong where such gains arise in or are derived from Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax. Currently, profits tax is imposed on corporations at the rate of 16.5% and on individuals and unincorporated businesses at a maximum rate of 15.0%. Gains from sales of Feishang Anthracite ordinary shares effected on the Hong Kong Stock Exchange will be considered to arise in or be derived from Hong Kong. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of the Feishang Anthracite ordinary shares effected on the Hong Kong Stock Exchange realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

Stamp Duty

        Hong Kong stamp duty will be payable by the purchaser on every purchase, and by the seller on every sale, of Feishang Anthracite ordinary shares registered on Feishang Anthracite's Hong Kong branch register. The duty is charged at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, the shares transferred on each of the seller and purchaser. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of shares. In addition, any instrument of transfer (if required) will be subject to a flat rate of stamp duty of HK$5.00. Where a sale or purchase of Feishang Anthracite ordinary shares registered on Feishang Anthracite's Hong Kong branch register is effected by a person who is not resident in Hong Kong and any stamp duty payable on the contract note is not paid, the relevant instrument of transfer (if any) shall be chargeable with such duty. If stamp duty is not paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

        No Hong Kong stamp duty will be levied on the transfer of Feishang Anthracite ordinary shares that are registered on a share register outside Hong Kong.

        No Hong Kong stamp duty is payable in connection with the distribution of Feishang Anthracite ordinary shares to CHNR Shareholders in the Distribution.

PRC Tax Consequences

        There is uncertainty as to whether the PRC tax authorities would regard the Distribution as an "Indirect Transfer" by CHNR of our PRC subsidiaries to CHNR's shareholders subject to SAT Circular 698. If SAT Circular 698 were determined to be applicable to the Distribution by the PRC tax authorities, CHNR could be required to withhold taxes at a rate of up to 10% on any gains derived from the Distribution, which may be deemed as the difference between the fair value of our ordinary shares at the time of the Distribution and CHNR's tax basis in our ordinary shares. See "Risk Factors Relating to the Distribution — CHNR faces uncertainties with respect to the applicability of PRC withholding tax on the Distribution" on page IS-17 of this information statement.

United States Federal Income Taxation

        This summary describes certain material U.S. Federal income tax consequences of the Distribution for CHNR Shareholders, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to such holder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by holders. This summary applies only to a holder that will hold the Feishang Anthracite ordinary shares it receives in the Distribution as a capital asset, and does not apply to a holder subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings; a bank; a life-insurance company; a tax-exempt organization; regulated investment companies; real estate investment trusts; a person subject to the alternative minimum tax; U.S. expatriates; a person that holds his or her CHNR common shares (or that will hold his or her Feishang Anthracite ordinary shares) as part of a hedge, straddle or conversion transaction for tax purposes; a person whose functional currency for tax purposes is not the U.S. dollar; or a person that owns or is deemed to own 10% or more of any class of CHNR common shares (or of Feishang Anthracite ordinary shares).

        This summary is based on the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Holders should consult their own tax advisers concerning the U.S. federal, state, local and other national tax consequences of the Distribution in light of their particular circumstances.

        For purposes of this summary, a "U.S. Holder" is, generally, a beneficial owner of CHNR common shares that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; (iv) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person that is subject to U.S. Federal income taxation on a net income basis with respect to the CHNR common shares.

        If a partnership or other pass-through entity is a beneficial owner of CHNR common shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and the activities of the entity. Partners and other owners of a partnership or other pass-through entity that own CHNR common shares should consult their own tax adviser regarding the tax consequences of the Distribution.

        For the U.S. Federal income tax consequences of the Distribution to a holder that is not a U.S. Holder (a "non-U.S. Holder"), see the discussion below under "— Non-U.S. Holders."

U.S. Holders

Taxation of the Distribution

        It is not clear whether the Distribution should be treated as a tax-free spin-off under Section 355 of the Code. If CHNR is required to report the Distribution to the IRS, CHNR intends to take the view that the Distribution will be treated as a taxable distribution, and the remainder of the disclosure so assumes. Under this treatment, for U.S. Federal income tax purposes, the Distribution should be a taxable event for holders of CHNR common shares on the Distribution Record Date. Accordingly, a U.S. Holder:

  •
  should generally be treated as having received (at the time of receipt of the Feishang Anthracite ordinary shares) a taxable distribution (as explained below) in an amount equal to the fair market value of the Feishang Anthracite ordinary shares received in the Distribution,

  •
  should have a tax basis in its Feishang Anthracite ordinary shares equal to their fair market value on the date of the Distribution, and

  •
  should have a holding period in its Feishang Anthracite ordinary shares that will commence on the day after the date of the Distribution.

        The fair market value of the Feishang Anthracite ordinary shares distributed by CHNR to a U.S. Holder should be taxed as a "dividend" to the extent of such holder's proportionate share of CHNR's current and accumulated earnings and profits (if any), and should otherwise be (i) a tax-free return of capital to the extent of such holder's adjusted tax basis in his or her CHNR common shares and (ii) thereafter as a capital gain. CHNR does not maintain calculations of its earnings and profits in accordance with U.S. Federal income tax principles; accordingly holders should assume that the entire Distribution should be taxed as a dividend. CHNR intends to treat the distribution of Feishang Anthracite ordinary shares as a taxable dividend for U.S. federal income tax purposes, and the remainder of the disclosure so assumes.

Dividend Amount

        Under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. Holder, the dividend amount is subject to U.S. federal income taxation. If you are a noncorporate U.S. holder, the dividend will be taxable to you at a maximum rate of 20% provided that you hold the CHNR common shares for more than 60 days during the 121-day period beginning 60 days before the distribution date and meet other holding period requirements. The dividend amount will not be eligible for the dividends received deduction generally allowed to corporations.

Passive Foreign Investment Company Considerations

        A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered "passive assets" (generally, assets that generate passive income).

        Based on CHNR's audited accounts and relevant market and shareholder data, CHNR believes that it was not a PFIC for U.S. Federal income tax purposes under the foregoing tests with respect to its 2012 taxable year, but this conclusion is a factual determination that is made annually and thus may be subject to change.

        If CHNR were classified as a PFIC for 2012 or 2013, a U.S. Holder could be subject to an increased tax liability (possibly including an interest charge) upon the receipt of the Distribution. The PFIC rules are complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to the Distribution.

Taxation of Future Distributions from Feishang Anthracite

        Distributions made by Feishang Anthracite to a U.S. Holder should generally be taxed as a "dividend" to the extent of such holder's proportionate share of Feishang Anthracite's current and accumulated earnings and profits (if any), and should otherwise be (i) a tax-free return of capital to the extent of such holder's adjusted tax basis in his or her Feishang Anthracite ordinary shares and (ii) thereafter as a capital gain. Feishang Anthracite does not maintain calculations of its earnings and profits in accordance with U.S. Federal income tax principles; accordingly, holders should assume that distributions they receive on their Feishang Anthracite ordinary shares should generally be taxed as dividends.

        Distributions treated as dividends are includable in the income of a U.S. Holder as foreign source ordinary dividend income on the date the distribution is received by the holder and will not be eligible for the dividends received deduction allowed to corporations. Dividends paid in a foreign currency will be included in the income of a U.S. Holder as a dollar amount calculated by reference to the exchange rate in effect on the date of receipt, whether or not converted into U.S. dollars.

Sale, Exchange or Disposition of Feishang Anthracite Ordinary Shares

        Gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of Feishang Anthracite ordinary shares will be subject to U.S. Federal income tax as capital gain or loss in an amount equal to the difference between the U.S. Holder's adjusted tax basis in its Feishang Anthracite ordinary shares (which, as indicated under "— United States Federal Income Taxation — U.S. Holders — Taxation of the Distribution," should generally be equal to their fair market value on the date of the Distribution) and the dollar-value of the amount realized on such sale, exchange or other disposition. If the amount realized is denominated in a foreign currency, such amount shall be determined at the spot rate on the date of disposition, or, at the spot rate on the settlement date if the Feishang Anthracite ordinary shares are traded on an established securities market and the holder is a cash basis U.S. holder or an accrual basis U.S. holder that so elects.

        The gain or loss will be long-term gain or loss if the Feishang Anthracite ordinary shares were held for more than one year. The excess of net long-term capital gains over net short-term capital losses generally will be taxed at a lower rate than ordinary income for non-corporate taxpayers. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

        A Non-U.S. Holder generally will be exempt from U.S. Federal income tax, including withholding tax and backup withholding tax, with respect to the Distribution. Similarly, a Non-U.S. Holder generally will be exempt from U.S. Federal income tax, including withholding tax and backup withholding tax, with respect to distributions from, and sale, exchange or other disposition of, its Feishang Anthracite ordinary shares. However, to qualify for these exemptions, a Non-U.S. Holder may be required to satisfy certain certification requirements of the Internal Revenue Service to establish that it is not a U.S. person. See "— United States Federal Income Taxation — Information Reporting and Backup Withholding" below.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Feishang Anthracite ordinary shares.

Information Reporting and Backup Withholding

        To the extent paid within the United States or through certain U.S. related financial intermediaries, the Distribution as well as future distributions on Feishang Anthracite ordinary shares and the sale, exchange or disposition of Feishang Anthracite ordinary shares are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, a Non-U.S. Holder may be required to provide a certification as to its non-U.S. status in connection with payments received within the United States or through certain U.S. related financial intermediaries.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States Federal income tax liability, provided that such holder provides the required information to the United States Internal Revenue Service.

 EXPERT

        The consolidated financial statements of Feishang Anthracite Resources Limited as of December 31, 2010, 2011, 2012 and June 30, 2013 and for each of the three years in the period ended December 31, 2012 and the six months ended June 30, 2013, appearing in this information statement and included in our Registration Statement on Form 20-F have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young are located at 22nd Floor, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong.

FEISHANG ANTHRACITE RESOURCES LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Feishang Anthracite Resources Limited (Formerly known as "Wealthy Year Limited")

        We have audited the accompanying consolidated statements of financial position of Feishang Anthracite Resources Limited (the "Company"), formerly known as Wealthy Year Limited, as of December 31, 2010, 2011, 2012 and June 30, 2013, and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the three years in the period ended December 31, 2010, 2011, and 2012 and the six-month period ended June 30, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2010, 2011, 2012, and June 30, 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, 2011 and 2012 and the six-month period ended June 30, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young
Certified Public Accountants
Hong Kong

November 19, 2013

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED INCOME STATEMENTS

		Year ended December 31,			Six months ended June 30,
	Notes	2010	2011	2012	2012	2013
		RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
					(Unaudited)
Revenue	4	38,668	105,211	141,939	55,156	54,716
Cost of sales	5	(25,453)	(74,289)	(95,889)	(30,396)	(39,953)

Gross profit		13,215	30,922	46,050	24,760	14,763
Selling and distribution expenses		(2,918)	(2,930)	(3,694)	(1,412)	(2,728)
Administrative expense		(55,822)	(49,432)	(77,334)	(33,975)	(57,423)
Impairment loss on property, plant and equipment	16	—	—	—	—	(184,417)
Other operating expenses		(9,020)	(1,545)	(1,624)	(643)	(1,880)

OPERATING LOSS		(54,545)	(22,985)	(36,602)	(11,270)	(231,685)

Finance costs	6	(6,007)	(31,841)	(44,533)	(20,655)	(43,731)
Interest income	8	115	564	1,048	814	977
Gain on bargain purchase of a subsidiary	30	624,148	—	—	—	—
Non-operating income/(expense), net	7	(1,577)	(888)	(2,179)	(1,810)	1,215

PROFIT/(LOSS) BEFORE INCOME TAX	8	562,134	(55,150)	(82,266)	(32,921)	(273,224)
Income tax (expense)/benefit	12	(6,141)	(9,750)	15,210	(5,784)	50,468

PROFIT/(LOSS) FOR THE YEAR/PERIOD		555,993	(64,900)	(67,056)	(38,705)	(222,756)

Attributable to:
Owner of the Company		562,432	(64,165)	(75,312)	(40,861)	(221,947)
Non-controlling interests		(6,439)	(735)	8,256	2,156	(809)

		555,993	(64,900)	(67,056)	(38,705)	(222,756)

EARNINGS/(LOSSES) PER SHARE ATTRIBUTABLE TO OWNER OF THE COMPANY
Basic	14	562,432	(64,165)	(75,312)	(40,861)	(221,947)

Diluted	14	562,432	(64,165)	(75,312)	(40,861)	(221,947)

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
PROFIT/(LOSS) FOR THE YEAR/PERIOD	555,993	(64,900)	(67,056)	(38,705)	(222,756)
Other comprehensive income:
Items to be reclassified to profit or loss in subsequent period:
Foreign currency translation adjustments	360	425	82	(98)	155

Total other comprehensive income for the year/period, net of tax	360	425	82	(98)	155

TOTAL COMPREHENSIVE INCOME/(LOSS) FOR THE YEAR/PERIOD, NET OF TAX	556,353	(64,475)	(66,974)	(38,803)	(222,601)
Attributable to:
Owner of the Company	562,792	(63,740)	(75,230)	(40,959)	(221,792)
Non-controlling interests	(6,439)	(735)	8,256	2,156	(809)

	556,353	(64,475)	(66,974)	(38,803)	(222,601)

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As of December 31,			As of June 30,
	Notes	2010	2011	2012	2013
		RMB'000	RMB'000	RMB'000	RMB'000
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	16	1,789,275	2,030,611	2,327,641	2,287,056
Rehabilitation fund	17	19,507	23,018	29,894	41,783
Prepayments, deposits and other receivables	20	15,510	71,846	115,821	117,039
Deferred tax assets	12	—	—	3,752	5,365

TOTAL NON-CURRENT ASSETS		1,824,292	2,125,475	2,477,108	2,451,243

CURRENT ASSETS
Inventories	18	5,324	5,328	11,266	15,080
Trade and bills receivables	19	5,577	30,356	48,967	46,298
Corporate income tax refundable		—	—	3,901	6,436
Prepayments, deposits and other receivables	20	19,839	28,759	33,554	37,226
Restricted bank deposits	21	—	21,000	7,082	—
Term deposits with an original maturity over three months	21	—	20,000	20,000	—
Cash and cash equivalents	21	76,482	73,642	160,984	140,812

TOTAL CURRENT ASSETS		107,222	179,085	285,754	245,852

TOTAL ASSETS		1,931,514	2,304,560	2,762,862	2,697,095

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and bills payables	22	80,017	69,402	103,798	97,737
Other payables and accrued liabilities	23	26,369	36,406	60,155	58,124
Interest-bearing bank and other borrowings	24	100,000	225,000	443,900	861,900
Due to related companies	32	314,235	451,380	672,401	140,633
Interest payable		4,253	5,979	9,093	11,195
Income tax payable		240	402	950	—
Mining rights payables	25	19,192	22,612	25,568	31,368

TOTAL CURRENT LIABILITIES		544,306	811,181	1,315,865	1,200,957

NON-CURRENT LIABILITIES
Interest-bearing bank and other borrowings	24	318,742	510,886	569,630	897,449
Interest payable		13,205	18,205	17,894	18,788
Deferred tax liabilities	12	285,849	289,416	267,004	216,332
Mining rights payables	25	132,966	103,378	77,810	66,150
Asset retirement obligations	26	5,482	6,025	7,064	7,848

TOTAL NON-CURRENT LIABILITIES		756,244	927,910	939,402	1,206,567

TOTAL LIABILITIES		1,300,550	1,739,091	2,255,267	2,407,524

EQUITY
Issued capital	27	—	—	—	—
Reserves	29	554,831	479,784	413,654	196,439

EQUITY ATTRIBUTABLE TO OWNER OF THE COMPANY		554,831	479,784	413,654	196,439
NON-CONTROLLING INTERESTS		76,133	85,685	93,941	93,132

TOTAL EQUITY		630,964	565,469	507,595	289,571

TOTAL LIABILITIES AND EQUITY		1,931,514	2,304,560	2,762,862	2,697,095

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to owner of the Company
	Issued capital	Safety fund and production maintenance fund*	Special reserve*	Merger reserve*	Retained earnings/ (accumulated losses)*	Exchange fluctuation reserve*	Total	Non- controlling interests	Total
	RMB'000	RMB'000 Note 29 (a)	RMB'000 Note 29 (b)	RMB'000 Note 29 (c)	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
At January 1, 2010	—	—	1,864	71,000	(48,305)	—	24,559	38,932	63,491
Profit/(loss) for the year	—	—	—	—	562,432	—	562,432	(6,439)	555,993
Foreign currency translation adjustments	—	—	—	—	—	360	360	—	360

Total comprehensive income/(loss) for the year	—	—	—	—	562,432	360	562,792	(6,439)	556,353

Deemed distribution to the owner of the Company (note 1.2(3))	—	—	—	(70,000)	—	—	(70,000)	—	(70,000)
Deemed contribution from the owner of the Company	—	—	17,009	—	—	—	17,009	—	17,009
Acquisition of Guizhou Puxin (note 30)	—	—	—	—	—	—	—	64,111	64,111
Gain/(loss) from Guizhou Yongfu reorganisation	—	—	—	—	20,471	—	20,471	(20,471)	—
Appropriation and utilisation of safety fund and production maintenance fund, net	—	1,066	—	—	(1,066)	—	—	—	—

At December 31, 2010	—	1,066	18,873	1,000	533,532	360	554,831	76,133	630,964

Loss for the year	—	—	—	—	(64,165)	—	(64,165)	(735)	(64,900)
Foreign currency translation adjustments	—	—	—	—	—	425	425	—	425

Total comprehensive (loss)/income for the year	—	—	—	—	(64,165)	425	(63,740)	(735)	(64,475)

Distribution to the owner of the Company (note 1.2(4))	—	—	—	(1,000)	(20)	—	(1,020)	—	(1,020)
(Loss)/gain from Yangpu Dashi and Guizhou Dayun reorganisation	—	—	—	—	(10,287)	—	(10,287)	10,287	—
Appropriation and utilisation of safety fund and production maintenance fund, net	—	3,255	—	—	(3,255)	—	—	—	—

At December 31, 2011	—	4,321	18,873	—	455,805	785	479,784	85,685	565,469

(Loss)/profit for the year	—	—	—	—	(75,312)	—	(75,312)	8,256	(67,056)
Foreign currency translation adjustments	—	—	—	—	—	82	82	—	82

Total comprehensive (loss)/income for the year	—	—	—	—	(75,312)	82	(75,230)	8,256	(66,974)

Deemed contribution from the owner of the Company (note 32(c))	—	—	9,100	—	—	—	9,100	—	9,100
Appropriation and utilisation of safety fund and production maintenance fund, net	—	4,127	—	—	(4,127)	—	—	—	—

At December 31, 2012	—	8,448	27,973	—	376,366	867	413,654	93,941	507,595

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONTINUED)

	Attributable to owner of the Company
	Issued capital	Safety fund and production maintenance fund*	Special reserve*	Merger reserve*	Retained earnings/ (accumulated losses)*	Exchange fluctuation reserve*	Total	Non- controlling interests	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
		Note 29 (a)	Note 29 (b)	Note 29 (c)
At January 1, 2013	—	8,448	27,973	—	376,366	867	413,654	93,941	507,595
Profit/(loss) for the period	—	—	—	—	(221,947)	—	(221,947)	(809)	(222,756)
Foreign currency translation adjustments	—	—	—	—	—	155	155	—	155

Total comprehensive income/(loss) for the period	—	—	—	—	(221,947)	155	(221,792)	(809)	(222,601)

Deemed contribution from the owner of the Company (note 32(c))	—	—	4,577	—	—	—	4,577	—	4,577
Appropriation and utilisation of safety fund and production maintenance fund, net	—	1,570	—	—	(1,570)	—	—	—	—

At June 30, 2013	—	10,018	32,550	—	152,849	1,022	196,439	93,132	289,571

	Attributable to owner of the Company
	Issued capital	Safety fund and production maintenance fund*	Special reserve*	Merger reserve*	Retained earnings/ (accumulated losses)*	Exchange fluctuation reserve*	Total	Non- controlling interests	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
		Note 29 (a)	Note 29 (b)	Note 29 (c)
At January 1, 2012	—	4,321	18,873	—	455,805	785	479,784	85,685	565,469
(Loss)/profit for the period	—	—	—	—	(40,861)	—	(40,861)	2,156	(38,705)
Foreign currency translation adjustments	—	—	—	—	—	(98)	(98)	—	(98)

Total comprehensive (loss)/income for the period	—	—	—	—	(40,861)	(98)	(40,959)	2,156	(38,803)

Deemed contribution from the owner of the Company (note 32(c))	—	—	1,811	—	—	—	1,811	—	1,811
Appropriation and utilisation of safety fund and production maintenance fund, net	—	3,414	—	—	(3,414)	—	—	—	—

At June 30, 2012	—	7,735	20,684	—	411,530	687	440,636	87,841	528,477

*
These reserve accounts comprise the consolidated reserves of RMB554.8 million, RMB479.8 million, RMB413.7 million, RMB196.4 million and RMB440.6 million as of December 31, 2010, 2011, 2012, June 30, 2013 and June 30, 2012, respectively.

FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,			Six months ended June 30,
	Notes	2010	2011	2012	2012	2013
		RMB'000	RMB'000	RMB'000	RMB'000 (Unaudited)	RMB'000
OPERATING ACTIVITIES
Profit/(loss) before income tax		562,134	(55,150)	(82,266)	(32,921)	(273,224)
Adjustments for:
Interest income	8	(115)	(564)	(1,048)	(814)	(977)
Finance cost		5,917	31,366	44,410	20,583	36,073
Depreciation and amortisation	8	8,055	13,037	17,812	6,401	7,696
Equity-settled share option expense	28	17,009	—	—	—	—
Loss on disposal of items of property, plant and equipment	8	139	250	194	463	—
Impairment loss on property, plant and equipment	16	—	—	—	—	184,417
Impairment of inventories		—	—	—	—	984
Gain on bargain purchase of subsidiaries	30	(624,148)	—	—	—	—

Sub-total		(31,009)	(11,061)	(20,898)	(6,288)	(45,031)
Increase in rehabilitation fund		(14,538)	(3,511)	(6,876)	(7,340)	(11,889)
Increase/(decrease) in trade and bills receivables		(2,073)	(23,242)	(15,409)	12,318	2,644
Increase in inventories		(1,659)	(4)	(5,938)	(4,447)	(4,798)
Increase in prepayments, deposits and other receivables		(15,062)	(8,920)	(8,696)	(4,796)	(3,672)
Increase/(decrease) in trade and bills payables		3,423	2,996	20,294	3,466	(21,103)
Increase/(decrease) in other payables and accrued liabilities		24,849	17,931	20,049	18,053	(2,553)

Cash from/(used in) operations		(36,069)	(25,811)	(17,474)	10,966	(86,402)
Interest received		115	564	1,048	814	977
Interest paid		(1,637)	(31,294)	(43,816)	(19,026)	(33,782)
Income tax paid		(2,133)	(6,021)	(10,406)	(4,306)	(5,302)

Net cash flows used in operating activities		(39,724)	(62,562)	(70,648)	(11,552)	(124,509)

INVESTING ACTIVITIES
Prepayment for purchase of land use rights		(3,566)	(14,812)	(12,508)	(4,811)	(10,859)
Purchase of items of property, plant and equipment		(216,165)	(326,655)	(347,672)	(198,092)	(128,454)
Net proceeds from disposal of items of property, plant and equipment		1,194	—	888	71	—
Net cash paid for acquisition of subsidiaries	30	2,558	(140,100)	—	—	—
Advances to related companies		(127,196)	(21,180)	(29,000)
Repayments from related companies		103,970	58,078	3,140	—	—
Term deposits with an original maturity over three months	21	—	(20,000)	—	20,000	20,000

Net cash flows used in investing activities		(239,205)	(464,669)	(385,152)	(182,832)	(119,313)

$_$_CHANGE_INDENT,0
FEISHANG ANTHRACITE RESOURCES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

		Year ended December 31,			Six months ended June 30,
	Notes	2010	2011	2012	2012	2013
		RMB'000	RMB'000	RMB'000	RMB'000 (Unaudited)	RMB'000
FINANCING ACTIVITIES
Proceeds from interest-bearing bank and other borrowings		318,742	360,000	501,258	330,000	918,600
Repayments of interest-bearing bank and other borrowings		—	(100,000)	(228,100)	(125,000)	(175,000)
Increase/(decrease) of restricted bank deposits	21	—	(21,000)	13,918	(11,566)	7,082
Advances from related companies		458,322	433,940	456,226	241,875	1,664,486
Repayments to related companies		(211,656)	(134,198)	(200,492)	(82,786)	(2,191,771)
Repayments to unrelated third parties	*	(261,673)	—	—	—	—
Prepayment of deferred bank loan interest		—	(14,370)	—	—	—

Net cash flows from financing activities		303,735	524,372	542,810	352,523	223,397

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		24,806	(2,859)	87,010	158,139	(20,425)
NET FOREIGN EXCHANGE DIFFERENCE		358	19	332	3	253
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR/PERIOD		51,318	76,482	73,642	73,642	160,984

CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD	21	76,482	73,642	160,984	231,784	140,812

Supplementary disclosures of cash flow information:
Total cash paid for interest (including capitalised interest of RMB16.2 million, RMB22.9 million and RMB42.8 million, RMB20.8 million and RMB19.4 million for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively)		17,861	54,162	86,579	39,810	53,173

*
Included in the amount there is RMB162.4 million outstanding cash consideration paid in 2010 for the acquisition of Linjiaao Coal, Xinsong Coal, Dayuan Coal, Baiping Mining and Gouchang Coal by Guizhou Puxin, this was classified as "other current liabilities" under note 30, business combination.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     GENERAL INFORMATION

1.1   CORPORATE INFORMATION

        The Company is a limited liability company incorporated in the British Virgin Islands ("BVI") on January 6, 2010. The registered office of the Company is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

        China Natural Resources, Inc. ("CHNR") is a BVI holding company incorporated in 1993 with its shares listed on the NASDAQ Capital Market in the United States. The Company is a wholly-owned subsidiary of CHNR.

        CHNR's principal shareholder is Feishang Group Limited ("Feishang" or "controlling shareholder"), a company incorporated in the British Virgin Islands. Mr. Li Feilie, the director and beneficial owner of Feishang, is the Chairman and Chief Executive Officer of the Company.

        Mr. Li Feilie, together with Feishang, directly or indirectly holds an effective equity interest in CHNR ranging from 59.33% to 65.05% in aggregate for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013. In the opinion of the Directors of the Company, the ultimate holding company is Laitan Investments Limited, a company incorporated in the British Virgin Islands.

        The Company is an investment holding company. During the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013, the Company's subsidiaries (hereinafter referred to as the "Group") were involved in acquisition, construction and development of anthracite coal mines and extraction and sale of anthracite coal.

        Before the Reorganisation and formation of the Group, the business was carried out by the subsidiaries now comprising the Group as set out in note 1.3, all of which were collectively controlled by the controlling shareholder.

        As at December 31, 2010, 2011, 2012 and June 30, 2013, the Group had net current liabilities of RMB437.1 million, RMB632.1 million, RMB1,030.1 million and RMB955.1million, respectively and total assets less current liabilities of RMB1,387.2 million, RMB1,493.4 million, RMB1,447.0 million and RMB1,496.1 million, respectively.

1.2   SIGNIFICANT EVENTS

(1)
Formation of the Company

        In January 2010, the Company was established as a direct wholly-owned subsidiary of Feishang which transferred its equity interest in the Company to CHNR in April 2010.

(2)
Acquisition of Guizhou Puxin Energy Co., Ltd. ("Guizhou Puxin") and its five subsidiaries (the "Acquisition") (note 30)

        In March 2010, Guizhou Fuyuantong Energy Co., Ltd. ("Guizhou Fuyuantong"), an indirect wholly-owned PRC subsidiary of Feishang, acquired all the issued and outstanding capital stock of Guizhou Puxin and its five subsidiaries, including Guizhou Nayong Dayuan Coal Mining Co., Ltd. ("Dayuan Coal"), Jinsha Baiping Mining Co., Ltd. ("Baiping Mining"), Liuzhi Linjiaao Coal Mining Co., Ltd. ("Linjiaao Coal"), Liuzhi Xinsong Coal Mining Co., Ltd. ("Xinsong Coal") and Nayong Gouchang Coal Mining Co., Ltd. ("Gouchang Coal") from unrelated third parties. In the consolidated financial statements, Guizhou Fuyuantong was identified as the accounting acquirer and Guizhou Puxin

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and its five subsidiaries, including Dayuan Coal, Baiping Mining, Linjiaao Coal, Xinsong Coal and Gouchang Coal, were identified as the accounting acquirees. Note 30 sets out the fair values of the assets and liabilities of Guizhou Puxin and its five subsidiaries as of the date of Acquisition.

        In April 2010, the Company acquired all the issued and outstanding capital stock of Guizhou Fuyuantong through its indirect subsidiary, Hong Kong Smartact Limited, from Feishang at a cash consideration of RMB10.0 million. The consideration was fully paid in 2010.

(3)
Reorganisation of Guizhou Yongfu Mining Co., Limited ("Guizhou Yongfu")

        In July 2008, Feishang Yongfu Mining Limited ("Feishang Yongfu"), a Hong Kong company 100% controlled by Feishang, acquired a 70% equity interest in Guizhou Yongfu through its direct subsidiary, Yangpu Shuanghu Industrial Development Co., Limited ("Yangpu Shuanghu"), from third party shareholders. In August 2008, Newhold Investments Limited ("Newhold"), a BVI holding company which was a wholly-owned subsidiary of Feishang, acquired all of the equity interest in Feishang Yongfu.

        In January 2009, CHNR acquired all the issued and outstanding capital stock of Newhold and its subsidiaries, among which Guizhou Yongfu was an indirect 70%-owned subsidiary, from Feishang and assumed the outstanding indebtedness owed by Newhold to Feishang on the closing date.

        In September 2010, the Company, through its indirect subsidiary Guizhou Puxin, acquired all of the CHNR's indirect 70% equity interest in Guizhou Yongfu at a cash consideration of RMB70.0 million ("Guizhou Yongfu Reorganisation"). The consideration was fully paid in 2010.

(4)
Reorganisation of Hainan Yangpu Dashi Industrial Co., Limited ("Yangpu Dashi") and Guizhou Dayun Mining Co., Ltd. ("Guizhou Dayun")

        In June 2008, Feishang Dayun Coal Mining Limited ("Feishang Dayun"), a Hong Kong company 100% controlled by Feishang, acquired 100% equity interest in Guizhou Dayun through its wholly-owned subsidiary, Yangpu Dashi, from third party shareholders. In July 2008, Pineboom Investments Limited ("Pineboom"), a BVI holding company which was a wholly-owned subsidiary of Feishang, acquired all of the equity interest in Feishang Dayun.

        In July 2009, CHNR acquired all the issued and outstanding capital stock of Pineboom and its subsidiaries, among which Yangpu Dashi and Guizhou Dayun were indirect wholly-owned subsidiaries, from Feishang and assumed the outstanding indebtedness owed by Pineboom to Feishang on the closing date.

        In July 2011, the Company, through its indirect subsidiary Guizhou Puxin, acquired all of Pineboom's indirect 100% interest in Yangpu Dashi and Guizhou Dayun to Guizhou Puxin at a cash consideration of RMB1.02 million ("Guizhou Dayun Reorganisation") which was fully paid in 2011.

        As a result of the aforementioned Acquisition and reorganisations, the Company became the holding company of the subsidiaries now comprising the Group.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.3   PARTICULARS OF PRINCIPAL SUBSIDIARIES

        As at the date of this report, the Company had direct and indirect interests in its subsidiaries, all of which are private limited liability companies or have substantially similar characteristics to a private company incorporated or registered in Hong Kong and Mainland China, the particulars of which are set out below:

		Nominal value of issued ordinary/ registered share capital RMB'000
			Percentage of equity attributable to the Company
	Place and date of incorporation/ registration and operations
Name			Direct %	Indirect %	Principal activities
Bijie Feishang Energy Co., Ltd. ( )	Mainland China October 19, 2010	10,000	—	100	Investment holding
Guizhou Dayun Mining Co., Ltd. ( )	Mainland China April 14, 2004	150,000	—	100	Coal development and mining
Guizhou Fuyuantong Energy Co., Ltd. ( )	Mainland China March 10, 2010	10,000	—	100	Investment holding
Guizhou Nayong Dayuan Coal Mining Co., Ltd. ( )	Mainland China January 22, 2009	46,000	—	99	Coal development and mining
Guizhou Puxin Energy Co., Ltd. ( )	Mainland China January 15, 2009	150,000	—	100	Investment holding and coal trading
Guizhou Yongfu Mining Co., Limited ( )	Mainland China June 27, 2005	100,000	—	70	Coal development and mining
Hong Kong Smartact Limited ( )	Hong Kong January 25, 2010	—	100	—	Investment holding
Hainan Yangpu Dashi Industrial Co., Limited ( )	Mainland China April 13, 2004	1,000	—	100	Investment holding
Jinsha Baiping Mining Co., Ltd. ( )	Mainland China January 15, 2009	58,000	—	70	Coal development and mining
Jinsha Juli Energy Co., Ltd. ( )	Mainland China November 16, 2012	30,000	—	100	Preparatory work for the construction of coal beneficiation plant in Jinsha county
Liuzhi Linjiaao Coal Mining Co., Ltd. ( )	Mainland China November 19, 2008	30,600	—	99	Coal development and mining
Liuzhi Xinsong Coal Mining Co., Ltd. ( )	Mainland China November 13, 2008	60,000	—	99	Coal development and mining
Nayong Gouchang Coal Mining Co., Ltd. ( )	Mainland China September 10, 2009	40,000	—	99	Coal development and mining
Shenzhen Chixin Information and Consulting Co., Ltd. ( )	Mainland China July 18, 2012	1,000	—	100	Provision of management and consulting services to other companies in the Group

*
The English names of certain companies above represent the best efforts by the management of the Company in directly translating the Chinese names of these companies as no English names have been registered.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.1   BASIS OF PRESENTATION

        The Company was part of a series of reorganisations and became the holding companies now comprising the Group since July 12, 2011.

        The consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows of the Group for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013 include the results and cash flows of all companies now comprising the Group, as if the Group structure had been in existence throughout each of the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013, since the earliest date presented or since the respective dates of incorporation/establishment of the combining companies, or since the date when the subsidiaries and/or businesses first came under the common control of the controlling shareholder, whichever is a shorter period. The consolidated statements of financial position of the Group as at December 31, 2010, 2011, 2012 and June 30, 2013 have been prepared to present the assets and liabilities of the subsidiaries and/or businesses comprising the Group at these dates, as if the Group structure had been in existence as at these dates. The net assets and results of the relevant companies of the Group were consolidated using the existing book values from the controlling shareholder's perspective. No adjustments are made to reflect fair values, or recognise any new assets or liabilities as a result of the reorganisations.

        Equity interests in subsidiaries and held by parties other than the controlling shareholder prior to the reorganisations, if significant, are presented as non-controlling interests in equity in applying the principles of merger accounting.

        All intra-group transactions and balances have been eliminated on consolidation.

COMPARATIVE INFORMATION

        Certain items in the consolidated financial statements have been reclassified to conform to the current year's presentation to facilitate comparison.

2.2   BASIS OF PREPARATION

        The consolidated financial statements have been prepared in accordance with IFRSs as issued by the IASB. All IFRSs effective for the annual period commencing from January 1, 2013, together with the relevant transitional provisions, have been early adopted by the Group in the preparation of the consolidated financial statements throughout the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013 as well as the six months ended June 30, 2012.

        The consolidated financial statements have been prepared on a historical cost basis. The consolidated financial statements are presented in Renminbi ("RMB").

Going concern

        As of June 30, 2013, the Group had a working capital deficiency of RMB955.1 million and the Group has undrawn loan facilities totalling RMB260.0 million to finance its future operations. Subsequent to the six months ended June 30, 2013, the Group has secured additional loan facilities as at October 31, 2013 totalling RMB431.0 million and obtained confirmation letters from the banks to provide loan facilities totaling RMB1,950.0 million pursuant to certain conditions (note 37). The Group's forecasts and projections, after taking account of reasonably possible changes in trading performance, operating as well as capital expenditure, and of the available bank facilities, support that the Group's ability to continue to operate within the level of its current capacity.

        In view of the above, in the opinion of the Directors, the Group expects it will have sufficient liquidity to finance its operations for the next twelve months. Therefore, the consolidated financial statements have been prepared on a going concern basis. The going concern basis assumes that the Group will continue in operation for the foreseeable future and will be able to realise its assets and discharge its liabilities and commitments in the normal course of business.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.3   ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

        The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements:

IFRS 9	Financial Instruments(2)
IFRS 10, IFRS 12 and IAS 27 (2011) Amendments	Amendments to IFRS 10, IFRS 12 and IAS 27 — Investment Entities(1)
IAS 32 Amendments	Amendments to IAS 32 Financial Instruments: Presentation — Offsetting Financial Assets and Financial Liabilities(1)
IAS 36 Amendments	Amendments to IAS 36 Impairment: Recoverable Amount Disclosures for Non-Financial Assets(1)
IAS 39 Amendments	Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting(1)
IFRIC 21	Levies(1)

(1)
Effective for annual periods beginning on or after January 1, 2014

(2)
Effective for annual periods beginning on or after January 1, 2015

        Further information about those changes that are expected to significantly affect the Group is as follows:

        IFRS 9 issued in November 2009 is the first part of phase 1 of a comprehensive project to entirely replace IAS 39 Financial Instruments: Recognition and Measurement. This phase focuses on the classification and measurement of financial assets. Instead of classifying financial assets into four categories, an entity shall classify financial assets as subsequently measured at either amortised cost or fair value, on the basis of both the entity's business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. This aims to improve and simplify the approach for the classification and measurement of financial assets compared with the requirements of IAS 39.

        In October 2010, the IASB issued additions to IFRS 9 to address financial liabilities (the "Additions") and incorporated in IFRS 9 the current derecognition principles of financial instruments of IAS 39. Most of the Additions were carried forward unchanged from IAS 39, while changes were made to the measurement of financial liabilities designated as at fair value through profit or loss using the fair value option ("FVO"). For these FVO liabilities, the amount of change in the fair value of a liability that is attributable to changes in credit risk must be presented in other comprehensive income ("OCI"). The remainder of the change in fair value is presented in the income statement, unless presentation of the fair value change in respect of the liability's credit risk in OCI would create or enlarge an accounting mismatch in the income statement. However, loan commitments and financial guarantee contracts which have been designated under the FVO are scoped out of the Additions.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        IAS 39 is aimed to be replaced by IFRS 9 in its entirety. Before this entire replacement, the guidance in IAS 39 on hedge accounting and impairment of financial assets continues to apply. The Group expects to adopt IFRS 9 from January 1, 2015. The Group will quantify the effect in conjunction with other phases, when the final standard including all phases is issued.

        The IAS 32 Amendments clarify the meaning of "currently has a legally enforceable right to set off" for offsetting financial assets and financial liabilities. The amendments also clarify the application of the offsetting criteria in IAS 32 to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. The amendments are not expected to have any impact on the financial position or performance of the Group upon adoption on January 1, 2014.

        The narrow-scope amendments to IAS 36 Impairment of Assets address the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less costs of disposal. When developing IFRS 13 Fair Value Measurement, the IASB decided to amend IAS 36 to require disclosures about the recoverable amount of impaired assets. The Group expects to adopt the amendments from January 1, 2014.

        The narrow-scope amendments to IAS 39 will allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met (in this context, a novation indicates that parties to a contract agree to replace their original counterparty with a new one). The amendments are not expected to have any impact on the financial position or performance of the Group upon adoption on January 1, 2014.

        IFRIC Interpretation 21 clarifies that an entity recognises a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. It also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be recognised before the specified minimum threshold is reached. The Group expects to adopt the amendments from January 1, 2014.

        The Group has already commenced an assessment of the related impact of the above revised standards, amendments and interpretations on the Group's financial statements and is not expecting any significant impact on the Group's financial position and results.

2.4   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Subsidiaries

        Subsidiaries are all those entities over which the Group has power over the investee such that the Group is able to direct the relevant activities, has exposure or rights to variable returns from its involvement with the investee and has the ability to use its power over the investee to affect the amount of the investee's returns.

(b)
Business combinations

        The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries for the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013. As explained in note 2.1 above, the acquisition of subsidiaries and business under common control, where applicable, has been accounted for using merger accounting. The financial statements of the combining entities or businesses under common control are prepared for the same reporting period as the Company, using consistent accounting policies.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The merger method of accounting involves incorporating the financial statement items of the combining entities or businesses in which the common control combinations occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling shareholder. The net assets of the combining entities or businesses are combined using the existing book values from the controlling shareholder's perspective. No amount is recognised in respect of goodwill or the excess of the acquirers' interest in the net fair value of acquirees' identifiable assets, liabilities and contingent liabilities over the cost of investment at the time of common control combination.

        The consolidated income statement include the results of each of the combining entities or businesses from the earliest date presented or since the date when the combining entities or businesses first came under common control or since their respective dates of incorporation/establishment, where this is a shorter period, regardless of the date of the common control combination. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated on consolidation.

        Business combinations, other than business combinations under common control, are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Group elects whether it measures the non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of net assets in the event of liquidation either at fair value or at the proportionate share of the acquiree's identifiable net assets. All other components of non-controlling interests are measured at fair value. Acquisition costs incurred are expensed and included in administrative expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

        If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through the income statement.

        Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability will be recognised in accordance with IAS 39 either in the income statement or as a change to other comprehensive income. If the contingent consideration is classified as equity, it will not be remeasured. Subsequent settlement is accounted for within equity. In instances where the contingent consideration does not fall within the scope of IAS 39, it is measured in accordance with the appropriate IFRS.

        Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognised for non-controlling interests and any fair value of the Group's previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognised in the income statement as a gain on bargain purchase.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(c)
Related parties

        A party is considered to be related to the Group if:

  (1)
  the party is a person or a close member of that person's family and that person

  (i)
  has control or joint control over the Group;

  (ii)
  has significant influence over the Group; or

  (iii)
  is a member of the key management personnel of the Group or of a parent of the Group;

        or

  (2)
  the party is an entity where any of the following conditions applies:

  (i)
  the entity and the Group are members of the same group;

  (ii)
  one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

  (iii)
  the entity and the Group are joint ventures of the same third party;

  (iv)
  one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

  (v)
  the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

  (vi)
  the entity is controlled or jointly controlled by a person identified in (1); and

  (vii)
  a person identified in (1)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

(d)
Property, plant and equipment

        Property, plant and equipment comprise buildings, mining structures, mining rights, machinery and equipment, motor vehicles, exploration rights and construction in progress.

        Exploration rights are capitalised and amortised over the term of the license granted to the Company by the authorities.

        When proved and probable coal reserves have been determined, costs incurred to develop coal mines are capitalised as part of the cost of the mining structures.

        Buildings, mining structures, machinery and equipment, and motor vehicles are stated at cost less accumulated depreciation and any impairment losses. Expenditures for routine repairs and maintenance are expensed as incurred.

        Mining rights are stated at cost less accumulated amortisation and any impairment losses. The costs of mining rights are initially capitalised when purchased. If proved and probable reserves are established for a property and it has been determined that a mineral property can be economically developed, costs are capitalised and are amortised upon production based on actual units of production over the estimated proved and probable reserves of the mines. For mining rights in which proved and probable reserves have not yet been established, the Group assesses the carrying value for impairment at the end of each reporting period. The Group's rights to extract minerals are contractually limited by time. However, the Group believes that it will be able to extend licenses.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Mining related buildings, mining structures and mining related machinery and equipment are stated at cost less accumulated depreciation and any impairment losses. Those mining related assets for which proved and probable reserves have been established are depreciated upon production based on actual units of production over the estimated proved and probable reserves of the mines.

        Reserve estimates are reviewed when information becomes available that indicates a reserve change is needed, or at a minimum once a year. Any material effect from changes in estimates is considered in the period the change occurs.

        Depreciation for the following items is calculated on the straight-line basis over each asset's estimated useful life down to the estimated residual value of each asset. Estimated useful lives are as follows:

Non-mining related buildings	15 - 35 years
Non-mining related machinery and equipment	5 - 15 years
Motor vehicles	5 - 8 years

        Residual values, useful lives and the depreciation method are reviewed and, adjusted if appropriate, at each reporting date.

        When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognised in the income statement.

        Construction in progress is carried at cost and is to be depreciated when placed into service over the estimated useful lives or units of production of those assets. Construction costs are capitalised as incurred. Interest is capitalised as incurred during the construction period.

(e)
Exploration and evaluation costs

        Exploration and evaluation assets include topographical and geological surveys, exploratory drilling, sampling and trenching and activities in relation to commercial and technical feasibility studies, and expenditure incurred to secure further mineralisation in existing coal bodies and to expand the capacity of a mine. Expenditure incurred prior to acquiring legal rights to explore an area is expensed as incurred.

        Once the exploration right to explore has been acquired, exploration and evaluation expenditure is charged to the income statement as incurred, unless a future economic benefit is more likely than not to be realised. Exploration and evaluation assets acquired in a business combination are initially recognised at fair value. They are subsequently stated at cost less accumulated impairment.

        When it can be reasonably ascertained that a mining property is capable of commercial production, exploration and evaluation costs are transferred to tangible or intangible assets according to the nature of the exploration and evaluation assets. If any project is abandoned during the evaluation stage, the total expenditure thereon will be written off.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(f)
Impairment of non-financial assets

        Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, financial assets, etc.), the asset's recoverable amount is estimated.

        An impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs. The fair value less costs to sell calculation is based on available data from binding sales transactions in arm's length transactions of similar assets or observable market prices less incremental costs for disposing of the asset or other appropriate valuation technique. The value in use calculation is based on a discounted cash flow model, using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the income statement in the period in which it arises in those categories consistent with the function of the impaired asset.

        An assessment is made at the end of each reporting period as to whether there is an indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset other than goodwill is reversed on if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation) had no impairment loss been recognised for the asset in prior years. A reversal of such an impairment loss is credited to the income statement in the period in which it arises (only if there are revalued assets in the financial statement), unless the asset is carried at a revalued amount, in which case the reversal of the impairment loss is accounted for in accordance with the relevant accounting policy for that revalued asset.

(g)
Financial assets

        As of December 31, 2010, 2011, 2012 and June 30, 2013, the Group's financial assets within the scope of IAS 39 are all classified as loans and receivables. The Group determines the classification of its financial assets at initial recognition. All financial assets are recognised initially at fair value plus transaction costs.

        All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

  Subsequent measurement of loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the reporting date, which are classified as non-current assets. Loans and receivables are included in "trade and bills receivables", "prepayments, deposits and other receivables", "term deposits with an original maturity over three months", "restricted bank deposits", "cash and cash equivalents", "rehabilitation fund" and "due from related companies" in the consolidated statements of financial position. These assets are subsequently carried at amortised cost using the effective interest method ("EIR") less any provision for impairment. Gains and losses are recognised in the interest income or finance costs in the consolidated income statement when the loans and receivables are derecognised as well as through the amortisation process.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Fair value of loans and receivables

        As of December 31, 2010, 2011, 2012 and June 30, 2013, the carrying amounts of rehabilitation fund are not materially different from their fair values. The carrying values of other financial assets approximated their fair values due to the short-term maturity of these instruments.

  Impairment of loans and receivables

        The Group assesses at each reporting date whether there is any objective evidence that the loans and receivables are impaired. The Group first assesses individually whether objective evidence of impairment exists for loans and receivables that are individually significant, or collectively for loans and receivables that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed loans and receivables, whether significant or not, it includes the asset in a group of loans and receivables with similar credit risk characteristics and collectively assesses them for impairment. Loans and receivables that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

        If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced either directly or through the use of an allowance account. The amount of the impairment loss is recognised in the income statement in finance costs for loans and in other operating expenses for receivables.

        If, in a subsequent year, the amount of the estimated impairment loss increases or decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. Any subsequent reversal of an impairment loss is recognised in the consolidated income statement, to the extent that the carrying value of the asset does not exceed amortised cost at the reversal date.

        In relation to trade and other receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor and significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor) that the Group will not be able to collect all of the amounts due under the original terms of an invoice.

  Derecognition of loans and receivables

        For financial assets classified as loans and receivables, the financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised where:

  (i)
  the rights to receive cash flows from the asset have expired;

  (ii)
  the Group retains the rights to receive cash flows from the asset, but has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass-through" arrangement; or

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (iii)
  the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the asset is recognised to the extent of the Group's continuing involvement in the asset. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

(h)
Financial liabilities at amortised cost

        Financial liabilities including trade and bills payables, amounts due to related companies, other payables and certain accrued liabilities, interest-bearing loans, mining rights payable and interest payable are initially stated at fair value less directly attributable transaction costs and are subsequently measured at amortised cost, using the EIR. The related interest expense is recognised within "finance costs" in the consolidated income statement.

        Gains and losses are recognised in the consolidated income statement when the liabilities are derecognised as well as through the amortisation process.

  Fair value

        As of December 31, 2010, 2011, 2012 and June 30, 2013, the carrying values of these financial liabilities other than long-term interest-bearing loans and mining rights payable, approximated their fair values due to the short-term maturity of these instruments. The carrying values of long-term interest bearing-loans and mining rights payable approximated their fair values as the interest rates on almost all the balances are reset each year based on prevailing interest rates stipulated by the People's Bank of China.

        The Group had no financial liabilities measured at fair value on a recurring or a non-recurring basis as of December 31, 2010, 2011, 2012 and June 30, 2013.

  Derecognition of financial liabilities

        A financial liability is derecognised when the obligation under the liability is discharged, cancelled, or expires.

        When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognised in the consolidated income statement.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Offsetting of financial instruments

        Financial assets and liabilities are offset and the net amount reported in the consolidated statements of financial position, if and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

(i)
Financial guarantee contracts

        Financial guarantee contracts issued by the Group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. Financial guarantee contracts are recognised initially as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequently, the liability is measured at the higher of the best estimate of the expenditure required to settle the present obligation at the reporting date and the amount recognised less cumulative amortisation.

(j)
Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is determined by the weighted-average method. Net realisable value is based on estimated selling prices less any estimated costs to be incurred to completion and disposal. Major types of inventories include:

    •
    Spare parts and consumables

    •
    Coal

(k)
Cash and cash equivalents

        For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group's cash management.

        For the purpose of the statement of financial position, cash and cash equivalents comprise cash on hand and at banks, including term deposits, and assets similar in nature to cash, which are not restricted as to use.

(l)
Employee benefits

  Pension obligations

        The Group contributes on a monthly basis to various defined contribution retirement benefit plans administered by the PRC government. The relevant government agencies undertake to assume the retirement benefit obligation payable to all existing and future retired employees under these plans and the Group has no further obligation for post-retirement benefits beyond the contributions made. Further information is set out in note 9.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Housing funds

        All full-time employees of the Group are entitled to participate in various government-sponsored housing funds. The Group contributes on a monthly basis to these funds based on certain percentages of the salaries of the employees. The Group's liability in respect of these funds is limited to the contributions payable in each year.

(m)
Asset retirement obligations

        The Group's legal or constructive obligations associated with the retirement of non-financial assets are recognised at fair value at the time the obligations are incurred and if it is probable that an outflow of resources will be required to settle the obligation, and a reasonable estimate of fair value can be made. Upon initial recognition of a liability, a corresponding amount is capitalised as part of the carrying amount of the related property, plant and equipment. Asset retirement obligations are regularly reviewed by management and are revised for changes in future estimated costs and regulatory requirements. Changes in the estimated timing of retirement or future estimated costs are dealt prospectively by recording an adjustment against the carrying value of the provision and a corresponding adjustment to property and equipment. Depreciation of the capitalised asset retirement cost is generally determined on a units-of-production basis. Accretion of the asset retirement obligation is recognised over time and generally will escalate over the life of the producing asset, typically as production declines. Accretion is included in the finance cost in the consolidated income statement. Any difference between the recorded obligation and the actual costs of reclamation is recorded in the income statement in the period the obligation is settled.

(n)
Borrowing costs

        Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Borrowing costs directly relating to the acquisition, construction or production of a qualifying asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale. All other borrowing costs are expensed in the period in which they are incurred.

(o)
Revenue recognition

        The Group sells its products pursuant to sales contracts entered into with its customers. Revenue for all products is recognised when the significant risks and rewards of ownership have passed to the customer and when collectability is reasonably assured. The passing of the significant risks and rewards of ownership to the customer is based on the terms of the sales contract, generally upon delivery and acceptance of the product by the customer.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        In accordance with the relevant tax laws in the PRC, value-added taxes ("VAT") is levied on the invoiced value of sales and is payable by the purchaser. The Group is required to remit the VAT it collects to the tax authority, but may deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable in the consolidated statements of financial position. VAT on sales amounted to RMB9.3 million, RMB18.4 million, RMB29.8 million, RMB10.1 million and RMB12.8 million for the years ended December 31, 2010, 2011, 2012, the six months ended June 30, 2012 and June 30, 2013, respectively. The Group recognises revenues net of VAT.

        The price adjustment fund ("PAF") was imposed by the Guizhou Provincial Government of the PRC at predetermined rates and on the quantity of coal sold by entities operated in Guizhou Province. The PAF paid can be claimed as a deductible expense for corporate income tax purposes and the amount claimed is based on the actual amount paid. The Group recognised PAF in "cost of sales" in the consolidated income statement.

(p)
Income taxes

        Income tax comprises current and deferred tax. Income tax is recognised in the consolidated income statement or consolidated statement of comprehensive income, either as an expense as it relates to operating activities or as a component of the applicable categories of other comprehensive income or loss.

        Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantially enacted, by the reporting date, in the countries where the Group operates and generates taxable income.

        Deferred tax is provided, using the liability method, on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

        Deferred tax liabilities are recognised for all taxable temporary differences, except:

  •
  where the deferred tax liability arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

        Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised, except:

  •
  where the deferred tax assets relating to the deductible temporary differences arise from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(q)
Share-based payment transactions

        Employees (including directors) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments ("equity-settled transactions").

        The cost of equity-settled transactions with employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined by using the Black-Scholes option pricing model.

        The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognised for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the income statement for a period represents the movement in the cumulative expense recognised as at the beginning and end of that period.

        No expense is recognised for awards that do not ultimately vest for the Group.

(r)
Foreign currency translation

        The functional currency of substantially all the operations of the Group is the RMB, the national currency of the PRC. Transactions denominated in currencies other than the RMB recorded by the entities of the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in other currencies have been translated into RMB at the functional currency rates of exchange prevailing at the end of the reporting period. The resulting exchange gains or losses are credited or charged to the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transactions.

        The financial statements of certain overseas subsidiary operations with a functional currency other than the RMB have been translated into RMB. The assets and liabilities of these entities have been translated using the exchange rates prevailing at the reporting date and the income statement have been translated using the weighted average exchange rate for the year. Resulting translation adjustments are reported as a separate component of other comprehensive income.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        On disposal of a foreign operation, the deferred cumulative amount recognised in equity relating to that particular foreign operation is recognised in the income statement.

(s)
Provisions

        A provision is recognised when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

        When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the income statement.

(t)
Leases

        Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the lower of its fair value of the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases are included in property, plant and equipment, and depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the income statement so as to provide a constant periodic rate of charge over the lease terms.

        Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals payable under operating leases net of any incentives received from the lessor are charged to the income statement on the straight-line basis over the lease terms.

        Prepaid land lease payments under operating leases are initially stated at cost and subsequently recognised on the straight-line basis over the lease terms.

2.5   SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

        The preparation of the consolidated financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Judgements

        In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(i)
Commercial production start date

        The Group assesses the stage of each coal mine under construction to determine when a coal mine moves into the production stage. The criteria used to assess the start date are determined based on the unique nature of each coal mine construction project. The Group considers various relevant criteria to assess when the coal mine is substantially complete, ready for its intended use and is reclassified from "Construction in progress" to "Mining structures". The criteria will include, but are not limited, to the following:

  •
  The level of capital expenditure compared to the construction cost estimates

  •
  Completion of a reasonable period of testing of the mine and equipment

  •
  Ability to produce coals in saleable form (within specifications)

  •
  Ability to sustain ongoing production of coal

        When a mine construction project moves into the production stage, the capitalisation of certain coal mine construction costs ceases, and further extraction costs incurred are either regarded as inventory or expensed, except for costs that qualify for capitalisation relating to mining asset additions or improvements, underground mine development or mineable reserve development. The commercial production start date is also the date when depreciation and/or amortisation of the mining structure assets commences.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustments to the carrying amounts of assets and liabilities within the next financial year, are discussed below. The Company has based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

(i)
Impairment of property, plant and equipment

        Long-lived assets to be held and used, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. In estimating the recoverable amounts of assets, various assumptions, including future cash flows to be associated with the non-current assets and discount rates, are made. If future events do not correspond to such assumptions, the recoverable amounts will need to be revised, and this may have an impact on the Group's results of operations or financial position.

        There were no impairments recognised for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(ii)
Units-of-production depreciation for mining related assets

        The Group determines the depreciation and/or amortisation of mining related assets by the actual units of production over the estimated reserves of the mines. Further details about the reserve estimates are included in note 2.5 (iv).

(iii)
Useful lives of non-mining related property, plant and equipment

        The Group's management determines the estimated useful lives and related depreciation charges for its non-mining related property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of non-mining related property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovation and competitor action in response to severe industry cycles. Management will increase the depreciation charges where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(iv)
Reserve estimates

        Proved and probable coal reserve estimates are estimates of the amount of coal that can be economically and legally extracted from the Group's mining properties. In determining the estimates, recent production and technical information of each mine will be considered.

        Fluctuations in factors including the price of coal, production costs and transportation costs of coal, a variation on recovery rates or unforeseen geological or geotechnical perils may render it necessary to revise the estimates of coal reserves.

        Because the economic assumptions used to estimate reserves changes from period to period, and because additional geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Group's financial results and financial position in a number of ways, including the following:

  •
  Asset carrying values may be affected due to changes in estimated future cash flows.

  •
  Depreciation, depletion and amortisation charged to the income statement may change where such charges are determined by the units of production basis, or where the useful economic lives of assets change.

  •
  Asset retirement obligations may change where changes in estimated reserves affect expectations about the timing or cost of these activities.

  •
  The carrying value of deferred tax assets may change due to changes in estimates of the likely recovery of the tax benefits.

(v)
Trade and other receivables

        The Group's management determines the provision for impairment of trade and other receivables. This estimate is based on the credit history of its customers and current market conditions. Management reassesses the provision at the end of each reporting period.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(vi)
Income taxes

        There are certain transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, the differences will be reflected in the income tax and deferred tax provisions in the period in which the determination is made. In addition, the realisation of future income tax assets is dependent on the Group's ability to generate sufficient taxable income in future years to utilise income tax benefits and income tax loss carryforwards. Deviations of future profitability from estimates or in the income tax rate would result in adjustments to the value of future income tax assets and liabilities that could have a significant effect on earnings.

(vii)
Provision for asset retirement obligations

        The provision for asset retirement obligations is determined by management based on the past experience and best estimation of future expenditures, taking into account existing relevant PRC regulations. However, insofar as the effect on the land and the environment from current mining activities becomes apparent in future years, the estimate of the associated costs may be subject to revision from time to time.

3.     OPERATING SEGMENT INFORMATION

        For management purposes, the Group operates in one business unit based on its products, and has only one reportable segment which is the exploration and mining of coal. The Group conducts its principal operation in the PRC. Management monitors the operating results of its business units as a whole for the purpose of making decisions about resources allocation and performance assessment.

Geographic information

        The Group's revenue from external customers is derived solely from its operation in Mainland China, and no non-current assets of the Group are located outside Mainland China.

Information about major customers

        During the year ended December 31, 2010, sales derived from two customers accounted for 29.7% and 24.4% of the consolidated revenue, respectively. During the year ended December 31, 2011, sales derived from three customers accounted for 29.2%, 19.0% and 14.8% of the consolidated revenue, respectively. During the year ended December 31, 2012, sales derived from two customers accounted for 24.1% and 15.3% of the consolidated revenue, respectively. During the six months ended June 30, 2012, sales derived from one customer accounted for 55.3% of the consolidated revenue. During the six months ended June 30, 2013, sales derived from four customers accounted for 24.5%, 18.7%, 13.6% and 11.6% of the consolidated revenue, respectively.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.     REVENUE

        Revenue comprises the following:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Sale of coal	38,668	105,211	141,939	55,156	54,716

        All of the Group's revenue is derived solely from its operations in Mainland China.

5.     COST OF SALES

        Cost of sales comprises the following:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Sale of coal (note 8)	25,453	74,289	95,889	30,396	39,953

6.     FINANCE COSTS

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Interest on interest-bearing bank and other borrowings	15,987	48,980	83,490	38,208	52,934
Interest on payables for mining rights	5,845	11,908	5,892	3,231	3,235

Total interest expense	21,832	60,888	89,382	41,439	56,169
Less: capitalised interest (note 16)	(16,224)	(30,065)	(45,609)	(21,155)	(20,446)
Bank charges	90	475	123	72	46
Entrusted loan commission fee	—	—	—	—	7,612
Accretion expenses (note 26)	309	543	637	299	350

	6,007	31,841	44,533	20,655	43,731

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.     NON-OPERATING INCOME/(EXPENSES), NET

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Reversal of other payable	—	—	—	—	1,271
Loss on disposal of items of property, plant and equipment (note 8)	(139)	(250)	(194)	(463)	—
Donation	(909)	(297)	(1,445)	(1,266)	(28)
Others	(529)	(341)	(540)	(81)	(28)

	(1,577)	(888)	(2,179)	(1,810)	1,215

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.     PROFIT/(LOSS) BEFORE INCOME TAX

        The Group's profit/(loss) before income tax is arrived at after charging/(crediting):

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Crediting:
Interest income on bank deposits	115	564	1,048	814	977
Gain on bargain purchase (note 30)	624,148	—	—	—	—
Charging:
Cost of inventories sold (a)	19,413	65,808	66,963	21,593	29,001
Price adjustment fund	2,624	4,995	12,116	7,135	2,792
Sales tax and surcharge	1,856	1,812	3,897	1,216	1,834
Utilisation of safety fund and production maintenance fund	1,560	1,674	12,913	452	6,326

Cost of sales (note 5)	25,453	74,289	95,889	30,396	39,953

Employee benefit expenses (note 9)	46,117	40,631	63,941	24,558	32,916
Depreciation, depletion and amortisation:
— Property, plant and equipment	8,055	13,037	17,812	6,401	7,696
Auditors' remuneration	23	24	2,449	1,450	1,800
Operating lease rental:
— Office properties	729	932	622	489	155
Loss on disposal of items of property, plant and equipment (note 7)	139	250	194	463	—
Impairment of property, plant and equipment	—	—	—	—	184,417
Write down of inventories to net realisable value	—	—	—	—	984
Repairs and maintenance	1,572	2,219	1,209	664	863
Losses arising from temporary suspension of production (b)	—	—	3,278	2,948	6,389

(a)
Included in the cost of inventories sold are RMB17.3 million, RMB25.1 million, RMB51.6 million, RMB16.6 million and RMB21.6 million for the years ended December 31, 2010, 2011, 2012, the six months ended June 30, 2012 and June 30, 2013, relating to employee benefit expenses, and depreciation, depletion and amortisation, these amounts are also included in the respective amounts disclosed separately above for each type of expense.

(b)
The amount represented the overhead costs incurred during the period of temporary suspension of production implemented by the local governments for inspections as well as the suspension of production in Gouchang Coal Mine according to Guizhou Province's coal mine consolidation policy issued in March 2013.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.     EMPLOYEE BENEFITS

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Wages, salaries and allowances	36,191	43,601	78,579	28,599	41,679
Contribution to pension plans (a)	2,947	2,246	654	1,037	1,302
Housing funds (a)	972	879	143	493	388
Welfare and other expenses	6,578	8,711	9,342	4,587	5,130
Equity-settled share option expense (note 28)	17,009	—	—	—	—

Sub-total	63,697	55,437	88,718	34,716	48,499

(a)
As stipulated by the PRC state regulations, the employees of the Group's subsidiaries which operate in Mainland China are required to participate in a central pension scheme operated by the local municipal government and government-sponsored housing funds. These subsidiaries are required to contribute a certain percentage of their payroll costs for those qualified urban employees to the central pension scheme as well as the housing funds.

        Employee benefits charged to the consolidated income statements are analysed as follows:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Total employee benefits accrued for the year	63,697	55,437	88,718	34,716	48,499
Less:
Amount included in inventories	(297)	(1,012)	(1,978)	(1,403)	(3,110)
Amount included in property, plant and equipment	(17,283)	(13,794)	(22,799)	(8,755)	(12,473)

Amount charged to income statements (note 8)	46,117	40,631	63,941	24,558	32,916

10.   DIRECTOR'S AND CHIEF EXECUTIVE'S REMUNERATION

        Mr. Li Feilie was appointed as the Company's director and Chief Executive Officer on January 15, 2010. There are no fees or remuneration paid to Mr. Li Feilie for the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 except the share-based compensation in the year of 2010, as disclosed in note 28.

        Mr. Tam Cheuk Ho and Mr. Wong Wah On Edward were appointed as the Company's director on February 1, 2013. There were no fees or remuneration paid to Mr. Tam Cheuk Ho and Mr. Wong Wah On Edward for the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013.

        There is no arrangement under which a director waived or agreed to waive any remuneration during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013.

        The Group did not have any non-executive directors, independent non-executive directors and chief executives at any time during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.   FIVE HIGHEST PAID INDIVIDUALS

        The five individuals whose emoluments, including share-based compensation, were the highest in the Group during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 are as follows:

	Number of employees
	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
Directors	1	0	0	0	0
Non-director individuals	4	5	5	5	5

	5	5	5	5	5

        The details of remuneration paid to the five highest paid individuals who were directors of the Company during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 have been included in note 10 above. Details of the remuneration paid to the remaining non-director and non-chief-executive individuals are as follows:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Wages, salaries and allowances	755	770	1,259	574	648
Contribution to pension plans	—	—	12	4	7
Housing funds	—	—	3	2	5
Welfare and other expenses	—	—	—	2	5

	755	770	1,274	582	665

        The number of non-director, non-chief-executive, highest paid employees whose remuneration fell within the following bands is as follows:

	Number of employees
	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
Nil to RMB1,000,000	4	5	5	5	5

	4	5	5	5	5

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.   INCOME TAX AND DEFERRED TAX

        The Company is incorporated in the British Virgin Islands ("BVI") and conducts its primary business through its subsidiaries in the PRC. It also has an intermediate holding company in Hong Kong. Under the current laws of the BVI, the Company incorporated in the BVI is not subject to tax on income or capital gains. Hong Kong Profits Tax rate is 16.5% during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013. The Company's Hong Kong subsidiary has both Hong Kong-sourced and non-Hong Kong-sourced incomes. The latter is not subject to Hong Kong Profits Tax and the related expenses are non-tax-deductible. For the Hong Kong-sourced income, no provision for Hong Kong Profits Tax was made as such operation sustained tax losses during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013. Furthermore, there are no withholding taxes in Hong Kong on the remittance of dividends.

        Effective from January 1, 2008, the PRC's statutory corporate income tax ("CIT") rate is 25%. The Company's PRC subsidiaries are subject to income tax at 25% on their respective taxable incomes as calculated in accordance with the CIT Law and its relevant regulations ("the actual method") except for Dayuan Coal, Gouchang Coal, Baiping Mining, Xinsong Coal, Linjiaao Coal and Guizhou Yongfu. Prior to 2012, based on the local practices, the aforementioned subsidiaries were taxed on a deemed profit method based on their actual revenue minus deemed expenses with the 25% statutory rate. Practically, the CIT were collected approximately at a range of RMB9.5 to RMB32.0 per tonne of sales, or 7.50% to 10.64% of sales. No deferred tax assets were then provided for these subsidiaries in view of the deemed profit method imposed.

        During the second half of 2012, the Group received written confirmations from the respective local tax bureaus that the aforementioned subsidiaries excluding Guizhou Yongfu are subject to income tax on the actual method effective retrospectively from 2011. Guizhou Yongfu is subject to income tax on the actual method effective retroactively from the date of establishment. The effect of change in the taxing method is the recognition of deferred tax assets for prior year tax losses amounting RMB15.3 million during 2012.

        Under the prevailing CIT Law and its relevant regulations, any dividends paid by the Company's PRC subsidiaries from their earnings derived after January 1, 2008 to the Company's Hong Kong subsidiary are subject to a 5% or 10%, depending on the applicability of the Sino-Hong Kong tax treaty, PRC dividend withholding tax.

        In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose "place of effective management" is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of "place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting and properties of an enterprise. As of June 30, 2013, no detailed interpretation or guidance has been issued to define "place of effective management". If the Company's non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law. As of June 30, 2013, the Company has analysed the applicability of this law and has not accrued for PRC tax on such basis. The Company will continue to monitor changes in the interpretation or guidance of this law.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The current and deferred components of income tax expense/(benefit) appearing in the consolidated income statements are as follows:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Current — Mainland China	2,066	6,183	10,954	4,769	1,817
Deferred — Mainland China	4,075	3,567	(26,164)	1,015	(52,285)

	6,141	9,750	(15,210)	5,784	(50,468)

        A reconciliation of the income taxes computed at the PRC statutory tax rate of 25% to the actual income tax expense/(benefit) is as follows:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Profit/(loss) before income tax	562,134	(55,150)	(82,266)	(32,921)	(273,224)

Tax at the statutory tax rate of 25%	140,534	(13,788)	(20,567)	(8,230)	(68,306)
Effect of different tax rates for the Company and the Hong Kong subsidiary	3	7	142	2	3,433
Effect of the deemed profit method	1,779	1,528	—	131	—
Non-taxable income	(156,037)	—	—	—	—
Non-deductible expenses	12,586	8,605	3,058	1,943	1,094
Deferred tax assets not recognised	2,114	1,110	794	522	(1,543)
Tax losses not recognised	5,153	12,280	16,241	11,140	15,526
Recognition of deferred tax assets for prior year tax losses	—	—	(15,278)	—	—
Others	9	8	400	276	(672)

Income tax expense/(benefit)	6,141	9,750	(15,210)	5,784	(50,468)

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The Group's major deferred tax assets and deferred tax liabilities are as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Deferred tax assets
Accrued liabilities and other payables	—	—	3,612	3,351
Capitalized pilot run income	—	—	7,737	10,944
Tax losses	—	—	16,298	21,851
Others	—	—	423	473

	—	—	28,070	36,619

Deferred tax liabilities
Depreciation and fair value adjustment of property, plant and equipment*	(285,849)	(289,416)	(291,322)	(247,586)

Net deferred tax liabilities	(285,849)	(289,416)	(263,252)	(210,967)

Classification in the consolidated statements of financial position:
Deferred tax assets	—	—	3,752	5,365

Deferred tax liabilities	(285,849)	(289,416)	(267,004)	(216,332)

*
Included in the deferred tax liabilities, there are RMB281.4 million, RMB280.4 million, RMB278.7 million and RMB232.9 million deferred tax liabilities recognised relating to fair value adjustment on property, plant and equipment as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively.

        During 2012, deferred tax assets were recognised for Dayuan Coal, Xinsong Coal, Linjiaao Coal and Guizhou Yongfu which were either in the construction phase or had just commenced commercial production. They were taxed on a deemed profit method before and were changed to the actual method during 2012 as approved by the respective local tax bureaus. In assessing the recoverability of the Group's deferred tax assets, the management has performed a detailed assessment on the available taxable temporary differences relating to the same taxation authority and the same taxable entity, which will result in taxable amounts against which the deductible temporary differences and unused tax losses can be utilised before they expire. In addition, the management has also performed a detailed assessment on these coal mining subsidiaries' profitability based on their production plans, product mix, forecasted selling prices, and the related production and operational costs, of which strong profits are expected. Accordingly, the management considered it is probable that the Group, in future, will earn sufficient taxable profits to utilise these coal mining subsidiaries' deductible temporary differences and unused tax losses before they expire and as such, the related deferred tax assets are recognised.

        The Group did not recognise any deferred tax liabilities in respect of the 5% or 10%, depending on the applicability of the tax treaty preferential, PRC dividend withholding tax on the undistributed earnings of its PRC subsidiaries as there were no undistributed earnings available due to aggregate loss of the subsidiaries as of December 31, 2010, 2011, 2012 and June 30, 2013.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The total amounts of unused tax losses for which no deferred tax assets were recognised amounting to RMB18.6 million, RMB55.1 million, RMB97.8 million and RMB145.5 million as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively. As of June 30, 2013, unused tax losses of RMB18.6 million, RMB36.5 million and RMB42.7 million and RMB47.7 million, if unused, will expire by end of 2015, 2016, 2017 and 2018, respectively.

        The gross movements on the deferred tax account are as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
At beginning of the year/period	—	(285,849)	(289,416)	(263,252)
Debited/(credited) to consolidated income statements	(4,075)	(3,567)	26,164	52,285
Acquisition of a subsidiary (note 30)	(281,774)	—	—	—

At end of the year/period	(285,849)	(289,416)	(263,252)	(210,967)

13.   PROFIT/(LOSS) ATTRIBUTABLE TO OWNER OF THE COMPANY

        The consolidated profit/(loss) attributable to owner of the parent for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2012 and June 30, 2013 includes a loss of RMB0.01 million, a loss of RMB0.01 million, a loss of RMB0.57 million, a loss of RMB0.01 million and a loss of RMB0.01 million, respectively, which has been dealt with in the financial statements of the Company (note 33).

14.   EARNINGS/(LOSS) PER SHARE ATTRIBUTABLE TO OWNER OF THE COMPANY

        Basic and diluted earnings per share for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013 were calculated as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Profit/(loss) for the year attributable to owner of the Company:	562,432	(64,165)	(75,312)	(40,861)	(221,947)

Weighted average number of common shares:
Basic	1	1	1	1	1

Diluted	1	1	1	1	1

Earnings/(losses) per share attributable to owner of the Company:
Basic	562,432	(64,165)	(75,312)	(40,861)	(221,947)

Diluted	562,432	(64,165)	(75,312)	(40,861)	(221,947)

        The Company did not have any potential diluted shares throughout the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013. Accordingly, the diluted earnings per share amounts are the same as the basic earnings per share amounts.

15.   DIVIDEND

        No dividend has been paid or declared by the Company since its incorporation.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16.   PROPERTY, PLANT AND EQUIPMENT

	Buildings	Mining structures and mining rights	Machinery and equipment	Motor vehicles	Construction in progress	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Cost
At January 1, 2010	399	139,346	757	2,735	37,134	180,371
Acquisition of Guizhou Puxin	5,053	1,248,471	12,055	2,383	68,419	1,336,381
Additions	8	105,916	4,987	2,245	177,214	290,370
Transfers	2,610	1,568	6,420	—	(10,598)	—
Disposals	(81)	(9,763)	(379)	—	—	(10,223)

At December 31, 2010	7,989	1,485,538	23,840	7,363	272,169	1,796,899
Additions	9,429	14,164	7,718	426	222,886	254,623
Transfers	50	50,569	5,655	—	(56,274)	—
Disposals	—	—	—	—	(250)	(250)

At December 31, 2011	17,468	1,550,271	37,213	7,789	438,531	2,051,272
Additions	1,795	8,511	27,678	6,322	271,618	315,924
Transfers	11,994	130,642	23,916	—	(166,552)	—
Disposals	(118)	(611)	(697)	—	—	(1,426)

At December 31, 2012	31,139	1,688,813	88,110	14,111	543,597	2,365,770
Additions	1,805	8,617	12,661	4,231	124,214	151,528
Transfers	—	30,458	3,304	—	(33,762)	—

At June 30, 2013	32,944	1,727,888	104,075	18,342	634,049	2,517,298

Accumulated depreciation, depletion and amortisation
At January 1, 2010	(11)	(7,700)	(164)	(584)	—	(8,459)
Depreciation charge	(283)	(4,571)	(2,713)	(488)	—	(8,055)
Disposals	7	8,779	104	—	—	8,890

At December 31, 2010	(287)	(3,492)	(2,773)	(1,072)	—	(7,624)
Depreciation charge	(482)	(9,815)	(1,946)	(794)	—	(13,037)

At December 31, 2011	(769)	(13,307)	(4,719)	(1,866)	—	(20,661)
Depreciation charge	(805)	(11,741)	(4,189)	(1,077)	—	(17,812)
Disposals	16	108	220	—	—	344

At December 31, 2012	(1,558)	(24,940)	(8,688)	(2,943)	—	(38,129)
Depreciation charge	(630)	(3,821)	(2,823)	(422)	—	(7,696)

At June 30, 2013	(2,188)	(28,761)	(11,511)	(3,365)	—	(45,825)

Impairment
At January 1, 2010, December 31, 2010, 2011 and 2012	—	—	—	—	—	—
Impairment	—	(184,417)	—	—	—	(184,417)

At June 30, 2013	—	(184,417)	—	—	—	(184,417)

Net carrying amount
At January 1, 2010	388	131,646	593	2,151	37,134	171,912

At December 31, 2010	7,702	1,482,046	21,067	6,291	272,169	1,789,275

At December 31, 2011	16,699	1,536,964	32,494	5,923	438,531	2,030,611

At December 31, 2012	29,581	1,663,873	79,422	11,168	543,597	2,327,641

At June 30, 2013	30,756	1,514,710	92,564	14,977	634,049	2,287,056

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        As at December 31, 2010, 2011, 2012 and June 30, 2013, certain mining rights with carrying amounts of RMB140.5 million, RMB520.3 million, RMB525.5 million and RMB527.5 million were pledged to secure bank loans with carrying amounts of RMB168.7 million, RMB338.7 million, RMB475.0 million and RMB450.0 million, respectively.

        As at June 30, 2013, certain buildings with a carrying amount totalling RMB20.8 million were without title certificates. The Group has obtained the relevant confirmation letters issued by the local authorities confirming that they will not impose any penalties in connection with the construction of these buildings, and that the Group may continue to use these buildings in accordance with the current uses. The directors of the Company are of the view that the Group is entitled to lawfully and validly occupy and use the above-mentioned buildings. The directors of the Company are also of the opinion that the aforesaid matter will not have any significant impact on the Group's financial position as of June 30, 2013.

        Interest expenses of RMB16.2 million, RMB30.1 million, RMB45.6 million and RMB20.4 million arising from borrowings attributable to the construction of property, plant and equipment were capitalised at an annual rate of 5.40% to 9.17% and were included in 'additions' to construction in progress and mining rights during the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013, respectively.

        Exploration costs totalling RMB3.9 million, nil, nil and nil were incurred during the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013, respectively, of which RMB2.2 million, nil, nil and nil have been capitalised in the exploration rights and construction in progress in property, plant and equipment, and RMB1.7 million, nil, nil and nil have been included in other operating expenses in the income statements for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013, respectively.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Operations have been suspended at Gouchang Coal Mine since March 2013 pending the acquisition by the Group of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou Province's coal mine consolidation policy. The whole Gouchang Coal Mine was designated as a CGU. The carrying value of the long-term assets was compared to the recoverable amount of the CGU, which was based predominantly on the fair-value-less-costs-of-disposal ("FVLCD") approach. FVLCD calculations use pre-tax cash flow projections. Other key assumptions applied in the impairment tests include the production volume, expected coal price, coal product mix, product cost and related expenses. Management determined that these key assumptions were based on past performance and their expectations on market development. Further, the Group adopts a pre-tax rate of 15.05% that reflects specific risks related to CGU as discount rates. For the six months ended June 30, 2013, impairment loss for property, plant and equipment of RMB184.4 million (nil for the years ended December 31, 2010, 2011, 2012) was recognised in profit or loss.

17.   REHABILITATION FUND

        The rehabilitation fund represents restricted cash set aside by the Group in banks and cash placed with authorities for the purpose of future environmental rehabilitation as well as the settlement of asset retirement obligations.

18.   INVENTORIES

        Inventories are summarised as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Spare parts and consumables	2,868	3,066	6,393	8,112
Coal	2,456	2,262	4,873	6,968

	5,324	5,328	11,266	15,080

        The provision for impairment of inventories of the Group amounted to nil, nil, nil and RMB1.0 million for the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013, respectively.

19.   TRADE AND BILLS RECEIVABLES

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	5,577	29,356	38,166	39,998
Less: provision for impairment	—	—	—	—

	5,577	29,356	38,166	39,998
Bills receivable	—	1,000	10,801	6,300

	5,577	30,356	48,967	46,298

        Credit of up to three months is granted to customers with an established trading history, otherwise sales on cash terms or payment in advance are required. Trade receivables are non-interest-bearing.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        An aged analysis of the trade receivables as at the end of each reporting period, based on the invoice date, is as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Within 3 months	5,577	17,485	36,996	32,666
3 to 6 months	—	10,776	909	3,117
6 to 12 months	—	1,095	254	4,197
Over 12 months	—	—	7	18

	5,577	29,356	38,166	39,998

        The aged analysis of the trade receivables that are not individually nor collectively considered to be impaired is as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Neither past due nor impaired	5,577	17,485	36,996	32,666
Within one year past due	—	11,871	1,163	7,314
More than one year past due	—	—	7	18

Trade receivables, net	5,577	29,356	38,166	39,998

        Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Group. Based on past experience, the directors of the Company are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

        Bills receivable are bills of exchange with maturity dates of less than one year.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20.   PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

        The balance consists of prepayments, deposits and other receivables at cost of:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Current:
Prepaid spare parts and consumables purchases	5,344	7,413	3,095	3,583
Deposits	2,731	5,200	10,249	9,986
Staff advances	4,042	3,648	4,081	4,763
Withheld social security	3,125	5,170	5,417	4,036
Value-added tax recoverable	2,707	4,292	6,188	10,007
Prepaid transportation fee	486	400	1,184	1,015
Others	1,404	2,636	3,340	3,836

	19,839	28,759	33,554	37,226

Non-current:
Prepayments for land use rights	9,681	24,493	37,001	47,860
Prepayments for construction related work	1,527	36,715	72,678	61,774
Deposits for equipment purchases	2,207	5,485	4,622	5,207
Prepayments for mining plans design	1,191	4,625	1,100	1,767
Others	904	528	420	431

	15,510	71,846	115,821	117,039

	35,349	100,605	149,375	154,265

        None of the above assets is either past due or impaired.

21.   CASH AND CASH EQUIVALENTS AND PLEDGED DEPOSITS

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Restricted bank deposits (a)	—	21,000	7,082	—
Term deposits with an original maturity over three months	—	20,000	20,000	—
Cash and cash equivalents
— Cash on hand	174	202	100	179
— Cash at banks	76,308	73,440	160,884	140,633

	76,482	114,642	188,066	140,812

Notes:

(a)
Restricted bank deposits mainly include deposits of RMB21.0 million held as security for the working capital facilities as of December 31, 2011 (note 24) and of RMB7.1 million held as security for the banks bills as of December 31, 2012 (note 22).

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(b)
Deposits and cash and cash equivalents are denominated in the following currencies:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
RMB	76,454	114,618	188,047	140,797
Hong Kong dollar	28	24	19	15

	76,482	114,642	188,066	140,812

        Cash and cash equivalents are principally RMB-denominated deposits placed with banks in the PRC. The RMB is not freely convertible into other currencies, however, under the PRC's Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB into other currencies through banks authorised to conduct foreign exchange business.

        Cash at banks earns interest at floating rates based on daily bank deposit rates. Short term time deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group, and earn interest at respective short term deposit rates. The bank balances and pledged deposits are deposited with creditworthy banks with no recent history of default.

22.   TRADE AND BILLS PAYABLES

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Trade payables*	80,017	69,402	96,716	97,737
Bills payables	—	—	7,082	—

	80,017	69,402	103,798	97,737

*
Included in trade payables were RMB74.1 million, RMB60.5 million, RMB64.6 million and RMB79.7 million due to construction related constructors as of December 31, 2010, 2011 and 2012 and June 30, 2013.

        The ageing analysis of trade payables is as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Within one year	56,266	63,349	87,284	87,532
More than one year	23,751	6,053	9,432	10,205

	80,017	69,402	96,716	97,737

        Bills payable are bills of exchange with maturity of less than one year. Time deposits of nil, nil, RMB7.1 million and nil were pledged to secure the bank bills as of December 31, 2010, 2011, 2012 and June 30, 2013.

        The trade payables are non-interest bearing and are normally settled on a term of three to six months other than those due to construction related constructors.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

23.   OTHER PAYABLES AND ACCRUED LIABILITIES

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Natural resources fee (a)	505	48	693	522
Construction deposits from contractors	4,118	4,160	6,309	6,866
Social security payable (b)	6,116	16,620	16,268	11,151
Payroll payable	10,573	5,204	16,711	12,084
Advances from customers	1,117	4,057	11,325	9,641
Other taxes payables	980	4,618	5,154	5,205
Accrued expenses	—	—	—	9,141
Others	2,960	1,699	3,695	3,514

	26,369	36,406	60,155	58,124

(a)
The natural resources fee represents fees payable to the PRC Government and is calculated as a percentage of sales.

(b)
Social security consists of employee retirement insurance, medical insurance, maternity insurance, employment injury insurance and unemployment insurance and housing funds for the benefit of the Group's employees.

24.   INTEREST-BEARING BANK AND OTHER BORROWINGS

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Current
Working capital facilities	—	70,000	—	—
Bank and other borrowings — guaranteed	100,000	100,000	265,000	635,000
Current portion of long term bank and other borrowings — secured and guaranteed	—	55,000	155,000	170,000
Current portion of long term bank and other borrowings — guaranteed	—	—	23,900	56,900

	100,000	225,000	443,900	861,900

Non-current
Bank and other borrowings — guaranteed	—	77,144	149,630	433,849
Bank and other borrowings — secured and guaranteed	318,742	433,742	420,000	380,000
Bank and other borrowings — unsecured	—	—	—	83,600

	318,742	510,886	569,630	897,449

	418,742	735,886	1,013,530	1,759,349

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Certain of the interest-bearing bank and other borrowings are secured by:

  (1)
  Pledges over the Group's mining rights with carrying amounts of RMB140.5 million, RMB520.3 million, RMB525.5 million and RMB527.5 million as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively;

  (2)
  Pledges over the Company's equity interest in Baiping Mining, Dayuan Coal, Gouchang Coal, Linjiaao Coal, Xinsong Coal and Dayun Coal;

  (3)
  Pledges over certain of the Group's time deposits with carrying amounts of nil, RMB21.0 million, nil and nil as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively;

        In addition, Mr. Li Feilie has guaranteed certain of the Group's interest-bearing bank and other borrowings up to RMB150.0 million, RMB277.1 million, RMB486.6 million and RMB805.7 million as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively. Also, the Group's fellow subsidiaries have guaranteed certain of the Group's interest-bearing bank and other borrowings up to RMB418.7 million, RMB665.9 million, RMB1,013.5 million and RMB1,050.7 million as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively (note 32).

        All borrowings are denominated in RMB.

        The ranges of the effective interest rates on the Group's bank and other borrowings are as follows:

	Year ended December 31,			Six months ended June 30
	2010	2011	2012	2012	2013
	%	%	%	%	%
				(Unaudited)
Fixed-rate bank and other borrowings	6.37	6.37	7.20~9.00	6.97~7.87	6.30~9.00
Floating-rate bank and other borrowings	5.94~8.32	6.22~9.84	5.94~9.47	5.94~9.47	6.40~9.00

        The maturity profile of the bank and other borrowings as of December 31, 2010, 2011, 2012, and June 30, 2013 is as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Bank and other borrowings repayable:
Within one year or on demand	100,000	225,000	443,900	861,900
In the second year	55,000	175,000	143,000	470,000
In the third to fifth years, inclusive	215,000	287,144	426,630	427,449
Beyond five years	48,742	48,742	—	—

	418,742	735,886	1,013,530	1,759,349

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

25.   MINING RIGHTS PAYABLES

        Mining rights payables represent the payables to the Guizhou Provincial Department of Land and Resources as a result of acquiring the mining rights for Guizhou Yongfu, Dayuan Coal, Gouchang Coal, Baiping Mining, Xinsong Coal, Linjiaao Coal and Guizhou Dayun. Mining rights payables are classified as current/non-current liabilities according to instalment plans agreed with the Guizhou Provincial Department of Land and Resources.

        Maturities of mining rights payables are as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Within one year or on demand	19,192	22,612	25,568	31,368
In the second year	29,588	25,568	22,368	22,368
In the third to fifth years, inclusive	70,304	67,104	55,442	43,782
Beyond five years	33,074	10,706	—	—

	152,158	125,990	103,378	97,518

        The mining rights payables bear interest at a rate stipulated by the People's Bank of China from year to year. The ranges of the interest rates for mining rights payables for the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 are 5.85%~6.40%, 6.65%~7.05%, 6.15%~6.55% and 6.00~6.55%, respectively.

26.   ASSET RETIREMENT OBLIGATIONS

        Asset retirement obligations primarily relate to the closure of mines, which includes dismantling mining-related structures and the reclamation of land upon exhaustion of coal reserves.

        The following table describes the changes to the Group's asset retirement obligation liability:

Amount
RMB'000
At January 1, 2010	2,055
Arising during the year	—
Recognised from business combination (note 30)	3,118
Accretion expenses (note 6)	309

At December 31, 2010	5,482
Arising during the year	—
Accretion expenses (note 6)	543

At December 31, 2011	6,025
Arising during the year	402
Accretion expenses (note 6)	637

At December 31, 2012	7,064
Change of estimation	434
Accretion expenses (note 6)	350

At June 30, 2013	7,848

        The inflation rate, discount rate and market risk premium used for estimating the provision for asset retirement obligations for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013 are 2.53%, 9.91% and 6.09%, respectively. There were no material changes to those rates used in subsequent periods.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

27.   ISSUED CAPITAL

        The Company was incorporated on January 6, 2010 with authorised capital of a maximum of 50,000 shares of a single class each with a par value of US$1.00. On January 15, 2010, 1 share was issued to Feishang which was subsequently transferred to CHNR on April 30, 2010.

28.   SHARE-BASED COMPENSATION

        In January 2008, 1,000,000 stock options of CHNR were granted to Mr. Li Feilie, at an exercise price of US$22.64 per share (the fair market value of CHNR's common stock as of the grant date). Vesting is conditional upon Mr. Li Feilie's working for CHNR for the next three years commencing from the grant date. As of December 31, 2010, the compensation expense related to the options has been fully recognised. In January 2011, the outstanding 1,000,000 shares of stock options were expired and not exercised.

        The estimated fair value of these options at the date of grant using the Black Scholes option pricing model was RMB78.0 million, which is being amortised over the requisite service period of three years with the following assumptions: risk-free interest rate of 3.00%; no dividend yield; volatility of 124.50%; and the expected term of the options of one year.

        Since the share options were granted by CHNR to Mr. Li Feilie for his services to CHNR, including the coal business of the Group, the compensation expense relating to his service to the coal business of the Group of RMB17.0 million for the year ended December 31, 2010, determined using a proportional allocation method based on the headcount of the coal business and non-coal business of CHNR, is recognised in the Group's financial statements with a corresponding credit to deemed contribution from the owner of the Company.

29.   RESERVES

        The amounts of the Group's reserves and movements therein for each of the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 are presented in the consolidated statements of changes in equity.

(a)
Safety fund and production maintenance fund

        The safety and production maintenance fund represents the safety production fund and the production maintenance fund which is accrued based on production volume in accordance with the circular of the Ministry of Finance on enterprise safety production.

(b)
Special reserve

        The special reserve represents equity-settled share option expense related to the coal business (note 28) as well as prepaid listing expenses undertaken and paid by CHNR on behalf of the Group (note 32(c)).

(c)
Merger reserve

        The merger reserve of the Group represents the capital contributions from the owner of the Company. The additions during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 represent the injection of additional paid-in capital by the equity holders of the subsidiaries to the respective companies. The deductions during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 represent the acquisition of paid-in capital of the subsidiaries by the Company from the owner of the Company which is accounted for as a distribution to the owner of the Company in the consolidated statements of changes in equity.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.   BUSINESS COMBINATION

        As further explained below, during the year ended December 31, 2010, the Group completed the Acquisition. Guizhou Puxin and its subsidiaries principally engage in coal mine development and operation in Guizhou Province, the PRC.

        On March 18, 2010, Guizhou Fuyuantong, an indirect wholly-owned PRC subsidiary of Feishang, acquired all the issued and outstanding capital stock of Guizhou Puxin and its five subsidiaries, including Baiping Mining, Dayuan Coal, Gouchang Coal, Linjiaao Coal and Xinsong Coal, from unrelated third parties. The total purchase consideration was in the form of cash, totalling RMB150.0 million.

        In April 2010, the Company acquired all the issued outstanding capital stock of Guizhou Fuyuantong through its direct subsidiary, Hong Kong Smartact Limited, from Feishang for RMB10.0 million. Guizhou Puxin and its five subsidiaries engage in coal mine development and operation in Guizhou Province, the PRC.

        The following table summarises the fair values of assets and liabilities of Guizhou Puxin and its five subsidiaries, including Baiping Mining, Dayuan Coal, Gouchang Coal, Linjiaao Coal and Xinsong Coal when they were acquired from the unrelated third parties on March 18, 2010:

RMB'000
Property, plant and equipment	1,336,381
Rehabilitation fund	4,969
Other non-current assets	8,436
Inventories	3,665
Trade receivables	2,478
Cash and cash equivalents	12,458
Other current assets	156,048
Trade payables	(20,443)
Other current liabilities	(349,457)
Deferred tax liabilities	(281,774)
Asset retirement obligations	(3,118)
Other non-current liabilities	(31,384)
Non-controlling interests	(64,111)

Fair value recognised by the Group	774,148
Purchase price paid to unrelated third parties of the Group	(150,000)

Bargain purchase gain	624,148

        The bargain purchase gain arise from the distressed sale by the unrelated third parties as a result of the consolidation of smaller coal mines by the PRC government. The valuation is based on an independent valuation report, which uses an income-based approach estimating the future economic benefits and discounting these benefits into present value using a discount rate appropriate for the risks associated with realising those benefits. The fair value of the non-controlling interest is measured at the non-controlling interest proportion of the net fair value of the assets, liabilities and contingent liabilities recognised.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Since the Acquisition date, Guizhou Puxin and its five subsidiaries contributed RMB38.7 million to the Group's revenue and a loss of RMB68.6 million to the consolidated profit for the year ended December 31, 2010.

        Had the Acquisition taken place at the beginning of the year, the revenue and profit of the Group for the year ended December 31, 2010 would have been RMB48.0 million and RMB548.6 million, respectively.

        An analysis of the cash flows in respect of the acquisition of Guizhou Puxin and its subsidiaries is as follows:

RMB'000
Cash consideration	(150,000)
Cash and cash equivalents acquired	12,458

Net outflow of cash and cash equivalents	(137,542)

        Out of the total cash consideration amounting to RMB150.0 million, RMB9.9 million was paid during the year ended December 31, 2010. The outstanding balance of RMB140.1 million was fully paid in July 2011.

31.   COMMITMENTS

(a)
Capital commitments

        The Group had the following capital commitments as of December 31, 2010, 2011 and 2012, and June 30, 2013:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Construction and purchase of items of property, plant and equipment
— Contracted, but not provided for	57,854	99,398	94,625	88,961
— Authorised, but not contracted for	297,055	123,611	520,126	405,295

	354,909	223,009	614,751	494,256

(b)
Operating lease commitment

        The Group has commitments to make the following future minimum lease payments under non-cancellable operating leases:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Within the first year	932	1,000	73	936
After one year but not more than five years	2,986	2,046	24	943

	3,918	3,046	97	1,879

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        In October 2012, Guizhou Yongfu entered into an operating lease agreement with a third party contractor for a shearer to be used in coal extraction at its current mining face. The rental of the shearer is determined by the production volume during the period and the unit rent rate of RMB68.0/ton. The shearer was not utilised during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 until the commencement of pilot run of Guizhou Yongfu in July 2013.

32.   RELATED PARTY TRANSACTIONS

        In addition to the transactions detailed elsewhere in these financial statements, the Group had the following transactions with related parties during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013:

(a)
Outstanding balances with related companies

        The Group's payables with related companies, which are all unsecured and non-interest-bearing are summarised as follows:

		As of December 31,			As of June 30,
		2010	2011	2012	2013
		RMB'000	RMB'000	RMB'000	RMB'000
Current
Payables to related companies:
Wuhu Feishang	*	25,000	118,000	118,000	—
Yangpu Lianzhong	*	—	104,985	—	—
Feishang Management	*	263,401	178,843	540,010	131,000
Yunnan Feishang	*	—	35,180	—	—
Yangpu Shuanghu	*	14,993	—	—	—
CHNR	**	9,698	9,291	9,537	9,633
Feishang Enterprise Group Limited ("Feishang Enterprise")	**	1,143	5,081	4,854	—

		314,235	451,380	672,401	140,633

*
These are subsidiaries under the control of CHNR and Feishang.

**
These are subsidiaries under the control of Feishang.

        The payables with related companies are all due on demand or within one year.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(b)
Compensation of key management personnel of the Group

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Wages, salaries and allowances	385	824	2,523	1,012	1,303
Contribution to pension plans	—	23	37	7	40
Housing funds	—	—	16	11	55
Welfare and other expenses	—	—	—	—	40
Equity-settled share option expense	17,009	—	—	—	—

	17,394	847	2,576	1,030	1,438

        Further details of the directors' and chief executive's emoluments are included in note 10 to the consolidated financial statements.

(c)
Listing expenses

        Pursuant to undertakings, CHNR, the parent of the Company, agreed to bear the listing expenses amounting to RMB9.1 million, RMB4.6 million and RMB1.8 million for the year ended December 31, 2012, the months ended June 30, 2013 and 2012, respectively (note 29) in relation to the listing by introduction of the shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

33.   CONDENSED FINANCIAL INFORMATION OF THE COMPANY

        The following is the condensed financial information of the Company on a non-consolidated basis:

CONDENSED STATEMENTS OF FINANCIAL POSITION

	As of December 31,
				As of June 30, 2013
	2010	2011	2012
	RMB'000	RMB'000	RMB'000	RMB'000
ASSETS
INVESTMENT IN A SUBSIDIARY AND TOTAL NON-CURRENT ASSETS	—	—	—	—

CURRENT ASSETS
Due from a subsidiary	9,689	9,278	9,202	9,062

TOTAL CURRENT ASSETS	9,689	9,278	9,202	9,062

TOTAL ASSETS	9,689	9,278	9,202	9,062

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	—	—	236	—
Due to parent	9,698	9,292	9,537	9,633

TOTAL CURRENT LIABILITIES	9,698	9,292	9,773	9,633

TOTAL LIABILITIES	9,698	9,292	9,773	9,633

EQUITY
Issued capital	—	—	—	—
Reserves	(9)	(14)	(571)	(571)

EQUITY ATTRIBUTABLE TO OWNER OF THE COMPANY	(9)	(14)	(571)	(571)

TOTAL EQUITY	(9)	(14)	(571)	(571)

TOTAL LIABILITIES AND EQUITY	9,689	9,278	9,202	9,062

        The investment in a subsidiary, namely Hong Kong Smartact, was in unlisted shares, measured at cost of 1 Hong Kong dollar. Particulars of the principal direct and indirect subsidiaries are set out in note 1.3 to the consolidated financial statements.

        The amount due from a subsidiary included in the Company's current assets of RMB9.7 million, RMB9.3 million, RMB9.2 million and RMB9.1 million as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively, are unsecured, interest-free and are due on demand.

        The amount due to parent, namely CHNR, was unsecured, interest-free and is due on demand or within one year as of December 31, 2010, 2011, 2012 and June 30, 2013.

        As at December 31, 2010, 2011, 2012 and June 30, 2013, the Company had net current liabilities of RMB0.01 million, RMB0.01 million, RMB0.6 million and RMB0.6 million, respectively and total assets less current liabilities of negative RMB0.01 million, negative RMB0.01 million, negative RMB0.6 million and negative RMB0.6 million, respectively.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONDENSED INCOME STATEMENTS

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
ADMINISTRATIVE EXPENSES	9	6	564	6	8

LOSS BEFORE INCOME TAX	9	6	564	6	8
INCOME TAX EXPENSE	—	—	—	—	—

LOSS FOR THE YEAR/PERIOD	9	6	564	6	8

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Net cash flows used in operating activities	(9)	(6)	(564)	(6)	(8)
Net cash flows used in investing activities	(9,689)	(6)	(6)	(7)	(6)
Net cash flows from financing activities	9,698	12	328	13	14

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	—	(242)	—	—
NETFOREIGN EXCHANGE DIFFERENCE	—	—	242	—	—

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR/PERIOD	—	—	—	—	—

CASH AND CASH EQUIVALENTS AT END OF THE YEAR/PERIOD	—	—	—	—	—

        The above financial statements have been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, results of operations and cash flows of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries and the parent's equity in the undistributed earnings of 50 percent or less owned persons accounted for by the equity method together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of June 30, 2013, RMB407.3 million of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013.

        In the parent-company-only financial statements, the Company's investments in subsidiaries are stated at cost. The parent-company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

        The Company does not have any significant commitments or long-term obligations as of any of the years presented.

        During the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013, no cash dividends were declared and paid by subsidiaries of the Company.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34.   TRANSFERS OF FINANCIAL ASSETS

        At December 31, 2012 and June 30, 2013, the Group endorsed certain bills receivable accepted by banks in the PRC (the "Derecognised Bills"), to certain of its suppliers in order to settle the trade payables due to these suppliers with a carrying amount in aggregate of RMB22.5 million and RMB16.4 million, respectively. The Derecognised Bills have a maturity from one to six months at the end of the reporting period. In accordance with the Law of Negotiable Instruments in the PRC, the holders of the Derecognised Bills have a right of recourse against the Group if the PRC banks default (the "Continuing Involvement"). In the opinion of the directors, the Group has transferred substantially all risks and rewards relating to the Derecognised Bills. Accordingly, it has derecognised the full carrying amounts of the Derecognised Bills and the associated trade payables. The maximum exposure to loss from the Group's Continuing Involvement in the Derecognised Bills and the undiscounted cash flows to repurchase the Derecognised Bills equals to their carrying amounts. In the opinion of the directors, the fair values of the Group's Continuing Involvement in the Derecognised Bills are not significant.

        During the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013, the Group has not recognised any gain or loss on the date of transfer of the Derecognised Bills. No gains or losses were recognised from the continuing involvement, both during the year or cumulatively. The Endorsement has been made evenly throughout the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013.

35.   FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

        Financial instruments of the Group primarily include cash, trade and bills receivables, certain other current assets, trade and bills payables, certain other liabilities, amounts due to related companies, interest-bearing bank and other borrowings and mining rights payables.

        The Group is exposed to credit risk, foreign currency risk, interest rate risk and liquidity risk. The Group has not used any derivatives and other instruments for hedging purposes. The Group does not hold or issue derivative financial instruments for trading purposes. The Group reviews and agrees policies for managing each of these risks and they are summarised below.

(a)
Credit risk

        The carrying amounts of the Group's cash and cash equivalents, time deposits, restricted bank deposits, trade and bills receivables, and certain other current assets, represent the Group's maximum exposure to credit risk in relation to its financial assets.

  Cash and cash deposits

        The Group maintains its cash and cash deposits primarily with various PRC state-owned banks and Hong Kong-based financial institutions, which management believes are of high credit quality. The Group performs periodic evaluations of the relative credit standing of those financial institutions.

        The carrying amounts of the Group's cash and cash equivalents, time deposits, restricted bank deposits, trade and bills receivables, and certain other current assets, represent the Group's maximum exposure to credit risk in relation to its financial assets.

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Trade receivables

        The Group sells anthracitic coal to companies in the PRC. Trade receivables are typically unsecured and are mainly derived from revenue earned from customers in the PRC. The risk with respect to trade receivables is mitigated by credit evaluations that the Group performs on its customers and its ongoing monitoring of outstanding balances. The Group provides impairment for trade receivables primarily based on the age of the balances and factors surrounding the customer's credit worthiness. No provision for impairment of trade receivables was provided during the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2013. As of December 31, 2010, 2011, 2012 and June 30, 2013, receivables due from the largest five customers accounted for 59.4%, 84.2%, 87.2% and 53.6% of the trade receivables, respectively.

        Sales to the largest five customers accounted for 66.6%, 73.5%, 56.7%, 73.7% and 72.8% of the consolidated revenue for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013, respectively. The largest five customers are all recognised and creditworthy third parties and trading terms are mainly on payment in advance or with a credit period of one month. The Group expects the concentration of coal customers to subside once the production volume increases in the future.

  Bills receivable

        Bills receivable represent letters of credit obtained by customers of the Group to finance purchases which have been presented to banks for payment after delivery of goods to customers. As of December 31, 2011, 2012 and June 30, 2013, the bills receivable balance was guaranteed by financial institutions. The bills receivable have normal terms of maturity of six months.

(b)
Foreign currency risk

        These financial statements are presented in RMB, which is the Company's presentation currency. The currency is not freely convertible into foreign currencies. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of the currency into foreign currencies. The value of the currency is subject to changes in PRC government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorised to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China.

(c)
Interest rate risk

        Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's long-term debt obligations with floating interest rates. The interest rate risk is closely monitored by the Group's senior management. As of December 31, 2010, 2011, 2012 and June 30, 2013, the interest rates for only 5.30%, 8.10%, 12.50% and 31.97% of the Group's interest-bearing debts were fixed, respectively. The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the portion of interest-bearing bank and other borrowings and mining rights payables with floating interest rates except for interest which is capitalised. With all other variables held constant, the Group's profit / (loss) before tax is affected through the impact on floating rate borrowings as follows:

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Increase/(decrease) in basis points	Increase/(decrease) in profit/(loss) before tax
		RMB'000
Year ended December 31, 2010	100	(668)
	(100)	668
Year ended December 31, 2011	100	(2,841)
	(100)	2,841
Year ended December 31, 2012	100	(4,289)
	(100)	4,289
Six months ended June 30, 2013	100	(5,530)
	(100)	5,530
(d)
Liquidity risk

        The Group manages its liquidity risk by regularly monitoring its liquidity requirements and its compliance with debt covenants to ensure that it maintains sufficient cash and cash equivalents, and adequate time deposits to meet its liquidity requirements in the short and long term. The Group also relies on financial support from its controlling shareholder. In addition, bank facilities have been put in place for contingency purposes.

        The table below summarises the maturity profile of the Group's financial liabilities based on contractual undiscounted payments:

June 30, 2013	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade and bills payables	—	97,737	—	—	97,737
Other payables and accrued liabilities	—	29,684	—	—	29,684
Interest-bearing bank and other borrowings	—	978,168	1,045,164	—	2,023,332
Due to related companies	140,633	—	—	—	140,633
Mining rights payable	—	38,976	97,764	—	136,740

	140,633	1,144,565	1,142,928	—	2,428,126

December 31, 2012	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade and bills payables	—	103,798	—	—	103,798
Other payables and accrued liabilities	—	22,022	—	—	22,022
Interest-bearing bank and other borrowings	—	508,388	654,212	—	1,162,600
Due to related companies	672,401	—	—	—	672,401
Mining rights payable	—	32,234	110,524	—	142,758

	672,401	666,442	764,736	—	2,103,579

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade and bills payables	—	69,402	—	—	69,402
Other payables and accrued liabilities	—	9,964	—	—	9,964
Interest-bearing bank and other borrowings	—	277,992	557,015	49,146	884,153
Due to related companies	451,380	—	—	—	451,380
Mining rights payable	—	27,644	121,529	18,256	167,429

	451,380	385,002	678,544	67,402	1,582,328

December 31, 2010	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade and bills payables	—	80,017	—	—	80,017
Other payables and accrued liabilities	—	8,700	—	—	8,700
Interest-bearing bank and other borrowings	—	134,357	270,000	48,742	453,099
Due to related companies	314,235	—	—	—	314,235
Mining rights payable	—	22,980	118,758	46,513	188,251

	314,235	246,054	388,758	95,255	1,044,302

(e)
Capital management

        The primary objectives of the Group's capital management are to safeguard the Group's ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders' value. The Group also relies on financial support from its controlling shareholder.

        The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may return capital to shareholders, raise new debt or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013.

        The Group monitors capital on the basis of the debt to capital ratio (gearing ratio), which is calculated as interest-bearing debt divided by total capital. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables. Capital includes total equity and interest-bearing debt. The gearing ratios as at the end of each of the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013 are as follows:

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Interest-bearing debt	570,900	861,876	1,116,908	1,856,867
Total equity	630,964	565,469	507,595	289,571

Total capital	1,201,864	1,427,345	1,624,503	2,146,438

Gearing ratio	47.5%	60.4%	68.8%	86.5%

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.   MATERIAL NON-CONTROLLING INTERESTS

        The Group has two subsidiaries with material non-controlling interests ("NCI"). Information regarding these subsidiaries is as follows:

Six months ended June 30, 2013

Name	Principal place of business	NCI in subsidiary	Profit/(loss) allocated to NCI	Accumulated NCI	Dividends paid to NCI in year
			RMB'000	RMB'000	RMB'000
Baiping Mining	Mainland China	30%	2,133	67,097	—
Guizhou Yongfu	Mainland China	30%	(1,337)	21,070	—

Six months ended June 30, 2012 (unaudited)

Name	Principal place of business	NCI in subsidiary	Profit/(loss) allocated to NCI	Accumulated NCI	Dividends paid to NCI in year
			RMB'000	RMB'000	RMB'000
Baiping Mining	Mainland China	30%	3,618	60,052	—
Guizhou Yongfu	Mainland China	30%	(1,253)	21,134	—

2012

Name	Principal place of business	NCI in subsidiary	Profit allocated to NCI	Accumulated NCI	Dividends paid to NCI in year
			RMB'000	RMB'000	RMB'000
Baiping Mining	Mainland China	30%	8,530	64,964	—
Guizhou Yongfu	Mainland China	30%	20	22,407	—

2011

Name	Principal place of business	NCI in subsidiary	Profit/(loss) allocated to NCI	Accumulated NCI	Dividends paid to NCI in year
			RMB'000	RMB'000	RMB'000
Baiping Mining	Mainland China	30%	1,204	56,434	—
Guizhou Yongfu	Mainland China	30%	(1,743)	22,387	—

2010

Name	Principal place of business	NCI in subsidiary	Loss allocated to NCI	Accumulated NCI	Dividends paid to NCI in year
			RMB'000	RMB'000	RMB'000
Baiping Mining	Mainland China	30%	2,233	55,230	—
Guizhou Yongfu	Mainland China	30%	1,727	24,130	—

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Summarised financial information including consolidation adjustments but before inter-company eliminations is as follows:

Baiping Mining

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Cash and cash equivalents	71	21,297	4,564	2,246
Other current assets	11,816	23,643	30,967	39,098
Non-current assets	280,504	293,307	310,529	312,387

	292,391	338,247	346,060	353,731

Current liabilities	52,153	93,621	73,621	35,579
Non-current liabilities	56,137	56,512	55,891	94,495

	108,290	150,133	129,512	130,074

Baiping Mining

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Revenue	13,233	44,189	106,446	44,136	40,227
Profit/(loss) for the year/period	(7,442)	4,012	28,434	12,060	7,112
Total comprehensive income/(loss) for the year/period, net of tax	(7,442)	4,012	28,434	12,060	7,112
Net cash flows generated from/(used in) operating activities	(5,265)	8,112	50,272	21,005	(3,930)
Increase/(decrease) in cash and cash equivalents	(985)	21,226	(16,733)	(19,770)	(2,318)

Guizhou Yongfu

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000
Cash and cash equivalents	3,918	3,209	3,825	12,018
Other current assets	136,999	72,894	70,081	67,825
Non-current assets	268,179	403,441	543,252	606,365

	409,096	479,544	617,158	686,208

Current liabilities	85,000	96,328	262,907	109,669
Non-current liabilities	243,664	308,594	279,562	506,307

	328,664	404,922	542,469	615,976

FEISHANG ANTHRACITE RESOURCES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Guizhou Yongfu

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
				(Unaudited)
Revenue	—	—	—	—	—
Profit/(loss) for the year/period	(5,755)	(5,808)	66	(4,177)	(4,457)
Total comprehensive income/(loss) for the year/period, net of tax	(5,755)	(5,808)	66	(4,177)	(4,457)
Net cash flows used in operating activities	(2,531)	(3,953)	(6,930)	(2,103)	(4,943)
Increase/(decrease) in cash and cash equivalents	(45,261)	(709)	616	381	8,193

37.   EVENTS AFTER THE REPORTING PERIOD

        On July 5, 2013, Guizhou Puxin received and fully drew down a RMB105.0 million three-year entrusted loan from China Minsheng Bank Co., Ltd., entrusted by Yangpu Banghua, an unrelated third party. The purpose of the loan is to finance the operating working capital, mine construction, payment of mining rights payables and debt settlement. The loan bears fixed interest rate of 7.38% per annum and bears commission fee at a rate of 0.33%.

        On July 18, 2013, the Group obtained a confirmation letter from China Minsheng Bank which will provide a loan facility totalling RMB1.6 billion for a year during which the Group can draw down loan amounts pursuant to the conditions set out in the confirmation letter. On July 29, 2013, the Group obtained a revised confirmation letter from China Minsheng Bank which extends the expiry period of the loan facility from a year to one and a half years.

        On August 14, 2013 and October 17, 2013, Guizhou Puxin received a RMB100.0 million and RMB150.0 million one-year bank loan from China Minsheng Bank Co., Ltd., Chongqing Branch, respectively. The purpose of the loan is to finance the purchase of coal and to finance the working capital of Guizhou Puxin, respectively. The loans are guaranteed by Wuhu Feishang Industrial Development Co., Ltd. ("WFID"), and Pingxiang Iron & Steel Co., Ltd. ("Pingxiang"). Pingxiang was a related company controlled by Mr. Li Feilie, who is also an executive officer, director and the principal beneficial owner of the Company. Upon the disposition by Mr. Li Feilie in January 2013, Pingxiang became an independent third party thereafter. The loans are also collateralized by a pledge of the outstanding stock of Guizhou Puxin. The loans bear floating annual interest rate of 6.60% and 6.00% per annum, respectively. The loans were fully drew down in August 2013 and October 2013, respectively.

        On August 29, 2013, Guizhou Puxin received and fully drew down a RMB76.0 million one-year entrusted loan from China Industrial International Trust Limited. The purpose of the loan is to finance the working capital of Guizhou Puxin. The loan bears a fixed interest rate of 7.29% per annum. The loan is secured by a RMB16.0 million bank deposit.

        On October 10, 2013, the Group obtained a confirmation letter from China Merchants Bank which will provide a loan facility totalling RMB350.0 million for seventeen months during which the Group can draw down loan amounts pursuant to the conditions set out in the confirmation letter.

38. APPROVAL OF THE FINANCIAL STATEMENTS

        The financial statements were approved and authorised for issue by the board of directors on November 19, 2013.

IMPORTANT

If you are in any doubt about the contents of this listing document, you should seek independent professional advice.

 [LOGO]

         Feishang Anthracite Resources Limited

(Incorporated in the British Virgin Islands with limited liability)

LISTING BY INTRODUCTION
OF THE ENTIRE ISSUED SHARE CAPITAL OF THE COMPANY
ON THE MAIN BOARD OF
THE STOCK EXCHANGE OF HONG KONG LIMITED

Nominal value	:	HK$0.01 per Share
Stock code	:

Joint Sponsors
(in alphabetical order)

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this listing document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this listing document.

This listing document is published in connection with the Listing on the Stock Exchange of our Shares which are currently in issue and held by CHNR and will be distributed to the shareholders of CHNR upon completion of the Distribution. This listing document contains particulars given in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong) for the purpose of giving information with regard to the Company and its subsidiaries.

This listing document does not constitute an offer of, nor is it calculated to invite offers for, shares or other securities of the Company, nor have such shares or other securities been allotted with a view to any of them being offered for sale to or subscription by the public. No new Shares will be allotted or issued in connection with, or pursuant to, this listing document.

Information regarding the proposed arrangements for the listing of, and dealings and settlement of dealings in, the Shares following completion of the Spin-off is set out in the section headed "Information about this Listing Document and the Spin-off" in this listing document.

Your attention is drawn to the section headed "Risk Factors" in this listing document.

                        2013

EXPECTED TIMETABLE(1)

Last day of dealing in CHNR Shares ona cum entitlement basis	, 2013
First day of dealing in CHNR Shares on an ex entitlement basis	, 2013
Latest time for lodging transfers of the CHNR Shares cum entitlement to the Shares pursuant to the Distribution	a.m./p.m. on , 2013
Register of members of CHNR closes from	, 2013
Distribution Record Date	, 2013
Declaration of a conditional special interim dividend by CHNR to be satisfied by way of a distribution in specie of our Shares to CHNR Shareholders	, 2013
Register of members of CHNR opens on	, 2013
Announcement of obtaining the final listing approval from the Stock Exchange	, 2013
Dispatch of Share certificates on(2)	, 2013
Listing of and dealing in the Shares on the Stock Exchange expected to commence on(2)	, 2013

Notes:

(1)
All dates and times refer to Hong Kong dates and times, except as otherwise stated. Details of the Spin-off, including its condition, are set out in the sections headed "Information about this Listing Document and the Spin-off" and "The Spin-off" in this listing document.

(2)
The Share certificates are expected to be dispatched on                , 2013. The Share certificates will only become valid if the Distribution becomes unconditional. In the event the Distribution does not become unconditional, dealings in the Shares on the Stock Exchange will not commence on                , 2013. In such event, we will make an announcement of the above and, if necessary, of a revised timetable. Investors who trade in the Shares prior to the receipt of the Share certificates do so entirely at their own risk.

i

CONTENTS

IMPORTANT NOTICE TO INVESTORS

        We have not authorized anyone to provide you with information or representation that is different from what is contained in this listing document. Any such information or representation must not be relied on by you as having been authorized by us, the Joint Sponsors, any of our or their respective directors, officers or representatives or any other person involved in the Spin-off.

ii

iii

SUMMARY

This summary is intended to give you an overview of the information contained in this listing document. Since it is a summary, it does not contain all the information that may be important to you. You should read the listing document in its entirety. The reserve data of the Company included in this listing document are determined by measuring the raw coal extracted from our coal mines. The characteristics of our coal products are assessed by measuring our raw coal after beneficiation (or coal washing) as may be required under the Chinese Coal Classification Standard. See "Business — Our Coal Characteristics and Coal Products — Coal Classification".

OVERVIEW

          We are a producer of anthracite coal based in Guizhou province of the PRC. We are primarily engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. Our mining assets consist of seven underground anthracite coal mines in Guizhou province, of which five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. All of our anthracite coal mines are accessible by road and located in Guizhou province, which, according to the SAWS and Fenwei, had the largest anthracite coal resources among the provinces in Southwest China as of December 31, 2012. The following table sets forth certain information regarding our seven anthracite coal mines as of the date of this listing document, other than information regarding the total proved and probable reserves and the estimated mine lives of our anthracite coal mines, which were as of July 31, 2013.

Anthracite Coal Mine	Stage of Production	Date of Initial/Expected Commercial Production	Total Proved and Probable Reserves (in million tonnes)	Permitted Annual Production Capacity (in tonnes)(1)	Estimated Mine Life(2) (in years)
Baiping Coal Mine	Commercial production	June 2009	22.48	150,000	37
Liujiaba Coal Mine	Commercial production	December 2012	13.60	300,000	23
Zhulinzhai Coal Mine	Commercial production	April 2012	9.56	300,000	21
Gouchang Coal Mine	Commercial production (suspended)(3)	April 2011	5.72	90,000	52
Yongsheng Coal Mine	Pilot run	March 2014	51.96	600,000	29
Dayuan Coal Mine	Commercial production	November 2013	8.26	300,000	18
Dayun Coal Mine	Construction	July 2015	97.29	600,000	54

		Total	208.87	2,340,000

Notes:

(1)
Represents the annual production capacity as permitted under the relevant mining rights permits.

(2)
Mine life estimates are calculated by dividing proved and probable reserves by the optimized annual production capacity, which takes into account the planned future increases in production capacity still in the design phase.

(3)
Operations have been suspended at Gouchang Coal Mine since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou province's coal mine consolidation policy. See "Business — Our Anthracite Coal Mines — Mines in Commercial Production — Gouchang Coal Mine".

          As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes and total permitted annual production capacity of 2.34 million tonnes. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we sold 166,362 tonnes, 314,058 tonnes, 437,010 tonnes, 148,539 tonnes and 187,432 tonnes of anthracite coal, respectively, and had revenues of RMB38.7 million, RMB105.2 million, RMB141.9 million, RMB55.2 million and RMB54.7 million, respectively. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB232.4, RMB296.4, RMB323.6, RMB360.3 and RMB291.9 per tonne, respectively.

          During the Track Record Period, we derived our revenue primarily from the sale of coal we produced. From time to time, we also engaged in coal trading activities by selling coal that we purchased from third party suppliers. In 2011, 2012 and the six months ended June 30, 2012 and 2013, revenue from sales of third party coal was RMB33.1 million, RMB1.1 million, RMB1.1 million and nil, respectively, representing 31.5%, 0.8%, 2.0% and nil, respectively, of our total revenue. We did not engage in any coal trading activities in 2010, and we do not intend to engage in any significant coal trading activities in the future.

          In the PRC, end users generally characterize anthracite coal as thermal coal, chemical coal or PCI coal. Thermal coal is generally used in the electric power industry for power generation and in the construction industry for cement production. Chemical coal is generally used for the production of synthetic ammonia and methanol, and PCI coal is generally used for sintering, smelting and injection purposes in the pulverized coal injection process in iron production. Prior to 2011, we sold substantially all of the coal produced from our mines as thermal coal. In 2011, 2012 and the six months ended June 30, 2013, we derived approximately 5%, 5% and 1.2% of our revenue from the sale of chemical coal we produced, respectively, while our remaining revenue in each of these years was derived from the sale of thermal coal we produced and coal sourced from third parties. Subject to market conditions and the Guizhou government's annual guidance on supply of thermal coal to power plants, we intend to significantly increase our sales of chemical coal in the future and begin selling PCI coal in 2014. Our ability to sell chemical coal or PCI coal during the Track Record Period has been constrained as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou, which has taken up a significant portion of our production capacity. We generally price our anthracite coal based on the prevailing market prices in Guizhou, the anthracite coal type and quality, our sales volume and the length of our relationship with the customer.

          In order to increase our production capacity, we plan to optimize all of our currently operating anthracite coal mines by improving mine layout and upgrading mine infrastructure and equipment. We expect that our optimization plans will begin in 2015 and, after their expected completion in December 2018, we expect to be able to achieve an aggregate annual production capacity of 5.81 million tonnes. The estimated costs of our optimization plans are RMB807.5 million.

          Anthracite coal production in Guizhou has historically exceeded local consumption and this trend is expected to continue. Anthracite coal prices in Guizhou are also highly cyclical. For example, anthracite coal prices in Guizhou declined significantly in the second quarter of 2012 and, after a brief period of recovery, declined significantly again in the first half of 2013. There could be further declines in anthracite coal prices in Guizhou in the future. See "Risk Factors — Our business, financial condition and results of operations are susceptible to the cyclical nature of the PRC anthracite coal market and vulnerable to fluctuations in anthracite coal prices".

          Under PRC law, each coal mine in the PRC must obtain certain permits prior to commencing commercial production, including a mining right permit, a safe production permit and a coal production permit. The following table sets forth certain information regarding our mining right permits, safe production permits and coal production permits as of the Latest Practicable Date:

	Mining Right Permit			Safe Production Permit		Coal Production Permit(5)
Mine	Holder/permit number	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)
Baiping Coal Mine(1)	Baiping Mining/ C5200002011111120121064	November 2011	August 2014	May 2012	May 2015	June 2009	June 2020
Liujiaba Coal Mine	Xinsong Coal/ C5200002009091120036374(2)	March 2011	September 2019	November 2012	November 2015	December 2012	December 2037
Zhulinzhai Coal Mine	Linjiaao Coal/ C5200002011031120108782	April 2011	July 2018	March 2012	March 2015	April 2012	April 2031
Gouchang Coal Mine	Gouchang Coal/ C5200002009121120048406	April 2011	April 2017	April 2011	April 2014	April 2011	April 2045
Yongsheng Coal Mine	Guizhou Yongfu/ C5200002012021120124117(3)	February 2012	November 2027	—	—	—	—
Dayuan Coal Mine	Dayuan Coal/ 5200002011051120118585	March 2013	March 2023	November 2013	November 2016	—	—
Dayun Coal Mine	Guizhou Dayun/ C5200002011031120112455(4)	March 2011	March 2031	—	—	—	—

(1)
In 2011 and 2012, the actual production output of Baiping Coal Mine exceeded its permitted annual production capacity under its mining right permit and coal production permit. See "Business — Our Anthracite Coal Mines — Mines in Commercial Production — Baiping Coal Mine" on page 97. We have applied for a mining right permit with an annual production capacity of 300,000 tonnes for Baiping Coal Mine and we expect to obtain such permit in 2014.

(2)
The mining right has been pledged to China Minsheng Bank.

(3)
The mining right has been pledged to China Minsheng Bank and Bank of China.

(4)
The mining right has been pledged to China Merchants Bank.

(5)
The National People's Congress Standing Committee passed certain amendments to the Coal Law, which became effective on June 29, 2013, including removing the requirement of obtaining coal production permits.

          Each of our anthracite coal mines currently utilizes manual longwall mining, semi-mechanical longwall mining or mechanical longwall mining methods to extract coal. Longwall mining refers to extracting coal from long rectangular blocks of coal seams. Manual longwall mining refers to drilling holes in the mining face, placing explosives and detonating the explosives to extract the coal. Mechanical and semi-mechanical longwall mining involve using a mechanical shearer in coal extraction. In mechanical longwall mining, the mine roof is held up during the extraction process by automatic hydraulic roof supports, while in semi-mechanical longwall mining, the mine roof is held up hydraulic roof supports that are operated manually. The following table sets forth the current extraction method of each of our anthracite coal mines:

Anthracite Coal Mine	Extraction Method
Baiping Coal Mine	Manual longwall
Liujiaba Coal Mine	Semi-mechanical longwall
Zhulinzhai Coal Mine	Manual longwall
Gouchang Coal Mine	Manual longwall
Dayun Coal Mine	Mechanical longwall
Yongsheng Coal Mine	Mechanical longwall
Dayuan Coal Mine	Semi-mechanical longwall

NON-IFRS FINANCIAL MEASURES

Cash Operating Costs

          Cash operating cost is not a measure calculated in accordance with IFRS and is being disclosed in this listing document pursuant to the requirements of the Hong Kong Stock Exchange. We believe cash operating cost is a relevant and useful measure to our investors, as it is used by our management as a gauge of our production costs and for purposes of internal reporting and planning in connection with our liquidity and cash requirements.

          Our cash operating costs consist primarily of the costs of wages and labor, materials, power and maintenance. Our total cash operating costs increased from RMB102.7 per tonne of saleable coal produced in 2010 to RMB123.9 in 2011, primarily due to the increase in the cost of wages and labor. Our total cash operating costs increased from RMB123.9 per tonne of saleable coal produced in 2011 to RMB156.7 in 2012, primarily due to the increase in the cost of materials. We expect total cash operating costs to be approximately RMB156.0 upon the completion of the optimization phase construction of our anthracite coal mines. Set forth below are our cash operating costs of our coal mines that were in commercial production in 2010, 2011, 2012 and the six months ended June 30, 2013.

	Average Cash Operating Costs (RMB/Tonne of Saleable Coal Produced)
Category	Year ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2013
Wages and labor	62.7	83.2	88.9	100.7
Materials	28.8	26.1	47.5	44.8
Power	7.6	9.4	11.5	16.0
Maintenance	1.2	1.6	1.7	1.5
Other	2.4	3.6	7.1	5.6

Total cash operating costs	102.7	123.9	156.7	168.6

          Set forth below is a reconciliation of our cash operating costs to cost of sales for the periods indicated which the Company believes to be the most directly comparable IFRS financial measure:

	Year ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2013
	(RMB in thousands)
Cost of sales	25,453	74,289	95,889	39,953
Opening coal balance	(1,794)	(2,456)	(2,262)	(4,873)
Ending coal balance	2,456	2,262	4,873	6,968
Price adjustment fund	(2,624)	(4,995)	(12,116)	(2,792)
Sales taxes	(1,856)	(1,812)	(3,897)	(1,834)
Cost of third party coal sold	—	(30,229)	(1,110)	—
Inventory write-down	—	—	—	984
Non-cash operating costs	(5,303)	(5,259)	(12,934)	(5,949)

Total cash operating costs	16,332	31,800	68,443	32,457

CAPITAL EXPENDITURE

          Our capital expenditures were RMB219.7 million, RMB341.5 million, RMB360.2 million, RMB202.9 million and RMB139.3 million in 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. Our capital expenditures primarily related to the construction of our coal mines, purchase of mining-related equipment and machinery and pre-payments for land use rights for our coal mines. We expect to pay approximately an aggregate of RMB545.0 million in 2013 and 2014 for capital expenditures. We expect to fund these capital expenditures through interest-bearing bank loans and other borrowings. In the past, we have financed a significant portion of our cash requirements with non-interest bearing loans from companies controlled by Mr. Li Feilie, our chairman and chief executive officer. In March 2013, we repaid a significant portion of the non-interest bearing loans from companies controlled by Mr. Li with interest-bearing bank and other borrowings. We do not anticipate receiving additional non-interest bearing loans from our related parties after the Listing. Accordingly, we expect our finance costs to increase significantly in the future. See "Financial Information — Indebtedness".

OUR EXPANSION PLANS

Historical Losses of the Company

          In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we incurred operating losses of RMB54.5 million, RMB23.0 million, RMB36.6 million, RMB11.3 million and RMB231.7 million, respectively, and, disregarding the effects of a RMB624.1 million non-recurring gain relating to the acquisition of Guizhou Puxin in 2010, we would have incurred net losses in each of those periods. The losses incurred during the Track Record Period were primarily due to the following reasons:

  •
  Substantial pre-production activities during the Track Record Period.  During the Track Record Period, only four of our seven anthracite coal mines have commenced commercial production. Of these four mines, the Liujiaba Coal Mine only commenced commercial production in December 2012 and Zhulinzhai Coal Mine only commenced commercial production in April 2012. Accordingly, for a majority of the Track Record Period, these mines remained in the construction phase and only Baiping Coal Mine was in commercial production throughout the Track Record Period. Gouchang Coal Mine commenced production in 2011 but was suspended since March 2013 pending the completion of an acquisition of a nearby coal mine in accordance with the mine consolidation policies of Guizhou province.

  •
  Our largest mines remain in pre-commercial production phases.  Our largest mine in terms of proved and probable coal reserves, Dayun Coal Mine, is still under construction. Yongsheng Coal Mine, our second largest mine in terms of proved and probable coal reserves, was under construction for most of 2013 and the mine face and gas ventilation tunnels were recently completed, and commenced a pilot run in June 2013. Given our two largest mines remain in the pre-commercial production stage, our annual production output of coal remains very small. As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes. However, our total permitted annual production capacity remained at only 2.34 million tonnes as of the same date.

  •
  Significant capital expenditures and associated debt and financing costs incurred during the Track Record Period.  In 2010, 2011, 2012 and the six months ended June 30, 2013, we incurred capital expenditures of RMB219.7 million, RMB341.5 million, RMB360.2 million and RMB139.3 million, respectively. Such capital expenditures relate primarily to the construction of our anthracite coal mines, purchase of mining-related equipment and machinery and pre-payments for land use rights for our anthracite coal mines. In order to fund these capital expenditures, we incurred significant debt and associated financing costs. In 2010, 2011, 2012 and the six months ended June 30, 2013, we incurred finance costs for bank borrowings and mining rights payables (including the capitalized interest) of RMB21.8 million, RMB60.9 million, RMB89.4 million and RMB56.2 million, respectively. These capital expenditures and the associated finance costs have contributed in part to our historical losses.

  •
  Impairment loss for Gouchang Coal Mine for the six months ended June 30, 2013.  During the six months ended June 30, 2013, we incurred an impairment loss on property, plant and equipment of RMB184.4 million in connection with the suspension of Gouchang Coal Mine. This represented a one-off and non-recurring impairment loss and we do not expect any further material impairment losses to be made in respect of Gouchang Coal Mine.

  •
  Constrained ability to sell chemical coal or PCI coal due to small annual production output.  As mentioned above, given our two largest mines remain in pre-commercial production stage, our current annual coal production output remains very small. We have from time to time provided a minimum amount of our anthracite coal as thermal coal to power plants operating in Guizhou province in response to the Guizhou government's annual guidance, which historically has taken up a significant portion of our production output. In 2010, 2011 and 2012 and the six months ended June 30, 2013, we produced and sold 136,000 tonnes, 202,000 tonnes, 382,000 tonnes and 171,000 tonnes, respectively, of thermal coal to power plants in Guizhou province in response to the Guizhou government's annual guidance. In 2013, we plan to produce approximately 360,000 tonnes of thermal coal in response to the Guizhou government's annual guidance. This has constrained our ability to sell chemical or PCI coal which are able to generally command higher selling prices and higher profit margins than thermal coal.

  •
  Fluctuation in anthracite coal prices.  Our gross margin, which is equal to gross profit divided by revenue, decreased from 44.9% in the six months ended June 30, 2012 to 27.0% in the same period in 2013, primarily due to a significant decrease in the average selling price of our self-produced coal. In the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB360.3 and RMB291.9 per tonne, respectively. While the anthracite coal production in Guizhou province continued to decrease during the Track Record Period, from 62.6 million tonnes in 2010, to 59.9 million tonnes in 2011 and 53.4 million tonnes in 2012, our sale of anthracite coal continued to increase, from 166,362 tonnes in 2010, to 314,058 tonnes in 2011 and 437,010 tonnes in 2012.

See "Financial Information — Results of Operations".

Our Expansion Plans

          In order to improve our financial conditions in the future, we intend to carry out the following plans before the end of 2015:

  •
  Expansion of Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dayuan Coal Mine.  In order for us to increase our sales of chemical coal, we will need to increase our annual production output. To achieve this, we plan to increase our total annual production capacity of approximately 890,000 tonnes for 2013 to 1,680,000 tonnes for 2014 and 2,900,000 tonnes for 2015, respectively, through the expansion of Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dayuan Coal Mine and by accelerating the construction of Dayun Coal Mine. The estimated commencement of commercial production of Yongsheng Coal Mine in March 2014 is also expected to increase our annual production output.

  •
  Complete the construction of a coal beneficiation plant in Jinsha county.  In order to sell the anthracite coal from our anthracite coal mines as PCI coal and as chemical coal with certain technical specifications, the coal would need to be washed. The construction of the coal beneficiation plant in Jinsha county (which is close to the Yongsheng Coal Mine) is expected to further enhance the quality of the anthracite coal we produce and to enable the sale of such coal as higher margin chemical coal and PCI coal.

  •
  Construct a shipping port along the Wujiang River.  We currently transport coal to our customers primarily by road using third party coal transportation services. Such costs are borne by our customers. To become more competitive, we are constructing a shipping port along the Wujiang River which is expected to (i) allow us to transport coal from our anthracite coal mines by waterway which will be more efficient and reliable than road transportation and (ii) provide us with access to anthracite coal net importing provinces, such as Guangdong and Guangxi.

  •
  Increase the sale of self-produced chemical coal and PCI coal.  By increasing our total annual production output and with the addition of our own coal beneficiation plant, we will be in a position to increase our sale of anthracite coal as chemical coal and PCI coal, which we believe will greatly improve our financial performance.

          In 2013, 2014 and 2015, we expect to incur approximately RMB378.6 million, RMB241.1 million and RMB195.6 million, respectively, of capital expenditures to carry out the above plans, which are expected to be funded primarily through interest-bearing bank loans and other borrowings. See "Financial Information — Liquidity and Capital Resources — Working Capital" and "Financial Information — Liquidity and Capital Resources — Capital Expenditure".

          The following table highlights the key milestones for our expansion plans as of the date of the listing document. See "Business — Our Anthracite Coal Mines — Our Expansion Plans".

Year	Major development activities/plan	Forecast total annual production capacity (in tonnes)	Forecast total coal processing capacity (in tonnes)	Forecast total annual coal shipping capacity (in tonnes)	Forecast capital expenditure (RMB in millions)	Primary source of funding
2013	• Commenced the construction of the beneficiation plant in September 2013 • Achieved commercial production at Dayuan Coal Mine in November 2013 • Continue expanding annual coal production capacity at the coal mines in commercial production	890,000	0	0	378.6	Bank and other borrowings

Year	Major development activities/plan	Forecast total annual production capacity (in tonnes)	Forecast total coal processing capacity (in tonnes)	Forecast total annual coal shipping capacity (in tonnes)	Forecast capital expenditure (RMB in millions)	Primary source of funding
2014	• Commence commercial production at Yongsheng Coal Mine in March 2014 • Complete the construction of the first phase of the beneficiation plant in April 2014 • Commence the construction of the first phase of the shipping port in May 2014 • Complete the construction of the first phase of the shipping port in December 2014 • Continue expanding annual coal production capacity at the coal mines in commercial production	1,680,000	600,000	500,000	241.1	Bank and other borrowings
2015	• Commence the construction of the second phase of the beneficiation plant in January 2015 • Complete the construction of the second phase of the beneficiation plant in June 2015 • Achieve commercial production at Dayun Coal Mine in July 2015 • Commence the construction of the second phase of the shipping port in July 2015 • Complete the construction of the second phase of the shipping port by the end of 2015 • Continue expanding annual coal production capacity at the coal mines in commercial production	2,900,000	1,200,000	1,000,000	195.6	Bank and other borrowings

THE SPIN-OFF

          We are a wholly-owned subsidiary of CHNR, a BVI company with common shares listed on the NASDAQ Capital Market under the symbol "CHNR" and controlled by Mr. Li Feilie, our chairman and chief executive officer. CHNR has two business segments: base metals exploration and mining; and anthracite coal exploration and mining. CHNR's anthracite coal exploration and mining segment is operated through our Company.

          On                , 2013, the CHNR Board approved a conditional special interim dividend to the CHNR Shareholders to be satisfied by way of a distribution in specie of the entire issued share capital of our Company to all CHNR Shareholders in proportion to their respective shareholdings in CHNR on the Distribution Record Date. Pursuant to the Distribution, each CHNR Shareholder will be entitled to five Shares for every CHNR Share held on the Distribution Record Date. The Spin-off does not involve any offering of new Shares or a public offering of any other securities and no funds will be raised pursuant to the Spin-off. The Distribution is conditional on the Listing Committee granting listing of, and permission to deal in, our Shares in issue on the Main Board of the Stock Exchange. The reasons for the Spin-off include the following:

  •
  as CHNR's base metals exploration and mining business is fundamentally different from our Company's business, we believe the Spin-off could result in more efficient and focused management for our Company and CHNR;

  •
  following the Spin-off, each of our Company and CHNR may adopt more effective incentive compensation arrangements, including share-based compensation, that are more directly tied to performance;

  •
  after the Spin-off, each of our Company and CHNR may adopt more individually tailored capital structures; and

  •
  we believe that after the Spin-off, the trading price of the shares of each of our Company and CHNR may more accurately reflect their respective values, and any future capital raised by our Company or CHNR may more accurately reflect such company's respective cost of capital.

          Immediately following the Spin-off, Mr. Li Feilie, our chairman and chief executive officer, will, through his shareholdings in Laitan Investments and Feishang, continue to be a Controlling Shareholder of the Company. See "Relationship with Our Controlling Shareholders" for further details.

          In connection with the Distribution, CHNR subscribed for 124,554,580 Shares at a total consideration of HK$98,380,000 on                , 2013. See "History and Development — Increase in Share Capital Prior to Distribution".

          We expect to announce the Spin-off and Distribution on or around                , 2013. Neither the Distribution nor the Spin-off is subject to the approval of CHNR Shareholders or NASDAQ. The Shares to be distributed in connection with the Distribution is being registered under the U.S. Exchange Act pursuant to a registration statement on Form 20-F. After the completion of the Spin-off, we will become subject to periodic reporting and other informational requirements of the U.S. Exchange Act as applicable to "foreign private issuers" as defined therein.

SUMMARY HISTORICAL FINANCIAL INFORMATION

          The following summary historical consolidated income statements for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013, and the selected consolidated statements of financial position as of December 31, 2010, 2011 and 2012 and June 30, 2013 are derived from our consolidated financial statements, including the notes thereto, set forth in Appendix I — "Accountants' Report of the Company". You should read the summary historical consolidated financial statements set forth below in conjunction with our consolidated financial statements included in Appendix I — "Accountants' Report of the Company," together with the accompanying notes, which have been prepared in accordance with IFRS as issued by the IASB.

Summary Consolidated Income Statements

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
				(Unaudited)
	(RMB in thousands)
Revenue	38,668	105,211	141,939	55,156	54,716
Gross profit	13,215	30,922	46,050	24,760	14,763
Operating loss	(54,545)	(22,985)	(36,602)	(11,270)	(231,685)
Profit/(loss) before income tax	562,134	(55,150)	(82,266)	(32,921)	(273,224)
Income tax (expense)/benefit	(6,141)	(9,750)	15,210	(5,784)	50,468
Profit/(loss) for the year	555,993	(64,900)	(67,056)	(38,705)	(222,756)
Attributable to:
Owners of the Company	562,432	(64,165)	(75,312)	(40,861)	(221,947)
Non-controlling interests	(6,439)	(735)	8,256	2,156	(809)

Summary Consolidated Statements of Financial Position

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	(RMB in thousands)
Non-current assets	1,824,292	2,125,475	2,477,108	2,451,243
Current assets	107,222	179,085	285,754	245,852
Total assets	1,931,514	2,304,560	2,762,862	2,697,095
Current liabilities	544,306	811,181	1,315,865	1,200,957
Net current liabilities	437,084	632,096	1,030,111	955,105
Total liabilities	1,300,550	1,739,091	2,255,267	2,407,524
Equity attributable to owners of the Company	554,831	479,784	413,654	196,439
Non-controlling interests	76,133	85,685	93,941	93,132
Total equity	630,964	565,469	507,595	289,571

KEY FINANCIAL RATIOS

          The table below sets forth our key financial ratios as of the dates or for the periods indicated. See "Financial Information — Key Financial Ratios":

	As of or for the year ended December 31,			As of or for the six months ended June 30,
	2010	2011	2012	2012	2013
				(Unaudited)
Inventory turnover days(1)	49	26	31	45	59
Average trade and bill payable turnover days(2)	660	362	325	428	451
Average trade and bill receivable turnover days(3)	29	61	101	75	157
Gearing ratio(4)	47.5%	60.4%	68.8%	66.6%	86.5%
Debt to equity ratio(5)	90.5%	152.4%	220.0%	199.8%	641.2%
Gross margin(6)	34.2%	29.4%	32.4%	44.9%	27.0%

(1)
Inventory turnover days are calculated by dividing the arithmetic mean of the opening and closing balances of inventories for the year by cost of sales in that year and multiplying by 360 days. As we did not have any commercial production until March 18, 2010, inventory turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of inventories as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(2)
The average trade and bill payable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill payables for the year by cost of sales in the year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill payables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill payables as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(3)
The average trade and bill receivable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill receivables for the year by revenue in that year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill receivables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill receivables as of March 18 and December 31, 2010 by revenue for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(4)
Gearing ratio is calculated by dividing total interest-bearing debt by total capital at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables. Capital includes total equity and interest-bearing debt.

(5)
Debt to equity ratio is calculated by dividing total interest-bearing debt by total equity (based on book value without any revaluation) at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables. Our debt to equity ratio has increased throughout the Track Record Period as we increased our interest-bearing borrowings to support the growth of our business and meet our capital expenditure requirements. In particular, our interest-bearing bank and other borrowings increased from RMB418.7 million as of December 31, 2010 to RMB735.9 million as of December 31, 2011, RMB1,013.5 million as of December 31, 2012 and RMB1,759.3 million as of June 30, 2013.

(6)
Gross margin is calculated by dividing gross profit by revenue at the end of the year and multiplying by 100%.

REGULATORY COMPLIANCE

          Set forth below is a summary of our material non-compliance incidents during the Track Record Period, as well as the rectification actions and preventative measures that we have taken in respect of such incidents, including obtaining confirmations from the relevant regulatory authorities that they would not impose penalties or other measures on us. For further information on each of these incidents, see "Business — Regulatory Compliance":

Non-Compliance	Rectification Actions/Preventive Measures

In 2012, Baiping Coal Mine produced 292,000 tonnes of anthracite coal which significantly exceeded its annual production capacity of 150,000 tonnes as permitted under its mining right permit and coal production permit.

•

In January and July 2013, the Energy Bureau of Guizhou Province issued confirmation letters stating (i) it would not impose any penalties or other measures (including but not limited to revocation of the coal production permit or suspension of coal mining operations) against Baiping Mining or its employees in respect of any over-production in 2012 or thereafter, as Baiping Coal Mine has undergone certain technological improvements after its coal production permit was issued, such that its actual production capacity and ventilation systems exceeded the design specifications set forth in its coal production permit and could support an annual production output of 290,000 tonnes, and (ii) it would support our application for the relevant permits with an annual production capacity of 300,000 tonnes or more. Between December 2012 and January 2013, we also received confirmation letters from the Water Conservation Office of Bijie City, the Water Resources Department of Guizhou Province, the Guizhou Administration of Coal Mine Safety and the Environmental Protection Department of Guizhou Province. These confirmation letters either agreed with the January 2013 confirmation letter issued by the Energy Bureau of Guizhou Province or confirmed there would be no penalties imposed on Baiping Mining and/or Baiping Mining's employees as a result of the over-production at Baiping Coal Mine. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that the Company has obtained all material confirmation letters from the relevant PRC authorities relating to its over-production at Baiping Coal Mine and that such confirmation letters were issued by the competent government authorities and are legally valid. We plan to continue producing anthracite coal at Baiping Coal Mine, and may produce anthracite coal in excess of its permitted production capacity as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou province. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". We have applied for a 300,000 tonnes mining right permit for Baiping Coal Mine and we expect to obtain such permit in June 2014. After receiving such permit, we do not expect Baiping Coal Mine will continue to produce anthracite coal in excess of its permitted production capacity.

Non-Compliance	Rectification Actions/Preventive Measures

None of our four anthracite coal mines in commercial production have completed its environmental trial run or the environmental acceptance inspection by the relevant government authorities prior to commencing commercial production.

•

In January and July 2013, the relevant Guizhou government authorities issued confirmation letters stating that no penalties would be imposed on any of our four anthracite coal mines that have commenced commercial production. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that such confirmation letters were issued by the competent government authorities and are legally valid.

•

We adopted an internal policy on environmental protection management measures in June 2013 and established an environmental protection committee in August 2013 to improve the coordinated development of our coal mines, expedite the required environmental acceptance inspections and improve compliance with applicable environmental and safety standards.

•

Prior to commencing commercial production at each of these four anthracite coal mines, we have undertaken to the Guizhou Energy Bureau that we will comply with all relevant environmental laws, rules and regulations or apply for environmental acceptance inspections immediately following our completion of inspections for obtaining coal production permits. We are in the process of applying for environmental acceptance inspections for each of our coal mines that has commenced commercial production, with the exception of Gouchang Coal Mine, which has suspended operations. According to our PRC legal advisors, Commerce & Finance Law Offices, there will be no material legal impediments for us to obtain the relevant approvals to complete the environmental acceptance inspections if we are able to meet all the conditions and requirements under PRC law or imposed by relevant authorities and undergo the relevant procedures, including submitting the requisite documents. We expect the environmental acceptance inspections for these coal mines to be completed by 2014.

• Our compliance and audit department closely monitors our mining operations to make sure they are conducted in accordance with the applicable laws, rules and regulations.
During the Track Record Period, certain of our subsidiaries did not timely complete their social insurance registrations and pay social insurance contributions for employees in full.

•

In March, April and May 2013, the relevant Guizhou government authorities issued confirmation letters stating that they would not impose any penalties in respect of our subsidiaries' failure to timely complete their social insurance registrations or pay their social insurance contributions in full. The confirmation letters also stated that the unpaid contributions of our subsidiaries were waived. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that the confirmation letters have been issued by the competent government authorities and are legally valid.

•

As of the Latest Practicable Date, all of our subsidiaries have completed their social insurance registrations, and since April 2013, all of our subsidiaries have made their social insurance contributions in full and no outstanding contribution remains to be made.

•

To avoid non-compliance in the future, we have implemented a stricter internal policy in March 2013 requiring all of our subsidiaries to register for social insurance and pay social insurance contributions in full for each new employee in a timely manner. We also plan to conduct monthly inspections of our employees' social insurance contribution payments.

During the Track Record Period, certain of our subsidiaries did not timely complete their housing provident fund registrations and pay the required housing provident fund contribution for employees in full.

•

In March and April 2013, the relevant Guizhou government authorities issued confirmation letters stating that they would not impose any penalties in respect of our subsidiaries' failure to timely complete their housing provident fund registrations or pay their housing provident fund contributions. The confirmation letters also stated that the unpaid contributions of our subsidiaries were waived. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that the confirmation letters have been issued by the competent government authorities and are legally valid.

•

As of the Latest Practicable Date, all of our subsidiaries have completed their housing provident fund registrations, and since April 2013, all of our subsidiaries have made their housing provident fund contributions in full and no outstanding contribution remains to be made.

•

To avoid non-compliance in the future, we have implemented a stricter internal policy in March 2013 requiring all of our subsidiaries to register for housing provident fund and pay housing provident fund contributions in full for each new employee in a timely manner. We also plan to conduct monthly inspections of our employees' housing provident fund contribution payments.

Non-Compliance	Rectification Actions/Preventive Measures

During the Track Record Period, certain of our subsidiaries made non-interest bearing intercompany loans to our other subsidiaries in the PRC in contravention of applicable PRC regulations on intercompany lending.

•

Prior to the Listing, all of the intercompany loans among our subsidiaries have been terminated and replaced with entrusted loans. These entrusted loans were made available by Feishang Management, certain of our subsidiaries or Independent Third Parties as the entrusting party, through China Minsheng Bank as the lender, to our other subsidiaries as the borrower. See "Relationship with Our Controlling Shareholders — Independence from Our Controlling Shareholders — Financial Independence". The provision of entrusted loans is in line with the practice generally adopted by corporations in the PRC, and our PRC legal advisors, Commerce & Finance Law Offices, have advised us that such entrusted loans do not contravene any PRC laws, rules or regulations.

Recent Developments

          There has been no material change to our business, industry or regulatory environment since June 30, 2013 and up to the date of the listing document.

          In the six months ended June 30, 2013, we sold 187,432 tonnes of anthracite coal and had revenues of RMB54.7 million, and the average selling price of the anthracite coal we produced was RMB291.9 per tonne. In the nine months ended September 30, 2013, we sold [324,094] tonnes of anthracite coal and had revenues of RMB[95.6] million (unaudited), and the average selling price of the anthracite coal we produced was RMB[295.1] per tonne.

          Our unaudited net current liabilities were RMB[985.5] million as of [October 31], 2013 compared to RMB955.1 million as of June 30, 2013. For more details, see "Financial Information — Liquidity and Capital Resources — Working Capital".

          Anthracite coal prices in Guizhou province declined significantly in the second quarter of 2012 and again in the first half of 2013 as a result of the general economic slowdown in the PRC, which reduced demand, as well as an increase in production capacity in Shanxi province, which increased supply. The decline in anthracite coal prices in Guizhou province is expected to continue. See "Industry Overview — Coal Pricing in Guizhou — Recent Guizhou Anthracite Coal Prices".

          We had incurred expenses in connection with the Listing of RMB9.1 million in 2012 and RMB13.8 million in the six months ended June 30, 2013, which were accounted for as our administrative expenses. We expect to further incur an additional RMB42.7 million to RMB56.5 million of expenses in connection with the Listing, which are subject to adjustments to be agreed by the Company, the Joint Sponsors and other parties. See "Financial Information — Listing Expenses".

          In July 2013, we entered into a RMB105.0 million 7.38% three-year entrusted loan with China Minsheng Bank, which has been fully drawn down. In July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions.

          In August 2013, we entered into a RMB76.0 million 7.29% one-year entrusted loan with China Industrial International Trust Limited, an Independent Third Party, which has been fully drawn down. In August 2013, we entered into a RMB100.0 million 6.60% one-year bank loan with China Minsheng Bank, which has been fully drawn down.

          In October 2013, we entered into a RMB150.0 million 6.00% one-year bank loan with China Minsheng Bank, which has been fully drawn down. In addition, in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down before March 10, 2015, subject to certain conditions, including a repayment term of not less than one year for each draw down.

          For more details, see "Financial Information — Indebtedness — Interest-Bearing Loans".

DEFINITIONS

In this listing document, unless the context otherwise requires, the following words and expressions shall have the following meanings. Certain technical terms are explained in the section headed "Glossary of Technical Terms" in this listing document.

"Accountants' Report of the Company"

a report prepared by the Company's reporting accountants, Ernst & Young, in respect of the Company for the purpose of incorporation in this listing document. Please refer to Appendix I to this listing document for the full report

"Accountants' Report of Guizhou Puxin"

a report prepared by the Company's reporting accountants, Ernst & Young, in respect of Guizhou Puxin for the purpose of incorporation in this listing document. Please refer to Appendix II to this listing document for the full report

"Articles of Association"

the articles of association of our Company (as amended from time to time), filed on                        , 2013 a summary of which is set out in Appendix IV — "Summary of the Constitution of Our Company and British Virgin Islands Companies Law" to this listing document

"associate(s)"	has the meaning ascribed thereto under the Listing Rules
"Baiguochong Mine"	a lead-zinc mine located in E Shan town, Fanchang county, Anhui province, the PRC, which is wholly-owned by Yunnan Feishang
"Baiping Coal Mine"	a coal mine located in Gaoping, Jinsha county, Qianbei Coal District, Guizhou province, the PRC, which is wholly-owned by Baiping Mining
"Baiping Mining"	Jinsha Baiping Mining Co. Ltd. ( ), a company organized in the PRC on January 15, 2009 and owned as to 70% by Guizhou Puxin and 30% by Yangpu Wanshun Energy Co. Ltd., an Independent Third Party

"Bank of Chongqing"	Bank of Chongqing Co., Ltd. ( ), a company organized in the PRC and an Independent Third Party
"Bank of Communications"	Bank of Communications Co., Ltd. ( ), a company organized in the PRC and an Independent Third Party
"Behre Dolbear" or "Behre Dolbear Asia, Inc"

Behre Dolbear Asia, Inc., a subsidiary of Behre Dolbear Group, Inc, a mineral industry advisory and consulting group, which specializes in performing mineral industry studies for mining companies, financial institutions and natural resource firms, and an Independent Third Party

"Bijie Feishang"	Bijie Feishang Energy Co. Ltd. ( ), a company organized in the PRC on October 19, 2010 and a wholly-owned subsidiary of Guizhou Puxin
"Board" or "Board of Directors"	the board of directors of our Company
"BVI"	the British Virgin Islands
"BVI Business Company"	a business company with limited liability incorporated under the Companies Act
"Business Day"	any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are generally open for business
"CAGR"	compound annual growth rate
"CCASS"	the Central Clearing and Settlement System established and operated by HKSCC
"CCASS Clearing Participant"	a person admitted to participate in CCASS as a direct clearing participant or a general clearing participant

"CCASS Custodian Participant"	a person admitted to participate in CCASS as a custodian participant
"CCASS Investor Participant"	a person admitted to participate in CCASS as an investor participant who may be an individual or joint individuals or a corporation
"CCASS Participant"	a CCASS Clearing Participant, a CCASS Custodian Participant or a CCASS Investor Participant
"China", "PRC" or "State"	the People's Republic of China excluding, for the purpose of this listing document only, Hong Kong, Macao and Taiwan, unless otherwise specified
"China Coal"	China Coal Mining Investments Limited ( ), a company incorporated in Hong Kong on January 14, 2008 and a wholly-owned subsidiary of CHNR
"China Coal Resource"	China Coal Resource Website ( ), a website established in 1998 by a group of experts from sectors such as coal, coke, coal-chemical, coal transportation and sales and strategic investments
"China Everbright Bank"	China Everbright Bank Co., Ltd. ( ), a company organized in the PRC and an Independent Third Party
"China Merchants Bank"	China Merchants Bank Co., Ltd. ( ), a company organized in the PRC and an Independent Third Party
"China Minsheng Bank"	China Minsheng Banking Corp., Ltd. ( ), a company organized in the PRC and an Independent Third Party

"CHNR"	China Natural Resources, Inc., a company incorporated in the BVI on December 14, 1993 and the sole Shareholder of our Company prior to the Distribution
"CHNR Board"	the board of directors of CHNR
"CHNR Group"	CHNR and its subsidiaries, which, except where the context otherwise requires, includes our Company
"CHNR Share(s)"	common shares in the capital of CHNR without par value
"CHNR Shareholder(s)"	holder(s) of the CHNR Shares
"Companies Act"	The BVI Business Companies Act, 2004
"Companies Ordinance"	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended or supplemented from time to time
"Company", "Group", "our", "we" or "us"	Feishang Anthracite Resources Limited ( ), a company incorporated in the BVI with limited liability on January 6, 2010 and, except where the context otherwise requires, all of its subsidiaries
"Competent Person's Report"	a competent person's report issued by Behre Dolbear dated , 2013, details of which are set out in "Appendix III — Competent Person's Report" to this listing document
"Controlling Shareholder(s)"	immediately following the Spin-off, Feishang, Laitan Investments and/or Mr. Li Feilie
"Core Businesses"	the business of the acquisition and exploitation of coal mining rights (including the exploration, construction, development and operation of coal mines) located in Guizhou province in the PRC

"Corporate Transactions"	the series of acquisitions and other transactions undertaken by our Company in 2010 and 2011, details of which are set forth in the section headed "History and Development" in this listing document
"CPC"	Communist Party of China
"CSRC"	China Securities Regulatory Commission ( )
"Dayuan Coal"	Guizhou Nayong Dayuan Coal Mining Co. Ltd. ( ), a company organized in the PRC on January 22, 2009 and owned as to 99% by Guizhou Puxin and 1% by Mr. Li Shenggen, an Independent Third Party
"Dayuan Coal Mine"	a coal mine located in Xinfang, Nayong county, Zhina Coal District, Guizhou province, the PRC, which is wholly-owned by Dayuan Coal
"Dayun Coal Mine"	a coal mine located in Gaopingxiang, Jinsha county, Qianbei Coal District, Guizhou province, the PRC, which is wholly-owned by Guizhou Dayun
"Deed of Non-Competition"

the deed of non-competition dated                        , 2013, entered into between Feishang, Laitan Investments, Mr. Li Feilie, Feishang Energy and the Company in respect of the Core Businesses (as defined in the section headed "Relationship with Our Controlling Shareholders — Deed of Non-Competition" in this listing document)

"Director(s)"	director(s) of our Company

"Distribution"

a conditional special interim dividend declared by CHNR to be satisfied by way of a distribution in specie of the entire issued share capital of our Company, being an aggregate of 124,554,580 Shares to the CHNR Shareholders, subject to the satisfaction of the conditions described in the section headed "The Spin-off" in this listing document

"Distribution Record Date"	, 2013, being the record date for ascertaining entitlements to the Distribution
"Entrusted Loan"

the loan in the amount of RMB131.0 million made available by Feishang Management as the entrusting party, through the Chongqing branch of China Minsheng Bank as the lender, to Guizhou Puxin as the borrower

"Feishang"	Feishang Group Limited, a company incorporated in the BVI on January 3, 1997 and is wholly-owned by Laitan Investments, which is one of our Controlling Shareholders
"Feishang Energy"	Guizhou Feishang Energy Co., Ltd. ( ), a company organized in the PRC on February 1, 2010 and a wholly-owned subsidiary of Shenzhen Feishang
"Feishang Enterprise"

Feishang Enterprise Group Co., Ltd. ( ), a company organized in the PRC on June 9, 2000 and owned as to 60.74% by Mr. Li Feilie, 4.48% by Mr. Li Feiwen, 17.39% by Mr. Li Qingquan and 17.39% by Ms. Li Ruijin, all of whom are associates of Mr. Li Feilie

"Feishang Management"	Shenzhen Feishang Management and Consulting Co. Limited ( ), a company organized in the PRC on October 6, 2008 and a wholly-owned subsidiary of Yunnan Feishang
"Feishang Mining"	Feishang Mining Holdings Limited ( ), a company incorporated in the BVI on September 3, 2004 and, since February 3, 2006, a wholly-owned subsidiary of CHNR

"Fenwei"	Shanxi Fenwei Energy Consulting Co., Ltd. ( ), an independent market consultant we engaged to prepare a report on certain industry data contained in this listing document
"GDP"	gross domestic product
"Gouchang Coal"	Nayong Gouchang Coal Mining Co. Ltd. ( ), a company organized in the PRC on September 10, 2009 and owned as to 99% by Guizhou Puxin and 1% by Mr. Huang Bin, an Independent Third Party
"Gouchang Coal Mine"	a coal mine located in Kunzhai, Nayong county, Zhina Coal District, Guizhou province, the PRC, which is wholly-owned by Gouchang Coal
"Guizhou Bank"	Bank of Guizhou ( ), a company organized in the PRC and an Independent Third Party
"Guizhou Dayun"	Guizhou Dayun Mining Co., Ltd. ( ), a company organized in the PRC on April 14, 2004 and a wholly-owned subsidiary of Guizhou Puxin
"Guizhou Fuyuantong"	Guizhou Fuyuantong Energy Co., Ltd. ( ), a company organized in the PRC on March 10, 2010 and a wholly-owned subsidiary of Smartact
"Guizhou Puxin"	Guizhou Puxin Energy Co., Ltd. ( ), a company organized in the PRC on January 15, 2009 and a wholly-owned subsidiary of Guizhou Fuyuantong
"Guizhou Yongfu"	Guizhou Yongfu Mining Co., Limited ( ), a company organized in the PRC on June 27, 2005 and owned as to 70% by Guizhou Puxin and 30% by Yangpu Wanshun Energy Co. Ltd., an Independent Third Party

"HK$" or "Hong Kong dollars"	Hong Kong dollars, the lawful currency of Hong Kong
"HKSCC"	Hong Kong Securities Clearing Company Limited
"HKSCC Nominees"	HKSCC Nominees Limited, a wholly-owned subsidiary of HKSCC
"Hong Kong"	the Hong Kong Special Administrative Region of the PRC
"Hong Kong Branch Share Registrar"	Tricor Investor Services Limited
"Huachuang Securities"	Huachuang Securities Limited ( ), a company organized in the PRC and an Independent Third Party
"IASB"	International Accounting Standards Board
"IFRS"	International Financial Reporting Standards issued by the IASB
"Independent Third Party(ies)"

persons who, as far as our Directors are aware after having made all reasonable enquiries, are not connected with (within the meaning of the Listing Rules) any directors, chief executive or substantial shareholders of the Company or any of its subsidiaries or any of their respective associates

"Industrial and Commercial Bank of China"	Industrial and Commercial Bank of China Limited ( ), a company organized in the PRC and an Independent Third Party
"Jinsha Juli"	Jinsha Juli Energy Resources Co. Ltd., ( ), a company organized in the PRC on November 16, 2012 and owned as to 99% by Guizhou Puxin and 1% by Bijie Feishang

"Joint Sponsors"	Jefferies Hong Kong Limited and Nomura International (Hong Kong) Limited
"Laitan Investments"	Laitan Investments Limited, a company incorporated in the BVI on January 8, 1997 and is wholly-owned by Mr. Li Feilie, which is one of our Controlling Shareholders
"Latest Practicable Date"	, 2013, being the latest practicable date for the purpose of ascertaining certain information contained in this listing document prior to its publication
"Linjiaao Coal"	Liuzhi Linjiaao Coal Mining Co., Ltd. ( ), a company organized in the PRC on November 19, 2008 and owned as to 99% by Guizhou Puxin and 1% by Mr. Zheng Shengjian, an Independent Third Party
"Listing"	the listing of the Shares on the Main Board of the Stock Exchange by way of introduction
"Listing Committee"	the listing committee of the Stock Exchange
"Listing Date"	the date, expected to be on or about , 2013, on which the Shares are listed on the Stock Exchange and from which dealings in the Shares are permitted to commence on the Stock Exchange
"Listing Rules"	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time
"Liujiaba Coal Mine"	a coal mine located in Xinhua, Liuzhi Special District, Zhina Coal District, Guizhou province, the PRC, which is wholly-owned by Xinsong Coal

"Luojiachong Mine"	a copper-polymetallic mine located in the west of Chisha town, Fanchang county, Anhui province, the PRC, which is wholly-owned by Yunnan Feishang
"Main Board"	the stock exchange (excluding the option market) operated by the Stock Exchange which is independent from and operated in parallel with the Growth Enterprise Market of the Stock Exchange
"Memorandum of Association"

the memorandum of association of our Company (as amended from time to time), filed on                        , 2013, a summary of which is set out in Appendix IV — "Summary of the Constitution of Our Company and British Virgin Islands Companies Law" to this listing document

"MLR"	the Ministry of Land and Resources of the PRC ( )
"MOF"	the Ministry of Finance of the PRC ( )
"MOFCOM"	the Ministry of Commerce of the PRC ( ) or its predecessor, the Ministry of Foreign Trade and Economic Cooperation of the PRC ( )
"NDRC"	National Development and Reform Commission of the PRC ( )
"NEA"	National Energy Administration ( )
"PBOC"	People's Bank of China ( )
"Peak Vision Appraisals Limited"	an independent property valuation company we engaged to provide an overview of certain property interests held by us

"PRC Company Law"	the Company Law of the PRC ( ), as amended
"PRC Enterprise Income Tax Law" or the "EIT Law"	The Enterprise Income Tax Law of the PRC ( ), as amended
"PRC GAAP"	the generally accepted accounting principles in the PRC
"PRC Government"	the Government of the PRC
"RMB" or "Renminbi"	Renminbi, the lawful currency of the PRC
"SACMS"	State Administration of Coal Mine Safety of the PRC ( )
"SAFE"	State Administration of Foreign Exchange of the PRC ( )
"Sanjiazhai Mine"	a coal mine located in Liuzhi Special District, Guizhou province, PRC, which is controlled by Feishang Enterprise
"SAT"	State Administration of Taxation of the PRC ( )
"SAWS"	State Administration of Work Safety of the PRC ( )
"SFC"	the Securities and Futures Commission of Hong Kong
"SFO"	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended or supplemented from time to time
"Share(s)"	ordinary shares in the capital of our Company with a par value of HK$0.01 each

"Share Option Scheme"

the share option scheme conditionally approved by the then sole Shareholder on                        , 2013, a summary of the principal terms of which is set out in Appendix V — "Statutory and General Information — (b) Share Option Scheme" to this listing document

"Shareholder(s)"	holder(s) of the Shares
"Shenzhen Chixin"	Shenzhen Chixin Information Consulting Co., Ltd. ( ), a company organized in the PRC on July 18, 2012 and a wholly-owned subsidiary of Guizhou Puxin
"Shenzhen Feishang"	Shenzhen Feishang Energy Investment Co., Ltd. ( ), a company organized in the PRC on September 28, 2007 and a wholly-owned subsidiary of Feishang Enterprise
"Sichong Mine"	a gold-silver-lead-zinc mine located in Suncun town, Fanchang county, Anhui province, the PRC, which is wholly-owned by Wuhu Feishang
"Smartact"	Hong Kong Smartact Limited ( ), a company incorporated in Hong Kong on January 3, 2010 and a wholly-owned subsidiary of the Company
"SPDB"	Shanghai Pudong Development Bank Co., Ltd. ( ), a company organized in the PRC and an Independent Third Party
"Spin-off"	the spin-off of the Company to be effected by way of the Listing and the Distribution, the details of which are set out in the section of "The Spin-off"
"State Council"	the State Council of the PRC ( )

"Stock Exchange"	The Stock Exchange of Hong Kong Limited
"Takeovers Code"	Code on Takeovers and Mergers and Share Repurchases published by the SFC
"Track Record Period"	the financial years of our Company ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013
"U.S." or "United States"	the United States of America
"U.S. Exchange Act"	the United States Securities Exchange Act of 1934, as amended
"U.S. Securities Act"	the United States Securities Act of 1933, as amended
"US$" or "U.S. dollars"	United States dollars, the lawful currency of the United States
"VAT"	value added tax
"WFID"

Wuhu Feishang Industrial Development Co., Ltd. ( ), a company organized in the PRC on December 26, 2001 and owned as to 90% by Feishang Enterprise and 10% by Shenzhen Chaopeng Investment Co., Ltd. ( ), a 90%-owned subsidiary of Feishang Enterprise

"Wuhu Feishang"	Wuhu Feishang Mining Development Co. Limited ( ), a company organized in the PRC on June 21, 2002 and a wholly-owned subsidiary of Feishang Mining
"Wuhu Port"	Wuhu Port Co., Ltd. ( ), a company organized in the PRC on September 12, 2002 and owned as to 60% by WFID and 40% by Yangpu Jinding Industrial Co., Ltd. ( ), an Independent Third Party

"Xinsong Coal"	Liuzhi Xinsong Coal Mining Co. Ltd. ( ), a company organized in the PRC on November 13, 2008 and owned as to 99% by Guizhou Puxin and 1% by Mr. Cai Songqing, an Independent Third Party
"Yangpu Dashi"	Hainan Yangpu Dashi Industrial Co., Limited ( ), a company organized in the PRC on April 13, 2004 and a wholly-owned subsidiary of Guizhou Puxin
"Yangpu Lianzhong"	Yangpu Lianzhong Mining Co. Limited ( ), a company organized in the PRC on January 21, 2008 and a wholly-owned subsidiary of China Coal
"Yangpu Shuanghu"	Yangpu Shuanghu Industrial Development Co. Limited ( ), a company organized in the PRC on May 11, 2004 and a wholly-owned subsidiary of CHNR
"Yongsheng Coal Mine"	a coal mine located in Huajuexiang, Jinsha county, Qianbei Coal District, Guizhou province, the PRC, which is wholly-owned by Guizhou Yongfu
"Yunnan Feishang"	Yunnan Feishang Mining Co. Limited ( ), a company organized in the PRC on June 12, 2007 and a wholly-owned subsidiary of Wuhu Feishang
"Zhulinzhai Coal Mine"	a coal mine located in Xinhua, Liuzhi Special District, Zhina Coal District, Guizhou province, the PRC, which is wholly-owned by Linjiaao Coal

        In this listing document, the terms "associate", "connected person", "connected transaction", "controlling shareholder", "subsidiary" and "substantial shareholder" shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires.

        In this listing document, if there is any inconsistency between the Chinese names of entities or enterprises established in China or Chinese government authorities or departments and their English translations, the Chinese names shall prevail.

        Certain amounts and percentage figures included in this listing document have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures preceding them.

GLOSSARY OF TECHNICAL TERMS

This glossary contains explanations of certain technical terms used in this listing document. Such terminology and meanings may not correspond to standard industry meanings or usages of those terms.

"anthracite coal"	coal that has a volatile matter content of 10% or less under the Chinese Coal Classification Standard
"ash content"

the inorganic residue remaining after the combustion of coal; ash content is an important characteristic of coal because it impacts boiler performance of electric generating plants and determines the suitability of the coal for end users

"chemical coal"	coal used for the production of synthetic ammonia and methanol
"Chinese Coal Classification Standard"

a national standard (GB/T 5751-2009) in respect of coal classification issued by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC and the Standardization Administration of the PRC

"Chinese Coal Granularity Classification Standard"	a national standard (GB/T 189-1997) in respect of coal granularity classification issued by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC
"coal seam"	a geological structure containing a series of layers of coal, shale and other mineral materials of various thickness within a defined zone
"drilling and blasting" or "manual longwall mining"	a coal extraction method involving drilling holes in mining face, placing explosives and detonating the explosives
"grindability"	level of difficulty of grinding coal into particles sizes required for efficient combustion in pulverized coal boiler furnaces

"heat value"	energy released by coal during combustion
"JORC Code"

Australian Code of Reporting of Mineral Resources and Ore Reserves, prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia in 1999 and revised in 2004

"longwall mining"	mining method of extracting coal from long rectangular blocks of coal seams and delivering the extracted coal to the surface via a mine conveyor system
"mechanical longwall mining"	a type of longwall mining where the mine roof is held up by automatic hydraulic roof supports during the extraction process
"mining face"	the working area where the extraction of overburden or coal takes place in an underground or open-cut mine
"MJ/kg"	megajoules per kilogram

"moisture content"	amount of moisture in coal, expressed as a percentage of the weight of the coal
"overburden"	barren rock material, either loose or consolidated, overlying a mineral deposit, which must be removed prior to mining
"PCI coal"	coal generally used for sintering, smelting and injection purposes in the pulverized coal injection process in iron production
"PRC Solid Mineral Resources/ Reserves Classification Code"	a mineral reserves classification system of the PRC which is consistent with the principles of classification adopted internationally
"probable reserves"	unless otherwise indicated economically mineable part of an indicated resource and, in some circumstances, measured resource under the JORC Code
"proved reserves"	unless otherwise indicated economically mineable part of a measured resource under the JORC Code
"pulverized coal injection process"	process that involves blowing large volumes of fine coal granules into the blast furnace during the iron production process
"reclamation"

process of restoring land and the environment to their original state following mining activities, which commonly includes reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground cover

"recovery rate"	percentage of coal that can be recovered from the coal deposits at existing mines
"rock bolt"	a long anchor bolt used to support and stabilize mine tunnel and shaft walls

"semi-mechanical longwall mining"	a type of longwall mining where the mine roof is held up manually during the extraction process
"shotcrete"	a technique involving spraying concrete through a hose onto a surface at high speed to reinforce and stabilize the surface
"slagging and tunneling"	a tunneling technique using large mechanical tunnel scrapers
"sulfur content"	the amount of sulfur dioxide that may be emitted as a result of combustion
"thermal coal"	coal used in combustion processes by power producers and industrial users to produce steam for power and heat
"tonne"	a metric mass unit that equals 1,000 kilograms
"underground mine"	a mine where the coal is extracted from below the surface without removing the overburden
"volatile matter content"	matters that are released from coal at high temperatures, other than moisture
"WY1-class anthracite coal"

anthracite coal that has a volatile matter content of no more than 3.5% or helium content of no more than 2.0%. Under the Chinese Coal Classification Standard, in case of a conflict between the classification of anthracite coal based on volatile matter content and helium content, the classification based on helium content will be used

"WY2-class anthracite coal"

anthracite coal that has a volatile matter content of more than 3.5% and no more than 6.5% or helium content of more than 2.0% and no more than 3.0%. Under the Chinese Coal Classification Standard, in case of a conflict between the classification of anthracite coal based on volatile matter content and helium content, the classification based on helium content will be used

"WY3-class anthracite coal"

anthracite coal that has a volatile matter content of more than 6.5% and no more than 10.0% or helium content of more than 3.0%. Under the Chinese Coal Classification Standard, in case of a conflict between the classification of anthracite coal based on volatile matter content and helium content, the classification based on helium content will be used

FORWARD-LOOKING STATEMENTS

        This listing document contains forward-looking statements. All statements other than statements of historical fact contained in this listing document, including, without limitation, statements relating to our strategies, plans, objectives, goals and targets, our future financial, business or other performance and development, the future development of our industry, the general economy of our key markets and globally, are intended to identify forward-looking statements. We also use the words "aim", "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "going forward", "intend", "may", "plan", "potential", "predict", "project", "ought to", "seek", "should", "will", "would" and similar expressions to identify forward-looking statements.

        These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Important factors that could materially affect our actual results, performance or achievements include the risk factors set forth in "Risk Factors" and the following:

  •
  our liquidity and financial condition;

  •
  our business strategies and plan of operations;

  •
  our future debt levels and capital needs and the availability and costs of bank loans and other forms of financing;

  •
  our capital expenditure plans;

  •
  projects under construction or planning;

  •
  the possibility of project cost overruns or unanticipated costs and expenses;

  •
  our production capacity;

  •
  our operations and business prospects;

  •
  our product mix;

  •
  changes in prices for anthracite coal;

  •
  supply and demand changes in anthracite coal markets;

  •
  changes in the competitive landscape in the anthracite coal industry;

  •
  our ability to reduce production costs;

  •
  our relationship with, and other conditions affecting, our customers;

  •
  risks inherent to coal mining, including accidents;

  •
  estimates of coal reserves;

  •
  our plans and objectives for future operations and expansion;

  •
  our dividend policy;

  •
  the regulatory environment and developments of our industry in general;

  •
  changes in political, economic, legal and social conditions in the PRC, including the PRC's government's specific policies with respect to the coal industries, economic growth, inflation, foreign exchange and the availability of credit; and

  •
  catastrophic losses from fires, floods, windstorms, earthquakes, diseases or other adverse weather-related damage.

        The Directors confirm that these forward-looking statements are made by the Directors after due and careful considerations and on bases and assumptions that are fair and reasonable.

        These forward-looking statements are based on current plans and estimates, which speak only as of the date they are made, and numerous assumptions regarding our present and future business strategy and the environment in which we will operate in the future. Subject to the requirements of applicable laws, rules and regulations, we do not have any obligation to update or otherwise revise any forward-looking statements in this listing document, whether as a result of new information, future events or otherwise.

        Due to these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this listing document might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward-looking information. All forward-looking statements contained in this listing document are qualified by reference to this cautionary statement.

        In this listing document, statements of or references to our intentions or that any of our Directors are made as of the date of this listing document. Any such information may change in light of future developments.

 WAIVER FROM STRICT COMPLIANCE WITH THE LISTING RULES

        We have applied to the Stock Exchange for, and the Stock Exchange [has granted] to us, the following waiver from strict compliance with the Listing Rules.

BASIC CONDITIONS IN RELATION TO QUALIFICATIONS FOR LISTING

        According to Rule 8.05 of the Listing Rules, an issuer must satisfy one of the three tests in relation to: (i) profit; (ii) market capitalization, revenue and cash flow; or (iii) market capitalization and revenue requirements. Chapter 18 of the Listing Rules applies to mineral companies. Under Rules 8.05 and 18.04 of the Listing Rules, the requirements of Rule 8.05 of the Listing Rules may not apply if the Stock Exchange is satisfied that the directors and management of the issuer have sufficient experience relevant to the exploration and/or extraction activity that the issuer is pursuing and the directors and management relied on have a minimum of five years of relevant industry experience. We have applied for, and the Stock Exchange [has granted], a waiver from strict compliance with Rule 8.05 of the Listing Rules in accordance with the reasoning under Rules 8.05 and 18.04 of the Listing Rules.

 INFORMATION ABOUT THIS LISTING DOCUMENT AND THE SPIN-OFF

DIRECTORS' RESPONSIBILITY FOR THE CONTENTS OF THIS LISTING DOCUMENT

        This listing document, for which the Directors collectively and individually accept full responsibility, includes particulars given in compliance with the Listing Rules for the purpose of giving information to the public with regard to us.

        The Directors, having made all reasonable enquiries, confirm that to the best of their knowledge and belief, the information contained in this listing document is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this listing document misleading.

INFORMATION ON THE SPIN-OFF

        The Spin-off does not involve any offering of new Shares or a public offering of any other securities and no funds will be raised pursuant to the Spin-off. The Distribution is conditional on the Listing Committee granting the listing of, and permission to deal in, the Shares in issue on the Main Board of the Stock Exchange. If such condition is not satisfied, the Distribution will not be made and the Spin-off will not take place, in which case an announcement to that effect will be made.

        Neither the publication or delivery of this listing document nor the distribution of Shares pursuant to the Distribution should, under any circumstances, constitute a representation that there has been no change or development reasonably likely to involve a change in our affairs since the date of this listing document or imply that the information contained in this listing document is correct as of any date subsequent to the date of this listing document.

RESTRICTION ON THE USE OF THIS LISTING DOCUMENT

        This listing document is published solely in connection with the Spin-off. It may not be used for any other purpose and, in particular, no person is authorized to use or reproduce this listing document or any part thereof in connection with any offering of shares or other securities of our Company. Accordingly, there is no, and will not be any, public offer, solicitation, or invitation by or on behalf of our Company and/or the Joint Sponsors to invest or hold any of our Shares. Neither this listing document nor any other document or information (or any part thereof) delivered or supplied under or in relation to the Spin-off may be used for the purpose of making, and the delivery, distribution and availability of this listing document or such other document or information (or any part thereof) does not constitute, any offer of or solicitation or an invitation by or on behalf of our Company or the Joint Sponsors to invest or hold any of our Shares.

INFORMATION AND REPRESENTATIONS

        We have not authorized anyone to provide any information or to make any representation not contained in this listing document. You should not rely on any information or representation not contained in this listing document as having been authorized by us, the Joint Sponsors, or any of our or their respective directors, officers or representatives or any other person involved in the Spin-off. No representation is made that there has been no change or development reasonably likely to involve a change in our affairs since the date of this listing document or imply that the information contained in this listing document is correct as of any date subsequent to the date of this listing document.

NO CHANGE IN BUSINESS

        No change in the business of our Company is contemplated immediately following the Spin-off.

APPLICATION FOR THE LISTING OF OUR SHARES ON THE STOCK EXCHANGE BY WAY OF INTRODUCTION

        There is no established public trading market for our Shares. An application has been made to the Listing Committee for the listing of, and permission to deal in, on the Main Board of the Stock Exchange, the Shares in issue.

        No part of the share or loan capital of our Company is listed on or dealt in on any other stock exchange. At present, our Company is not seeking or proposing to seek such listing of, or permission to deal in, the share or loan capital of our Company on any other stock exchange.

REGISTER OF MEMBERS AND STAMP DUTY

        Our Company's principal register of members will be maintained by our principal registrar                  in the BVI and our Company's Hong Kong register of members will be maintained by the Hong Kong Branch Share Registrar.

        Dealings in our Shares registered in our register of members in Hong Kong maintained by the Hong Kong Branch Share Registrar will be subject to Hong Kong stamp duty.

        Unless our Company determines otherwise, dividends payable in Hong Kong dollars in respect of our Shares will be paid to the Shareholders listed on our Company's Hong Kong register of members, by way of check sent by ordinary post, at our Shareholder's risk, to the registered address of each Shareholder.

SHARES WILL BE ELIGIBLE FOR ADMISSION INTO CCASS

        Subject to the granting of listing of, and permission to deal in, our Shares on the Stock Exchange and compliance with the stock admission requirements of HKSCC, our Shares will be accepted as eligible securities by HKSCC for deposit, clearance and settlement in CCASS with effect from the date of commencement of dealings in our Shares on the Stock Exchange or on any other date HKSCC chooses.

        Settlement of transactions between participants of the Stock Exchange is required to take place in CCASS on the second business day after the relevant trading day.

        All activities under CCASS are subject to the General Rules of CCASS and CCASS Operational Procedures in effect from time to time.

        All necessary arrangements have been made for our Shares to be admitted into CCASS.

PROFESSIONAL TAX ADVICE RECOMMENDED

        You should consult your professional advisers if you are in any doubt as to the taxation implications of receiving, purchasing, holding, disposing of and dealing in our Shares. We emphasize that none of us, the Joint Sponsors, any of our or their respective directors, officers or representatives or any other person involved in the Spin-off accepts responsibility for any tax effects or liabilities resulting from the receipt of, purchase, holding or disposing of, or dealing in, our Shares or your exercise of any rights attaching to our Shares.

COMMENCEMENT OF DEALINGS IN OUR SHARES

        Dealings in our Shares on the Stock Exchange are expected to commence on                 .

        Our Shares will be traded in board lots of                  Shares each. The stock code of our Shares is                 .

LANGUAGE

        If there is any inconsistency between this listing document and the Chinese translation of this listing document, this listing document shall prevail. The translated English names of the PRC nationals, entities, departments, facilities, certificates, titles, laws, regulations, natural persons or other entities (including certain of our subsidiaries) included in this listing document and for which no official English translation exists are unofficial translations for your reference only.

ROUNDING

        Any discrepancies in any table or chart between the total shown and the sum of the amounts listed thereon are due to rounding. Certain amounts and percentage figures included in this listing document have been subject to rounding adjustments, or have been rounded to one decimal place.

RISK FACTORS

You should consider carefully all the information set forth in this listing document and, in particular, the risks and uncertainties described below before making an investment in our Shares. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks and uncertainties. The market price of our Shares could decline significantly due to any of these risks, and you may lose all or part of your investment. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may arise or become material in the future and may have a material adverse effect on our Company.

RISKS RELATING TO OUR BUSINESS

As we are a development stage coal mining company with a limited operating and production history, it is difficult to evaluate our business and prospects.

        We are a development stage coal mining company. We have seven underground anthracite coal mines in Guizhou province, of which five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. Baiping Coal Mine, Gouchang Coal Mine (currently suspended), Zhulinzhai Coal Mine, Liujiaba Coal Mine and Dayuan Coal Mine commenced commercial production in June 2009, April 2011, April 2012, December 2012 and November 2013, respectively. We did not generate any revenue or begin commercial production of anthracite coal until the acquisition of Guizhou Puxin in March 2010. Accordingly, we have a limited operating and production history upon which you could evaluate our business and prospects. We are subject to risks and uncertainties frequently encountered by coal mining companies at an early stage of development in the PRC, and our ability to manage and respond to these risks is unproven. Some of these risks and uncertainties relate to our ability to:

  •
  expand production capacity in a cost-effective manner;

  •
  respond to fluctuating demand for, and variations in price of, coal in a highly cyclical market;

  •
  respond to competition in a highly fragmented market;

  •
  effectively market and sell the anthracite coal we produce;

  •
  respond to changing, unpredictable and increasingly onerous regulatory requirements; and

  •
  raise sufficient capital to sustain and grow our business.

        If we are not successful in addressing these risks, our business, financial condition, results of operations and prospects will be materially and adversely affected.

We have a history of losses and we anticipate that losses will continue.

        Our business has not yet achieved any operating profits. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we incurred operating losses of RMB54.5 million, RMB23.0 million, RMB36.6 million, RMB11.3 million and RMB231.7 million, respectively, and, disregarding the effects of a RMB624.1 million non-recurring gain relating to the acquisition of Guizhou Puxin in 2010, we would have incurred net losses in each of those periods. We cannot assure you when or if we will be able to achieve or sustain profitability.

We require a significant amount of cash to fund the growth of our business as well as to meet our working capital requirements, and we may be unable to obtain sufficient capital in a timely manner or on acceptable terms, or at all.

        Our business is capital intensive. In particular, we will need a substantial amount of cash for the construction and development of our coal mines, our coal beneficiation plant and our shipping port. As of the date of this listing document, we expect to pay approximately an aggregate of RMB545.0 million in 2013 and 2014 for capital expenditures. These estimated capital expenditures are expected to be used primarily for the construction of Dayuan Coal Mine, Dayun Coal Mine, Yongsheng Coal Mine, a coal beneficiation plant in Jinsha county and a port along the Wujiang River near Yongsheng coal Mine. We have not generated any net cash flows from our operating activities, and as of December 31, 2010, 2011 and 2012 and June 30, 2013, we had net current liabilities of RMB437.1 million, RMB632.1 million, RMB1,030.1 million and RMB955.1 million, respectively. As a result, we may need to obtain additional funding to finance our growth and meet our working capital requirements. Our ability to obtain additional funding is subject to a variety of uncertainties, including:

  •
  our financial condition, results of operations and cash flows;

  •
  the conditions in the PRC, Hong Kong and other markets where we may seek to raise funds;

  •
  investors' perception of, and demand for, securities of coal mining companies; and

  •
  economic, political and other conditions in the PRC and elsewhere.

        Among our seven coal mines, five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. In the past, we have financed a significant portion of our funding needs with non-interest bearing loans from companies controlled by Mr. Li Feilie, our chairman and chief executive officer. In 2013, we refinanced a significant portion of our non-interest bearing loans with interest-bearing bank and other borrowings, which significantly increased our finance costs and reduced our ability to obtain additional financing. If we are unable to obtain sufficient funding in a timely manner or on acceptable terms, or at all, our business, financial condition, results of operations and prospects would be materially and adversely affected.

We are highly leveraged, which may materially and adversely affect our financial condition and results of operations as well as our ability to expand our business.

        We have a high degree of financial leverage. As of December 31, 2010, 2011 and 2012 and June 30, 2013, our gearing ratio was 47.5%, 60.4%, 68.8% and 86.5%, respectively. We rely heavily on borrowings to fund our capital requirements and expect to continue to do so in the future. As of December 31, 2010, 2011 and 2012 and June 30, 2013, we had total outstanding interest-bearing bank and other borrowings of RMB418.7 million, RMB735.9 million and RMB1,013.5 million and RMB1,759.3 million, respectively, and as of the Latest Practicable Date, the total outstanding amount of our interest-bearing bank and other borrowings was RMB[1,966.5] million. In addition, in July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions. Furthermore, in October 2013, we obtained a legally binding commitment letter from China Merchants Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down before March 10, 2015, subject to certain conditions. Moreover, in the past, we have financed a significant portion of our cash requirements with non-interest bearing loans from companies controlled by Mr. Li Feilie, our chairman and chief executive officer. If these loans had been interest-bearing, our finance costs would have been significantly higher. The degree to which we are leveraged may impair our ability to make necessary capital expenditure, increase our exposure to interest rate fluctuations, and limit our ability to develop business opportunities or make strategic acquisitions, which may materially and adversely affect our financial condition and results of operations as well as our ability to expand our business.

If we are unable to successfully expand our coal production capacity, our business and prospects would be materially and adversely affected.

        Our future success is dependent on our ability to expand our coal production capacity. We need to increase our coal production capacity and meet the demands of our customers as well as benefit from economies of scale and reduce our average costs. In particular, Dayun Coal Mine and Yongsheng Coal Mine have not commenced commercial production, and our ability to achieve commercial production at these coal mines in a timely and cost effective manner is subject to a number of risks and factors beyond our control, including:

  •
  construction delays and cost overruns due to weather, mechanical failures, mine accidents, unforeseen geological anomalies, changes in government regulations or policies and other reasons;

  •
  inability to obtain or delays in obtaining the requisite government approvals; and

  •
  our ability to fund the capital expenditure requirements.

        The construction of our anthracite coal mines has been subject to multiple delays and cost overruns, and we cannot assure you that delays and cost overruns will not occur in the future. In the past, our delays and cost overruns were caused by various factors beyond our control, including:

  •
  suspensions of mining activities in Guizhou by the Guizhou government in response to the occurrence of severe mining accidents and certain government meetings and other events in Guizhou;

  •
  unanticipated difficulties in relocating local residents affected by certain of our coal mines as required by the local government, including Dayun Coal Mine and Zhulinzhai Coal Mine;

  •
  the upgrade of certain of our coal mines from using drilling and blasting mining methods to semi-mechanical longwall mining methods in 2011 in anticipation of Guizhou's new requirements relating to mining methods, which required us to incur significant time and expense to redesign and upgrade Liujiaba Coal Mine; and

  •
  suspension of construction of one of the two mine faces of Yongsheng Coal Mine as required by the Jinsha County Administration of Coal Mine in 2013.

        In addition, our business, financial condition and results of operations may be materially and adversely affected if we are unable to continue operations at our coal mines. For example, the operations at Gouchang Coal Mine were suspended from March to August 2012 under certain newly implemented mine gas control requirements in Guizhou, and have been suspended by the Guizhou government since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou province's coal mine consolidation policy. We cannot assure you that our acquisition of the coal mine near Gouchang Coal Mine would be successful or that Gouchang Coal Mine would be able to resume production. As of July 31, 2013, Gouchang Coal Mine had proved and probable reserve of 5.72 million tonnes, representing approximately 2.7% of our total proved and probable reserve.

        To manage the growth of our business, we would also need to improve our operational and financial systems, procedures and controls, integrate the transportation logistics at these coal mines with our existing operating coal mines, as well as expand, train and manage our employee base. We cannot assure you that our current and planned operations, personnel, systems and internal procedures and controls will be adequate to support our future growth. If we are unable to increase our coal production capacity in a timely and cost effective manner, or if we are unable to successfully manage and integrate our increased coal production capacity, we may not be able to effectively grow our business, benefit from the intended economies of scale or achieve profitability.

Our reliance on sales of thermal coal makes our financial results vulnerable to downturns in the demand for, and government price controls imposed on, thermal coal in the PRC.

        Although we intend to increase our sales of chemical coal in the future, we currently derive a significant portion of our revenue from the sale of thermal coal to local power plants in Guizhou province. The demand for thermal coal from power producers in the PRC is dependent on a number of factors, including the rate of economic growth and general economic conditions in the PRC, the PRC Government's economic, energy, environmental and other policies, and the availability and cost of alternative energy sources. Although thermal coal is expected to remain a significant energy source in the PRC, the PRC Government is investing heavily in exploring alternative energy sources, including nuclear, hydroelectric, wind and solar power. Moreover, the PRC Government agreed during the United Nations Climate Change Conference in December 2009 to reduce carbon dioxide emissions by 40% to 45% by 2020 from 2005 levels. Any government initiative to reduce energy consumption or control greenhouse gas emission could reduce the demand for, and prices of, thermal coal in the PRC.

        Moreover, the price of thermal coal in the PRC has from time to time been subject to government price controls. For example, in November 2011, the NDRC issued the Notice on Implementation of Temporary Price Intervention on Thermal Coal and Enhancement of Thermal Coal Price Control ( ) which limited increases in the contract price of thermal coal sold to certain power producers in the PRC to 5% in 2012 and imposed a maximum price limit of RMB800 per tonne on the spot prices of thermal coal. While these price control measures did not directly impact the average selling prices of our thermal coal, which were significantly below the specified price limits prior to the enactment of these measures, these measures may have created downward pressures on the PRC thermal coal market generally and indirectly affected the average selling prices of our thermal coal. Although these price control measures were terminated in January 2013, we cannot assure you that the price of thermal coal would not be subject to further price controls in the future. Any significant decline in the demand for, or prices of, thermal coal could materially decrease our revenue and cash flows, and may further increase our net losses.

We may not be able to successfully produce, market and sell chemical and PCI coal, which could materially and adversely affect our business and prospects.

        Our future profitability will significantly depend on our ability to produce, market and sell chemical coal and PCI coal, which generally command higher average selling prices and have higher margins than thermal coal. In 2011, 2012 and the six months ended June 30, 2013, we derived approximately 5%, 5% and 1.2%, respectively, of our revenue from the sale of self-produced chemical coal, and we have not yet commenced selling any PCI coal. As part of our strategy, however, we intend to significantly increase our sales of chemical coal, and we intend to begin selling PCI coal in 2014.

        Our ability to market and sell chemical and PCI coal is subject to a number of risks and uncertainties. For example, our annual coal production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou, which has significantly limited our capacity to produce and sell chemical coal. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". We cannot assure you that we will not be subject to other regulatory requirements or government actions that will constrain our ability to produce, market or sell chemical or PCI coal in the future. Moreover, although we have entered into certain non-binding cooperation arrangements relating to the sale of chemical coal, we have not yet entered into any binding agreements for the sale of chemical or PCI coal, and we cannot assure you that we will be able to effectively market and sell chemical or PCI coal. The target customers for chemical and PCI coal, which primarily include chemical, steel and iron companies, are different from our existing customers for thermal coal, which mainly consist of power producers, and we cannot assure you that we will be able to develop the necessary customer relationships. Furthermore, the underdeveloped road, water and railway transportation infrastructure in the regions where our coal mines are located may limit our ability to efficiently transport chemical and PCI coal to our target customers. If we cannot successfully produce, market and sell chemical and PCI coal in sufficient quantities, our revenue and cash flows as well as our financial condition and results of operations could be materially and adversely affected.

        We are in the process of constructing a coal beneficiation plant in Jinsha county to process anthracite coal into chemical coal and PCI coal. However, we have no experience with constructing or operating coal beneficiation plants, and we cannot assure you that we will be able to complete the construction process without significant delays or cost overruns, or that we will be able to operate the coal beneficiation plant efficiently and profitably once it has been constructed.

The coal reserve and coal quality data in this listing document are estimates and may be inaccurate, and our actual reserves, coal quality and production may differ materially from these estimates.

        The coal reserve and coal quality data on which our production and capital expenditure plans are based are estimates that have made based on the results of geological exploration and were reviewed by Behre Dolbear, an independent mining consultant. There are inherent uncertainties in estimating coal reserves and coal quality, and these reserve and coal quality estimates may be inaccurate and may differ materially from our actual volume of reserves, rates of production, coal quality and coal characteristics. As these coal reserve estimates are based on a number of assumptions regarding expected market coal prices, production and transportation costs and recovery rates, these assumptions may turn out to be incorrect or need to be revised in light of actual results. For example, unexpected geographic anomalies, such as faults, discovered during the extraction process could reduce our assumed recovery rates as well as the quality of the coal extracted. Moreover, most of our coal mines have multiple mining stacked seams, and we may not be able to achieve the assumed recovery rates due to our inexperience with multiple mining stacked seams, particularly the lower stacked seams, and the current engineering and technical design of our coal mines may not support the assumed recovery rates, particularly in the later years of production when deeper extraction from our coal mines is needed to recover the coal. Furthermore, because the coal quality data reviewed by the Competent Person were based on translations of the various studies and there is a large number of coal seams at several coal mines of the Company, coal quality may not be accurately defined. If any revision results in these estimates in a substantial reduction in proved or probable reserves or coal quality at one or more of our coal mines, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Unanticipated faults at our coal mines could materially and adversely affect our production output, coal quality and mining operations.

        Faults are displacements or offsets in coal seams that could reduce coal production output and extraction rates by obstructing mining equipment. Moreover, due to the prevalence of rocks in fault areas, the quality of coal extracted from fault areas are typically lower as a result of the high rock content in the extracted coal. Mining in fault areas could also wear out mining equipment more rapidly, as well as adversely affect the safety of mining operations by reducing roof stability and acting as trap zones for gas.

        Although we have planned our mines to avoid known faults, we have not conducted any seismic studies to generate full subsurface profiles of our coal mines to identify the full extent of faulting, and we cannot assure you that the actual extent of faulting at our coal mines is not more extensive than currently estimated. We have encountered unanticipated faults at Yongsheng Coal Mine and Liujiaba Coal Mine, which have adversely affected recovery rates at those mines and rendered the coal extracted in the fault areas unsuitable for use as chemical coal or PCI coal. If we encounter additional unanticipated faults at our coal mines in the future, our production output and coal quality could suffer, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our business, financial condition, results of operations and prospects could be materially and adversely affected if we are unable to obtain or renew the necessary government permits and licenses or complete the required environmental trial runs and inspections relating to our operations.

        Prior to the commencement of commercial production, each coal mine in the PRC is required to obtain a number of permits and licenses, including:

  •
  a mining right permit;

  •
  a safe production permit; and

  •
  a coal production permit.

        In addition to these permits, prior to commencing commercial production, coal mines in the PRC are required to complete an environmental trial run and an environmental acceptance inspection.

        We cannot assure you that we will be able to obtain or renew the permits, licenses and approvals necessary for our business operations or complete the required environmental trial runs and inspections in a timely manner or at all, or that onerous conditions will not be imposed in connection with the granting or renewal of such permits and licenses. The granting of permits and licenses in the PRC is discretionary and is subject to the PRC Government's prevailing economic, energy, environmental, health and safety and other policies. If we are unable to obtain or renew the required permits and licenses at any of our coal mines, we may need to suspend, terminate or downsize our operations, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

        In 2012, the production output of Baiping Coal Mine significantly exceeded its assessed annual production capacity as set forth in its mining right permit and coal production permit. Moreover, none of our anthracite coal mines have completed the requisite environmental trial run or the environmental acceptance inspection prior to commencing commercial production. Although the relevant PRC Governmental authorities have issued letters to confirm that no penalties would be imposed in respect of these violations, we cannot assure that similar violations will not occur in the future, which could subject us to significant fines, production suspensions and, for certain serious violations, criminal liability and mine closure. See "Business — Regulatory Compliance".

Our long-term business and prospects depend upon our ability to successfully increase our production based on existing coal reserves, and acquire and develop additional coal reserves.

        As of July 31, 2013, we had approximately 208.87 million tonnes of proved and probable coal reserves, respectively. Our existing coal reserves will decline as we produce coal. As a result, our ability to sustain or increase our production in the long-term will depend on our ability to increase our production based on existing coal reserves, and acquire additional coal reserves and develop these reserves into coal mines. We cannot assure you that we will be able to successfully identify suitable coal reserves for acquisition, or that we will be able to acquire such reserves on acceptable terms, or at all. There is a limited supply of desirable coal reserves in the PRC, and there is intense competition for mining rights from other coal producers, some of which may have significantly greater financial and other resources than we do.

        Moreover, assuming we are able to acquire additional coal reserves, our ability to develop these reserves into commercially viable coal mines is subject to a number of risks. For example, the geological and extraction conditions of these reserves may turn out to be different from what we anticipated, the characteristics of the coal produced from these reserves may be less desirable than we expected, the construction and production costs may be higher than our estimates, and the relevant governmental approvals, permits and licenses may be delayed or withheld. If we cannot successfully expand our coal resources, our business and prospects could be materially and adversely affected.

We are dependent on a limited number of customers for a substantial portion of our revenue, and a significant reduction in purchases or delayed payments by our largest customers would materially decrease our revenue and cash flows, as well as materially and adversely affect our liquidity.

        In 2010, 2011, 2012 and the six months ended June 30, 2013, we derived 66.6%, 73.5%, 56.7% and 72.8%, respectively, of our total revenue from our five largest customers. The average term of our contracts with these customers is less than one year. We cannot assure you that we would be able to renew existing coal supply contracts or enter into new contracts with major customers on acceptable terms, or at all, or that payments by major customers would not be materially delayed. If one or more of our largest customers were to significantly reduce coal purchases from us, or if we are unable to continue to sell coal to them on terms as favorable to us as the terms under our current contracts, or if our largest customers delay payments to us, our revenue and cash flows, as well as our liquidity, would materially decrease.

Accidents at our coal mines or neighboring coal mines could materially disrupt our business and operations and damage our reputation.

        Our coal mining operations are subject to certain inherent safety risks that could lead to death or serious injuries, including methane gas explosions, roof collapses, coal mine water discharge and ground falls. Accidents at coal mines may also result from insufficient attention to safety, maintenance and working conditions. During the Track Record Period, we had separate accidents involving three employee fatalities, all of which occurred in 2010. Although we are endeavoring to minimize the number of accidents at our coal mines, accidents involving death or serious injuries are unavoidable. The occurrence of accidents at our coal mines may result in substantial disruptions to our business and operations, reputational harm, litigation, and investigations and sanctions by regulatory authorities, which could lead to substantial monetary penalties, onerous remediation orders and production suspensions.

        Accidents that occur at our neighboring coal mines could also materially and adversely affect our coal mining operations. In response to a mining accident, the regulatory authorities may suspend the production of all coal mines in the region where the mining accident occurred, regardless of whether those coal mines are owned by the mining company involved in the accident. For example, certain coal mining activities were suspended in Guizhou on multiple occasions in 2012 and in 2013 in response to certain mining accidents in Guizhou, which caused us to suffer significant losses and production delays. Moreover, in response to an accident, the regulatory authorities may enact new safety regulations applicable to all coal mines in the region, leading to substantially greater compliance costs.

As our coal mining operations are subject to seasonality, operating results in different periods of a year may not be comparable and our financial condition and results of operation may be materially and adversely affected if our coal mining operations experience any interruptions during the periods normally associated with higher production output.

        Our production output in the first quarter of each year is generally lower than our production output in other quarters, as our coal mining operations are typically suspended for approximately three to five weeks during the lunar new year holidays. In addition, our production output in the third and fourth quarters of each year is generally higher than our production output in other quarters, mainly as a result of higher demand and more favorable weather conditions for coal extraction. As a result, if our coal mining activities during periods normally associated with higher coal production output experience any material interruptions or slowdowns, our coal production output for the year would significantly decline and our financial condition and results of operations may be materially and adversely affected.

Our coal mining operations may be materially disrupted by operational risks and natural disasters for which we have limited insurance.

        Our coal mining operations are subject to significant risks and hazards, including earthquakes and other natural disasters, severe weather conditions, unexpected maintenance or technical problems, key equipment failures, unexpected geological variations and underground mining risks such as mine collapse, gas leaks or explosions, fire and flooding. The occurrence of these events may materially disrupt our coal production capacity, disrupt coal transportation or cause significant business interruptions, personal injuries, property or environmental damage and reputation harm.

        In line with what we believe to be industry practice, we do not maintain any fire, liability or other property insurance covering our properties, equipment or inventories, and we do not carry any business interruption insurance, transportation insurance or third party liability insurance to cover claims in respect of personal injuries or property or environmental damage arising from accidents on our properties. Any uninsured losses and liabilities incurred by us may have a material adverse effect on our financial condition and results of operations.

A decrease in availability or increase in costs of electricity, water or other key supplies may significantly disrupt our business and operations as well as materially and adversely affect our financial condition and results of operations.

        Our coal mining operations require a reliable supply of electricity, water and other key materials and components, including mining equipment, replacement parts, explosives and roof control materials, and our demand for these resources and materials is expected to grow as our business grows and our production capacity increases. We obtain power supply from the China Southern power grid and we obtain water primarily from surface and subsurface supplies, including rivers, reservoirs and springs. We have not entered into any long-term supply contracts or obtained any guarantees of supply with respect to water, electricity or any of our key supplies. Any shortages or disruption in the availability of water, electricity or other key supplies could lead to delays and suspensions of our production process, and any significant increase in the cost of these resources and supplies will increase our operating costs, may significantly disrupt our business and operations and could have a material adverse effect on our financial condition and results of operations if we are not able to pass on the increased costs to our customers.

Our business, financial condition and results of operations could be materially and adversely affected if we experience any significant interruptions, capacity shortages or cost increases with respect to our coal transportation.

        We currently transport coal to our customers primarily by road using third party coal transportation services. To date, we have not entered into any long-term contracts with or otherwise obtained any capacity guarantees or commitments from any provider of coal transportation services, and we cannot assure that we will not experience coal transportation interruptions or capacity shortages. For many consumers of anthracite coal, particularly chemical plants, having a timely and reliable supply of anthracite coal is critical for their business. As a result, our failure to deliver anthracite coal to our customers in a timely manner could cause significant damage to our customer relationships and our reputation. Moreover, as we have not entered into any long-term contracts with any provider of coal transportation services, we cannot assure that coal transportation costs will not increase significantly in the future, which may materially decrease the competitiveness of our anthracite coal as well as our profit margins.

We rely on third party contractors for the construction of our coal mines, and their failure to perform their obligations could have a material and adverse effect on our business and prospects.

        We have outsourced to third party contractors the construction of our coal mines. See "Business — Suppliers, Third Party Contractors and Utilities". Although we maintain close supervision over our contractors, we cannot assure you that our contractors will perform their obligations on time, to our satisfaction, or at all. Our contractors' failure to perform their obligations, meet our quality, safety and environmental protection standards or comply with relevant laws, rules and regulations may result in liabilities for us and could severely damage our reputation. Furthermore, if we have any material dispute with our contractors or if our relationship with our contractors deteriorates, our production capacity expansion plans could be materially and adversely affected.

We depend on our key personnel, and our business and prospects could be materially and adversely affected if we lose their services.

        Our success is significantly dependent on the continued service of our key executives and skilled employees. In particular, Mr. Li Feilie, our chairman and chief executive officer, and the other individuals set forth in the section headed "Directors and Senior Management" are critical to the development of our business and our strategic direction. If we lose the services of one or more of our key executives and skilled employees, we may not be able to locate suitable or qualified replacements, and we may need to incur additional expenses to recruit and train new personnel, which could have a material adverse effect on our business and prospects. Moreover, as we expect to continue to expand our operations, we will need to continue attracting and retaining experienced management and other skilled personnel.

        Competition in the PRC mining industry for personnel experienced in the acquisition, exploration and development of coal mines is intense, and the availability of suitable and qualified candidates is limited. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially increase our operating costs. If we are unable to attract or retain the personnel required to achieve our business objectives, our financial condition and results of operations could be materially and adversely affected.

The interests of our controlling shareholder may differ from those of our other shareholders.

        Immediately following the Spin-off, Mr. Li Feilie, our chairman and chief executive officer, will directly and indirectly own approximately 59.33% of our outstanding Shares. Accordingly, Mr. Li will have the ability to exercise significant control over our business, including matters relating to:

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  the nomination and election of our Directors;

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  our management, particularly the composition of our senior management;

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  the issuance of new securities;

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  the timing and amount of dividend payments;

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  our business strategies and policies;

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  any plans relating to acquisitions, investments, divestitures or other significant corporate transactions; and

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  amendments to our Articles of Association.

        The interests of Mr. Li may differ from your interest as a shareholder of our Company, and Mr. Li may take actions that may not be in the best interests of our Company or our other shareholders. Moreover, Mr. Li's controlling stake in our Company may discourage, delay or prevent a change in control or other business combination involving our Company, which could deprive you of an opportunity to receive a premium for your Shares as part of a sale of our Company and may reduce the price of our Shares.

Failure by the Controlling Shareholders and Feishang Energy to fulfill their obligations under the Deed of Non-Competition could have a material adverse effect on our business, financial condition, results of operations and prospects.

        In connection with the Listing, the Controlling Shareholders and Feishang Energy entered into a Deed of Non-Competition pursuant to which each of them has undertaken to:

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  not, and procure that their respective subsidiaries or parties controlled by them either solely or jointly with another Controlling Shareholder or any other party will not, either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly, be interested or engaged in or acquire or hold any right or interest (in each case whether as a shareholder, partner, agent or otherwise) in any business which directly or indirectly competes or may so compete with the Core Businesses;

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  if any of them becomes aware of any business opportunity which directly or indirectly competes or may so compete with the Core Businesses ("New Business Opportunity"), notify our Company of such business opportunity forthwith; and

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  use its best endeavors to procure that the New Business Opportunity is first offered to our Company on terms and conditions that are fair and reasonable.

        Feishang Energy, an indirect wholly-owned subsidiary of Feishang Enterprise, is one of the entities in Guizhou province (including our Company) that has been assessed under the Guizhou government's coal mine consolidation policy to be a consolidator of coal mines in Guizhou province. Accordingly, Feishang Energy has provided the above undertakings with respect to the period beginning from the date of the Listing until it ceases to be qualified as a consolidator. Mr. Li Feilie, our chairman and chief executive officer, owns approximately 60.74% of the outstanding shares of Feishang Enterprise.

        For the purpose of the Deed of Non-Competition, "Core Businesses" include the acquisition and exploitation of coal mining rights (including the exploration, construction, development and operation of coal mines) located in Guizhou province in the PRC. Failure by the Controlling Shareholders and/or Feishang Energy to fulfill their obligations under the Deed of Non-Competition could have a material adverse effect on our business, financial condition, results of operations and prospects. See "Relationship with Our Controlling Shareholders — Deed of Non-Competition".

If we are unable to renew the governmental approvals to use certain of our leased properties for coal mining purposes, our business and operations could be materially disrupted.

        As of the Latest Practicable Date, we leased 19 parcels of collectively-owned land with a total site area of approximately 470,821.0 square meters in connection with our coal mining operations. Our use of these properties for coal mining is subject to the approval of the local land and resources authorities. Each approval is generally valid for one to two years and must be renewed thereafter. We cannot assure you that we will be able to renew these approvals in a timely manner or at all. If we are not able to continue occupying and using these properties for coal mining purposes, our business and operations could be materially disrupted.

RISKS RELATING TO PRC'S COAL INDUSTRY

Our business, financial condition and results of operations are susceptible to the cyclical nature of the PRC anthracite coal market and vulnerable to fluctuations in anthracite coal prices.

        As substantially all of our revenue is derived from the sale of anthracite coal, our business, financial condition and results of operations are substantially dependent upon the prices we charge for our anthracite coal. We price our anthracite coal by reference to prices in the domestic PRC anthracite coal markets, which is highly cyclical and has in the past exhibited significant fluctuations in prices due to various supply and demand factors. For example, anthracite coal prices in Guizhou declined significantly in the second quarter of 2012 and again in the first half of 2013 as a result of the general economic slowdown in the PRC, which reduced demand, as well as an increase in production capacity in Shanxi province, which increased supply. The decline in anthracite coal prices in Guizhou is expected to continue. To date, we have not engaged in any hedging transactions to manage our commodity price risk. The PRC anthracite coal market is affected by numerous factors beyond our control, including:

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  general economic conditions in the PRC;

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  global and regional supply and demand for anthracite coal;

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  competition from other energy sources or alternatives to anthracite coal;

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  abnormal weather conditions;

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  speculative anthracite coal trading;

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  the PRC Government's economic, energy, environmental, health and safety and other policies; and

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  fluctuations in the development and growth of industries in the PRC with high demand for anthracite coal, including the power, chemical, iron and steel, and building materials industries.

        Moreover, technological developments may reduce the long-term demand for anthracite coal. In particular, certain chemical manufacturers have begun experimenting with alternative synthesis processes that would allow the use of lower cost bituminous coal or natural gas instead of anthracite coal to produce ammonia and methanol, while certain iron and steel enterprises are experimenting with using bituminous coal instead of anthracite coal in the steel production process. Although these processes have not yet been proven to be commercially viable, if cost-effective and reliable alternatives to anthracite coal are developed in the future, the long-term demand for, and prices of, anthracite coal would suffer. Any substantial or extended decline in the market prices of anthracite coal in the PRC could materially decrease our revenue and cash flows as well as increase our net loss. For the discussion on sensitivity analysis of the effects of increases or decreases in the average selling price of our anthracite coal on our financial results, see "Financial Information — Market Risk Disclosure — Commodity Price Risk".

We are subject to extensive regulation, and our business, financial condition, results of operations and prospects may be materially and adversely affected if we fail to comply with applicable regulations or if existing regulations or other government policies change.

        Our coal mining operations are subject to extensive regulation in the PRC relating to:

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  the granting and renewal of coal mining rights;

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  the granting of safe production permits;

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  coal mining project approvals;

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  production capacity requirements;

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  resource recovery rate and water and soil preservation requirements;

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  environmental, safety and occupational health requirements;

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  government control over coal prices;

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  taxes, duties and levies, including, among others, resource taxes, mining right usage fees, mineral resource compensatory fees and the coal price levies; and

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  the allocation of coal transportation capacity on the national railway system.

        Interpretation of these regulations may change and new regulations may come into effect, which could disrupt or restrict our coal mining operations, reduce our competitiveness or require us to incur substantial compliance costs. In particular, we are subject to increasingly stringent regulatory requirements with respect to coal mine safety. For example, Gouchang Coal Mine suspended its operations from March to August 2012 to comply with certain newly implemented mine gas control requirements in Guizhou. Furthermore, in 2011, as a result of the upgrade of drilling and blasting mining methods to semi-mechanical longwall mining methods in anticipation of Guizhou government's requirements on mining methods, we incurred significant time and expense to redesign and upgrade Liujiaba Coal Mine. We are also subject to extensive and increasingly stringent environmental laws, rules and regulations in the PRC. These laws, rules and regulations impose, among other things, fees for the discharge of pollutants and waste substances, as well as require us to establish reserves for land reclamation and rehabilitation. Any failure to comply may result in fines, restrictions and limits on our coal mining operations, as well as suspension or revocation of our business licenses.

        Changes in or implementation of government policies in relation to the consolidation of coal enterprises or coal mines may also have a material adverse effect on our business. For example, in March 2013, the Guizhou government issued a coal mine consolidation policy which aims to, among other things, reduce the total number of coal enterprises and coal mines in Guizhou. As a result of this policy, the operations of Gouchang Coal Mine have been suspended by the Guizhou government since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou province's coal mine consolidation policy. We cannot assure you that our acquisition of the coal mine near Gouchang Coal Mine would be successful or that Gouchang Coal Mine would be able to resume production. In the six months ended June 30, 2013, we incurred an impairment loss on property, plant and equipment of RMB184.4 million in connection with the suspension of Gouchang Coal Mine, and we may incur additional impairment losses in respect of Gouchang Coal Mine in the future if we are unable to successfully resume operations. As of July 31, 2013, Gouchang Coal Mine had proved and probable reserve of 5.72 million tonnes, representing approximately 2.7% of our total proved and probable reserve.

        Regulatory changes in the PRC could also significantly reduce the demand for, and the price of, anthracite coal. For example, in November 2011, the NDRC limited increases in the contract price of thermal coal sold to certain power producers in the PRC to 5%, as well as imposed certain price limits on the spot prices of thermal coal. Although these measures were terminated in January 2013, we cannot assure you that the price of thermal coal would not be subject to further price controls in the future. Moreover, the Guizhou government levies a coal price adjustment fund levy on the coal sold by local coal producers and the rate of the coal price adjustment fund levy is subject to frequent changes based on prevailing government policies, which significantly reduced the competitiveness of coal producers in Guizhou. We cannot assure you that we will not be subject to further price restrictions, levies or additional regulations in the future, or that future regulatory changes would not have a material adverse effect on our business or prospects.

Competition in the PRC coal industry is intense, and we cannot assure you that we will be able to compete effectively.

        The PRC coal industry is highly competitive, and we compete on the basis of many factors, including, coal quality and characteristics, stability of supply, availability and cost of transportation, reliability and timeliness of delivery, customer service and price. Moreover, as there is a limited supply of desirable anthracite coal reserves in the PRC, there is intense competition for mining rights among anthracite coal producers in the PRC. We face competition primarily from other anthracite coal enterprises in Guizhou. Many of our competitors have greater financial, marketing and distribution resources, lower operating costs, more advanced technologies, longer operating histories and greater brand recognition than us. If we are unable to compete effectively in attracting and retaining customers as well as obtaining mining rights over coal reserves, our business, financial condition, results of operations and prospects would be materially and adversely affected.

RISKS RELATING TO CONDUCTING BUSINESS IN THE PRC

Changes in economic, political and social conditions in the PRC could have a material adverse effect on our business, financial condition, results of operations and prospects.

        Substantially all of our business and operations are conducted in the PRC. Accordingly, our business, financial condition, results of operations and prospects are, to a significant degree, subject to the economic, political and social conditions in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC Government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still government-owned. In addition, the PRC Government continues to play a significant role in regulating industry development through the implementation of industrial policies. In particular, the PRC coal industry is subject to extensive regulation. See "Regulation — PRC Laws Relating to the Coal Industry". The PRC Government also exercises significant control over the economy through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

        Our business and operations are primarily conducted in the PRC and governed by PRC laws, rules and regulations. Our PRC subsidiaries are generally subject to laws, rules and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to wholly foreign owned enterprises. The PRC legal system is a civil law system based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC Government has significantly enhanced PRC legislation and regulations to provide protections to various forms of foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. As many of these laws, rules and regulations are continually evolving, and because of the limited volume of published decisions, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and may not be as consistent or predictable as in other more developed jurisdictions. In addition, the PRC legal system is based in part on government policies and administrative rules that may have retroactive effect. As a result, we may not be aware of any violations by us until some time after the violation. Furthermore, the legal protections available to us under these laws, rules and regulations may be limited. Any litigation or regulatory enforcement action in the PRC may be protracted and could result in substantial costs and diversion of resources and management attention.

Governmental control over currency conversion may affect the value of your investment and limit our ability to utilize our cash effectively.

        The PRC Government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenue in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy any foreign currency dominated obligations we may incur. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, may be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. However, approval from the SAFE or its local branch may be required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as offshore investments denominated in foreign currencies. The PRC Government may also at its discretion restrict access to foreign currencies for current account transactions. In addition, since a significant amount of our future cash flow from operations will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to receive dividends and distributions from our subsidiaries in the PRC, purchase goods and services outside of the PRC or otherwise fund any future business activities that may be conducted in foreign currencies. This could also affect the ability of our subsidiaries in the PRC to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

We may rely on dividends and other distributions on equity paid by our operating subsidiaries in the PRC to fund our cash and financing requirements, and any limitation on the ability of our operating subsidiaries in the PRC to pay dividends or make distributions to us could have a material adverse effect on our liquidity.

        We are a holding company, and we rely on dividends and other distributions on equity paid by our operating subsidiaries in the PRC for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay certain operating expenses. Under the applicable PRC laws, rules and regulations, dividends may be paid only out of distributable profits. We cannot assure you that our operating subsidiaries will generate sufficient earnings and cash flow to pay dividends or otherwise distribute sufficient funds to enable us to meet our financial obligations or declare dividends. In particular, each of our subsidiaries in the PRC is required under the applicable laws, rules and regulations to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. In addition, our bank borrowing or other financing agreements may contain certain restrictions relating to the payment of dividends or other distributions. As a result, these subsidiaries are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. Limitations on the ability of these subsidiaries in the PRC, such as Guizhou Puxin and Guizhou Fuyuantong, to pay dividends or make distributions to us could limit our ability to grow our business, make investments or acquisitions, pay dividends to our shareholders, or otherwise fund and conduct our business.

Dividends received by holders of our Shares that are non-PRC enterprises and gains derived from the disposition of our Shares by such holders may become subject to PRC taxation, which may materially reduce the value of investments in our Shares.

        Under the PRC Enterprise Income Tax Law and its implementing rules, which became effective on January 1, 2008, a non-PRC enterprise is generally subject to enterprise income tax at the rate of 10% with respect to PRC-sourced income, including dividends derived from sources within the PRC and gains derived from the disposition of equity interests in a PRC company, subject to any reductions under any special arrangements or applicable treaty between the PRC and the jurisdiction of the relevant foreign enterprise's residence. As the PRC Enterprise Income Tax Law and its implementation rules are relatively new, there remains significant uncertainty as to their interpretation and application by the PRC tax authorities, including whether and how enterprise income tax on dividends payable to and gains derived by holders of our Shares that are non-PRC enterprises may be collected. If we are considered a PRC resident enterprise, dividends we pay with respect to our Shares, or the gain our Shareholders may realize from the transfer of our Shares, may be treated as income derived from sources within the PRC and be subject to PRC tax. If we are required under the PRC Enterprise Income Tax Law and its implementing rules to withhold PRC income tax on dividends payable to our Shareholders that are non-PRC resident enterprises, or if our Shareholders are required to pay PRC income tax on the transfer of our Shares, the value of such non-PRC enterprise holders' investments in our Shares may be materially reduced.

We may be subject to PRC enterprise income tax on our global income, or dividends we receive from our PRC subsidiary may be subject to PRC withholding tax, depending on whether we are recognized as a resident enterprise in the PRC.

        Pursuant to the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established under the laws of a foreign country or region whose "de facto management body" is located within the PRC territory is considered a resident enterprise and will generally be subject to the enterprise income tax at the rate of 25% on its global income. According to the Implementation Rules, "de facto management body" refers to a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. As there is no official interpretation or application of the resident enterprise, it remains unclear how PRC tax authority will treat an overseas company that is controlled by natural persons like us. In addition, if new rules and interpretations are issued in the future specifying the criteria for determining whether a foreign entity controlled by a natural person is a resident enterprise under the PRC Enterprise Income Tax Law, we cannot assure you that we will not be deemed a PRC resident enterprise. If, in accordance with any future rules, we were considered a PRC resident enterprise, we would be subject to the enterprise income tax at the rate of 25% on our global income and any dividend received by our non-resident enterprise shareholder may be subject to 10% withholding tax. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law, we will not be subject to the enterprise income tax at the rate of 25% on our global income. In such case, however, dividends we receive from our PRC subsidiaries will be subject to a PRC withholding tax of 10% or 5%, depending on the availability of the relevant tax treaty.

We may not be able to enjoy a reduced withholding tax rate under the special arrangement between Hong Kong and the PRC.

        Under the PRC Enterprise Income Tax Law and its implementing rules, which became effective on January 1, 2008, a non-PRC resident enterprise is generally subject to a withholding tax rate of 10% with respect to dividends paid by its subsidiaries in the PRC, subject to any reductions under any special arrangements or applicable treaty between the PRC and the jurisdiction of the relevant foreign enterprise's residence. Under the Arrangement between the Mainland and Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income ( ), which became effective on January 1, 2007, the withholding tax rate for dividends paid by a PRC resident enterprise to a Hong Kong resident enterprise may be lowered to 5% if the Hong Kong resident enterprise owns at least 25% of the PRC resident enterprise. Nonetheless, according to the Circular of the State Administration of Taxation on Relevant Issues relating to the Implementation of Dividend Clauses in Tax Treaties ( ), which became effective on February 20, 2009, special tax treatments on dividends paid by a PRC company under relevant tax treaties will not be available unless certain conditions are satisfied. In addition, pursuant to the Administrative Measures for Non-residents to Enjoy Treatments under Tax Treaties (Trial) ( ), which became effective on October 1, 2009, approvals from competent local tax authorities are required before an enterprise can enjoy the relevant tax treatments. See "Regulation — PRC Laws relating to Taxation And Fee". Although Smartact is a Hong Kong resident enterprise which wholly owns Guizhou Fuyuantong, our holding company in the PRC, we cannot assure you that it will be able to enjoy the reduced withholding tax rate under the special arrangement between Hong Kong and the PRC.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises ( ) ("SAT Circular 698") issued by the State Administration of Taxation ("SAT") on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC resident enterprise transfers its indirect equity interests in a PRC resident enterprise by disposing of its equity interests in an overseas holding company, or an "Indirect Transfer", and such overseas holding company is located in a tax jurisdiction that has an effective tax rate less than 12.5% or does not tax foreign income of its residents, the non-PRC resident enterprise, as the transferor, is required to report the Indirect Transfer to the relevant PRC tax authorities. Using a "substance over form" principle, the PRC tax authorities may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax, in which case the gains derived from such "Indirect Transfer" may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular

698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant PRC tax authorities have the authority to make reasonable adjustments to the taxable income of the transaction.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with the PRC. In addition, there is no formal declaration with regard to how to determine whether an overseas holding company lacks a "reasonable commercial purpose" or was "established for the purpose of avoiding PRC tax". As a result, if we and/or our Shareholders are deemed to be conducting any "Indirect Transfer", we and/or our Shareholders may become at risk of being taxed under SAT Circular 698 in the future and we and/or our Shareholders may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we and/or our Shareholders should not be taxed under SAT Circular 698.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or our PRC subsidiaries to liabilities or penalties, limit our ability to inject capital into our PRC subsidiaries or limit the ability of our PRC subsidiaries to distribute profits to us.

        The SAFE issued a public notice in October 2005 ("SAFE Circular No. 75"), requiring PRC residents to register with the local branch of the SAFE before establishing or controlling any company outside of the PRC for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an "offshore special purpose company". In addition, any PRC resident that is a shareholder of an offshore special purpose company is required to amend its registration with the SAFE with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment, creation of any security interest over any assets located in the PRC or any other material change in share capital. We may not be fully informed of the identities of all of our beneficial owners who are PRC residents. Moreover, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular No. 75. The failure of our beneficial owners who are PRC residents to register or amend their registrations with the SAFE in a timely manner pursuant to SAFE Circular No. 75 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular No. 75 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions, and may also limit our ability to contribute additional capital to our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us or otherwise materially and adversely affect our business. See "Regulation — PRC Laws Relating to Foreign Exchange".

PRC regulation of loans to, and investments in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans or additional capital contributions to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

        Loans or additional capital contributions by our Company to our PRC subsidiaries are subject to PRC regulations and approvals. For example:

  •
  capital contributions by our Company to a PRC subsidiary must be approved by the MOFCOM or its local counterparts;

  •
  acquisition of onshore entities by us or our offshore subsidiaries must be approved by the MOFCOM or its local counterparts; and

  •
  loans by us to a wholly foreign-owned subsidiary cannot exceed statutory limits and must be registered with SAFE or its branches.

        On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and, unless otherwise provided by law, such Renminbi capital may not be used for equity investments in the PRC. In addition, SAFE strengthened its oversight of the use of Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not, in any case, be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 could result in severe monetary or other penalties.

        We cannot assure you that we will be able to obtain requisite government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries. If we fail to receive such registrations or approvals, our ability to fund our operations in the PRC would be limited, which could materially and adversely affect our liquidity and our ability to expand our business.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

        Substantially all of our assets and our subsidiaries are located in the PRC. In addition, most of our Directors and officers reside within the PRC, and the assets of certain Directors and officers are located within the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon most of our Directors and officers, including with respect to matters arising under the U.S. federal securities laws or applicable state securities laws. Moreover, the PRC does not have treaties providing for the reciprocal enforcement of judgments of courts with the United States, the United Kingdom, Japan or most other Western countries. In addition, Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in the PRC or Hong Kong of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter that is not subject to a binding arbitration provision may be difficult or impossible. In addition, although we will be subject to the Listing Rules and the Takeovers Code upon the listing of our Shares on the Stock Exchange, the holders of Shares will not be able to bring actions on the basis of violations of the Listing Rules and must rely on the Stock Exchange to enforce its rules.

Natural disasters and health and public security hazards in the PRC may severely disrupt our business and operations and may have a material adverse effect on our financial condition and results of operations.

        In May 2008 and April 2013, earthquakes registering 8.0 and 6.6, respectively, on the Richter scale struck Sichuan Province and certain other parts of the PRC, devastating much of the affected areas and causing tens of thousands of deaths and widespread injuries. In addition, in September 2012, a series of earthquakes registering 4.8 to 5.6 on the Richter scale struck Guizhou and Yunnan. Although these earthquakes did not materially affect our operations, they caused at least 80 deaths and significant and extensive damage to factories, power lines, blackouts, transportation and communications disruptions and other losses in the affected areas. The PRC has also encountered incidents of severe acute respiratory syndrome and the outbreak of influenza A (H1N1 and H7N9). We are unable to predict the effect, if any, that any future natural disasters and health and public security hazards may have on our business. Any future natural disasters and health and public security hazards may, among other things, significantly disrupt our ability to adequately staff or otherwise operate our coal mines, limit coal transportation, as well as generally disrupt our operations. Furthermore, natural disasters and health and public security hazards may severely restrict the level of economic activity in affected areas, which may in turn materially and adversely affect our financial condition and results of operations.

RISKS RELATING TO THE SPIN-OFF

We have no history operating as an independent company, and we may incur significant expenses to create the corporate infrastructure necessary to operate as an independent public company.

        Prior to the Spin-off, we have relied on the corporate infrastructure of CHNR to support our business functions, including information technology systems, human resource systems and legal support. The expenses related to establishing and maintaining this infrastructure were allocated among all of the businesses of CHNR. Following the Spin-off, we will no longer have access to CHNR's corporate infrastructure, and we will need to establish our own corporate infrastructure or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may be significant and could have a material adverse effect on our financial condition and results of operations.

An active trading market for our Shares may not develop, and the trading price and volume of our Shares may fluctuate significantly.

        Prior to the Listing, no public market for our Shares existed. We cannot assure you that an active and liquid trading market for our Shares will develop or be sustained after the Listing or that we will be able to maintain the listing of our Shares. If an active and liquid trading market for our Shares does not develop or is not sustained after the Listing, the trading price and liquidity of our Shares may be materially and adversely affected.

        The trading price and volume for our Shares may be highly volatile in response to factors beyond our control, including general market conditions of the capital markets in Hong Kong and elsewhere in the world. Moreover, the price and trading volume for our Shares may be volatile for specific business or other reasons. In particular, factors such as variations in our revenue, earnings and cash flow, announcements of new investments, acquisitions or discovery of new coal reserves, fluctuations in the market prices for coal, as well as general economic, market or regulatory conditions, could cause large and sudden changes in the trading volume and price of our Shares.

Future sales or perceived sales of substantial amounts of our securities in the public market, including any future sale of our Shares by those Shareholders that are currently subject to contractual or legal restrictions on Share transfers, could have a material adverse effect on the prevailing market price of our Shares and our ability to raise capital in the future, and may result in dilution of your shareholding in our Company.

        The market price of our Shares could decline as a result of future sales of substantial amounts of our Shares or other securities relating to our Shares in the public market or the issuance of new Shares or other securities, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of our securities, including any future offerings, could also materially and adversely affect our ability to raise capital in the future at a time and at a price we deem appropriate. In addition, our Shareholders may experience dilution in their holdings to the extent we issue additional securities in future offerings.

        In connection with the Listing, each Controlling Shareholder has agreed, among other things, not to sell our Shares for six months after the Listing Date and has agreed to retain sufficient Shares to remain as our Controlling Shareholder for six months after the Listing Date. However, we cannot assure you that our Controlling Shareholders will not dispose of any or all of the Shares they may own now or in the future after the expiration of the applicable lock-up periods. Any future sales, or perceived sales, of substantial amounts of our Shares by our Controlling Shareholders could cause the market price of our Shares to decrease significantly as well as materially hinder our ability to raise capital in the future.

DIRECTORS AND PARTIES INVOLVED IN THE SPIN-OFF

DIRECTORS

Name	Residential Address	Nationality
Chairman and Executive Director
LI Feilie ( )	Flat 5-1, Fragrance House Ocean Garden The Fifth Street, Ocean Garden Taipa, Macao, PRC	Chinese
Executive Directors
HAN Weibing ( )	Flat 22A, Building 19 Shenzhen Riverist Nanshan District, Shenzhen Guangdong, PRC	Chinese
WAN Huojin ( )	Flat 3, 23/F, Block 4 Longsheng Garden Jinyang Wonderland Guiyang, Guizhou PRC	Chinese
TAM Cheuk Ho ( )	Flat 21A, Butler Towers 1-5 Boyce Road Jardine's Lookout Hong Kong	Chinese
WONG Wah On Edward ( )	Flat A, 9/F, Block 9 South Horizons Ap Lei Chau Hong Kong	Chinese
Independent Non-executive Directors
LO Kin Cheung ( )	Flat A, 11/F, Block 1 Sorrento, Kowloon Hong Kong	British
HUANG Zuye ( )	Flat 602, Block 13 Guizhou Coal Mine Design & Research Institute Dashuigou Huaxi District Guiyang, Guizhou PRC	Chinese
GU Jianshe ( )	Flat 501, Block E2 Shiji Garden, No. 270 Erqiao Road Yunyan District Guiyang, Guizhou PRC	Chinese

PARTIES INVOLVED IN THE SPIN-OFF

Joint Sponsors (in alphabetical order)	Jefferies Hong Kong Limited 22nd Floor, Cheung Kong Center 2 Queen's Road Central Hong Kong
Nomura International (Hong Kong) Limited 30th Floor, Two International Finance Centre 8 Finance Street Hong Kong
Legal Advisers to Our Company	as to Hong Kong and U.S. law:
Sullivan & Cromwell 28th Floor Nine Queen's Road Central Hong Kong
as to PRC law:
Commerce & Finance Law Offices 6th Floor, NCI Tower A12 Jianguomenwai Avenue Beijing, PRC
as to British Virgin Islands law:
Maples and Calder 53rd Floor, The Center 99 Queen's Road Central Hong Kong
Legal Advisers to the Joint Sponsors	as to Hong Kong and U.S. law:
Freshfields Bruckhaus Deringer 11th Floor, Two Exchange Square 8 Connaught Place Central Hong Kong
as to PRC law:
Jingtian & Gongcheng 34th Floor, Tower 3, China Central Place 77 Jianguo Road, Chaoyang District Beijing, PRC

Auditors and Reporting Accountants	Ernst & Young 22nd Floor, CITIC Tower 1 Tim Mei Avenue Central, Hong Kong
Property Valuer	Peak Vision Appraisals Limited 12th Floor, Effectual Building 14-16 Hennessy Road Wanchai Hong Kong
Competent Person	Behre Dolbear Asia, Inc. 6430 S. Fiddler's Green Circle Suite 250, Greenwood Village CO USA 80111
Independent Market Consultant	Shanxi Fenwei Energy Consulting Co., Ltd. 8th Floor, Tower A Shanxi World Trade Center 111 Changzhi Road Taiyuan, Shanxi PRC

 CORPORATE INFORMATION

Registered office	Maples Corporate Services (BVI) Limited Kingston Chambers, P.O. Box 173 Road Town, Tortola BVI
Headquarters in China	54/F, International Chamber of Commerce Tower 168 Fuhua 3rd Road Futian CBD, Shenzhen Guangdong 518048 China
Place of business in Hong Kong registered under Part XI of the Companies Ordinance	Room 2205, Shun Tak Centre 200 Connaught Road Central Sheung Wan Hong Kong
Company's website	www.fsanthracite.com (The information on the website does not form a part of this listing document)
Company secretary	Yue Ming Wai Bonaventure (FCS, FCPA) Flat A, 11/F, Block 1 Royal Knoll, Fanling New Territories Hong Kong
Authorized representatives	Wong Wah On Edward Flat A, 9/F, Block 9 South Horizons Ap Lei Chau Hong Kong
Yue Ming Wai Bonaventure Flat A, 11/F, Block 1 Royal Knoll, Fanling New Territories Hong Kong
Audit committee	Lo Kin Cheung (Chairman) Huang Zuye Gu Jianshe
Remuneration committee	Gu Jianshe (Chairman) Lo Kin Cheung Huang Zuye Li Feilie Han Weibing

Nomination committee	Huang Zuye (Chairman) Lo Kin Cheung Gu Jianshe Li Feilie Tam Cheuk Ho
Corporate social responsibility committee	Gu Jianshe (Chairman) Wan Huojin Han Weibing
The British Virgin Islands Unlisted Share Registrar and Transfer Office
Hong Kong Branch Share Registrar	Tricor Investor Services Limited
Compliance adviser
Principal banker	China Minsheng Banking Corp., Ltd. Tongju Yuanjing Building Jianxin North Road Jiangbei District Chongqing, PRC
China Merchants Bank Electric Hub Building No.284 Zhonghua North Road Yunyan District Guiyang, Guizhou, PRC
Industrial and Commercial Bank of China No. 70 Zhonghua Road Chengguan Town Jinsha County, Bijie, Guizhou, PRC

INDUSTRY OVERVIEW

This listing document contains information relating to the PRC economy, the PRC coal and power industries as well as the international coal market and other energy markets. The information is derived from various publications, market data providers and other independent third party sources. We have also engaged Fenwei, an experienced consultant in the energy sector in China and an Independent Third Party, to prepare a report to provide certain industry data for this section and elsewhere in this listing document. Fenwei was paid a total of RMB320,000 in fees for this service. Fenwei prepared its report based on its in-house database, independent third party reports and publicly available data from reputable industry organizations. Where necessary, Fenwei visited companies operating in the industry to gather and synthesize information about market, prices and other relevant information.
        We believe that the sources of the information in this section are appropriate sources for such information and have taken reasonable care in the extraction, compilation and reproduction of the information presented in this section. We have no reason to believe that such information is false or misleading in any material respect or that any part has been omitted that would render such information false or misleading in any material respect. Neither we, the Joint Sponsors nor any of our or their respective directors, officers or representatives or any other person involved in the Listing have independently verified the information directly or indirectly derived from official government sources, or make any representation as to the accuracy of the information from official government or other third party sources. Such information may not be consistent with and may not have been compiled with the same degree of accuracy or completeness as other information compiled within or outside the PRC. Accordingly, the information derived from official government and other third party sources contained herein may not be accurate and should not be unduly relied upon.

INTRODUCTION

        Coal is a combustible, sedimentary, organic rock composed mainly of carbon, hydrogen and oxygen. It is a fossil fuel and the primary energy source in the PRC. The "rank" of coal, which is determined by the degree of change undergone by coal as it matures from peat to coal, has an important bearing on its physical and chemical properties as well as end use. Low-rank coal, such as lignite and sub-bituminous coal, is typically softer, friable material with a dull, earthy appearance. It is characterized by high moisture levels and low carbon content, and consequently low energy content. High-rank coal, such as coking coal and anthracite coal, is generally harder and stronger and often has a black, vitreous luster, and generally contains more carbon, has lower moisture content, and produces more energy than low-rank coal. The diagram below summarizes the primary types of coal and their associated end-uses.

Source: World Coal Institute, The Coal Resource, Fenwei, BP Statistical Review of World Energy (2013)

Anthracite Coal — The Highest-Rank Type of Coal

        Under the Chinese Coal Classification Standard, anthracite coal is the highest-rank coal, containing volatile matter content of 10.0% or less and thus a high percentage of carbon. According to the SAWS and Fenwei, anthracite coal accounted for approximately 12% of total coal resources in China in 2012. As a result of anthracite coal's relative quality and scarcity, it is generally able to command a higher selling price than other types of coal.

        In the process of determining whether the coal belongs to anthracite coal and its relevant classification, beneficiation (or coal washing) of raw coal (the result of which is referred to as "float coal") is required in order to reduce the dry ash content to an acceptable level as necessary under the Chinese Coal Classification Standard. The Chinese Coal Classification Standard categorizes anthracite coal into three classes based on volatile matter and helium content — WY1-class anthracite coal has a volatile matter content of no more than 3.5% or helium content of no more than 2.0%; WY2-class anthracite coal has a volatile matter content of more than 3.5% and no more than 6.5% or helium content of more than 2.0% and no more than 3.0%; and WY3-class anthracite coal has a volatile matter content of more than 6.5% and no more than 10.0% or helium content of more than 3.0%. Under the Chinese Coal Classification Standand, in case of a conflict between the classification of anthracite coal based on volatile matter content and helium content, the classification based on helium content will be used. According to the Chinese Coal Granularity Classification Standard, large-lump anthracite coal has a diameter above 50 millimeters, mid-lump anthracite coal has a diameter between 25 and 50 millimeters, small-lump anthracite coal has a diameter between 13 and 25 millimeters and fine anthracite coal has a diameter below 13 millimeters.

OVERVIEW OF THE ANTHRACITE COAL INDUSTRY IN THE PRC

The PRC's Anthracite Coal Resources

        According to the SAWS and Fenwei, the PRC had anthracite coal resources of 134.2 billion tonnes in 2012, which accounted for approximately 12% of the PRC's total coal resources. According to SAWS and Fenwei, approximately 70% of PRC's anthracite coal resources was located in Shanxi and Guizhou provinces in 2012.

Anthracite Coal Supply & Demand in the PRC

        From 2008 to 2012, domestic anthracite coal production in the PRC was insufficient to meet domestic demand, and as a result, the PRC was a net importer of anthracite coal during the period. According to Fenwei, anthracite coal demand in the PRC is expected to continue rising in general due to estimated increases in the demand in anthracite coal for industrial uses, and the supply deficit is expected to continue. Set forth below is the total supply and demand for anthracite coal in the PRC for the periods indicated.

	2008	2009	2010	2011	2012	CAGR
	(million tonnes, except for percentages)
Production	446.7	426.0	496.0	530.7	534.4	4.6%
Net imports (or supply deficit)	13.3	31.1	22.2	31.9	31.2	23.7%
Total supply	460.0	457.1	518.2	562.6	565.6	5.3%
Total demand	459.9	457.9	516.6	560.3	564.9	5.3%

Source: Fenwei

The PRC's Anthracite Coal Production

        According to Fenwei, the four major anthracite coal producing provinces in the PRC are Shanxi, Henan, Guizhou and Hunan, which accounted for approximately 67% of the total anthracite coal production volume in the PRC in 2012. Shanxi is the largest anthracite coal producer in the PRC in terms of production volume, accounting for approximately 32% of the PRC's total anthracite coal production volume in 2012. Based on the data from Fenwei, although Guizhou held approximately 30% of total anthracite coal resources in the PRC, Guizhou anthracite coal production volume accounted for only 10% of total domestic production in 2012, due to the less developed stage of exploration and production in Guizhou. Set forth below is the breakdown by province of the anthracite coal production in the PRC in 2012:

Sources: SAWS; Fenwei

The PRC's Anthracite Coal Imports

        The PRC is a net importer of anthracite coal. Based on the data from Fenwei, the PRC's net anthracite coal imports grew at a CAGR of 23.7% from 13.3 million tonnes in 2008 to 31.2 million tonnes in 2012. The PRC mainly imports anthracite coal from Vietnam, which accounted for 51% of the PRC's total anthracite coal imports in 2012. Beginning in 2010, the PRC also began to import large volumes of anthracite coal from North Korea. In 2012, anthracite coal imports from North Korea accounted for 34% of the PRC's total anthracite coal imports, the second largest source of import after Vietnam. Other sources of imports included Australia and Russia.

        By comparison, the volume of anthracite coal exports from the PRC has been low, at approximately four million tonnes per year over the period from 2008 to 2012, based on Fenwei's data. The PRC primarily exports anthracite coal to South Korea and Japan.

Uses of Anthracite Coal in the PRC

        Anthracite coal has applications in a number of different industries. In the PRC, end users generally characterize anthracite coal as thermal coal, chemical coal or PCI coal. Set forth below is a summary of the key characteristics of thermal coal, chemical coal and PCI coal:

Coal Type	Industry	Coal Type by Size	Ash Content (%)	Sulfur Content (%)	Volatile Matter Content (%)	Calorific Value (MJ/Kg)
Thermal Coal	Power; Building Materials	Fine	20-30	1.0-3.0	6.5-10.0	21.0-24.0
Chemical Coal	Chemical industry	Lump/Fine	<25	<2.0	≤10	NA
PCI Coal	Iron and steel	Fine	<14	0.5-1	7-10	>24.5

Source: Fenwei

  Thermal coal

        Thermal coal primarily refers to fine anthracite coal used in the electric power industry for power generation and in the building materials industry for cement production. Fine anthracite coal may generally be used directly as thermal coal without any coal-washing or other processing.

        According to Fenwei, in recent years, the installed capacity of the PRC's electric power industry has been expanding, driven by a growing economy and increasing fixed-asset investments. According to Fenwei, thermal power accounted for 79% of the PRC's total power supply in 2012, of which approximately 15% was fueled by anthracite coal. Anthracite coal used for electric power generation grew at a CAGR of 5.3% from 175.1 million tonnes in 2008 to 215.3 million tonnes in 2012.

        In the building materials industry, anthracite coal is used for cement production. According to Fenwei, anthracite coal used in the building materials industry grew at a CAGR of 7.1% from 96.9 million tonnes in 2008 to 127.4 million tonnes in 2012 and is expected to remain relatively stable in the coming years.

  Chemical coal

        Chemical coal refers to coal used for synthetic ammonia, methanol and other chemical production. Synthetic ammonia is the raw material for urea production, and methanol is an important base chemical and may be used directly as fuel. Anthracite coal is a key raw material for synthetic ammonia and methanol production. Based on the data from Fenwei, anthracite coal used in the chemical industry grew at a CAGR of 3.2% from 70.0 million tonnes in 2008 to 79.3 million tonnes in 2012. Depending on the usage and the desired technical specifications, both anthracite coal lumps and fine anthracite coal may be used as chemical coal, and coal-washing may be required.

        Some chemical plants have experimented with using bituminous coal or natural gas as a substitute for anthracite coal to save costs. However, the use of bituminous coal requires the restructuring of gasification furnaces and has a negative environmental impact, while the supply of natural gas in the PRC is limited. According to Fenwei, approximately 71% of synthetic ammonia and approximately 70% of methanol in the PRC were produced from anthracite coal in 2012.

  PCI coal

        PCI coal is generally used for sintering, smelting and injection purposes in the pulverized coal injection process in iron production, and it is produced from anthracite coal fines after coal-washing to achieve certain technical specifications. Iron and steel manufacturing plants are able to reduce costs by using PCI coal for blast furnace injection instead of coke, which is produced from coking coal. PCI coal can be made from anthracite or bituminous coal or a combination of both. According to Fenwei, in 2012, approximately 60% of PCI coal in the PRC was made from anthracite coal, compared with 80% in 2007, and the proportion of PCI coal made from anthracite coal is expected to continue to decline. However, anthracite coal used in the iron and steel industry grew at a CAGR of 13.5% from 37.9 million tonnes in 2008 to 62.9 million tonnes in 2012.

OVERVIEW OF THE ANTHRACITE COAL INDUSTRY IN GUIZHOU

Anthracite Coal Resources & Distribution in Guizhou

        According to the SAWS and Fenwei, in 2012, Guizhou had 49.8 billion tonnes of coal resources, 80% of which were anthracite coal, accounting for 30% of the PRC's total anthracite coal resources.

        The Guizhou coal market is highly fragmented. According to statistics from the Guizhou Administration of Coal Mine Safety, in June 2011, Guizhou had 18 large coal mines with annual production capacity of no less than 1.2 million tonnes and 70 medium-sized mines with an annual production capacity of 0.3 to 1.2 million tonnes. The production volume of small coal mines with an annual production capacity of no more than 0.3 million tonnes accounted for 76% of the total coal production capacity in Guizhou.

Coal Transportation in Guizhou

        Guizhou province is located in southwest China. Coal in Guizhou is transported by rail, road and waterway. According to Fenwei, in 2012, the average transportation cost in Guizhou per each tonne of coal was RMB0.5 to RMB1.0 per kilometer by road, RMB0.3 per kilometer by rail and RMB0.2 to RMB0.3 per kilometer by waterway.

        Guizhou is a key province for transferring cargo from the PRC's western provinces to its southern coastal area. There are four railway lines which run through Guizhou province and the road network spans over 30,000 kilometers in Guizhou, including five national roads and 30 provincial roads. Guiyang is at the center of Guizhou's rail and road networks, which extend to substantially all cities and counties in the province. The inland waterway system in Guizhou consists of five primary out-of-provincial waterways linked to the Yangtze River in northern Guizhou and the Pearl River in southern Guizhou.

        According to Guizhou's "678 highway network plan" Guizhou intends to increase the total road mileage by at least 4,500 kilometers and construct a highway in each county by 2015. This development is expected to significantly improve the transportation of coal by road in Guizhou, particularly in the Bijie area, and it is also expected to reduce the transportation costs. Guizhou also plans to construct two waterway systems for out-of-province cargo transport by 2015, with one end connecting the Yangtze River in northern Guizhou and the other end connecting the Pearl River in southern Guizhou.

TARGET MARKETS FOR GUIZHOU ANTHRACITE COAL

Anthracite Coal Supply & Demand in the Target Markets

        According to the SAWS, Guizhou is the largest anthracite coal producing province in southern China. Guizhou has a surplus of anthracite coal and is a net exporter of anthracite coal to other provinces in the PRC. Anthracite coal production in Guizhou has historically exceeded local consumption, and this trend is expected to continue. In addition to local consumption, other target markets for Guizhou anthracite coal are the neighboring provinces and municipalities of Guizhou, including Guangdong, Guangxi, Sichuan, Chongqing and Jiangxi. Demand for anthracite coal in these target markets has been growing faster than supply, resulting in a widened anthracite coal supply deficit. As Guizhou has a surplus of anthracite coal, it is in a position to supply to its neighboring provinces. Given the relative scarcity of anthracite coal and the growing economies of the target markets, Fenwei expects the supply deficit of anthracite coal in the target markets to continue. Set forth below is a table containing the actual and estimated volume of anthracite coal production, demand and surplus or deficit in Guizhou and the target markets. The estimation was prepared by Fenwei based primarily on the 12th Five Year Plan for the Development of Coal Industry of each of Guizhou and such target markets.

Item	2008	2009	2010	2011	2012	CAGR (2008-2012)	2013E	2014E	2015E	CAGR (2013E- 2015E)
	(million tonnes, except percentages)
Guizhou
Anthracite coal production	49.0	48.9	62.6	59.9	53.4	2.20%	54.5	56.5	58.8	3.87%
Anthracite coal demand	29.7	34.3	35.9	39.3	40.8	8.31%	43.6	46.2	46.8	3.69%
Anthracite coal supply deficit/(surplus)	-19.3	-14.6	-26.8	-20.6	-12.6		-10.9	-10.3	-11.9
Other Target Markets
Anthracite coal production	56.8	54.5	52.3	54.9	55.8	-0.45%	53.2	51.3	48.9	-4.12%
Anthracite coal demand	66.3	74.0	77.6	85.4	85.7	6.64%	80.4	81.5	81.2	0.51%
Anthracite coal supply deficit/(surplus)	9.5	19.5	25.3	30.5	29.9		27.2	30.2	32.3

Source: Fenwei

COAL PRICING IN GUIZHOU

Recent Guizhou Anthracite Coal Prices

        Anthracite coal prices in Guizhou rose significantly in October 2011, mainly driven by a reduction in anthracite coal supply as a result of extensive industry consolidation in the Guizhou coal sector and strong demand growth driven by fast economic growth. The price of anthracite coal in Guizhou fell significantly in the second quarter of 2012 and again in the first half of 2013, primarily due to a slowdown in economic growth which constrained the growth of domestic demand, an increase in anthracite coal production in Shanxi province following restructuring and consolidation of coal enterprises, and a rise in anthracite coal imports. Such decline may continue in Guizhou province, which is expected to be in line with the coal price trend in the PRC.

 Average Anthracite Coal Price (including value-added tax) in Guizhou
(January 2008 — October 2013) (RMB/tonne)

Source: China Coal Resource Website (www.sxcoal.com), Fenwei

(1)
Anshun large lump: ash 12%; volatility 7.5%; sulfur 0.9%; calorific value 6800kcal/kg (28.5MJ/kg)

(2)
Anshun mid lump: ash 11%; volatility <10%; sulfur 1%; calorific value >7000kcal/kg (29.3MJ/kg)

(3)
Anshun fine: ash 28%; volatility 6%; sulfur 0.4%; calorific value 5000kcal/kg (20.9MJ/kg)

(4)
Zhijin PCI: ash <13.5%; volatility <10%; sulfur <0.8%; calorific value >6300kcal/kg (26.4MJ/kg)

(5)
Jinsha small lump: ash 16-18%; volatility 6.5%; sulfur 0.4%; calorific value 6600kcal/kg (27.6MJ/kg)

        The average prices for Anshun fine anthracite coal (mine-gate), Jinsha small lump anthracite (mine-gate), Anshun mid lump anthracite (mine-gate) and Anshun large lump anthracite (mine-gate) relate to those for chemical coal (lump) and the average prices for Zhijin PCI (ex-works) relate to those for PCI coal. These prices are relevant to the Company's proposed future product mix consisting of increased sales of chemical coal and PCI coal.

Factors Affecting Guizhou Anthracite Coal Prices

        According to Fenwei, prices of Guizhou anthracite coal are expected to be supported by several factors, including:

  •
  limited anthracite coal imports into the region: most of the anthracite coal imports into southwestern China originate from Vietnam, which has limited anthracite coal resources and its government has expressed its intention to restrict anthracite coal exports;

  •
  a continuing supply deficit of anthracite coal in the PRC domestic market, as a result of the scarcity of anthracite coal and limited domestic production capacity; and

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  improvements in transportation conditions within Guizhou and between Guizhou and its neighboring provinces.

        However, anthracite coal prices in Guizhou may also experience downward pressure. In particular, future improvements in rail transportation conditions in the PRC, especially the railway from Inner Mongolia to central China, may make it less expensive to transport coal from Inner Mongolia. In addition, coal production capacity in Shanxi may expand gradually following the completion of its coal sector consolidation.

PRC GOVERNMENT POLICY TOWARDS THE COAL INDUSTRY

The 12th Five Year Plan for the PRC's Coal Industry

        On March 18, 2012, the NDRC released the 12th Five Year Plan for Development of the Coal Industry, the national plan for 2011 to 2015 on coal mine construction, production capacity, and transportation via railway and port facilities in the PRC. The main objectives are as follows:

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  Construct large-scale coal bases and coal enterprise groups, as well as large and modern coal mines. The goal is to have 20 large-scale coal enterprise groups accounting for over 60% of the nation's total coal production by 2015. In addition, ten of the 20 coal enterprise groups are expected to have total annual production capacity of 100 million tonnes and the other ten coal enterprise groups are expected to have total annual production capacity of 50 million tonnes. Furthermore, large-, medium- and small-sized mines are expected to account for 63%, 22% and 15%, respectively, of the nation's total coal production by 2015.

  •
  Keep coal production "controlled in the east, stable in the center and developing in the west of the PRC". Under the 12th Five Year Plan for Development of the Coal Industry, the "east" of PRC refers to the coastal provinces and municipals, as well as Jilin and Heilongjiang; the "center" of the PRC refers to Hunan, Hubei, Jiangxi, Anhui, Henan, and Shanxi; and the "west" of the PRC refers to the rest of the areas of the PRC. The increase in the coal production capacity in the PRC was below the government's plan in 2006 to 2010. Under such 12th Five Year Plan, increases in the coal production capacity are expected to continue in 2011 to 2015 in the east, center and west of the PRC, which would account for 5.6%, 30.6% and 63.8%, respectively, of the nation's planned production capacity by 2015. The newly commenced coal mine construction in the east, center and west of the PRC is expected to account for 3.3%, 25.0% and 71.7%, respectively, of the nation's total newly commenced coal mine construction in 2011 to 2015. By 2015, national production capacity is projected to be 4.1 billion tonnes per year, and the east, center and west of the PRC are expected to account for 12%, 35% and 53%, respectively, of the nation's total production capacity.

  •
  In 2015, rail transport demand for coal is predicted to be 2.6 billion tonnes, with planned capacity of 3 billion tonnes per year. Trans-provincial coal transport volume is estimated to be 1.66 billion tonnes by 2015, of which 1.58 billion tonnes are expected to be from Shanxi, Shaanxi, Inner Mongolia, Ningxia and Gansu, 0.03 billion tonnes from Xinjiang, and 0.05 billion tonnes from Yunnan and Guizhou.

Consolidation Policy for the PRC's Coal Industry

        The 12th Five Year Plan for the Development of the Coal Industry states that the primary objective during 2011 to 2015 is to "promote merger and restructuring of coal enterprise groups, to develop large-scale enterprise groups". The State plans to accelerate resource consolidation and mergers and restructurings of coal enterprise groups, which are expected to significantly elevate the concentration ratio of the PRC coal industry. According to the plan, from 2011 to 2015 the State will prioritize the construction of large-scale coal bases, enterprise groups and modern mines. Moreover, under the plan, there will be no more than a total of 4,000 coal enterprise groups nationwide and the average production capacity of each enterprise will exceed 1 million tonnes per year. From 2011 to 2015, Shanxi, Shaanxi, Inner Mongolia, Ningxia, Qinghai, Gansu, Xinjiang, Sichuan, Guizhou and Yunnan plan to accelerate the consolidation of mining properties and resources.

Coal Industry Policy in Guizhou

  Guizhou coal capacity and production plan

        According to the 12th Five Year Plan for the Development of Coal Industry of Guizhou, coal production is expected to reach 182.33 million tonnes by 2015.

  Coal resource consolidation in Guizhou

        Guizhou began consolidating its coal sector in 2005, with 346 coal mines closed that year and 425 coal mines closed between 2006 to 2007. According to the 12th Five Year Plan for the Development of Coal Industry of Guizhou released in January 2011, the Guizhou government announced a policy to reduce the target number of coal enterprise groups to 100 and the target number of coal mines to approximately 1,000, each with a production capacity of at least 1.5 million tonnes per year, by the end of 2015. This policy also aims to form one "extra-large" coal enterprise group producing at least 50 million tonnes of coal per year, two "large" coal enterprise groups producing at least 30 million tonnes of coal per year, and 10 "medium" coal enterprise groups producing at least five million tonnes of coal per year.

        On March 22, 2013, the authorities in Guizhou issued the Notice of the "Implementation Rules on Accelerating the Progress of Merging and Restructuring Coal Mining Enterprises of Guizhou Province" ( ), which aims to implement the aforementioned reductions of coal mining enterprises and coal mines. Coal enterprises located in Bijie and Liupanshui counties are required to have annual production capacities of no less than 2.0 million tonnes, and those located in the other areas of Guizhou are required to have annual production capacities of no less than 1.5 million tonnes.

REGULATION

OVERVIEW

        The coal industry in the PRC is subject to extensive regulations. These regulations govern investments in coal businesses, mining rights, coal exploration, production, distribution, trading and transportation, as well as safety and environmental protection. In addition, coal operations in the PRC are subject to taxes and levies.

PRC LAWS RELATING TO THE COAL INDUSTRY

Approval of Coal Mine Development Projects

        In the PRC, coal mine development projects must be approved by the NDRC or its local counterparts, depending on the location and annual production capacities of the project.

        On July 16, 2004, the State Council promulgated the Decision on Institutional Reform of Investment System ( ) (the "Investment Decision"), which significantly modified the government approval process for major investment projects in the PRC. Pursuant to the Investment Decision, applications for coal mine development projects within the mining areas under the national plan are required to be submitted to the NDRC, and applications for other coal mine development projects are required to be submitted to the competent investment department of the local government.

        On December 8, 2005, the NDRC issued the Notice on Strengthening the Management of Related Issues Concerning Basic Construction of Coal Projects ( ), which was amended on December 12, 2012. Under the Coal Projects Notice, the NDRC delegated to its local counterparts the authority to approve coal mine development projects which are within the mining areas under the national plan which have annual production capacities under 600,000 tonnes.

        On May 15, 2013, the State Council promulgated the Decision on Cancellation and Delegation of Certain Items Subject to Administrative Examination and Approval ( ) (the "Decision on Administrative Examination and Approval"). According to the Decision on Administrative Examination and Approval, the competent investment department of the provincial governments may approve applications for coal mine development projects which are within the mining areas under the national plan and have newly increased annual production capacities under 1,200,000 tonnes.

Mining Operations

        The Coal Law of the PRC ( ), which became effective on December 1, 1996 and as amended on August 27, 2009 and April 22, 2011, sets forth certain requirements relating to coal production, including requirements relating to the exploration of mineral resources, the approval of new mines, the issuance of production permits, the implementation of safety standards, the coal trading, the protection of mining areas from destructive exploitation, the protection of miners and the administration and supervision of coal mining operations.

        Under the Mineral Resources Law of the PRC ( ) (the "Mineral Resources Law"), which became effective on January 1, 1997 and as amended on August 29, 1996, all mineral resources in PRC are owned by the State. The Mineral Resources Law governs the supervision and administration of the mining and exploration of mineral resources. Under the Mineral Resources Law, the geology and mineral resources bureau of each province, autonomous region and municipal government is responsible for the supervision and administration of the exploration, development and exploitation of mineral resources within its jurisdiction. Businesses engaged in the exploration and exploitation of mineral resources are required to obtain exploration rights and mining rights from the competent land and resources authorities.

        Pursuant to the Coal Law and the Mineral Resources Law, exploration and exploitation of coal is subject to the supervision by the MLR and the relevant local mineral resource bureaus and coal administration departments. For example, coal exploration licenses and coal mining right permits are granted by the MLR or local mineral resource bureaus. Holders of mining right permits are required to file annual reports with the relevant administrative authorities that issue the permits. A coal production permit is required before a coal producer may produce and sell coal in the PRC. Furthermore, the production capacity of each coal mine is subject to annual review by the NDRC or local counterparts.

        Under the Procedures for the Registration of Mineral Resources Mining ( ) (the "State Council Circular No. 241"), which became effective on February 12, 1998, holders of mining right permits are required to submit applications with the relevant registration authorities to change the scope of mining area, the main exploited mineral categories, exploitation modes and name of the mining enterprise, as well as transferring mining rights. Mining right permits will terminate upon their expiration unless they are extended by relevant registration authorities.

        Coal mining businesses may be subject to administrative penalties for certain non-compliance. For example, conducting a coal mining business without a mining right permit, safety production permit or coal production permit may result in cease-and-desist orders, disgorgement of profits and fines. In addition, coal mining businesses which exceed the production limit set forth in the mining right permit or coal production permit may be subject to a one-time fine of up to RMB2.0 million on the coal mine, a fine of no more than RMB150,000 on the mine manager, other administrative penalties and, in serious cases, revocation of coal production permit and mine managers' qualification certifications, as well as closure of the mine.

        Under the Coal Law and the Mineral Resources Law, coal producers are required to achieve certain reserves recovery rates, and failure to achieve the rates may result in penalties, including the revocation of coal production permits.

        It is unlawful to conduct mining operations in areas authorized for exploitation by other mining operators, which may result in cease and desist orders, fines, forfeiture of relevant products and proceeds and damage of losses suffered by authorized operators.

        Coal mining businesses which cause harm to others in the course of operations are liable to the affected parties and are required to take remedial measures. Under the Detailed Rules for the Implementation of the Mineral Resources Law ( ), a mine operator is required to follow certain procedures when closing a mine, including submitting a mine closure geology report to the relevant authorities that approved the opening of the mine.

        Mining rights are transferable subject to the approval of the relevant geological and mineral resources and land bureaus of the PRC. A mining right permit holder is entitled to and obligated to conduct mining activities in the area specified in and within the term of the mining right permit. A mining right permit holder is also entitled to set up necessary production facilities and acquire land use rights necessary for coal production. A mining right permit holder is required to (i) conduct reasonable exploitation and protect and fully utilize mineral resources, (ii) pay resources taxes and resources compensation levies, (iii) comply with the laws and regulations relating to occupation safety, soil and water conservation and reclamation and environmental protection, and (iv) submit mineral resource reserves and utilization reports to the relevant government authorities.

        Pursuant to the Coal Law, a coal mining business is required to obtain a coal production permit in order to sell self-produced coal. In addition, pursuant to the Measures of Supervision of Coal Operation ( ), a coal operation qualification certificate is required to be obtained before engaging in sales of coal products that are not self-produced or self-processed.

        The National People's Congress Standing Committee passed certain amendments to the Coal Law, which became effective on June 29, 2013, including removing the requirements of obtaining coal production permits and coal operation permits.

Pricing

        Since the PRC Government eliminated price controls over the coal used for power generation in 2002, coal price has been mainly influenced by the supply and demand of coal markets. Nonetheless, the PRC Government still has the right to implement certain temporary price intervention measures. For example, the NDRC issued the Notice on Strengthening Adjustments of Thermal Coal Prices ( ) on November 30, 2011, pursuant to which the NDRC implemented a temporary price intervention measure on thermal coal sold to certain power producers by setting maximum coal prices at key ports and distribution centers in January 2012. The temporary price intervention measure was terminated in January 2013 in accordance with the Notice on Terminating Temporary Price Intervention Measures on Thermal Coal Prices ( ) issued by the NDRC on December 18, 2012. Pursuant to the Price Law of the PRC ( ), which became effective on May 1, 1998, temporary price intervention measures may be introduced to limit coal price increases.

Supply of thermal coal to power plants

        On March 28, 2011, the NDRC issued the "Emergency Notice to Ensure the Stable Supply of Thermal Coal and the Stabilization of the Price of Thermal Coal by NDRC" ( ), which called for a stable supply of thermal coal in all coal producing provinces and districts. Furthermore, according to the "Notice of Issuing the Provincial

Thermal Coal Supply Target for the Year 2010 by the General Office of the Guizhou Provincial People's Government (Qianfubanfa (2010) No.4)" ( 2010  (2010) 4 ) issued on January 12, 2010, the "Notice of Issuing the Provincial Thermal Coal Supply Target for the Year 2011 by the General Office of the Provincial People's Government (Qianfubanfa (2010) No.119)" ( 2011  (2010) 119 ) issued on December 17, 2010 and the "Notice of Implementing the Provincial Supply of Thermal Coal and Coal Consumed for Municipal Gas for Manufacture for the Year 2012 by the General Office of the Provincial People's Government (Qianfubanfa (2011) No.127)" ( 2012  (2011) 127( )) issued on December 12, 2011 by the Guizhou government, the Guizhou government published the annual guidance relating to the provision of certain minimum amounts of thermal coal by coal enterprises in Guizhou province to power plants operating in Guizhou in 2010, 2011 and 2012, respectively. Under the Notice of Issuing the Provincial Thermal Coal Instructional Plan for the Year 2013 (Qianjingxinyunxing (2013) No.1) (2013) ( ) [2013] 1 )) issued by the Guizhou Economic and Information Commission and the Energy Bureau of Guizhou Province on January 5, 2013, coal mining enterprises located in Bijie City and Liupanshui City are required to provide 17.25 million tonnes and 11.1 million tonnes of thermal coal, respectively, to power plants in Guizhou in 2013. Such guidances are aimed at ensuring adequate supply of thermal coal to power plants in Guizhou.

Foreign Investments in Coal Mining Industry

        Our business is not in an industry in which foreign investments are restricted or prohibited under the Catalogue of Industries for Guiding Foreign Investments (Amended in 2011) ( (2011)) (the "Catalogue") promulgated by the MOFCOM and the NDRC, which became effective on January 30, 2012. Under the Catalogue, exploration and mining of "special and scarce" coal is an industry in which foreign investments are "restricted", which means, among other things, that businesses engaged in exploration of special and scarce coal are required to be controlled by PRC persons. Although "special and scarce" coal is not defined in the Catalogue, there is an enumerated listed of "special and scarce" coal under the Interim Administrative Measures on the Development and Utilization of Special and Scarce Coal ( ) (the "Measures on Special and Scarce Coal") which were promulgated by the NDRC and became effective on January 9, 2013. In Guizhou province, however, anthracite coal does not fall within the enumerated list of "special and scarce" coal. The Measures on Special and Scarce Coal provide that businesses engaged in the development of "special and scarce" coal in certain designated "special and scarce coal mining areas" are required to be controlled by PRC persons. None of our mines are located in the designated "special and scarce coal mine areas".

PRC LAWS RELATING TO ENVIRONMENTAL PROTECTION

General

        Coal mining operations in the PRC are subject to extensive environmental regulations. Under the relevant laws, rules and regulations, a business that discharges toxic and hazardous materials is required to comply with the applicable standards and report to and register with the relevant environmental protection authorities. Failure to comply may result in warnings, enforcement orders and other penalties. Before a construction project commences, an environmental impact assessment report must be submitted to the relevant environmental protection authorities for approval. An acceptance inspection by the relevant environmental protection authorities must be obtained before the completed construction project may commence its operations.

Provisions on the Protection of the Geological Environment of Mines

        According to the Provisions on the Protection of the Geologic Environment of Mines ( ), which became effective on May 1, 2009, a mining right permit applicant is required to submit a plan relating to the protection and restoration of the mine's geological environment to the competent land and resources authorities for approval. In addition, a mining right permit holder is required to pay a security deposit for the restoration of the geological environment of mines and must be responsible for restoration of the mine's geological environment which is affected by its mining operation.

Regulations on Land Reclamation and its Implementing Measures

        Pursuant to the Regulations on Land Reclamation ( ), which became effective on March 5, 2011 and the Implementing Measures of Regulations on Land Reclamation ( ), which became effective on March 1, 2013, a coal production enterprise must take measures to restore the land that has been damaged due to its coal mining operations. The reclaimed land may be put into use only after the reclamation requirements are fulfilled and the relevant land administration authorities have completed an examination and acceptance. Failure to comply with the reclamation requirements or restore the land in the mining areas may subject the coal production enterprise to fines, land reclamation fees, rejection of the application for land use right, revocation of the mining right permit or, in serious cases, criminal liability.

PRC LAWS RELATING TO PRODUCTION SAFETY

        The SAWS and the SACMS under the supervision of the SAWS are responsible for centralized supervision and monitoring of coal mine safety. Pursuant to the Provisions on the Supervision of Safety Facilities for Coal Mine Construction Projects ( ), the safety design and procedures of a coal mine construction project must be examined and approved by the SACMS or its local branches. Before the commencement of operation of the coal mine, coal mine equipment and conditions must pass relevant inspections and acceptance tests performed by SACMS or its local branches. The SACMS may conduct safety inspections of the conditions of coal production businesses regularly pursuant to the Safety Production Law of the PRC ( ), the Mining Safety Law of the PRC ( ) and other relevant safety regulations. Coal production businesses that fail to meet relevant safety requirements may be subject to fines and suspensions of operations.

        Pursuant to the requirements of the Measures for the Implementation of Safe Production Licenses of Coal Mine Enterprises ( ), which became effective on May 17, 2004, coal mines in operation must have a valid production safety license issued by the SACMS or its provincial bureaus and comply with the safe production requirements set forth in the license. The production safety license has an initial term of three years, subject to renewals upon satisfaction of relevant safe production requirements. Moreover, pursuant to the Special Provisions of the State Council on the Prevention of Coal Mine Production Safety Accidents ( ), which became effective on September 3, 2005, coal mine businesses are responsible for preventing accidents at coal mines, and are required to have sufficient safety equipment, facilities and resources, appropriate accident prevention measures and a sound emergency contingency plan. Coal mine businesses must establish policies relating to the monitoring, inspection, handling and reporting of potential safety risks. If any major potential safety risk of production set forth in the policies is identified, coal mine businesses should suspend their operations and eliminate the risk.

        On July 19, 2010, the State Council issued the Notice of the General Office of the State Council on Further Improving Production Safety of Enterprises ( ) (the "Production Safety Notice"). The Production Safety Notice requires enterprises such as coal mining enterprises to improve safety management, conduct frequent safety inspections, enhance the responsibility and accountability of persons in charge of production and improve safety education and trainings.

        The Trial Rules on Mining Production Work-Related Safety Issues ( ), which became effective on September 1, 2010, require coal mining companies to submit to relevant safety authorities safety manuals, reports on evaluation of work-related risks, means adopted for risk prevention and work safety measures.

        Pursuant to the Notice of "Ten Prohibitions" on Coal Mine Gas Prevention ( ), which became effective on November 25, 2011, coal and gas outburst mines with annual production capacities of 90,000 tonnes or less are required to suspend production pending rectifications and assessments of gas prevention capability. Coal and gas outburst mines which fail to pass the assessment are required to remain suspended pending rectifications, be consolidated with other mines with gas prevention capacity, or close down their operations.

        On December 26, 2011, the NEA issued the Administrative Measures regarding Assessment of Gas Prevention Capability of Coal Mining Enterprises ( ) (the "Measures on Gas Prevention"). On March 5, 2012, the Office of the Guizhou Energy Bureau issued Opinions on Implementation of Assessment of Gas Prevention Capability of Coal Mining Enterprises in Guizhou Province ( ) (the "Opinions on Gas Prevention"). According to the Measures on Gas Prevention and the Opinions on Gas Prevention, coal mining enterprises engaged in production and construction of mines with high gas contents and coal and gas outburst mines in Guizhou province are required to apply for assessments of gas prevention capability. Gas prevention capability assessments are required before applying for approval of construction projects of mines with high gas contents and coal and gas outburst mines or consolidating mines with high gas contents and coal and gas outburst mines. Mines with high gas content and coal and gas outburst mines which fail to pass the assessments are required to suspend their operations pending rectifications, consolidate with other mines with gas prevention capacity or close down their operations.

PRC LAWS RELATING TO TAXATION AND FEES

        Pursuant to the PRC Enterprise Income Tax Law ( ) effective on January 1, 2008 and its implementation rules, domestic enterprises and foreign invested enterprises are subject to enterprise income tax at a rate of 25% on taxable income.

        Under the PRC Enterprise Income Tax Law, enterprises are categorized as resident enterprises and non-resident enterprises. A resident enterprise refers to an enterprise that is incorporated under the PRC law, or that is incorporated under the law of a jurisdiction outside the PRC with its de facto management body located within the PRC. Pursuant to the Regulation on the Implementation of the PRC Enterprise Income Tax Law ( ), which became effective on January 1, 2008, a "de facto management body" is defined as a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. A non-resident enterprise refers to an enterprise which is incorporated under the law of a jurisdiction outside the PRC with its de facto management body located outside of the PRC, but which has set up institutions or establishments in the PRC, or has income originating from the PRC without setting up any institution or establishment in the PRC.

        On August 21, 2006, the PRC and Hong Kong entered into an Arrangement between the Mainland of the PRC and Hong Kong for Avoidance of Double Taxation of Income and Prevention of Income Tax Evasion ( ) (the "Income Tax Arrangement"). According to the Income Tax Arrangement, a withholding tax rate of 5% applies to dividends paid by a PRC company to a corporate recipient that is a Hong Kong resident and directly holds at least 25% equity interests in the PRC company. A withholding tax rate of 10% applies to dividends paid by a PRC company to a corporate recipient that is a Hong Kong resident and holds less than 25% equity interests in the PRC company.

        According to the Circular of the State Administration of Taxation on Relevant Issues relating to the Implementation of Dividend Clauses in Tax Treaties ( ), which became effective on February 20, 2009, special tax treatments on dividends paid by a PRC company under relevant tax treaties will not be available unless certain conditions are satisfied. For example, the dividend recipient must be qualified under the relevant tax treaty, and must directly hold certain equity interest in and voting shares of the PRC company distributing dividends as specified in the relevant treaty within 12 months prior to the dividends distribution. In addition, pursuant to the Administrative Measures for Non-residents to Enjoy Treatments under Tax Treaties (Trial) ( ), which became effective on October 1, 2009, approvals from competent local tax authorities are required before an enterprise can enjoy the relevant tax treatments.

        Pursuant to the Provisional Regulation of Resources Tax of the PRC ( ), which became effective on January 1, 1994 and as amended on September 30, 2011 and the Rules Administering Levy of Mine Resource Compensation Fees ( ), which became effective on April 1, 1994 and as amended on July 3, 1997, coal mining businesses are subject to resources taxes and resources compensation fees. Since 2004, the MOF and the SAT has increased coal resources tax rates in certain regions, including Guizhou province. According to the

Detailed Rules for Implementation of the Interim Regulations of the People's Republic of China on Resource Tax ( ) issued by the Ministry of Finance and State Administration of Taxation on October 28, 2011 (effective on November 1, 2011), the rate of coal resources tax (excluding coking coal) for Guizhou province is RMB2.5 per tonne.

PRC LAWS RELATING TO LAND

        Under the Land Administration Law of the PRC ( ), which became effective on January 1, 1999 and amended on August 28, 2004, land in the PRC is either state-owned or collectively-owned, depending on the location of the land. Land in the urban areas of a city or town is generally state-owned, and the land in the rural areas of a city or town and all rural land is generally collectively owned. Land is subject to requisitions by the government if it is required by the public interest. Generally, the land use rights of collectively owned land may not be granted, assigned or leased to any party for uses other than agricultural uses. In the case of temporary use of collectively-owned land for construction projects or by geological survey teams, approvals must be obtained from the relevant land administrative authorities. The term of each such approval generally does not exceed two years. In addition, any person who uses the collectively-owned land for purposes other than agricultural uses must enter into a contract with rural economic collective organizations or village committees, depending on who owns the land, and pay land compensation fees as provided in the contract.

PRC LAWS RELATING TO LABOR

        Under the Labor Law of the PRC ( ) and the Labor Contract Law of the PRC ( ), labor relationships between the employers and the employees must be established by labor contracts, and the employers are subject to certain obligations, including:

  •
  prohibitions against requiring the employees to work overtime;

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  the obligation to timely pay the wages which are not less than minimum wages to the employees;

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  the obligation to establish and improve their systems for labor safety and sanitation, strictly abide by the applicable rules and standards on labor safety and sanitation and educate employees on labor safety and sanitation; and

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  the obligation to provide employees with working conditions which meet the requirements for labor safety and sanitation and provide employees with regular health examination.

        Under the Regulation of Insurance for Labor Injury ( ), which became effective on January 1, 2004 and as amended in 2010, the Provisional Insurance Measures for Maternity of Employees ( ), which became effective on January 1, 1995, the Interim Regulation on the Collection and Payment of Social Insurance Premiums ( ), which became effective on January 22, 1999 and the Interim Provisions on Registration of Social

Insurance ( ), which became effective on March 19, 1999, employers are required to register with the competent social insurance authorities and provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

        Pursuant to the Social Insurance Law of the PRC ( ), which became effective on July 1, 2011, all employees are required to participate in basic pension insurance, basic medical insurance schemes and unemployment insurance, which must be contributed by both the employers and the employees. All employees are required to participate in work-related injury insurance and maternity insurance schemes, which must be contributed by the employers. Employers are required to complete registrations with local social insurance authorities. Moreover, the employers must timely make all social insurance contributions.

        Pursuant to the Regulations on Management of Housing Fund ( ), which became effective on April 3, 1999 and as amended in 2002, enterprises are required to register with the competent administrative centers of housing fund and open bank accounts for housing funds for their employees. Employers are also required to timely pay all housing fund contributions for their employees.

PRC LAWS RELATING TO FOREIGN EXCHANGE

        Under the Regulations on Foreign Exchange Control of the PRC ( ), which became effective on April 1, 1996 and as amended on August 5, 2008, payments made in foreign currencies for international trades such as the sale or purchase of goods are not subject to governmental control or restrictions. Certain organizations in the PRC such as foreign-invested enterprises may purchase, sell and remit foreign currencies at certain banks authorized to engage in foreign exchange business by providing valid supporting documents to the banks. However, regulatory approvals are required for certain capital account transactions such as overseas investments by a domestic company.

        The SAFE issued the Notice of the SAFE on Issues Relating to the Administration of Foreign Exchange on Fund Raisings by PRC Residents Through Offshore Special Purpose Vehicles and Round-trip Investment ( ) in October 2005 ("SAFE Circular No. 75"), requiring PRC residents to register with the competent local branch of the SAFE before establishing or controlling any company outside of the PRC for the purpose of capital financing with assets or equities in PRC companies, referred to in the notice as an "offshore special purpose company". In addition, any PRC resident that is a shareholder of an offshore special purpose company is required to amend its registration with the local branch of the SAFE with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, long-term equity or debt investment, creation of any security interest over assets or any other material change in share capital not involving a round-trip investment.

PRC LAWS RELATING TO MINING RESOURCE CONSOLIDATION

        On October 16, 2010, the General Office of the State Council forwarded NDRC's Certain Opinions on Accelerating the Merger and Restructuring of Coal Mine Enterprises ( ) (the "Opinions on Consolidations of Coal Mine Enterprises") to the governments of all provinces, autonomous regions and municipalities of the PRC, and all ministries and commissions of as well as departments administered directly under the State Council. The Opinions on Consolidations of Coal Mine Enterprises relate to accelerating the merger and restructuring of coal mine enterprises and clarify certain important implications, guiding principles and main goals of accelerating the merger and restructuring of coal enterprises.

        On January 30, 2011, the Guizhou General Office of the Guizhou Provincial government issued the "12th Five-Year Plan (2011-2015) for the Development of Coal Industry of Guizhou" ( ). Under this plan, the Guizhou government plans to form one coal enterprise group in Guizhou that has annual production capacity of 50 million tonnes and two coal enterprise groups in Guizhou each having total annual production capacities of 30 million tonnes. The plan also specified that the total number of the coal enterprise groups to be maintained below 200.

        Pursuant to the Notice of the General Office of the Guizhou Provincial Government on Forwarding the "Instruction and Opinions on Accelerating the Progress of Merging and Restructuring Coal Mining Enterprises" issued by the Energy Bureau of Guizhou Province ( ) on April 15, 2011, the Guizhou government intends to reduce the total number of coal mining enterprises, particularly the number of small coal mines through mergers and restructuring.

        The Notice of the General Office of the Guizhou Provincial Government on Forwarding the "Plan for the Merger and Restructuring of Coal Mining Enterprises for Guizhou Province (Trial Implementation)" was promulgated on December 17, 2012 ( ) (the "2012 Coal Mining Enterprise Consolidation Notice"). In addition, the Notice of the "Implementation Rules on Accelerating the Progress of Merging and Restructuring Coal Mining Enterprises of Guizhou Province" ( ) (the "2013 Coal Mining Enterprise Consolidation Notice") was promulgated on March 22, 2013. According to the 2012 Coal Mining Enterprise Consolidation Notice and the 2013 Coal Mining Enterprise Consolidation Notice, by 2015, the Guizhou government plans to achieve the following:

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  generally eliminate small-scaled coal mines with annual production capacities under 150,000 tonnes;

  •
  phase out coal and gas outburst mines with annual production capacities under 300,000 tonnes;

  •
  generally require the coal and gas outburst mines to maintain annual production capacities of at least 450,000 tonnes and the high gas mines to maintain annual production capacities of at least 300,000 tonnes;

  •
  maintain the number of the coal mining groups below 100;

  •
  maintain the number of the mines to around 1,000; and

  •
  require the coal mining groups located in each of Bijie City and Liupanshui City to maintain aggregate annual production capacities of at least 2,000,000 tonnes, respectively.

        We believe the 2012 Coal Mining Enterprise Consolidation Notice and the 2013 Coal Mining Enterprise Consolidation Notice will be a positive development for coal mining groups that qualify as coal mine consolidators, including our Company. By reducing the number of coal mining groups and of small-scaled coal mines in Guizhou, we believe the competition for acquiring mining rights for desirable coal reserves in Guizhou would be reduced. Moreover, the proposed phase-out of coal and gas outburst mines could improve safety conditions of coal mines in Guizhou, thereby potentially reducing the frequency of coal mining accidents and the associated production suspensions imposed by the Guizhou government on surrounding coal mines.

        Under the Notice of Issuing the Implementation Rules on Coal Mining Enterprises of Guizhou Province Merger and Reorganization Subject Qualification Declaration Work ( ) jointly issued by the Energy Bureau of Guizhou Province, the Guizhou Development and Reform Commission, the Guizhou Economic and Information Commission, the Department of Land and Resources of Guizhou Province, the Administration for Industry and Commerce of Guizhou Province, the Guizhou Administration of Work Safety and the Guizhou Administration of Coal Mine Safety on January 8, 2013, a coal enterprise group is required to meet the following criteria in order to qualify as a coal mine consolidator in Guizhou province: (i) it must be an independent legal person and is registered with the administration of commerce and industry department in Guizhou province; (ii) it must have obtained the safe production permit; (iii) it is required to maintain annual design production capacity of at least 2,000,000 tonnes if it is located in Bijie City or Liupanshui City; and (iv) it must pass certain gas prevention capability assessments if it owns and/or plans to acquire mines located in coal and gas outburst areas or outburst dangerous areas.

        Under the Notice of Issuing the Implementation Rules on Work for the Merger and Reorganization of Coal Mining Enterprises of Guizhou Province ( ) jointly promulgated by the Energy Bureau of Guizhou Province, the Guizhou Provincial Public Security Department, the Department of Land and Resources of Guizhou Province, the Environmental Protection Department of Guizhou Province, the Guizhou Provincial Water Resources Department, the Administration for Industry and Commerce of Guizhou Province, the Guizhou Administration of Work Safety and the Guizhou Administration of Coal Mine Safety on March 22, 2013, a coal mining enterprise group which has been identified as a consolidator must report to the Guizhou Provincial Coal Mining Enterprise Merger and Reorganization Work Leading Group Office ( ) regarding potential merger and reorganization activities. The consolidator qualifications of an officially designated consolidator are subject to review and examination on a quarterly basis. If the officially designated consolidator no longer meets the requisite conditions for being a consolidator, its qualifications may be revoked by Guizhou Provincial Coal Mining Enterprise Merger and Reorganization Work Leading Group ( ).

HISTORY AND DEVELOPMENT

HISTORY

        Our Company was incorporated in January 2010 under the laws of BVI. We are a wholly-owned subsidiary of CHNR, a BVI company with common shares listed on the NASDAQ Capital Market under the symbol "CHNR" and controlled by Mr. Li Feilie, our chairman and chief executive officer. CHNR has two business segments: base metals exploration and mining and anthracite coal exploration and mining. CHNR's anthracite coal exploration and mining segment is operated through our Company. Please refer to the section headed "Business" for the status of development of each of our seven anthracite coal mines.

        On                        , the CHNR Board approved a conditional special interim dividend to the CHNR Shareholders to be satisfied by way of a distribution in specie of the entire issued share capital of our Company to all CHNR Shareholders in proportion to their respective shareholdings in CHNR on the Distribution Record Date. Please refer to the section headed "The Spin-off" for the details of, and reasons for, the Spin-off.

OUR CORPORATE STRUCTURE

        We are a holding company, and each of our anthracite coal mines is held through one of our wholly- or majority-owned subsidiaries. Set forth below is our corporate structure immediately prior to the completion of the Spin-off:

Li Feilie
100%
1.2%
Laitan Investments (BVI)
100%
Feishang (BVI)
Tam Cheuk Ho
Wong Wah On Edward
Other public shareholders
58.13%
1.13%
1.61%
37.93%
CHNR (BVI)
100%
100%
Metal mining operations(7)
Our Company (BVI)
100%
Smartact (Hong Kong)
100%
Guizhou Fuyuantong (PRC)
100%
Guizhou Puxin (PRC)
99%(1)
Linjiaao Coal (PRC)
Zhulinzhai Coal Mine
99%(2)
Gouchang Coal (PRC)
Gouchang Coal Mine
99%(3)
Xinsong Coal (PRC)
Liujiaba Coal Mine
99%(4)
Dayuan Coal (PRC)
Dayuan Coal Mine
70%(5)
Baiping Mining (PRC)
Baiping Coal Mine
70%(6)
Guizhou Yongfu (PRC)
Yongsheng Coal Mine
100%
Yangpu Dashi (PRC)
100%
Guizhou Dayun (PRC)
Dayun Coal Mine
100%
Bijie Feishang (PRC)
1%
99%
Jinsha Juli (PRC)
100%
Shenzhen Chixin (PRC)

(1)
The remaining 1% equity interest is held by Mr. Zheng Shengjian, an Independent Third Party.

(2)
The remaining 1% equity interest is held by Mr. Huang Bin, an Independent Third Party.

(3)
The remaining 1% equity interest is held by Mr. Cai Songqing, an Independent Third Party.

(4)
The remaining 1% equity interest is held by Mr. Li Shenggen, an Independent Third Party.

(5)
The remaining 30% equity interest is held by Yangpu Wanshun Energy Co. Ltd., which is an Independent Third Party incorporated in the PRC and engaged in the business of trading of general machinery and non-ferrous metal, sales of raw ferrous metal and ferrous metal products, and development of energy technologies.

(6)
The remaining 30% equity interest is held by Yangpu Wanshun Energy Co. Ltd., which is an Independent Third Party incorporated in the PRC and engaged in the business of trading of general machinery and non-ferrous metal, sales of raw ferrous metal and ferrous metal products, and development of energy technologies.

(7)
CHNR's metal mining operations comprise the acquisition and exploitation of mining rights, including the exploration, mineral extraction, processing and sales of iron, zinc and other nonferrous metals extracted or produced at mines primarily located in Anhui province, the PRC.

        Set forth below is our corporate structure immediately after the completion of the Spin-off:

Li Feilie
100%
1.2%
Laitan Investments (BVI)
100%
Feishang (BVI)
Tam Cheuk Ho
Wong Wah On Edward
Other public shareholders
58.13%
1.13%
1.61%
37.93%
CHNR (BVI)
Metal mining operations(7)
Our Company (BVI)
100%
Smartact (Hong Kong)
100%
Guizhou Fuyuantong (PRC)
100%
Guizhou Puxin (PRC)
99%(1)
Linjiaao Coal (PRC)
Zhulinzhai Coal Mine
99%(2)
Gouchang Coal (PRC)
Gouchang Coal Mine
99%(3)
Xinsong Coal (PRC)
Liujiaba Coal Mine
99%(4)
Dayuan Coal (PRC)
Dayuan Coal Mine
70%(5)
Baiping Mining (PRC)
Baiping Coal Mine
70%(6)
Guizhou Yongfu (PRC)
Yongsheng Coal Mine
100%
Yangpu Dashi (PRC)
100%
Guizhou Dayun (PRC)
Dayun Coal Mine
100%
Bijie Feishang (PRC)
1%
99%
Jinsha Juli (PRC)
100%
Shenzhen Chixin (PRC)

(1)
The remaining 1% equity interest is held by Mr. Zheng Shengjian, an Independent Third Party.

(2)
The remaining 1% equity interest is held by Mr. Huang Bin, an Independent Third Party.

(3)
The remaining 1% equity interest is held by Mr. Cai Songqing, an Independent Third Party.

(4)
The remaining 1% equity interest is held by Mr. Li Shenggen, an Independent Third Party.

(5)
The remaining 30% equity interest is held by Yangpu Wanshun Energy Co. Ltd., an Independent Third Party.

(6)
The remaining 30% equity interest is held by Yangpu Wanshun Energy Co. Ltd., an Independent Third Party.

(7)
CHNR's metal mining operations comprise the acquisition and exploitation of mining rights, including the exploration, mineral extraction, processing and sales of iron, zinc and other nonferrous metals extracted or produced at mines primarily located in Anhui province, the PRC.

CORPORATE TRANSACTIONS

        Our corporate structure resulted from the Corporation Transactions pursuant to which the corporate entities that have historically conducted our business were acquired by Feishang and subsequently transferred to us. The Corporate Transactions were completed in July 2011 and involved three key steps:

  •
  the acquisition of Guizhou Puxin;

  •
  the acquisition of Guizhou Yongfu; and

  •
  the acquisition of Guizhou Dayun.

        As advised by our PRC legal advisors, Commerce & Finance Law Offices, we have obtained all the material approvals from the relevant authorities for our PRC subsidiaries directly involved in the Corporation Transactions, and each of the transfers directly involving our PRC subsidiaries was properly and legally completed in all material respects.

Acquisition of Guizhou Puxin

        Guizhou Puxin was established in January 2009 under the laws of the PRC. In March 2010, Guizhou Fuyuantong acquired 100% of the equity interests in Guizhou Puxin from Yangpu Jindin Industrial Co. Ltd. and Mr. Zhang Xiaofeng, each of which was an Independent Third Party, for a consideration of RMB150.0 million which represented the registered capital of Guizhou Puxin. The consideration was fully paid by July 2011. At the time of the acquisition, Guizhou Puxin had the following five majority-owned subsidiaries:

  •
  Baiping Mining, a 70%-owned subsidiary which holds Baiping Coal Mine;

  •
  Xinsong Coal, a 99%-owned subsidiary which holds Liujiaba Coal Mine;

  •
  Linjiaao Coal, a 99%-owned subsidiary which holds Zhulinzhai Coal Mine;

  •
  Gouchang Coal, a 99%-owned subsidiary which holds Gouchang Coal Mine; and

  •
  Dayuan Coal, a 99%-owned subsidiary which holds Dayuan Coal Mine.

        The consideration of RMB150.0 million was significantly lower than the fair value of Guizhou Puxin's net assets at the time of the acquisition, which was RMB774.1 million. We believe Guizhou Fuyuantong was able to acquire Guizhou Puxin at a relatively low price because Guizhou Puxin was incurring losses and its coal mines were in the early stages of development at the time of the acquisition, and Yangpu Jindin Industrial Co. Ltd. and Mr. Zhang were experiencing financial difficulties and were unable or unwilling to fund the capital expenditures that would have been required to develop Guizhou Puxin's coal mines.

        Guizhou Puxin, together with its five subsidiaries, became our indirect subsidiaries in April 2010 when Smartact acquired 100% of the equity interests in Guizhou Fuyuantong from Feishang for a consideration of RMB10.0 million. The consideration was determined based on the then net asset value of Guizhou Fuyuantong and was fully paid in July 2010.

Acquisition of Guizhou Yongfu

        Guizhou Yongfu, which holds Yongsheng Coal Mine, was established in June 2005 under the laws of the PRC. In July 2008, Yangpu Shuanghu, a company then controlled by Feishang, acquired 70% of the equity interests in Guizhou Yongfu from Mr. Li Qing, an Independent Third Party, for a consideration of RMB11.8 million which represented 70% of the then registered capital of Guizhou Yongfu. The consideration was fully paid in July 2009. In August 2008, Newhold Investments Limited ("Newhold"), a company then wholly-owned by Feishang, acquired all of the equity interests in the holding company of Yangpu Shuanghu for a nominal value of HK$1.0 as part of internal group restructuring. In January 2009, CHNR acquired all the issued shares of Newhold from Feishang for a total consideration of RMB287.7 million which was determined based on the volume of coal resources. The consideration was fully paid by November 2009.

        Guizhou Yongfu became our indirect subsidiary in September 2010 when Guizhou Puxin acquired 70% of the equity interests in Guizhou Yongfu from Yangpu Shuanghu for a consideration of RMB70.0 million, which represented 70% of the then registered capital of Guizhou Yongfu. The consideration was fully paid in October 2010. Yangpu Wanshun Energy Co. Ltd. owns the remaining 30% equity interests in Guizhou Yongfu.

Acquisition of Guizhou Dayun

        Guizhou Dayun, which holds Dayun Coal Mine, was established in April 2004 under the laws of the PRC. In June 2008, Yangpu Dashi, a company then controlled by Feishang, acquired 100% of the equity interests in Guizhou Dayun from Yu Xiang, Wang Fang, Wang Yongzhi and Liu Min, each of whom was an Independent Third Party, for a total consideration of RMB4.0 million which represented the then registered capital of Guizhou Dayun. The consideration was fully paid in December 2009. In July 2008, Pineboom Investments Limited ("Pineboom"), a company then wholly-owned by Feishang, acquired all of the equity interests in the holding company of Yangpu Dashi for a nominal value of HK$1.0 as part of internal group restructuring. In July 2009, CHNR acquired all the issued shares of Pineboom from Feishang for a total consideration of RMB154.4 million which was determined based on the volume of coal resources. The consideration was fully paid by January 2010.

        Yangpu Dashi and Guizhou Dayun became our indirect wholly-owned subsidiaries in July 2011 when Guizhou Puxin acquired 100% of the equity interests in Yangpu Dashi for a consideration of RMB1.0 million, which was determined by the tax authorities in Guizhou and was fully paid in September 2011.

OUR OTHER SUBSIDIARIES

        As at the Latest Practicable Date, we had three other subsidiaries organized in the PRC. These subsidiaries are:

  •
  Bijie Feishang, our wholly-owned subsidiary which was incorporated by Guizhou Puxin in October 2010 under the laws of the PRC. Bijie Feishang was set up with the intention that it will hold and operate new coal mines that may be acquired by our Company subsequent to the completion of the Spin-off.

  •
  Jinsha Juli, our wholly-owned subsidiary which was incorporated by Guizhou Puxin and Bijie Feishang in November 2012 under the laws of the PRC. Jinsha Juli was involved in the preparatory work for the construction of our coal beneficiation plant in Jinsha county.

  •
  Shenzhen Chixin, our wholly-owned subsidiary which was incorporated by Guizhou Puxin in July 2012 under the laws of the PRC. Shenzhen Chixin provides management and consulting services to other companies within our Company.

INCREASE IN SHARE CAPITAL PRIOR TO DISTRIBUTION

        In preparation for the Distribution, the Directors passed resolutions in writing on                        , 2013 to approve the following matters:

  •
  change of the authorized share capital of our Company from US$50,000 divided into 50,000 ordinary shares of US$1.00 each to HK$10,000,000 divided into 1,000,000,000 Shares of HK$0.01 each;

  •
  repurchase and cancellation of all issued shares of US$1.00 each from CHNR for US$1.00; and

  •
  issue of a total of 124,554,580 Shares of HK$0.01 each to CHNR for HK$98,380,000.

        These transactions were completed on                        , 2013.

THE SPIN-OFF

        On                , 2013 the CHNR Board approved a conditional special interim dividend to the CHNR Shareholders to be satisfied by way of a distribution in specie of the entire issued share capital of our Company to all CHNR Shareholders in proportion to their respective shareholdings in CHNR on the Distribution Record Date. Pursuant to the Distribution, each CHNR Shareholder will be entitled to five Shares for every CHNR Share held on the Distribution Record Date. After the completion of the Distribution, CHNR will no longer hold any Shares in our Company.

        The Spin-off does not involve any offering of new Shares or a public offering of any other securities and no funds will be raised pursuant to the Spin-off. The Distribution is conditional on the Listing Committee granting listing of, and permission to deal in, our Shares in issue on the Main Board of the Stock Exchange. If such condition is not satisfied, the Distribution will not be made and the Spin-off will not take place. Share certificates are expected to be dispatched to CHNR Shareholders on or before                , 2013. Share certificates will only become valid if the Distribution becomes unconditional. The reasons for the Spin-off include the following:

  •
  as CHNR's base metals exploration and mining business is fundamentally different from our Company's business, we believe the Spin-off could result in more efficient and focused management for each of our Company and CHNR;

  •
  following the Spin-off, each of our Company and CHNR may adopt more effective incentive compensation arrangements, including share-based compensation, that are more directly tied to its performance;

  •
  after the Spin-off, each of our Company and CHNR may adopt its own capital structure; and

  •
  we believe that after the Spin-off, the trading price of the shares of each of our Company and CHNR may more accurately reflect its value, and any future capital raised by our Company or CHNR may more accurately reflect such company's cost of capital.

        We expect to announce the Spin-off and Distribution on or around                , 2013. Neither the Distribution nor the Spin-off is subject to the approval of CHNR Shareholders or NASDAQ. The Shares to be distributed under the Distribution is being registered under the U.S. Exchange Act pursuant to a registration statement on Form 20-F. After the completion of the Spin-off, we will become subject to periodic reporting and other informational requirements of the U.S. Exchange Act applicable to "foreign private issuers" as defined therein.

BUSINESS

Unless otherwise indicated, our coal resource and reserve estimates are based upon estimates made in accordance with the PRC law and were reviewed, reclassified and substantiated by Behre Dolbear in July 2013 in accordance with the JORC Code. Unless otherwise specified, all technical data in this section are based on the Competent Person's Report included in Appendix III — "Competent Person's Report". The resource and reserve data of the Company included in this listing document are determined by measuring the raw coal extracted from our coal mines, and in accordance with the Competent Person's Report, all of the coal reserves are included within the coal resource statements. The characteristics of our coal products are assessed by measuring our raw coal after beneficiation (or coal washing) as may be required under the Chinese Coal Classification Standard. See "— Our Coal Characteristics and Coal Products — Coal Classification".

OVERVIEW

        We are a producer of anthracite coal based in Guizhou province of the PRC. We are primarily engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. Our mining assets consist of seven underground anthracite coal mines in Guizhou province, of which five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. All of our anthracite coal mines are located in Guizhou province, which, according to the SAWS and Fenwei, had the largest anthracite coal resources among the provinces in Southwest China as of December 31, 2012. The following table sets forth certain information regarding our seven anthracite coal mines as of the date of this listing document other than information regarding the total proved and probable reserves and the estimated mine lives of our anthracite coal mines, which were as of July 31, 2013.

Anthracite Coal Mine	Stage of Production	Date of Initial/Expected Commercial Production	Total Proved and Probable Reserves (in million tonnes)	Permitted Annual Production Capacity (in tonnes)(1)	Estimated Mine Life(2) (in years)
Baiping Coal Mine	Commercial production	June 2009	22.48	150,000	37
Liujiaba Coal Mine	Commercial production	December 2012	13.60	300,000	23
Zhulinzhai Coal Mine	Commercial production	April 2012	9.56	300,000	21
Gouchang Coal Mine	Commercial production (suspended)(3)	April 2011	5.72	90,000	52
Yongsheng Coal Mine	Pilot run	March 2014	51.96	600,000	29
Dayuan Coal Mine	Commercial production	November 2013	8.26	300,000	18
Dayun Coal Mine	Construction	July 2015	97.29	600,000	54

		Total	208.87	2,340,000

(1)
Represents the annual production capacity as permitted under the relevant mining rights permits.

(2)
Mine life estimates are calculated by dividing proved and probable reserves by the optimized annual production capacity, which takes into account the planned future increases in production capacity still in the design phase.

(3)
Operations have been suspended at Gouchang Coal Mine since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production targets in accordance with Guizhou province's coal mine consolidation policy.

        As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes and total permitted annual production capacity of 2.34 million tonnes. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we had revenues of RMB38.7 million, RMB105.2 million, RMB141.9 million, RMB55.2 million and RMB54.7 million, respectively, and sold 166,362 tonnes, 314,058 tonnes, 437,010 tonnes, 148,539 tonnes and 187,432 tonnes of anthracite coal, respectively.

        The Chinese Coal Classification Standard categorizes anthracite coal into three classes based on volatile matter content and helium content. Substantially all of our coal is classified as WY2-class or WY3-class anthracite coal under the Chinese Coal Classification Standard, with the majority being classified as WY3-class anthracite coal.

OUR STRENGTHS

        We believe our principal strengths include the following:

Anthracite is a relatively scarce and valuable resource

        Anthracite coal is a relatively scarce resource and accounted for approximately only 12% of the PRC's total coal resources in 2012, according to the SAWS and Fenwei. Due to its low volatile matter content and other characteristics, anthracite coal generally emits less harmful pollutants than other types of coal upon combustion, and it has a wide range of industrial applications. Anthracite coal may be used as chemical coal for synthetic ammonia and methanol production, as well as PCI coal for sintering, smelting and injection purposes in the pulverized coal injection process in iron production. Anthracite coal may also be used as thermal coal for electric power generation as a cleaner energy source than other types of coal.

Our high quality coal reserves

        As July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes, substantially all of which, following beneficiation (or coal washing) as required under the Chinese Coal Classification Standard, is expected to qualify as anthracite coal under such standard. Subject to any required coal-washing and processing to achieve the desired technical specifications, we expect all of our anthracite coal will be suitable for use as chemical coal, while our anthracite coal from Baiping Coal Mine, Dayun Coal Mine and Yongsheng Coal Mine is expected to be suitable for use as PCI coal. Generally, chemical coal and PCI coal are able to command significantly higher selling prices than thermal coal. According to China Coal Resource, the average selling price in Guizhou in 2012 of chemical coal, PCI coal and thermal coal was RMB486.0 to RMB1,007.0 per tonne (depending on the type and characteristic of coal), RMB952.0 per tonne and RMB323.0 per tonne, respectively. We believe the suitability of our anthracite coal reserves for use in higher-value industrial applications positions us well for future growth.

We are located in Guizhou province, which has one of the largest anthracite coal resources in the PRC

        We believe our location in Guizhou province positions us favorably for future growth. Guizhou has one of the largest anthracite coal resources in the PRC. According to the SAWS and Fenwei, Guizhou was estimated to have approximately 40 billion tonnes of anthracite coal resources in 2012, ranking first among provinces in Southwest China and second among all provinces in the PRC. Guizhou's neighboring provinces and municipalities, including Guangdong, Sichuan, Guangxi, Jiangxi and Chongqing, are large net consumers of anthracite coal. According to the Fenwei, in 2010, 2011 and 2012, Guangdong, Sichuan, Guangxi, Jiangxi and Chongqing together purchased 25.3 million tonnes, 30.5 million tonnes and 29.9 million tonnes, respectively, of anthracite coal from other provinces and overseas markets. Furthermore, Guizhou's transportation network has been expanding, and we expect that the cost and time of transporting anthracite coal to customers both within Guizhou and outside Guizhou will reduce in the future. Under the "678 Highway Network Plan" announced by the Guizhou Department of Transportation in 2009, Guizhou plans to construct a highway in each county in Guizhou and increase its highway network by 4,500 kilometers by 2015. In addition, the Guizhou government has announced plans to construct two waterway transportation systems to connect Yangtze River in northern Guizhou to the Pearl River in southern Guizhou by 2015.

We are well-positioned to capitalize on industry consolidation opportunities in Guizhou

        In recent years, the Guizhou government has introduced a number of measures to encourage the consolidation of the coal mining industry. In particular, under the "Twelfth Five-year Plan on the Development of the Coal Industry" and relevant notices issued by the local government authorities, the Guizhou government introduced a number of incentives to encourage coal-mining enterprises that meet certain criteria to acquire smaller coal mines in Guizhou, including tax incentives, reduced mining right premiums and certain subsidies for mine upgrades. Moreover, the Guizhou government announced in 2013 plans to, eliminate small-scaled coal mines in Guizhou with an annual production capacity below 150,000 tonnes, reduce the total number of coal mining groups in Guizhou to below 100, and reduce the total number of coal mines in Guizhou to approximately 1,000 by 2015. See "Regulation — PRC Laws relating to Mining Resource Consolidation". Furthermore, in the past we have successfully completed the acquisitions of coal mining companies that constitute part of our Company. See "History and Development — Corporate Transactions". As we are expected to become one of the non-state owned coal-mining companies in Guizhou that meet the requirements to act as a consolidator in connection with the Guizhou's coal industry consolidation process, we believe we are well-positioned to grow our business as a result of the Guizhou government's coal industry consolidation policy. See "Relationship with our Controlling Shareholders — Feishang Energy and Guizhou Puxin and their statuses as coal mine consolidators in Guizhou".

Experienced management team

        Our management team has extensive experience in coal mine acquisition, management, construction, development, operation and safety. In particular, Mr. Li Feilie, our chairman and chief executive officer, led the successful acquisition of each of our seven anthracite coal mines and has extensive experience in the acquisition and corporate management of coal mines. Mr. Han Weibing, our executive Director and chief operating officer, has extensive knowledge and experience in coal mining management and operations. Mr. Wan Huojin, our chief technical officer and chief engineer, has over 40 years of experience in coal mine development and operations, and had acted as the head of Fengcheng Mining Bureau of Jiangxi Province between 2001 and 2007 before joining us. Mr. Wan also obtained several awards for improvements to certain coal mining techniques he implemented and a number of awards in recognition of his contribution to the coal mining industry. Furthermore, Mr. Wan and several other executive officers have extensive experience in managing mines with high gas contents and other difficult geologic conditions in Jiangxi province. Moreover, each of Mr. Cai Zhenghui, Mr. Teng Biao, Mr. Liao Diansheng, Mr. Hu Lubao, Mr. Wu Ziping, Mr. Cheng Wenkun and Mr. Lan Xiaosheng has over 20 years or more years of relevant experience in the coal-mining industry. See "Our Directors and Senior Management".

BUSINESS STRATEGIES

        We aim to grow our business by focusing on the following strategies:

Achieve profitability through sales of higher margin chemical and PCI coal and increasing our production output

        We intend to significantly increase our sales of chemical coal, as well as begin selling PCI coal. In the past, our ability to sell chemical or PCI coal has been constrained by our production capacity. In particular, our annual coal production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou, which took up a significant portion of our production capacity and limited our ability to sell other types of anthracite coal. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". To increase our production capacity, we are aiming to commence commercial production at Yongsheng Coal Mine and Dayun Coal Mine in March 2014 and July 2015, respectively. Moreover, each of Yongsheng Coal Mine and Dayun Coal Mine is expected to have a permitted annual production capacity of 600,000 tonnes upon commercial production, is located in close proximity to Baiping Coal Mine in Jinsha county. We believe the close proximity of these three mines, which are expected to have an aggregate permitted annual production capacity of 1,350,000 tonnes upon commercial production, could create significant economies of scale through the sharing of transportation, coal processing, logistics and other services.

Strengthen our sales and marketing networks

        We intend to strengthen our sales and marketing network to build our reputation in the Guizhou anthracite coal market and develop a stable and loyal customer base. In particular, we plan to deepen our existing relationships with our chemical coal customers and begin developing PCI coal customers. To date, we have entered into four cooperation arrangements with large chemical companies located near our anthracite coal mines, and we intend to establish additional cooperation relationships by increasing the size of our sales and marketing teams to target potential chemical coal and PCI coal customers.

Create a more vertically integrated business

        We are in the process of constructing a coal beneficiation plant in Jinsha county to process our anthracite coal into PCI coal as well as to produce chemical coal with certain technical specifications. The coal beneficiation plant is expected to be built on a site adjacent to Yongsheng Coal Mine. We plan to construct the coal beneficiation plant in two phases with a planned aggregate annual coal-washing capacity of 1.2 million tonnes. The first phase of the coal beneficiation plant is expected to achieve an annual coal-washing capacity of 600,000 tonnes, and the second phase is expected to increase the annual coal-washing capacity to 1.2 million tonnes. The construction of the first phase commenced in September 2013 and is expected to be completed by April 2014. The construction of the second phase is expected to commence in 2015 and complete by the end of 2015. See "— Our Anthracite Coal Mines — Our Expansion Plans — The Beneficiation Plant".

        We are also contemplating constructing a port along the Wujiang River near Yongsheng Coal Mine to facilitate the transportation of the anthracite coal we produce at our mines in Jinsha county. Upon completion, the port is expected to allow us to transport the coal produced by Yongsheng Coal Mine by waterway, and provide us access to markets such as Guangdong, Guangxi, Sichuan, Chongqing and Jiangxi. See "— Our Anthracite Coal Mines — Our Expansion Plans — The Shipping Port".

        We believe that with a more vertically integrated business model and increased capacity for coal processing and transportation, we will be able to reduce our costs, better serve our existing customers and broaden our customer base.

Enhance our operational efficiency and cost control

        We aim to improve our operational efficiency to control costs and increase profitability. We intend to upgrade our mining equipment and technology to increase our recovery rate, adopt more efficient mining methods to reduce production costs, as well as increase our production capacity to achieve greater economies of scale. In particular, we plan to increase the size of our coal mine tunnels to increase extraction efficiency, as well as gradually upgrade our mines to utilize mechanical longwall mining methods to reduce labor costs. We are also seeking to adopt enhanced project management and budgeting systems to improve the efficiency of our coal mine construction and coal production processes.

Enhance the environmental and occupational health and safety standards of our operations

        We believe that it is our corporate social responsibility to improve our environmental and occupational health and safety standards. Moreover, improving our environmental and occupational health and safety standards could also reduce the probability of fines, administrative penalties and other disruptions to our operations. With respect to environmental protection, we plan to improve our wastewater disposal system, provide training to our employees to promote environmental awareness, and set aside an annual budget for expenses relating to our environmental protection efforts. Regarding occupational health and safety, we are currently in the process of implementing a six-part safety system at each of our operating coal mines which consists of the following components: an electronic safety monitoring system; a wireless tracking system that tracks the location of our underground workers; emergency exits; emergency water supplies; emergency underground communication equipment; and compressed air stations that provide emergency underground oxygen supplies.

Increase our anthracite coal production capacity in the long-term through mine optimization plans and acquisitions of high quality anthracite coal mines

        With the exception of Gouchang Coal Mine, we are currently contemplating mine optimization plans to upgrade and expand the production capacity of all of our anthracite coal mines by expanding our mines or upgrading our mining infrastructure, methods and equipment. We expect our optimization plans will begin in 2015 and, after their expected completion in December 2018, we expect to be able to achieve an aggregate annual production capacity of 5.81 million tonnes. We also intend to selectively pursue acquisitions of high quality anthracite coal reserves and coal mines in Guizhou. As we are expected to meet the requirements for a consolidator to take part in Guizhou's coal industry consolidation process, we intend to leverage our senior management's experience and business networks in Guizhou to seek attractive acquisition targets in the Bijie and Liupanshui regions of Guizhou province that may be acquired at competitive prices. See "Relationship with our Controlling Shareholders — Feishang Energy and Guizhou Puxin and their statuses as coal mine consolidators in Guizhou". We evaluate potential acquisition targets based on factors such as the geographic location of the mine, the quality and quantity of anthracite coal reserves, the stage of development of the mine, mining conditions, and potential synergies with our existing business operations.

OUR COAL CHARACTERISTICS AND COAL PRODUCTS

Coal Classification

        Under the Chinese Coal Classification Standard, anthracite coal is defined as coal that has a volatile matter content of 10.0% or less. In the process of determining whether the coal belongs to anthracite coal and its relevant classification, beneficiation (or coal washing) of raw coal (the result of which is referred to as "float coal") is required in order to reduce the dry ash contents to an acceptable level as necessary under the Chinese Coal Classification Standard. Following beneficiation of the raw coal at each of our mines under the Chinese Coal Classification Standard, all of the float coal at each of our mines may be classified as anthracite coal. The reserve data of the Company included in this listing document are determined by measuring the raw coal extracted from our coal mines.

        The Chinese Coal Classification Standard categorizes anthracite coal into three classes based on volatile matter content and helium content. Substantially all of our coal is classified as WY2-class or WY3-class anthracite coal under the Chinese Coal Classification Standard, with the majority being classified as WY3-class anthracite coal.

Coal Characteristics

        The commercial value of coal is determined in part by its characteristics, including:

  •
  Heat Value.  Heat value refers to the energy released by coal during combustion. In general, the carbon content of coal supplies most of its heat value. Heat value is a key characteristic in the determination of coal quality.

  •
  Moisture Content.  Moisture content of coal varies by the type of coal, the region where it is mined and the location of the coal within a seam. In general, coal with lower moisture content is more valuable, as moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport.

  •
  Sulfur Content.  The PRC has regulations that limit the amount of sulfur dioxide that may be emitted as a result of combustion, and the chemical composition and concentration of sulfur in coal affects the amount of sulfur dioxide produced in combustion. Coal-fueled power plants may reduce sulfur dioxide emissions by burning coal with low sulfur content. As a result, coal with lower sulfur content is generally more valuable than coal with high sulfur content. Coal-washing and processing may reduce the sulfur content of coal.

  •
  Ash Content.  Ash is the inorganic residue remaining after the combustion of coal. Ash content is an important characteristic of coal because it impacts boiler performance of electric generating plants and determines the suitability of the coal for end users.

  •
  Volatile Matter Content.  Volatile matter refers to the matters that are released from coal at high temperatures, other than moisture. Under the Chinese Coal Classification Standard, coal is classified into lignite coal, sub-bituminous coal, bituminous coal and anthracite coal based on volatile matter content.

        The following table sets forth the weighted average coal quality of our proved and probable coal reserves at each of our mines other than information regarding volatile matter content, which was based on simple average coal quality:

Characteristic	Baiping Coal Mine	Liujiaba Coal Mine	Zhulinzhai Coal Mine	Gouchang Coal Mine	Dayun Coal Mine	Yongsheng Coal Mine	Dayuan Coal Mine
Heat value (MJ/kg)	28.33	23.95	28.14	27.80	28.03	28.62	25.79
Moisture content (%)	2.47	1.38	1.87	3.86	2.40	2.28	1.15
Sulfur content (%)	2.35	2.30	1.81	1.10	2.12	1.27	1.16
Ash content (%)	19.04	25.03	21.84	20.46	18.27	17.95	24.60
Volatile matter content (%)(1)	7.28	8.81	8.84	6.06	7.33	8.16	7.46

(1)
Measured based on our float coal, or the raw coal after beneficiation (or coal washing) as may be required under the Chinese Coal Classification Standard, at each mine.

Coal Products

        In the PRC, end users generally characterize anthracite coal as thermal coal, chemical coal or PCI coal. Thermal coal is generally used in the electric power industry for power generation and in the construction industry for cement production. Chemical coal is generally used for the production of synthetic ammonia and methanol, and PCI coal is generally used for sintering, smelting and injection purposes in the pulverized coal injection process in iron production. While certain types of anthracite coal may be sold directly as chemical coal without coal-washing, other types of anthracite coal need to be washed and processed before they may be sold as chemical coal in order to achieve appropriate technical specifications, including heat value, moisture content, ash content and sulfur content. In contrast, in order to be sold as PCI coal, anthracite coal must first be washed and processed. In the PRC, chemical coal and PCI coal are able to generally command higher selling prices and higher profit margins than thermal coal. According to China Coal Resource, the average selling price of thermal coal in Guizhou in 2012 was RMB323.0 per tonne, compared to RMB486.0 to RMB1,007.0 per tonne for chemical coal (depending on the type and characteristic of coal) and RMB952.0 per tonne for PCI coal.

        Subject to having been washed and processed to the extent necessary, we generally expect that the anthracite coal produced from our mines will be suitable to be sold as thermal coal and chemical coal, while the anthracite coal produced from our Baiping Coal Mine, Dayun Coal Mine and Yongsheng Coal Mine is generally expected to be suitable to be sold as PCI coal. However, each of our coal mines contains a number of faults, and coal extracted from fault areas may be unsuitable for use as chemical or PCI coal. See "Risk Factors — Unanticipated faults of our coal mines could materially and adversely affect our production output, coal quality and mining operations".

        Prior to 2011, we sold substantially all of the coal produced from our mines as thermal coal. In 2011, 2012 and the six months ended June 30, 2013, we derived approximately 5%, 5% and 1.21% of our revenue from the sale of chemical coal we produced, respectively, while our remaining revenue in each of these years was derived from the sale of thermal coal we produced and coal sourced from third parties. Subject to market conditions and the Guizhou government's annual guidance on supply of thermal coal to power plants, we intend to significantly increase our sales of chemical coal in the future and begin selling PCI coal in 2014. Although we plan to outsource coal processing to third party coal beneficiation plants as appropriate, we have entered into a memorandum of understanding with the People's Government of Jinsha county in Guizhou province to construct a coal beneficiation plant to process our coal into PCI coal and to produce chemical coal with certain technical specifications. See "— Our Anthracite Coal Mines — Our Expansion Plans — The Beneficiation Plant".

        As of the Latest Practicable Date, we have entered into four non-binding cooperation arrangements relating to the sale of chemical coal, but we have not yet entered into any binding agreement for the sale of chemical coal or PCI coal. Our annual coal production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants in Guizhou, which has taken up a significant portion of our production capacity. In 2010, 2011 and 2012 and the six months ended June 30, 2013, in response to the Guizhou government's annual guidance, we produced and sold 136,000 tonnes, 202,000 tonnes, 382,000 tonnes and 171,000 tonnes, respectively, of thermal coal to be supplied to power plants in Guizhou. In 2013, we plan to produce approximately 360,000 tonnes of thermal coal in response to the Guizhou government's annual guidance. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". We believe that by increasing our production capacity, we will be able to sell a larger percentage of our anthracite coal as chemical or PCI coal. Our ability to effectively produce, market and sell our anthracite coal as chemical coal or PCI coal is, however, subject to a number of uncertainties. See "Risk Factors — Risks Relating to Our Business — We may not be able to successfully produce, market and sell chemical and PCI coal, which could materially and adversely affect our business and prospects".

        During the Track Record Period, we derived our revenue primarily from the sale of coal we produced. From time to time, we also engaged in coal trading activities by selling coal that we purchased from third party suppliers. In 2011, 2012 and the six months ended June 30, 2012 and 2013, revenue from sales of third party coal was RMB33.1 million, RMB1.1 million, RMB1.1 million and nil, respectively, representing 31.5%, 0.8%, 2.0% and nil, respectively, of our total revenue. We did not engage in any coal trading activities in 2010, and we do not intend to engage in any significant coal trading activities in the future.

OUR ANTHRACITE COAL MINES

        We currently have seven anthracite coal mines. Five of our anthracite coal mines, including Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine, Gouchang Coal Mine and Dayuan Coal Mine, have commenced commercial production. However, operations at Gouchang Coal Mine have been suspended since March 2013 under Guizhou province's coal mine consolidation policy. With respect to our other two anthracite coal mines that have not commenced commercial production, Yongsheng Coal Mine is currently undergoing its pilot run phase, while Dayun Coal Mine is currently under construction. Yongsheng Coal Mine and Dayun Coal Mine are expected to commence commercial production in March 2014 and July 2015, respectively.

        All of our anthracite coal mines are underground anthracite coal mines located in the Zhina Coal District and the Qianbei Coal District in Guizhou province. The following maps show the location of our anthracite coal mines as of the date of this listing document:

N
0 500 1000Km
Beijing
China
N
0 75 150Km
Zunyi
Tongren
Bijie
Liupanshui
Guiyang
Kaili
Anshun
Duyun
Guizhou Provence
Xingyi
Legend
Provincial Capital
City
County
Property
Township/Village
Railway
Expressway
Road
A: Liujiaba Mine
B: Zhulinzhai Mine
C: Dayuan Mine
D: Gouchang Mine
E: Baiping Mine
F: Yongsheng Mine
G: Dayun Mine
N
0 10 20Km
Zunyi
Jinsha
G
Changba
Gaoping
E
F
Huajue
Bijie
Dafang
Qianxi
Xifeng
D
Xiuwen
Nayong
C
Changyang
Zhijin
Shuicheng
Qingzhen
Guiyang
B
Xinhua
A
Pingba
Anshun
Liuzhi

        The following table sets forth certain information relating to each of our seven anthracite coal mines as of the date of this listing document (unless otherwise indicated):

	Commercial Production					Under Construction
Mine	Baiping Coal Mine	Liujiaba Coal Mine	Zhulinzhai Coal Mine	Gouchang Coal Mine		Yongsheng Coal Mine	Dayuan Coal Mine	Dayun Coal Mine
Location (within Guizhou province, PRC)	Jinsha county, Qianbei Coal District	Liuzhi Special District, Zhina Coal District	Liuzhi Special District, Zhina Coal District	Nayong County, Zhina Coal District		Jinsha county, Qianbei Coal District	Nayong county, Zhina Coal District	Jinsha county, Qianbei Coal District
Date of initial/expected commercial production	June 2009	December 2012	April 2012	April 2011	(1)	March 2014	November 2013	July 2015
Mining area (square kilometers)	3.0143	3.7891	1.4104	1.7198		18.2340	1.6490	16.9035
Number of mineable seams	5	3	5	5		5	4	4
Designed annual production capacity (tonnes)	300,000	300,000	300,000	110,000		900,000	300,000	900,000
Permitted annual production capacity (tonnes)(2)	150,000	300,000	300,000	90,000		600,000	300,000	600,000
Expiry date of the mining right	August 2014	September 2019	July 2018	April 2017		November 2027	March 2023	March 2031
Reserve data (as of July 31, 2013)
Proved reserve (million tonnes)	3.44	2.08	2.15	1.87		3.77	2.99	12.50
Probable reserve (million tonnes)	19.04	11.52	7.41	3.85		48.19	5.27	84.79
Total proved and probable reserve (million tonnes)	22.48	13.60	9.56	5.72		51.96	8.26	97.29
Total cost of property, plant and equipment as of December 31, 2012 (RMB in millions)(3)	307.2	374.0	358.5	252.7		541.8	307.3	145.3
Age of the mining equipment(4) (year)	1-5	1-3	1-5	1-5		1-2	1-4	1-2

(1)
Operations have been suspended since March 2013 under Guizhou province's coal mine consolidation policy.

(2)
This represents the annual production capacity as permitted under the relevant mining rights permits.

(3)
The cost is net of applicable accumulated amortization and depreciation.

(4)
Mining equipment is owned by us except for the mechanical longwall mining equipment at Yongsheng Coal Mine we lease from third parties.

        As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes and total permitted annual production capacity of 2.34 million tonnes. The reserve data of the Company included in the listing document are determined by measuring the raw coal extracted from our coal mines. See "— Our Coal Characteristics and Coal Products — Coal Classification".

Mines in commercial production

  Baiping Coal Mine

        Baiping Coal Mine is our third largest mine as measured by proved and probable coal reserves. We operate Baiping Coal Mine through our 70%-owned subsidiary, Baiping Mining. Baiping Coal Mine covers an area of 3.0143 square kilometers and is located in Jinsha county, Qianbei Coal District. As of July 31, 2013, Baiping Coal Mine had total proved and probable coal reserves of 22.48 million tonnes.

        Baiping Coal Mine commenced commercial production in June 2009 and completed a technical system upgrade in March 2011. The current mining right permit for Baiping Coal Mine allows for an annual production capacity of 150,000 tonnes. The mining right premium of RMB3.4 million for Baiping Coal Mine had been fully paid as of December 31, 2010.

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, Baiping Coal Mine produced 65,046 tonnes, 159,185 tonnes, 292,000 tonnes, 109,944 tonnes and 118,386 tonnes of anthracite coal, respectively. In 2011 and 2012, the amount of anthracite coal produced by Baiping Coal Mine exceeded its permitted annual production capacity of 150,000 tonnes under its mining right permit and coal production permit. In January and July 2013, the Energy Bureau of Guizhou Province issued confirmation letters, stating that (i) it did not consider there was any over-production prior to 2012, (ii) it would not impose any penalties against Baiping Mining or its employees or impose any other measures (including but not limited to, revocation of the coal production permit or suspension of coal mining operations) in respect of over-production in 2012 or thereafter, as Baiping Coal Mine has undergone certain technological improvements after its coal production permit was issued, such that its actual production capacity and ventilation systems exceeded the design specifications set forth in its coal production permit and could support an annual production output of 290,000 tonnes, and (iii) it would support our application for the relevant permits with an annual production capacity of 300,000 tonnes or more. The Energy Bureau of Guizhou Province further confirmed orally that it considered the overproduction at Baiping Coal Mine in 2011 to be minimal and the production output in years prior to 2011 were within the permitted annual production capacity. Between December 2012 and January 2013, we also received confirmation letters from the Water Conservation Office of Bijie City, the Water Resources Department of Guizhou Province, the Guizhou Administration of Coal Mine Safety and the Environmental Protection Department of Guizhou Province. These confirmation letters either agreed with the January 2013 confirmation letter issued by the Energy Bureau of Guizhou Province or confirmed there would be no penalties imposed on Baiping Mining and/or Baiping Mining's employees as a result of the over-production at Baiping Coal Mine. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that such confirmation letters were issued by the competent government authorities and are legally valid.

        We plan to continue producing anthracite coal at Baiping Coal Mine, and may produce anthracite coal in excess of its permitted production capacity as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". We had informed the relevant governmental authorities prior to producing anthracite coal in excess of Baiping Coal Mine's permitted production capacity, and the relevant governmental authorities had approved such over-production. In 2010, 2011 and 2012, the Guizhou government had requested Baiping Coal Mine to supply a minimum of 60,000 tonnes, 120,000 tonnes and 230,000 tonnes, respectively, of thermal coal to power plants in Guizhou province. In 2013, the Guizhou government had requested Baiping Coal Mine to supply a minimum of 230,000 tonnes of thermal coal to power plants in Guizhou province and we plan to produce approximately 230,000 tonnes of thermal coal in response to the request. Any change in the policies or positions adopted by the Guizhou government authorities in respect of over-production and target production capacities to produce and sell a minimum amount of thermal coal may affect these plans as well as our compliance with applicable laws, rules and regulations. We have applied for a 300,000 tonnes mining right permit for Baiping Coal Mine and we expect to obtain the permit in June 2014. See "— Regulatory Compliance". After receiving such permit, we do not expect Baiping Coal Mine will continue to produce anthracite coal in excess of its permitted production capacity.

  Liujiaba Coal Mine

        We operate Liujiaba Coal Mine through our 99%-owned subsidiary, Xinsong Coal. Liujiaba Coal Mine covers an area of 3.7891 square kilometers and is located in Liuzhi Special District, Zhina Coal District. As of July 31, 2013, Liujiaba Coal Mine had total proved and probable coal reserves of 13.60 million tonnes. Commencement of commercial production at Liujiaba Mine had been delayed as a result of Guizhou's requirement for certain coal mines using drilling and blasting mining methods to upgrade to semi-mechanical longwall mining methods in 2011, which required us to incur significant time and expense to redesign and upgrade Liujiaba Coal Mine. Liujiaba Coal Mine commenced commercial production in December 2012 with a permitted annual production capacity of 300,000 tonnes. The mining right premium of RMB26.0 million for Liujiaba Coal Mine had been fully paid by May 2011. In 2012 and the six months ended June 30, 2012 and 2013, Liujiaba Coal Mine produced 25,680 tonnes, nil and 50,649 tonnes of anthracite coal, respectively.

  Zhulinzhai Coal Mine

        We operate Zhulinzhai Coal Mine through our 99%-owned subsidiary, Linjiaao Coal. Zhulinzhai Coal Mine covers an area of 1.4104 square kilometers and is located in Liuzhi Special District, Zhina Coal District. As of July 31, 2013, Zhulinzhai Coal Mine had total proved and probable coal reserves of 9.56 million tonnes. Zhulinzhai Coal Mine commenced commercial production in April 2012 with a permitted annual production capacity of 300,000 tonnes. The mining right premium for Zhulinzhai Coal Mine is RMB19.9 million, of which RMB16.7 million had been paid by August 30, 2012 and the remaining balance of RMB3.2 million has been paid in August 2013.

        In 2012 and the six months ended June 30, 2012 and 2013, Zhulinzhai Coal Mine produced 65,111 tonnes, 21,041 tonnes and 19,682 tonnes of anthracite coal, respectively. Coal production at Zhulinzhai Coal Mine has been slowed down by the relocation of local residents affected by the mine's operations. We have entered into relocation agreements with the local residents pursuant to which they agreed to relocate after receiving additional compensation and we expect to complete the relocation by March 2014 with the assistance of the local government. The additional compensation is approximately RMB[0.1] million, which we agreed to pay by March 2014. The directors of the Company are of the view that the payment of the additional compensation will not have material adverse effect on the Company's business, financial condition and results of operations. Since January 2013, Zhulinzhai Coal Mine has been undergoing certain mine safety upgrades, which has also limited its production output.

  Gouchang Coal Mine

        We operate Gouchang Coal Mine through our 99%-owned subsidiary, Gouchang Coal. Gouchang Coal Mine covers an area of 1.7198 square kilometers and is located in Nayong county, Zhina Coal District. As of July 31, 2013, Gouchang Coal Mine had total proved and probable coal reserves of 5.72 million tonnes. Gouchang Coal Mine commenced commercial production in April 2011 with a permitted annual production capacity of 90,000 tonnes, and produced 96,068 tonnes, 53,362 tonnes, 14,782 tonnes and 3,872 tonnes of anthracite coal in 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. The mining right premium of RMB11.8 million for Gouchang Coal Mine had been fully paid as of May 2012.

        Gouchang Coal Mine suspended its operations from March to August 2012 to comply with certain newly implemented mine gas control requirements in Guizhou. Since March 2013, operations at Gouchang Coal Mine have been suspended under Guizhou province's coal mine consolidation policy pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets in accordance with Guizhou province's coal mine consolidation policy. We are currently considering acquiring Dongdi coal mine, which is adjacent to Gouchang Coal Mine. According to the website of the Energy Bureau of Guizhou Province, Dongdi coal mine has estimated coal resources of 13.09 million tonnes as measured in accordance with the PRC Solid Mineral Resources/Reserves Classification Code as of August 2011 and a planned annual production capacity of 300,000 tonnes. To our knowledge, Dongdi coal mine has not yet commenced commercial production. We have not begun any formal negotiations with the owner of Dongdi coal mine in relation to the acquisition and the estimated cost for theacquisition remains unknown at this stage. However, we are aiming to complete the acquisition of Dongdi coal mine by March 2015 and resume operations at Gouchang Coal Mine by the end of 2015. As of the Latest Practicable Date, Gouchang Coal Mine has not re-commenced operations. See "Regulation — PRC Laws Relating to Mining Resource Consolidation".

  Dayuan Coal Mine

        We hold Dayuan Coal Mine through our 99%-owned subsidiary, Dayuan Coal. As of July 31, 2013, Dayuan Coal Mine had total proved and probable coal reserves of 8.26 million tonnes. The current mining right permit for Dayuan Coal Mine allows for an annual production capacity of 300,000 tonnes. The mining right premium of RMB13.4 million for Dayuan Coal Mine was fully paid as of October 2011.

        The construction of Dayuan Coal Mine commenced in June 2009. Dayuan Coal Mine had commenced its pilot run phase in July 2013 and has commenced commercial production in November 2013. Construction progress of Dayuan Coal Mine had been delayed by certain changes in the governmental approval process for obtaining mining right permits.

Mines under construction

  Yongsheng Coal Mine

        Yongsheng Coal Mine is our second largest mine as measured by proved and probable coal reserves. We hold Yongsheng Coal Mine through our 70%-owned subsidiary, Guizhou Yongfu. Yongsheng Coal Mine covers an area of 18.2340 square kilometers and is located in the Qianbei Coal District. As of July 31, 2013, Yongsheng Coal Mine had total proved and probable coal reserves of 51.96 million tonnes. The current mining right permit for Yongsheng Coal Mine allows for an annual production capacity of 600,000 tonnes.

        The construction of Yongsheng Coal Mine commenced in November 2008. Construction progress had been delayed in 2012 mainly because we encountered several large karst caves at the mine site, which slowed down construction. Construction was further delayed in 2013 as we were required by the Jinsha County Administration of Coal Mine Safety in July 2013 to suspend the construction of one of the two mine faces at Yongsheng Coal Mine to install gas ventilation tunnels. The construction of the mine face resumed in October 2013 after gas ventilation tunnels were installed. Yongsheng Coal Mine is currently undergoing its pilot run phase, and commercial production is expected to commence in March 2014. The estimated amount of capital expenditure for the construction of Yongsheng Coal Mine is RMB596.3 million, of which we have paid RMB437.2 million as of June 30, 2013.

        The mining right premium for Yongsheng Coal Mine is RMB89.5 million, of which RMB36.0 million had been paid by December 2012. The balance of RMB53.5 million will be payable in five installments over a five-year period from 2013 to 2017.

  Dayun Coal Mine

        Dayun Coal Mine is our largest mine as measured by proved and probable coal reserves. We hold Dayun Coal Mine through our wholly-owned subsidiary, Guizhou Dayun. Dayun Coal Mine covers an area of 16.9035 square kilometers and is located in Jinsha county, Qianbei Coal District. As of July 31, 2013, Dayun Coal Mine had total proved and probable reserves of 97.29 million tonnes. The current mining right permit for Dayun Coal Mine allows for an annual production capacity of 600,000 tonnes.

        The construction of Dayun Coal Mine commenced in May 2012 and commercial production is expected to commence in July 2015. Construction progress of Dayun Coal Mine has been slowed down by the relocation of local residents affected by construction. We expect the relocation process with the assistance of the local government will be completed by June 2014. The estimated amount of capital expenditure for the construction of Dayun Coal Mine is RMB385.3 million, of which RMB138.6 million had been paid as of June 30, 2013.

        The mining right premium for Dayun Coal Mine is RMB73.0 million, of which RMB38.0 million had been paid by March 2013 and the remaining balance of RMB35.0 million will be payable in three installments over a three-year period from 2014 to 2016.

Our Expansion Plans

        Among the seven anthracite coal mines of the Company, five anthracite coal mines, including Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine, Gouchang Coal Mine (currently suspended since March 2013 under Guizhou province's coal mine consolidation policy) and Dayuan Coal Mine, have commenced commercial production and two anthracite coal mines, including Yongsheng Coal Mine and Dayun Coal Mine, are expected to commence commercial production in March 2014 and July 2015, respectively.

  Historical Losses of the Company

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we incurred operating losses of RMB54.5 million, RMB23.0 million, RMB36.6 million, RMB11.3 million and RMB231.7 million, respectively, and, disregarding the effects of a RMB624.1 million non-recurring gain relating to the acquisition of Guizhou Puxin in 2010, we would have incurred net losses in each of those periods. The losses incurred during the Track Record Period were primarily due to the following reasons:

  •
  Substantial pre-production activities during the Track Record Period.  During the Track Record Period, only four of our seven anthracite coal mines have commenced commercial production. Of these four mines, the Liujiaba Coal Mine only commenced commercial production in April 2012 and Zhulinzhai Coal Mine only commenced commercial production in December 2012. Accordingly, for a majority of the Track Record Period, these mines remained in the construction phase and only Baiping Coal Mine was in commercial production throughout the Track Record Period. Gouchang Coal Mine commenced production in 2011 but was suspended since March 2013 pending the completion of an acquisition of a nearby coal mine in accordance with the mine consolidation policies of Guizhou province.

  •
  Our largest mines remain in pre-commercial production phases.  Our largest mine in terms of proved and probable coal reserves, Dayun Coal Mine, is still under construction. Yongsheng Coal Mine, our second largest mine in terms of proved and probable coal reserves, was under construction for most of 2013 and the mine face and gas ventilation tunnels were recently completed, and commenced a pilot run in June 2013. Given our two largest mines remain in the pre-commercial production stage, our annual production output of coal remains very small. As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes. However, our total permitted annual production capacity remained at only 2.34 million tonnes as of the same date.

  •
  Significant capital expenditures and associated debt and financing costs incurred during the Track Record Period. In 2010, 2011, 2012 and the six months ended June 30, 2013, we incurred capital expenditures of RMB219.7 million, RMB341.5 million, RMB360.2 million and RMB139.3 million, respectively. Such capital expenditures relate primarily to the construction of our anthracite coal mines, purchase of mining-related equipment and machinery and pre-payments for land use rights for our anthracite coal mines. In order to fund these capital expenditures, we incurred significant debt and associated financing costs. In 2010, 2011, 2012 and the six months ended June 30, 2013, we incurred finance costs for bank borrowings and mining rights payables (including the capitalized interest) of RMB21.8 million, RMB60.9 million, RMB89.4 million and RMB56.2 million, respectively. These capital expenditures and the associated finance costs have contributed in part to our historical losses.

  •
  Impairment loss for Gouchang Coal Mine for the six months ended June 30, 2013.  During the six months ended June 30, 2013, we incurred an impairment loss on property, plant and equipment of RMB184.4 million in connection with the suspension of Gouchang Coal Mine. This represented a one-off and non-recurring impairment loss and we do not expect any further material impairment losses to be made in respect of Gouchang Coal Mine.

  •
  Constrained ability to sell chemical coal or PCI coal due to small annual production output. As mentioned above, given our two largest mines remain in pre-commercial production stage, our current annual coal production output remains very small. We have from time to time provided a minimum amount of our anthracite coal as thermal coal to power plants operating in Guizhou province in response to the Guizhou government's annual guidance, which historically has taken up a significant portion of our production output. In 2010, 2011 and 2012 and the six months ended June 30, 2013, we produced and sold 136,000 tonnes, 202,000 tonnes, 382,000 tonnes and 171,000 tonnes, respectively, of thermal coal to power plants in Guizhou province in response to the Guizhou government's annual guidance. In 2013, we plan to produce approximately 360,000 tonnes of thermal coal in response to the Guizhou government's annual guidance. This has constrained our ability to sell chemical or PCI coal which are able to generally command higher selling prices and higher profit margins than thermal coal.

  •
  Fluctuation in anthracite coal prices.  Our gross margin, which is equal to gross profit divided by revenue, decreased from 44.9% in the six months ended June 30, 2012 to 27.0% in the same period in 2013, primarily due to a significant decrease in the average selling price of our self-produced coal. In the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB360.3 and RMB291.9 per tonne, respectively. While the anthracite coal production in Guizhou province continued to decrease during the Track Record Period, from 62.6 million tonnes in 2010, to 59.9 million tonnes in 2011 and 53.4 million tonnes in 2012, our sale of anthracite coal continued to increase, from 166,362 tonnes in 2010, to 314,058 tonnes in 2011 and 437,010 tonnes in 2012.

        See "Financial Information — Results of Operations".

  Our Expansion Plans

        In order to improve our financial conditions in the future, we intend to carry out the following plans before the end of 2015:

  •
  Expansion of Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dayuan Coal Mine.  In order for us to increase our sales of chemical coal, we will need to increase our annual production output. To achieve this, we plan to increase our total annual production capacity of approximately 890,000 tonnes for 2013 to 1,680,000 tonnes for 2014 and 2,900,000 tonnes for 2015, respectively, through the expansion of Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dayuan Coal Mine and by accelerating the construction of Dayun Coal Mine. The estimated commencement of commercial production of Yongsheng Coal Mine in March 2014 is also expected to increase our annual production output.

  •
  Complete the construction of a coal beneficiation plant in Jinsha county.  In order to sell the anthracite coal from our anthracite coal mines as PCI coal and as chemical coal with certain technical specifications, the coal would need to be washed. The construction of the coal beneficiation plant in Jinsha county (which is close to the Yongsheng Coal Mine) is expected to further enhance the quality of the anthracite coal we produce and to enable the sale of such coal as higher margin chemical coal and PCI coal.

  •
  Construct a shipping port along the Wujiang River.  We currently transport coal to our customers primarily by road using third party coal transportation services. Such costs are borne by our customers. To become more competitive, we are constructing a shipping port along the Wujiang River which is expected to (i) generate transportation fees for the Company; (ii) allow us to transport coal from our anthracite coal mines by waterway which will be more efficient and reliable than road transportation; and (iii) provide us with access to anthracite coal net importing provinces, such as Guangdong and Guangxi.

  •
  Increase the sale of self-produced chemical coal and PCI coal.  By increasing our total annual production output and with the addition of our own coal beneficiation plant, we will be in a position to increase our sale of anthracite coal as chemical coal and PCI coal, which we believe will greatly improve our financial performance.

        In 2013, 2014 and 2015, we expect to incur approximately RMB378.6 million, RMB241.1 million and RMB195.6 million, respectively, of capital expenditures to carry out the above plans, which are expected to be funded primarily through interest-bearing bank loans and other borrowings. See "Financial Information — Liquidity and Capital Resources — Working Capital" and "Financial Information — Liquidity and Capital Resources — Capital Expenditure".

        The following table highlights the key milestones for our expansion plans as of the date of the listing document:

Year	Major development activities/plan	Forecast total annual production capacity (in tonnes)	Forecast total coal processing capacity (in tonnes)	Forecast total annual coal shipping capacity (in tonnes)	Forecast capital expenditure (RMB in millions)	Primary source of funding
2013	• Commenced the construction of the beneficiation plant in September 2013 • Achieved commercial production at Dayuan Coal Mine in November 2013 • Continue expanding annual coal production capacity at the coal mines in commercial production	890,000	0	0	378.6	Bank and other borrowings
2014	• Commence commercial production at Yongsheng Coal Mine in March 2014 • Complete the construction of the first phase of the beneficiation plant in April 2014 • Commence the construction of the first phase of the shipping port in May 2014 • Complete the construction of the first phase of the shipping port in December 2014 • Continue expanding annual coal production capacity at the coal mines in commercial production	1,680,000	450,000	500,000	241.1	Bank and other borrowings
2015	• Commence the construction of the second phase of the beneficiation plant in January 2015 • Complete the construction of the second phase of the beneficiation plant in June 2015 • Achieve commercial production at Dayun Coal Mine in July 2015 • Commence the construction of the second phase of the shipping port in July 2015 • Complete the construction of the second phase of the shipping port by the end of 2015 • Continue expanding annual coal production capacity at the coal mines in commercial production	2,900,000	900,000	1,000,000	195.6	Bank and other borrowings

        Plans for Achieving Commercial Production

        The following table sets forth the development status, estimated timeline and estimated capital expenditure required to achieve commercial production as of the Latest Practicable Date for Yongsheng Coal Mine and Dayun Coal Mine:

						Estimated Capital Expenditure Required to Achieve Commercial Production as of the Latest Practicable Date (RMB in millions)
		Material Permits to be Obtained before Commercial Production		Expected Timeline
	Permitted Annual Production Capacity (in tonnes)
Mines under Construction			Development Status	Material Approval Process	Expected Time
Yongsheng Coal Mine	600,000	• Safe production permit	• Completed major construction • Completed quality authentication • Completed on-site inspection for pilot run • Undergoing pilot run phase	• Obtain approval of safety facilities acceptance • Complete the environmental acceptance inspection • Obtain safe production permit • Commence commercial production	• January 2014 • February 2014 • March 2014 • March 2014	159.1
Dayun Coal Mine	600,000	• Safe production permit	• Undergoing major construction phase	• Complete quality authentication • Obtain approval of pilot run • Obtain approval of safety facilities acceptance • Complete the environmental acceptance inspection • Obtain safe production permit • Commence commercial production	• September 2014 • November 2014 • May 2015 • July 2015 • July 2015 • July 2015	246.7

  The Beneficiation Plant

        We are in the process of constructing a coal beneficiation plant in Jinsha county to process our anthracite coal into PCI coal as well as to produce chemical coal with certain technical specifications. The coal beneficiation plant is expected to be built on a site adjacent to Yongsheng Coal Mine. We plan to construct the coal beneficiation plant in two phases with a planned aggregate annual coal-washing capacity of 1.2 million tonnes. The first phase of the coal beneficiation plant is expected to achieve an annual coal-washing capacity of 600,000 tonnes, and the second phase is expected to increase the annual coal-washing capacity to 1.2 million tonnes. The construction of the first phase commenced in September 2013 and is expected to be completed by April 2014. The construction of the second phase is expected to commence in January 2015 and complete by June 2015. The estimated capital expenditure for the coal beneficiation plant is RMB73.5 million, of which we had paid RMB5.9 million as of June 30, 2013. We have fulfilled the initial funding requirement with our internal financial resources, and we are seeking financing from external sources, including banks to meet further funding requirements.

        Prior to the construction of our coal beneficiation plant, we are required to make filings with the relevant local NDRC and safety authorities, as well as obtain certain approvals or permits from certain other local regulatory authorities, including the relevant local environmental protection authorities, land and resources authorities, urban and rural planning authorities, and housing and urban and rural construction authorities. We have already made the local NDRC filing and obtained the approvals of the local environmental protection authorities. Although the requisite filings, approvals or permits from the other local regulatory authorities are currently pending, we have received confirmation letters from these authorities in respect of the commencement of construction of our coal beneficiation plant, and we do not expect any material difficulties in completing and/or obtaining the requisite filings, approvals and/or permits. These filings, approvals and/or permits relating to construction are expected to be obtained or completed by April 2014 when the first phase of the construction of the coal beneficiation plant is expected to be completed.

  The Shipping Port

        We are also contemplating constructing a port along the Wujiang River near Yongsheng Coal Mine to facilitate the transportation of the anthracite coal we produce at our mines in Jinsha county. Upon completion, the port is expected to allow us to transport the coal produced by Yongsheng Coal Mine by waterway, and provide us with access to markets such as Guangdong, Guangxi, Sichuan, Chongqing and Jiangxi.

        We plan to construct the port in two phases with a planned aggregate annual transportation capacity of one million tonnes. The first phase of the port is expected to achieve an annual transportation capacity of 500,000 tonnes, and the second phase is expected to increase the annual transportation capacity to one million tonnes. The first phase is expected to commence in May 2014 and complete by the end of 2014. The second phase is expected to commence in July 2015 and complete by the end of 2015. The estimated capital expenditure for the port is RMB11.7 million and we plan to introduce two other parties to participate in the construction and operation of the port. We plan to contribute 55% of the estimated capital expenditure, which amounts to RMB6.4 million, by using our internal financial resources with the remaining capital expenditures to be provided by the other two parties. The construction of the port is subject to our Company obtaining from the relevant governmental authorities, among other things, construction project approval, a coastline use permit, a hydraulic operation safety permit, a port operations permit and surface and underwater construction operation permits.

  Our Product Mix

        Our future profitability will significantly depend on our ability to produce, market and sell chemical coal and PCI coal, which generally command higher average selling prices and have higher margins than thermal coal. In 2011, 2012 and the six months ended June 30, 2013, we derived approximately 5%, 5% and 1.2%, respectively, of our revenue from the sale of self-produced chemical coal, and we have not yet commenced selling any PCI coal.

        As part of our strategy, we intend to significantly increase our sales of chemical coal, and we intend to begin selling PCI coal in 2014. In particular, we plan to, partly through our planned beneficiation plant, increase our sales of chemical coal from 4% of the total sales for 2013, to 22% for 2014 and 61% for 2015 and increase our sales of PCI coal from nil for 2013, to 8% for 2014 and 21% for 2015.

OPTIMIZATION PLANS

        In order to increase our production capacity, we plan to optimize all of our currently operating anthracite coal mines by improving mine layout and upgrading mine infrastructure and equipment. We expect our optimization plans will begin in 2015 and, after their expected completion in December 2018, we expect to be able to achieve an aggregate annual production capacity of 5.81 million tonnes. The estimated cost of the optimization plans is RMB807.5 million.

MINING RIGHTS AND OTHER PERMITS

        Under PRC law, prior to June 29, 2013, each coal mine in the PRC must obtain certain permits prior to commencing commercial production, including the following key permits:

  •
  a mining right permit;

  •
  a safe production permit; and

  •
  a coal production permit.

        Typically, the safe production permit and the coal production permit will not be issued until the mining right permit has been issued, a pilot run of one to six months following the completion of construction of the coal mine has been completed and the relevant government authorities have completed certain safety inspections. In addition to these permits, prior to commencing commercial production, coal mines in the PRC are required to complete an environmental trial run and an environmental acceptance inspection. In Guizhou, in general, mining right permits are issued by the Guizhou Provincial Department of Land and Resources, safe production permits are issued by the Guizhou Administration of Coal Mine Safety and coal production permits are issued by the Energy Bureau of Guizhou Province. Once a mining right permit has been issued, mining right premiums will be payable by the permit holder to the relevant land and resources authorities pursuant to an installment payment plan with the authorities.

        Effective on June 29, 2013, the National People's Congress Standing Committee passed certain amendments to the Coal Law which among other thing, removed the requirement of obtaining coal production permits. Detailed implementation rules have not yet been promulgated.

        The following table sets forth certain information regarding our mining right permits, safe production permits and coal production permits as of the Latest Practicable Date:

	Mining Right Permit			Safe Production Permit		Coal Production Permit(5)
Mine	Holder/permit number	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)	Permit date (month/year)	Expiration date (month/year)
Baiping Coal Mine(1)	Baiping Mining/ C5200002011111120121064	November 2011	August 2014	May 2012	May 2015	June 2009	June 2020
Liujiaba Coal Mine	Xinsong Coal/ C5200002009091120036374(2)	March 2011	September 2019	November 2012	November 2015	December 2012	December 2037
Zhulinzhai Coal Mine	Linjiaao Coal/ C5200002011031120108782	April 2011	July 2018	March 2012	March 2015	April 2012	April 2031
Gouchang Coal Mine	Gouchang Coal/ C5200002009121120048406	April 2011	April 2017	April 2011	April 2014	April 2011	April 2045
Yongsheng Coal Mine	Guizhou Yongfu/ C5200002012021120124117(3)	February 2012	November 2027	—	—	—	—
Dayuan Coal Mine	Dayuan Coal/ 5200002011051120118585	March 2013	March 2023	November 2013	November 2016	—	—
Dayun Coal Mine	Guizhou Dayun/ C5200002011031120112455(4)	March 2011	March 2031	—	—	—	—

(1)
In 2011 and 2012, the actual production output of Baiping Coal Mine exceeded its permitted annual production capacity under its mining right permit and coal production permit. See "— Our Anthracite Coal Mines — Mines in Commercial Production — Baiping Coal Mine". We have applied for a mining right permit with an annual production capacity of 300,000 tonnes for Baiping Coal Mine by 2013 and we expect to obtain such permit in 2014.

(2)
The mining right has been pledged to China Minsheng Bank.

(3)
The mining right has been pledged to China Minsheng Bank and Bank of China.

(4)
The mining right has been pledged to China Merchants Bank.

(5)
The National People's Congress Standing Committee passed certain amendments to the Coal Law, which became effective on June 29, 2013, including removing the requirement of obtaining coal production permits.

        Under the relevant mineral resources regulations of the PRC, if residual coal reserves which have been recorded with relevant land and resource authorities remain after the term of a mining right permit expires, the holder of the mining right may, subject to certain conditions, apply for an extension of the mining right permit. There is no minimum residual reserve requirement for the extension of mining right permits. If any of our mines has any residual coal reserves when the relevant mining right permit expires, we intend to submit an application to renew the mining right permit. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that, provided that the current PRC laws, regulations and mining industry policies remain unchanged and we have complied with all substantive and procedural requirements under the PRC laws, rules and regulations, as well as all requests of the competent authorities at the relevant time, there would not be material legal impediments in renewing our mining right permits.

MINING OPERATIONS AND PROCESSES

        The following diagram illustrates the main processes in our mining operations.

Mine construction

        The three main stages of mine construction include:

  •
  Pre-construction work.  Pre-construction work provides the foundation for future mine construction and planning for overall construction management, and includes leveling the land on which the mine is located and stripping the topsoil, and connecting the land to the water, electricity, road transportation and telecommunications networks.

  •
  Shaft engineering and civil engineering.  After pre-construction work has been completed, we begin constructing inclined mine shafts to reach the coal seams. We use a number of shaft engineering and civil engineering techniques in constructing our mine shaft, including drilling and blasting and slagging and tunneling techniques. We primarily use shotcrete and rock bolt techniques to support our shaft walls.

  •
  Electrical equipment installation and complementary production system engineering: Concurrent with shaft engineering and civil engineering, we install electrical equipment and complementary production systems, including the power supply system, draft system, drainage system, pressure ventilation system, elevation and transportation system, gas drainage system and monitoring system.

        We have entered into agreements with third party contractors for the construction of our anthracite coal mines. See "— Suppliers, Third Party Contractors and Utilities". Depending on the mine design plan and the technical standards, it generally takes two to five years to complete the construction of an anthracite coal mine. Prior to the full commencement of commercial production, we may be able to produce and sell a limited amount of coal produced during mine construction process.

Coal extraction

        Each of our anthracite coal mines currently utilizes manual longwall mining, semi-mechanical longwall mining or mechanical longwall mining methods to extract coal. Longwall mining refers to extracting coal from long rectangular blocks of the coal seams. Manual longwall mining refers to drilling holes in the mining face, placing explosives and detonating the explosives to extract the coal. Mechanical and semi-mechanical longwall mining involve using a mechanical shearers in coal extraction. Coal that has been extracted by the mechanical shearer is then loaded on to a mine conveyor system for delivery to the surface. In mechanical longwall mining, the mine roof is held up during the extraction process by automatic hydraulic roof supports, while in semi-mechanical longwall mining, the mine roof is held up by hydraulic roof supports that are operated manually. The time required for coal extraction depends primarily on the nature of the mine, including the amount of anthracite coal reserves, the mining method adopted, the geological conditions of the mine and the size of the mining face. We generally transport the anthracite coal extracted from our mines to the ground surface on a daily basis. The following table sets forth the current extraction method of each of our anthracite coal mines:

Anthracite Coal Mine	Extraction Method
Baiping Coal Mine	Manual longwall
Liujiaba Coal Mine	Semi-mechanical longwall
Zhulinzhai Coal Mine	Manual longwall
Gouchang Coal Mine	Manual longwall
Dayun Coal Mine	Mechanical longwall
Yongsheng Coal Mine	Mechanical longwall
Dayuan Coal Mine	Semi-mechanical longwall

        Due to our relative inexperience with mechanical longwall mining, production ramp-up time for our mechanical longwall mines may be longer than expected. We intend to minimize the risk of ramp-up delays by requesting the mining equipment manufacturers' service representatives to be present during the start-up phase to provide training to our employees. Moreover, we intend to rotate our trained employees from mines which have used mechanical longwall mining systems to mines where mechanical longwall mining systems are being introduced for the first time.

Waste disposal and reclamation

        Our mining operations seek to ensure that waste gas, waste water and industrial residue are disposed of in accordance with the relevant legal requirements of the PRC. In addition, we are required by PRC law to reclaim and restore mining sites to their prior condition after completion of mining operations. Reclamation activity typically involves the removal of buildings, equipment, machinery and other physical remnants of mining, the restoration of land features in mined-out areas, dumping sites and other mining area, and the contouring, covering and re-vegetation of waste rock piles and other disturbed areas. We expect the waste disposal and reclamation process will take approximately six months to complete.

NON-IFRS FINANCIAL MEASURES

Cash Operating Costs

        Cash operating cost is not a measure calculated in accordance with IFRS and is being disclosed in this listing document pursuant to the requirements of the Hong Kong Stock Exchange. We believe cash operating cost is a relevant and useful measure to our investors, as it is used by our management as a gauge of our production costs and for purposes of internal reporting and planning in connection with our liquidity and cash requirements.

        Our cash operating costs consist primarily of wages and labor, costs of materials, power and maintenance. Our total cash operating costs increased from RMB102.7 per tonne of saleable coal produced in 2010 to RMB123.9 in 2011, primarily due to the increase in the cost of wages and labor. Our total cash operating costs increased from RMB123.9 per tonne of saleable coal produced in 2011 to RMB156.7 in 2012, primarily due to the increase in the cost of materials. We expect total cash operating costs to be approximately RMB156.0 upon the completion of the optimization phase construction of our anthracite coal mines. Set forth below are our cash operating costs of our coal mines that were in commercial production in 2010, 2011, 2012 and the six months ended June 30, 2013.

	Average Cash Operating Costs (RMB/Tonne of Saleable Coal Produced)
Category	Year ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2013
Wages and labor	62.7	83.2	88.9	100.7
Materials	28.8	26.1	47.5	44.8
Power	7.6	9.4	11.5	16.0
Maintenance	1.2	1.6	1.7	1.5
Other	2.4	3.6	7.1	5.6

Total cash operating costs	102.7	123.9	156.7	168.6

        Set forth below is a reconciliation of our cash operating costs to cost of sales for the periods indicated which the Company believes to be the most directly comparable IFRS financial measures:

	Year ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2013
	(RMB in thousands)
Cost of sales	25,453	74,289	95,889	39,953
Opening coal balance	(1,794)	(2,456)	(2,262)	(4,873)
Ending coal balance	2,456	2,262	4,873	6,968
Price adjustment fund	(2,624)	(4,995)	(12,116)	(2,792)
Sales taxes	(1,856)	(1,812)	(3,897)	(1,834)
Cost of third party coal sold	—	(30,229)	(1,110)	—
Inventory write-down	—	—	—	984
Non-cash operating costs	(5,303)	(5,259)	(12,934)	(5,949)

Total cash operating costs	16,332	31,800	68,443	32,457

SALES AND MARKETING

        We currently sell most of our anthracite coal as thermal coal to power producers in Guizhou province. We also sell a small amount of our anthracite coal to chemical plants. As we have not entered into any long-term sales contracts, we sell our anthracite coal in the spot market. We generally price our anthracite coal based on the prevailing market prices in Guizhou, the anthracite coal type and quality, and our sales volume and the length of our relationship with the customer. The market prices of anthracite coal have a significant effect on our average selling price. See "Financial Information — Market Risk Disclosure — Commodity Price Risk". In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB232.4, RMB296.4, RMB323.6, RMB360.3 and RMB291.9 per tonne, respectively.

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our five largest customers accounted for approximately 66.6%, 73.5%, 56.7%, 73.7% and 72.8%, respectively, of our total revenue and our largest customer accounted for approximately 29.7%, 29.0%, 24.1%, 55.3% and 24.5%, respectively, of our total revenue. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, five, four, four, five and five of our five largest customers, respectively, were power producers purchasing thermal coal from us. As of June 30, 2013, the length of our relationships with five largest customers ranged from one to five years. Prior to 2011, we derived substantially all of our revenue from the sale of thermal coal. We believe that by increasing our sales of chemical coal and beginning selling PCI coal, we may be able to reduce our dependency on a limited group of large customers. None of our Directors, their associates or our Shareholders are related to or owns any interest in any of our five largest customers.

        As of June 30, 2013, we had a dedicated sales and marketing team consisting of 12 employees. Our sales and marketing team is responsible for establishing sales networks, providing customer support and collecting payments from customers.

COAL TRANSPORTATION

        Substantially all of the anthracite coal we sell is transported to our customers by road. Most of our customers request us to arrange for transportation, in which case we generally invoice them for the cost of transportation on a cost-plus basis over the mine gate price of our anthracite coal, which is the sales price of anthracite coal sold at the producing mine. We have not entered into any long-term contracts with the providers of transportation services. All of our anthracite coal mines are accessible by road. The Company is in the process of improving the condition of the road connecting certain of its anthracite coal mines Yongsheng Coal Mine and Dayuan Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine, including and the public roadway. In addition, the Competent Person also observed that improvement of local haul roads is being undertaken.

        We are contemplating the construction of a port along the Wujiang River. Upon completion, the port is expected to allow us to transport the coal produced by Yongsheng Coal Mine by waterway, and provide us access to markets such as Guangdong, Guangxi, Sichuan, Chongqing and Jiangxi. See "— Our Anthracite Coal Mines — Our Expansion Plans — The Shipping Port". The Company believes that the existing transportation infrastructure together with its future improvements and the proposed shipping port are expected to be sufficient for the Company's future expansion.

        Prior to the Latest Practicable Date, we did not experience any transportation disruptions that had a material adverse effect on our business, financial condition and results of operations.

SUPPLIERS, THIRD PARTY CONTRACTORS AND UTILITIES

        The main suppliers for our mining operations include third party contractors and suppliers of ancillary materials used in our mining operations. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our purchases from our five largest suppliers were approximately RMB98.2 million, RMB109.0 million, RMB127.7 million, RMB45.7 million and RMB37.2 million, respectively, representing approximately 57.1%, 49.8%, 42.5%, 36.3% and 26.5%, respectively, of our total purchases. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our largest supplier accounted for approximately 19.3%, 18.2%, 15.7%, 14.7% and 9.8%, respectively, of our total purchases. Each of our five largest suppliers is a third party contractor. As of the Latest Practicable Date, none of our Directors, their associates or our Shareholders are related to or owns any interest in any of the five largest suppliers.

Third Party Contractors

        We enter into agreements with third party contractors for the construction of our coal mines from time to time. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we had 14, 20, 28, 26 and 20 third party contractors, respectively. Each of these third party contractors is an Independent Third Party, and, to our knowledge, each of them have the relevant licenses and permits to conduct the activities for which they are engaged except for one individual third party contractor we engaged in 2012 who did not have the relevant licenses or permits. We engaged this individual third party contractor to expedite the construction process and reduce the construction cost of Yongsheng Coal Mine. Such contractor was involved in the tunneling of two mining faces of Yongsheng Coal Mine. We examined the licenses and permits of such contractor prior to its engagement, and we obtained an undertaking from such contractor that all the necessary licenses and permits would be obtained within a period of three months after the engagement. Pursuant to the undertaking, such contractor is liable to compensate us for any fines or penalties imposed on us arising from or as a result of the engagement. We subsequently terminated our engagement with such contractor in 2013 and did not encounter any quality or safety problems on the construction work performed. Under the Regulations on the Administration of Construction Project Quality issued by the State Council on January 30, 2000, a company which engages a third party contractor without the appropriate qualifications may be required to take remedial actions and is subject to a fine of between RMB500,000 and RMB1 million. The persons within the company who are directly responsible for the engagement may be subject to an additional fine ranging from 5% to 10% of the total fine imposed on the company. In order to ensure that our third party contractors have the required licenses and permits in the future, we have improved our internal control policies with respect to the selection of third party contractors and equipment suppliers. First, we will inspect the licenses and permits of potential third party contractors before requesting them to submit a bid. In addition, we will re-examine the licenses and permits of potential third party contractors during the evaluation or competitive-bid stage to ensure that the short-listed third party contractor remains qualified. We also plan to regularly examine our third party contractors' licenses and permits after their engagement throughout the contract term.

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our purchases from our third party contractors were RMB104.8 million, RMB145.5 million, RMB144.0 million, RMB77.0 million and RMB51.6 million, respectively. As of June 30, 2013, our relationships with third party contractors ranged from one to five years. We have not engaged any third party contractors to provide services other than for the construction of our coal mines and our coal beneficiation plant.

        We select our contractors through a bidding process to ensure that our contracts are entered into on competitive terms. In the bidding process, we focus on the bidders' skills, expertise, experience and reputation, in addition to the bidding price. Our contracts with third party contractors typically require our contractors to comply with applicable laws, rules and regulations as well as our technical and safety standards, and that they perform their work under our supervision. Moreover, our contracts with third party contractors typically require the contractor to bear all losses or liabilities incurred as a result of the contractors' failure to maintain proper safety standards. We generally pay our contractors on a monthly basis based on the percentage of work they have completed. Upon the completion of work by our contractors, we carry out detailed inspection prior to acceptance of the work. During the Track Record Period, we did not experience any material suspensions or delays in mine construction as a result of any sub-standard work or improper act of our contractors. If any of our existing third party contractors discontinues their services, we believe we will be able to engage a replacement contractor on similar terms and conditions.

        As advised by our PRC legal advisors, we are not required to purchase social insurance for the employees of the contractors as they are not considered to be our employees under the applicable PRC laws and regulations. We do not maintain any insurance policy to cover possible losses, damage or costs resulting from accidents, fault or omission of the contractors and its employees.

Suppliers of Ancillary Materials

        The key ancillary materials used in our mining operations include replacement parts, steel, cement, explosives, fuel and lubricants. We generally do not enter into long-term supply agreements with respect to our ancillary materials and we are not dependent on any single supplier. We typically select the supplier based on various factors, including the quality and safety standard of their products, their ability to reliably meet our supply requirements, their credit terms and their after-sales service. We have not experienced any shortage of supplies during the Track Record Period.

Utilities

        We consume a significant amount of electricity at our mining operations. All of our anthracite coal mines receive power supply from the China Southern power grid. We have not experienced any significant interruptions in our electricity supply during the Track Record Period. In 2010, 2011, 2012 and the six months ended June 30, 2013, respectively, our electricity cost ranged from RMB5.6 to RMB13.7 per tonne, RMB8.2 to RMB11.4 per tonne, RMB7.5 to RMB22.7 per tonne, and RMB10.1 to RMB45.6 per tonne, respectively.

        We obtain water for our mining operations from surface and subsurface supplies, including rivers, reservoirs and springs. We also reuse water discharged during our mining operations, and filter and reuse waste water in our anthracite coal production activities. We have not experienced any significant interruptions or incurred any water cost in our water supply during the Track Record Period.

        We have not entered into any hedging arrangements to manage fluctuations in the prices of supplies and raw materials. Whether we can pass on significant increases in the cost of supplies and raw materials will depend on market conditions.

COAL TRADING

        In addition to our primary business of selling anthracite coal produced from our mines, we have from time to time engaged in coal trading activities by selling coal that we purchased from third party suppliers since January 2011. In 2011 and 2012, revenue from sales of third party coal was RMB33.1 million and RMB1.1 million, respectively, representing 31.5% and 0.8%, respectively, of our total revenue. The decrease of revenue from sales of third party coal as a percentage of our total revenue in 2012 was primarily due to an increase in sales of our self-produced coal, which in turn resulted from an increase in the production output of Baiping Coal Mine in 2012 and the commencement of commercial production at Zhulinzhai Coal Mine and Liujiaba Coal Mine in April and December 2012, respectively. We did not sell any third party coal in 2013 and we do not expect sales of third party coal to account for a significant part of our revenue in the future.

COMPETITION

        The PRC anthracite coal market is highly fragmented. We primarily compete with other anthracite coal enterprises in Guizhou. Competitive factors in the PRC anthracite coal industry include coal quality and characteristics, stability of supply, pricing, availability and cost of transportation, reliability and timeliness of delivery and customer service. See "Risk Factors — Risks Relating to Our Business — Competition in the PRC coal industry is intense, and we cannot assure you that we will be able to compete effectively".

ENVIRONMENTAL MATTERS

        Our operations are subject to environmental laws, rules and regulations relating to, among others, gas and water emissions, hazardous substances and waste management. See "Regulation — PRC Laws Relating to Environmental Protection". According to the relevant PRC laws and regulations governing land reclamation, coal enterprises are required to restore the land that has been damaged by coal mining operations. See "Regulation — PRC Laws Relating to Environmental Protection — Regulations On Land Reclamation and Its Implementing Measures". We set aside restricted cash and place cash with the relevant government authorities for the purpose of our future environmental rehabilitation obligations as well as the settlement of asset retirement obligations. See "Financial Information — Critical Accounting Policies and Estimates — Provision for Asset Retirement Obligations".

        Except as disclosed in "— Regulatory Compliance" in this listing document, we have not committed any material breaches of any environmental laws, rules or regulations applicable to us. Our environmental protection systems and facilities comply with applicable PRC national and local environmental protection laws, rules and regulations. As of the Latest Practicable Date, we were not subject to any material environmental claims, lawsuits, penalties or disciplinary actions.

        We emphasize environmental protection at our operations and have made significant financial commitments towards the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our cost of compliance with applicable environmental laws, rules and regulations were approximately RMB6.6 million, RMB8.3 million, RMB11.6 million, RMB4.6 million and RMB7.9 million, respectively. In 2013, we expect to spend an additional RMB19.2 million for compliance with environmental obligations. The cost of compliance with environmental obligations is expected to increase in 2013 as we expect to incur significant costs in the construction of environmental protection facilities at Yongsheng Coal Mine and Dayuan Coal Mine, and we expect the environmental acceptance inspections of three of our other anthracite coal mines will be conducted in 2014.

OCCUPATIONAL HEALTH AND SAFETY

        We are committed to reducing our employee fatality rate and maintaining high safety standards at our anthracite coal mines. We have implemented a number of occupational health and safety measures to ensure compliance with PRC regulatory requirements. We have installed methane gas drainage facilities and mine fans at all of our anthracite coal mines in commercial production, and each of our anthracite coal mines in commercial production has a 24-hour control room to monitor mine conditions, a rescue room to facilitate the rescue and recovery of victims in the event of mine accidents and a safety management team that performs regular safety inspections. All of our mine safety managers are experienced personnel with the relevant safety and management qualifications issued by the Guizhou government. We also have an internal safety management manual for mine operations and have adopted detailed safety procedures pursuant to the State Coal Mine Safety Guidelines. We conduct regular safety training sessions for our employees, including mine managers, methane inspectors, blasters, electricians, coal miners and other workers, to improve their safety awareness and knowledge, and we also arrange periodic health checks for our employees. Since February 2013, we have implemented a six-part safety system at each of our operating coal mines consisting of the following components: an electronic safety monitoring system; a wireless tracking system that tracks the location of our underground workers; emergency exits; emergency water supplies; emergency underground communication equipment; and compressed air stations that provide emergency underground oxygen supplies.

        In 2010, we had separate accidents involving three employee fatalities at our anthracite coal mines, representing a fatality rate of 17.7 fatalities per million tonnes of coal produced. These fatalities occurred at Baiping Coal Mine, Gouchang Coal Mine and Dayuan Coal Mine and were related to our employees' violations of our work safety rules in relation to roof operations, mine car operations and personal protective equipment. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, compensation in an aggregate amount of RMB1.62 million, RMB0.32 million, RMB0.44 million, RMB0.28 million and nil, respectively, was paid in connection with employee accidents. Of these amounts, in each of 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013: (i) RMB0.94 million, RMB0.16 million, RMB0.18 million, RMB0.13 million and nil, respectively, was paid by the Company; (ii) RMB0.50 million, RMB0.16 million, RMB0.26 million, RMB0.16 million and nil, respectively, was covered by social insurance claims; and (iii) RMB0.18 million, nil, nil, nil and nil, respectively, was covered by commercial insurance claims. See "Risk Factors — Risks Relating to Our Business — Accidents at our coal mines or neighboring coal mines could materially disrupt our business and operations and damage our reputation". Since September 2010, we did not have any additional employee fatalities at our anthracite coal mines. According to the SAWS, the average coal mine fatality rates in the PRC in 2010, 2011 and 2012 were 0.749, 0.564 and 0.374 fatalities per million tonnes of coal produced, respectively. During the Track Record Period, we did not experience any incidents whereby production at any of our anthracite coal mines was suspended due to safety issues regarding our own operations.

        In an effort to improve our mine safety, we have implemented various initiatives since August 2010 to enhance our safety standards. We have established a safety management committee and a safety supervision department responsible for conducting safety inspections of our coal mines. The safety management committee members consist of the chairman, Mr. Huang Zuye, the vice-chairman, Mr. Wan Huojin, and the other members, consisting of Mr. Hu Lubao, Mr. Cai Zhenghui, Mr. Lan

Xiaosheng, Mr. Jia Zhigang, Mr. Wu Ziping and Mr. Cheng Wenkun. A majority of the committee members have coal mine safety management related experience. See "Directors and Senior Management". We have also revised our operational procedures and improved our field management by replacing wooden support structures in our mines with metal support structures to prevent the occurrence of roof collapses. In addition, we have adopted regular inspection and maintenance measures, installed new safety equipment and facilities, established additional operational safety guidelines, implemented production safety systems and enhanced training efforts. We have also retained five registered safety engineers consisting of two dedicated safety personnel, two coal mine managers and one chief engineer, to ensure safety at our coal mines. The Directors believe that these safety initiatives are adequate and effective. Our PRC legal advisors, Commerce & Finance Law Offices, are of the opinion that our Company has complied with the relevant occupational health and safety laws and regulations in all material respects based on the confirmation letters issued by the relevant county level Administrations of Work Safety and the Guizhou Administration of Coal Mine Safety. The Company's internal control consultant has conducted an assessment on the Company's internal control policies relating to coal mine safety management and has not observed any material issues in the relevant internal control policies. The Competent Person, Behre Dolbear, also reviewed the Company's records in relation to the mining accidents and interviewed the relevant management members to understand the safety measures implemented by the Company to prevent future mining accidents and fatalities. The Competent Person also confirmed that such preventive measures are substantially in compliance with relevant governmental regulations or mandatory guidelines.

        In 2011, the municipal government of Jinsha county selected our "culture corridor" at Baiping Coal Mine as a model facility for the promotion of safety. The "culture corridor" is a hallway in the mine with various safety instructions, procedures and reminders posted on the walls. In addition, Yongsheng Coal Mine received the "Advanced Enterprise for Work Safety in 2012" award from Jinsha county and our chief manager of Baiping Coal Mine also received the "Best Work Safety Employee in 2012" award from Jinsha county.

RISK MANAGEMENT

        We have adopted a risk management policy to manage our operational risks. Under our risk management policy, our key risk management objectives include:

  •
  developing a comprehensive risk management strategy for our Company;

  •
  recognizing different types of risks and developing appropriate risk management strategies based on the type of risk;

  •
  identifying, monitoring and managing risk and our risk tolerance level; and

  •
  balancing risk management with the development of our Company.

        Under our risk management policy, our Board of Directors is responsible for establishing the key risk management principles and objectives, while our chief executive officer is responsible for establishing risk management measures and reviewing material risks within our Company. We have established a compliance and audit department which is expected to be responsible for implementing our risk management efforts, and each of our operating PRC subsidiaries has a designated risk management department which is expected to be responsible for coordinating and supervising our risk management efforts within the subsidiary.

QUALITY CONTROL

        To ensure that our anthracite coal meets the requirements of our customers, we have established three laboratories to test the quality of our coal. The laboratories are staffed by six quality control employees responsible for monitoring our anthracite coal production process, conducting inspection and testing of our anthracite coal and performing on-site inspections at our anthracite coal mines.

RESEARCH AND DEVELOPMENT

        We did not incur any significant amounts on company-sponsored research or development activities during the Track Record Period.

INTELLECTUAL PROPERTY

        We believe that our operation is not materially dependent on our ownership of any intellectual property rights. We have submitted three applications with the Trade Marks Registry of Hong Kong for registration. See "Appendix V — Statutory and General Information — (e) Further Information About Our Business — B. Intellectual Property Rights".

PROPERTIES

        The following table sets forth certain information about the interests in the properties owned by or leased to us in the PRC as of November 1, 2013, prepared by Peak Vision Appraisals Limited, an independent property valuation company:

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
1 The mining site and various structures of the Dayun Coal Mine located at Jinqiao Village, Gaoping Township, Jinsha County, Bijie City, Guizhou Province, the PRC	Guizhou Dayun	The mining site & ancillary facilities for Dayun Coal Mine	132,490.00	1,467.80 (excluding approximately 4,456.068 sq.m. under construction)

Jinsha County State-owned Land Resources Bureau (the "Bureau") has confirmed:
(i)  As per the approval document issued by the People's Government of Guizhou Province dated December 31, 2011, approval has been given for the land of the property, with a total site area of 132,490 sq.m., to be allocated to Guizhou Dayun for construction of the Dayun Mine. The Bureau is currently processing the change of land use from collective agricultural land to construction use land, and after completing this change, will issue the Certificate of State-owned Land Use of the property to Guizhou Dayun upon going through relevant procedures and the submitting of required documents by Guizhou Dayun. There is no premium payable for the change of land use at this stage. The land use right contract we plan to enter into with the Jinsha County State-owned Land Resources Bureau will provide for the amount of and timing for the payment of the premium for the land use right.
(ii)  Guizhou Dayun is currently using a portion of the property with a site area of 120,326.0667 sq.m., which has been approved for temporary usage.
Pursuant to a confirmation letter issued by Jinsha County Housing and Urban Construction Bureau dated April 22, 2013, approval has been given for the usage of the temporary structures which are completed having a total gross floor area of 130.39 sq.m. and the temporary structures under construction having a total gross floor area of 5,793.478 sq.m. of the property.
					Pursuant to a confirmation letter issued by Jinsha County Urban Planning Bureau dated April 22, 2013, the property does not fall within the town planning of Gaoping Township and is therefore basically not affected by the said construction planning.	January 13, 2014 in respect of the portion of the property with a site area of 120,326.0667 sq.m.	For operation of Dayun Coal Mine	None	None	Various structures with a total gross floor area of 4,456.068 sq.m. are under construction and expected to be completed in 2013.	100%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
2 The mining site and 14 structures of the Yongsheng Coal Mine located at Qianshun Village, Huajue Township, Jinsha County, Bijie City, Guizhou Province, the PRC	Guizhou Yongfu	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Yongsheng Coal Mine	148,804.00	12,326.33
Jinsha County State-owned Land Resources Bureau has given consent to the temporary usage of the property with a site area of 148,804.00 sq.m.
Pursuant to a confirmation letter issued by Jinsha County Housing and Urban Construction Bureau dated April 22, 2013, approval has been given for the usage of the temporary structures of the property having a total gross floor area of 12,326.33 sq.m.
					Pursuant to a confirmation letter issued by Jinsha County Urban Planning Bureau dated April 22, 2013, the property does not fall within the town planning of Gaoping Township and Huajue Township and is therefore basically not affected by the said construction planning.	December 27, 2013	For operation of Yongsheng Coal Mine	None	None	None	70%
3 The mining site and 29 structures of the Baiping Coal Mine located at Lianhe Village, Gaoping Township, Jinsha County, Bijie City, Guizhou Province, the PRC	Baiping Mining	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Baiping Coal Mine	41,993.54	19,793.17
Jinsha County State-owned Land Resources Bureau has given consent to the temporary usage of a portion of the property with a site area of 10,877 sq.m. and has given consent to the temporary usage of the remaining portion of the property with a site area of 31,116.54 sq.m.
Pursuant to a confirmation letter issued by Jinsha County Housing and Urban Construction Bureau dated April 22, 2013, approval has been given for the usage of the temporary structures of the property having a total gross floor area of 19,793.17 sq.m.
					Pursuant to a confirmation letter issued by Jinsha County Urban Planning Bureau dated April 22, 2013, the property does not fall within the town planning of Gaoping Township and is therefore basically not affected by the said construction planning.	May 30, 2014 in respect of the portion of the property with a site area of 10,877 sq.m.; and January 13, 2014 in respect of the remaining portion.	For operation of Baiping Coal Mine	None	None	None	70%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
4 The mining site and 21 structures of the Dayuan Coal mine located at Pingdong Village, Xinfang Township, Nayong County, Bijie City, Guizhou Province, the PRC	Dayuan Coal	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Dayuan Coal Mine	66,847.00	5,060.19 (excluding approximately 1,187.59 sq.m. under construction)
NayongCountyState-ownedLand Resources Bureau has given consent to the temporary usage of a portion of the property with a site area of 4,528.32 sq.m. and has given consent to the temporary usage of the remaining portion of the property with a site area of 62,318.68 sq.m.
Pursuant to a confirmation letter issued by Nayong County State-owned Land Resources Bureau dated January 14, 2013, Dayuan Coal is currently using a site area of 62,318.6809 sq.m. of the aforesaid remaining portion of the property, which has been approved for temporary usage.
					Pursuant to two confirmation letters issued by Nayong County Housing and Urban Construction Bureau and Nayong County Urban Planning Bureau, both dated April 7, 2013, approvals have been given for the usage of the temporary structures of the property having a total gross floor area of 5,060.19 sq.m. and the temporary structures under construction having a gross floor area of 1,187.59 sq.m. of the property.	February 19, 2014 in respect of the portion of the property with a site area of 4,528.32 sq.m.; and January 13, 2015 in respect of the remaining portion.	For operation of Dayun Coal Mine	None	None	A complex with a gross floor area of 1,187.59 sq.m. isunder construction and expected to be completed in 2013.	99%
5 The mining site and 17 structures of the Gouchang Coal Mine located at Gouchang Village, Kunzhai Township, Nayong County, Bijie City, Guizhou Province, the PRC	Gouchang Coal	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Gouchang Coal Mine	43,476.22	4,534.80	Nayong County State-owned Land Resources Bureau has given consent to the temporary usage of a portion of the property with a site area of 11,329.35 sq.m. and has given consent to the temporary usage of the remaining portion of the property with a site area of 32,146.87 sq.m. Pursuant to two confirmation letters issued by Nayong County Housing and Urban Construction Bureau and Nayong County Urban Planning Bureau, both dated April 7, 2013, approvals have been given for the usage of the temporary structures of the property having a total gross floor area of 4,534.8 sq.m.	May 23, 2014 in respect of the portion of the property with a site area of 11,329.35 sq.m.; and January 13, 2014 in respect of the remaining portion.	For operation of Gouchang Coal Mine	None	None	None	99%
6 The mining site and 18 structures of the Zhulinzhai Coal Mine located at Tianba Village, Xinhua Township, Liuzhi Special Zone, Liupanshui City, Guizhou Province, the PRC	Linjiaao Coal	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Zhulinzhai Coal Mine	37,913.13	4,461.28	Liuzhi Special Zone State-owned Land Resources Bureau has given consent to the temporary usage of a portion of the property with a site area of 5,014 sq.m. and has given consent to the temporary usage of the remaining portion of the property with a site area of 32,899.13 sq.m. Pursuant to the confirmation letter issued by Liuzhi Special Zone Housing and Urban Construction Bureau dated March 25, 2013, approval has been given for the usage of the temporary structures of the property having a total gross floor area of 4,461.28 sq.m.	November 25, 2014 in respect of the portion of the property with a site area of 5,014 sq.m.; and February 28, 2015 in respect of the remaining portion.	For operation of Zhulinzhai Coal Mine	None	None	None	99%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
7 The mining site and 26 structures of the Liujiaba Coal Mine located at Tianba Village, Xinhua Township, Liuzhi Special Zone, Liupanshui City, Guizhou Province, the PRC	Xinsong Coal	The mining site, industrial production facilities, staff quarters, office & ancillary facilities for Liujiaba Coal Mine	49,278.25	8,398.75	Liuzhi Special Zone State-owned Land Resources Bureau has given consent to the temporary usage of a portion of the property with a site area of 2,369 sq.m. and has given consent to the temporary usage of the remaining portion of the property with a site area of 46,909.25 sq.m. Pursuant to the confirmation letter issued by Liuzhi Special Zone Housing and Urban Construction Bureau dated March 25, 2013, approval has been given for the usage of the temporary structures of the property having a total gross floor area of 8,398.75 sq.m.	February 4, 2015 in respect of the portion of the property with a site area of 2,369 sq.m.; and February 28, 2015 in respect of the remaining portion.	For operation of Liujiaba Coal Mine	None	None	None	99%
8 An industrial complex under development comprising a parcel of land with various structures under construction thereon located at Qianshun Village, Huajue Township, Jinsha County, Bijie City, Guizhou Province, the PRC	Jinsha	To be used as the industrial production facilities, storage, staff quarters, office & ancillary facilities for the coal washing plant held by Jinsha Juli	52,113.33	Various structures of the property which are under construction are planned to have a total gross floor area of approximately 15,140.00 sq.m.
Jinsha County State-owned Land Resources Bureau has confirmed that Jinsha Juli is in the process of obtaining the grant of state-owned land use rights for the property, and the relevant procedures will be carried out in due course, including issue of the Certificate of State-owned Land Use Rights.
Jinsha County Rural Planning Bureau and Jinsha County Housing and Rural Construction Bureau have confirmed that the relevant procedures for the structures under construction on the property will be carried out in due course, including issue of the Certificate for Construction Land Use Planning, Certificate for Construction and Engineering Planning and Certificate for Commencing Construction for the property, after the relevant procedures of obtaining the state-owned land use rights of the property have been completed.
					The above bureaus have confirmed that Jinsha Juli will not be subject to penalties before obtaining the relevant title certificates.	To be confirmed after Jinsha Juli has obtained relevant title certificates.	Not specified	None	None	Various structures with a total gross floor area of 15,140.00 sq.m. are under construction and expected to be completed by mid 2014.	100%
9 Units 1 to 3 on Level 25, Block B2, Phase 2, Qilong Central Business Building, Business and Financial District, Jinyang New District, Guiyang City, Guizhou Province, the PRC	Guizhou Puxin	The office, staff quarters, and ancillary facilities of Guizhou Puxin for use by the Company	100.70	865.92	3 Certificates of Building Ownership have been issued to Guizhou Puxin for office use of the property with a total gross floor area of 865.92 sq.m. 3 Certificates of State-owned Land Use Rights have been issued to Guizhou Puxin for commercial use of the property with a total apportioned site area of approximately 100.70 sq.m.	November 30, 2043	Office	None	None	None	100%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
10 A unit located at No. 97 Changan Street, Jinsha County, Bijie City, Guizhou Province, the PRC	Guizhou Dayun	The office, staff quarters, and ancillary facilities of Guizhou Dayun for use by the Company	N/A	109.72	Leased by Guizhou Dayun pursuant to a tenancy agreement for a yearly rental of RMB20,000.	February 18, 2015	Not specified

The landlord has not obtained title documents or other title certificates and therefore it cannot be confirmed whether the landlord has the right to lease the property to the Company for use.
The usage of the property has been changed from residential use to office use and it cannot be confirmed whether the interested owners have consented to the change.
The aforesaid change in the usage of the property has not been registered with the relevant PRC government administrative department. The Company may be required to submit the registration at the request of relevant authorities and will be subject to a fine should registration not take place within a specified period.
								The tenancy agreement has not been submitted to the relevant PRC government administrative department for registration. The Company may be required to submit the registration at the request of relevant authorities and may be subject to a fine should registration not take place within a specified period.	None	None	100%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
11 A unit located at No. 283 Luoma Street, Chengguan Town, Jinsha County, Bijie City, Guizhou Province, the PRC	Jinsha Juli	The office, staff quarters, and ancillary facilities of Jinsha Juli for use by the Company	N/A	126.15	Leased by Jinsha Juli pursuant agreement rental of to a tenancy for a yearly rental of RMB18,000.	November 19, 2016	Not specified
The usage of the property has been changed from residential use to office use and it cannot be owners have consented to the change.
The aforesaid change in the usage of the property has not been registered with the relevant PRC government administrative department. The Company may be required to submit the registration at the request of relevant authorities and will be subject to a fine should registration not take place within a specified period.
								The tenancy agreement has not been submitted to the relevant PRC government administrative department for registration. The Company may be required to submit the registration at the request of relevant authorities and may be subject to a fine should registration not take place within a specified period.	None	None	100%
12 A unit located at No. 1 Huang Shan Chong, Yunyan District, Guiyang City, Guizhou Province, the PRC	Guizhou Fuyuantong	The office and ancillary facilities of Guizhou Fuyuantong for use by the Company	N/A	196.00	Leased by Guizhou Fuyuantong pursuant to a tenancy agreement for a monthly rental of RMB1,000.	March 10, 2014	Not specified	The landlord has not obtained title documents or other title certificates and therefore it cannot be confirmed whether the landlord has the right to lease the property to the Company for use. The tenancy agreement has not been submitted to the relevant PRC government administrative department for registration. The Company may be required to submit the registration at the request of relevant authorities and may be subject to a fine should registration not take place within a specified period.	None	None	100%
13 Room 503C, Block B, Xinyingwan Anzhi District, Yangpu Economic Development Zone, Hainan Province, the PRC	Yangpu Dashi	The office of Yangpu Dashi for use by the Company	N/A	38.00	Yangpu Economic Development Zone Xinganzhong District Office Xinyingwan Neighbourhood Committee has agreed to provide the property to Yangpu Dashi for a rent free term of ten years.	March 22, 2015	Not specified	The landlord has not obtained title documents or other title certificates and therefore it cannot be confirmed whether the landlord has the right to provide the property to the Company for use.	None	None	100%

Description and Location	Holding Entity	Use & Occupancy	Approximate Total Site Area (sq.m.)	Approximate Total Gross Floor Area (sq.m.)	Details of approved usage/ Details of lease	Expiry date of approved temporary usage/land use rights/rent free term/lease	Restrictions on use	Material encumbrances	Material environmental issues, litigation, breaches, defects	Plans for construction improvement in the next 12 months	Interest attributable to the Company
14 Room 1317, Level 13, Block C, Biyang Main Road Administrative Center, Bijie City, Guizhou Province, the PRC	Bijie Feishang	The registered office of Bijie Feishang	N/A	21.60	Guizhou Province Bijie Diqu Industrial and Energy Council has agreed to provide the property rent free to Bijie Feishang as its registered address	Undefined	Not specified	The landlord has not obtained title documents or other title certificates and therefore it cannot be confirmed whether the landlord has the right to provide the property to the Company for use.	None	None	100%
15 Unit 01-H, Level 54, Shenzhen International Chamber of Commerce Centre, located at the intersection of Fuhua Third Road and Yitian Road, Futian District, Shenzhen, the PRC	Shenzhen Chixin	The office of Shenzhen Chixin for use by the Company	N/A	106.00	Leased by Shenzhen Chixin pursuant to a tenancy agreement for a term of 3 years for a monthly rental of RMB19,080 (year 1), RMB20,225 (year 2) and RMB21,439 (year 3).	April 30, 2016	Office	The landlord has not obtained title documents or other title certificates and therefore it cannot be confirmed whether the landlord has the right to lease the property to the Company for use.	None	None	100%
16 A portion of No. 2205, 22nd Floor, West Tower, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong	The Company	The registered office of the Company	N/A	118.87 (1,279.5 sq.ft.)	Anka Consultants Limited has agreed to licence the property to the Company for a rent free term of 8 months, excluding government rent, government rates, management fees and other expenses.	June 30, 2014	Office	None	None	None	100%

        In respect of the approvals for the temporary usage stated in the above table which are to expire in months of the date of the listing document, we are in process of applying for new approvals that would extend the usage.

        Our Directors confirm that none of our property interests is individually material to us in terms of income contribution or rental expense, and no property interest owned by our Company is held by us for property activities.

Owned properties

        As of the Latest Practicable Date, we owned three properties with a total gross floor area of 865.9 square meters, all of which are used as office space. We have obtained building ownership certificates and the related land use right certificates for each of these properties. All of these properties are located in Guizhou.

        As of the Latest Practicable Date, the carrying amount of our property interests was RMB10.1 million, representing less than 15% of our total assets.

Temporary structures

        As of the Latest Practicable Date, we constructed 128 temporary structures with a total gross floor area of 61,686.0 square meters within the areas of our seven anthracite coal mines for use in our mining operations. We have obtained the relevant confirmation letters issued by the local authorities in the Jinsha County, Nayong County and Liuzhi Special District confirming that they will not impose any penalties in connection with the construction of these temporary structures, and that our subsidiaries may continue to use the temporary structures in accordance with the current uses. Our PRC legal advisors, Commerce & Finance Law Offices, have advised that these authorities are the competent authorities to issue the confirmation letters and such confirmation letters should not be subject to challenge by higher governmental authorities.

Leased properties

        As of the Latest Practicable Date, we leased seven properties (including two rent free properties) with a total gross floor area of approximately 716.3 square meters in Guizhou, Hainan, Shenzhen and Hong Kong for uses as office space. The leases underlying these properties have certain defects:

  •
  The lessors of five of these properties do not have the relevant building ownership certificates. If the lessors do not have lawful rights to these properties, we may not be able to continue to occupy and use such properties.

  •
  The lease agreements of three of these properties have not been registered with the relevant PRC authorities, which may result in correction orders by the relevant authorities and subject us to a fine of RMB1,000 to RMB10,000.

  •
  Two of these properties are residential properties. Our use of these properties as office space without obtaining relevant consents may subject us to correction orders by the relevant authorities and a daily fine of RMB5 to RMB20 per square meter.

        Our Directors do not believe that these four properties are critical to our operations.

        With respect to the land for our anthracite coal mines, we have leased 19 parcels of collectively-owned land with a total site area of approximately 470,821.0 square meters. These parcels of land cover all of our anthracite coal mines. Although in general the term of the leases is approximately 20 years with renewal right exercisable by us, our use of these properties for coal mining is subject to the Guizhou government's approval, and each approval is generally valid for only one to two years and must be renewed thereafter. We have already obtained the relevant approvals for all 19 parcels of leased land, and we have also obtained confirmation letters from the relevant government authorities in Guizhou confirming that they will not revoke their approval and that they will, upon the expiration of the current approvals, grant additional approvals for our continued use of the leased land for coal mining. Our PRC legal advisors, Commerce & Finance Law Offices, have advised that we are entitled to use these 19 parcels of leased land for coal mining in accordance with the terms in the relevant leases, approvals and confirmation letters.

        We are in the process of obtaining the land use right certificates for the land we use in Dayun Coal Mine, which cover a total area of 132,490.0 square meters. We have obtained the relevant confirmation letter from Jinsha County Land and Resources Bureau in Guizhou confirming that the relevant land requisition is being processed and the authority did not anticipate any material legal impediments in obtaining the land use right. Our PRC legal advisors, Commerce & Finance Law Offices, have advised that the authority is the competent authority to issue the confirmation letter and such confirmation letter should not be subject to challenge by higher governmental authorities.

INSURANCE

        We make social insurance contributions and carry basic occupational injury, medical, pension, unemployment and maternity insurance for our employees. In line with what we believe to be industry practice, we do not maintain any fire, liability or other property insurance covering our properties, equipment or inventories, and we do not carry any business interruption insurance, transportation insurance or third party liability insurance to cover claims in respect of personal injuries or property or environmental damage arising from accidents on our properties. See "Risk Factors — Risks Relating to Our Business — Our coal mining operations may be materially disrupted by operational risks and natural disasters for which we have limited insurance".

REGULATORY COMPLIANCE

        Sets forth below is a summary of our material non-compliance incidents during the Track Record Period. Where internal control measures are adopted by the Company to avoid re-occurrence of the non-compliance incidents in the future, the Directors believe that such measures are adequate and effective.

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
In 2012, Baiping Coal Mine produced 292,000 tonnes of anthracite coal, which significantly exceeded its annual production capacity of 150,000 tonnes as permitted under its mining right permit and coal production permit.	The over-production was due to our annual production levels being determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou.	A coal mine that produces coal in excess of its permitted annual production capacity may be subject to administrative penalties, including a fine of up to RMB2.0 million on the relevant coal mine, a fine of up to RMB150,000 on the mine manager and, in serious cases, revocation of the coal production permit and the mine manager's qualification certification, as well as mine closure.

•

In January and July 2013, the Energy Bureau of Guizhou Province issued confirmation letters stating (i) it would not impose any penalties or other measures (including but not limited to revocation of the coal production permit or suspension of coal mining operations) against Baiping Mining or its employees in respect of any over-production in 2012 or thereafter, as Baiping Coal Mine has undergone certain technological improvements after its coal production permit was issued, such that its actual production capacity and ventilation abilities exceeded the design specifications

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
set forth in its coal production permit and could support an annual production output of 290,000 tonnes, and (ii) it would support our application for the relevant permits with an annual production capacity of 300,000 tonnes or more. Between December 2012 and January 2013, we also received confirmation letters from the Water Conservation Office of Bijie City, the Water Resources Department of Guizhou Province, the Guizhou Administration of Coal Mine Safety and the Environmental Protection Department of Guizhou Province.
These confirmation letters either agreed with the January 2013 confirmation letter issued by the Energy Bureau of Guizhou Province or confirmed there would be no penalties imposed on Baiping Mining and/or Baiping Mining's employees as a result of the over-production at Baiping Coal Mine. We plan to continue producing anthracite coal at Baiping Coal Mine, and may produce anthracite coal in excess of its permitted production capacity as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that the Company has obtained all material confirmations from the relevant PRC authorities for its over-production at Baiping Coal Mine and that such confirmation letters were issued by the competent government authorities and are legally valid. We have applied for a 300,000 tonnes mining right permit for Baiping Coal Mine and we expect

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
to obtain such permit in June 2014. After receiving such permit, we do not expect Baiping Coal Mine will continue to produce anthracite coal in excess of its permitted production capacity.
None of our four anthracite coal mines in commercial production have completed its environmental trial run or the environmental acceptance inspection by the relevant government authorities prior to commencing commercial production.	The relevant environmental acceptance inspection and trial run procedures are conditions to the issuance of the coal production permit. As we had already received the coal production permit and completed the required environmental impact assessments and construction of necessary environmental facilities for each of the four anthracite coal mines before their commencement of commercial production, we were of the view that commencing commercial production at each of these mines without having completed the environmental acceptance inspections or trial runs would not otherwise affect our ability to continue to comply with the relevant environmental laws.	Failure to complete the required environmental trial run or the environmental acceptance inspection prior to commencing commercial production may result in production suspension and a fine of up to RMB100,000.

•

In January and July 2013, the relevant Guizhou government authorities issued confirmation letters stating that no penalties would be imposed on any of our four anthracite coal mines that have commenced commercial production. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that such confirmation letters were issued by the competent government authorities and are legally valid.

•

We adopted an internal policy on environmental protection management measures in June 2013 and established an environmental protection committee in August 2013 to improve the coordinated development of our coal mines, expedite the required environmental acceptance inspections and improve compliance with applicable environmental and safety standards. The environmental protection committee members consist of the chairman, Mr. Huang Zuye, the vice-chairman, Mr. Wan Huojin, and the other members, including Mr. Jia Zhigang, Mr. Hu Lubao, Mr. Liao Diansheng, Mr. Lan Xiaosheng, Mr. Zhang Ye and Mr. Lin Quanlong. See "Directors and Senior Management".

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures

•

Prior to commencing commercial production at each of these four anthracite coal mines, we have undertaken to the Guizhou Energy Bureau that we will comply with all relevant environmental laws, rules and regulations or apply for environmental acceptance inspections immediately following our completion of inspections for obtaining coal production permits. We are in the process of applying for environmental acceptance inspections for each of our coal mines that has commenced commercial production, with the exception of Gouchang Coal Mine, which has suspended operations. As advised by our PRC legal advisors, Commerce & Finance Law Offices, there will be no material legal impediments to the process of obtaining the relevant approvals to complete the environmental acceptance inspections if we are able to meet all the conditions and requirements under PRC law or imposed by relevant authorities and undergo the relevant procedures, including submitting the requisite documents. We expect the environmental acceptance inspections for these coal mines to be completed by 2014.

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
• Our compliance and audit department closely monitors our mining operations to make sure they are conducted in accordance with the applicable laws, rules and regulations.
During the Track Record Period, certain of our subsidiaries did not timely complete their social insurance registrations and pay social insurance contributions for employees in full.	The failure to complete the social insurance registrations and pay social insurance contributions was primarily due to our employees' reluctance to participate into the social insurance program which they believe will not offer the benefit they desire and the general practice in Guizhou coal mining industry of not making registrations or paying social insurance contributions. Moreover, social insurance contributions may not be transferred between cities or provinces. Many of our employees are from provinces other than Guizhou and have already paid their social insurance contributions in their home provinces. As a result, some of our employees are unwilling to register for and continue to pay social insurance contributions in Guizhou, as contributions paid in Guizhou may not be transferable to their home provinces.

•

An employer that fails to timely complete its social insurance registration may be subject to a penalty of up to three times the amount of social insurance contribution that the employer would have been required to pay had it timely completed its registration.

•

An employer that fails to timely pay its social insurance contributions may be subject to an additional daily penalty equal to 0.05% of the unpaid contributions and a penalty of up to three times the amount of unpaid social insurance contribution in certain situations.

•

In March, April and May 2013, the relevant Guizhou government authorities issued confirmation letters stating that they would not impose any penalties in respect of our subsidiaries' failure to timely complete their social insurance registrations or pay their social insurance contributions in full. The confirmation letters also stated that the unpaid contributions of our subsidiaries were waived. Our PRC legal advisors, Commerce & Finance Law Offices have advised us that the confirmation letters have been issued by the competent government authorities and are legally valid.

•

As of the Latest Practicable Date, all of our subsidiaries have completed their social insurance registrations, and since April 2013, all of our subsidiaries have made their social insurance contributions in full and there is no outstanding contribution.

•

To avoid non-compliance in the future, we have implemented a stricter internal policy in March 2013 requiring all of our subsidiaries to register for social insurance and pay social insurance contributions in full for each new employee in a timely manner. We conduct monthly inspections on our employees' social insurance contribution payments.

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
During the Track Record Period, certain of our subsidiaries did not timely complete their housing provident fund registrations and pay the required housing provident fund contribution for employees in full.	The failure to complete the housing provident fund registrations and pay the required housing provident fund contributions was primarily due to our employees' reluctance to participate into the housing provident fund program which they believe will not offer the benefit they desire and the general practice in Guizhou coal mining industry of not making registrations or paying housing provident fund contributions. Moreover, housing provident fund contributions may not be transferred between cities or provinces. Many of our employees are from provinces other than Guizhou province and have already paid their and housing provident fund contributions in their home provinces. As a result, some of our employees are unwilling to register for and continue to pay and housing provident fund contributions in Guizhou, as contributions paid in Guizhou may not be transferable to their home provinces.	An employer that fails to timely complete its housing provident fund registration or pay its housing provident fund contribution may be subject to a penalty of up to RMB50,000 and court enforcement order in certain situations.

•

In March and April 2013, the relevant Guizhou government authorities issued confirmation letters stating that they would not impose any penalties in respect of our subsidiaries' failure to timely complete their housing provident fund registrations or pay their housing provident fund contributions in full. The confirmation letters also stated that the unpaid contributions of our subsidiaries were waived. Our PRC legal advisors, Commerce & Finance Law Offices, have advised us that the confirmation letters have been issued by the competent government authorities and are legally valid.

•

As of the Latest Practicable Date, all of our subsidiaries have completed their housing provident fund registrations, and since April 2013, all of our subsidiaries have made their housing provident fund contributions in full and no outstanding contribution remains to be made.

•

To avoid non-compliance in the future, we have implemented a stricter internal policy in March 2013 requiring all of our subsidiaries to register for housing provident fund and pay housing provident fund contributions for each new employee in a timely manner. We conduct monthly inspections on our employees' housing provident fund contribution payments.

Non-Compliance	Reason	Legal Consequences/ Potential Maximum Penalties	Rectification Actions/Preventive Measures
During the Track Record Period, certain of our subsidiaries made non-interest bearing intercompany loans to our other subsidiaries in the PRC in contravention of applicable PRC regulations on intercompany lending.	We entered into non-interest bearing intercompany loans primarily because it was cost-efficient to utilize group financial resources. The legal consequence of entering into the loans whereby there were no profits received by the lender is not specified under any PRC law, rule or regulation.	Under PRC laws, a corporation that directly lends money to another corporation may be subject to a fine of up to five times of the amount of the profits received by lender.

•

Prior to the Listing, all of the intercompany loans among our subsidiaries have been terminated and replaced with entrusted loans. These entrusted loans were made available by Feishang Management, certain of our subsidiaries or Independent Third Parties as the entrusting party, through China Minsheng Bank as the lender, to our other subsidiaries as the borrower. See "Relationship with Our Controlling Shareholders — Independence from Our Controlling Shareholders — Financial Independence". The provision of entrusted loans is in line with the practice generally adopted by corporations in the PRC and our PRC legal advisers, Commerce & Finance Law Offices, have advised us that such entrusted loans do not contravene any PRC laws, rules or regulations.

        Except as disclosed under the section headed "— Regulatory Compliance" in this listing document, our PRC legal advisors are of the view that, as of the Latest Practicable Date, we were in compliance with applicable laws, rules and regulations in all material respects and that we had obtained all necessary licenses, approvals and permits that are material for our business operations in the PRC.

        We have implemented an internal policy which strictly prohibits over-production at our coal mines since June 2011. Under this policy, our annual extraction plans and monthly production plans are required to be formulated in strict accordance with the requirements imposed by the relevant regulatory authorities to ensure that the planned production output remains within the permitted production capacity as set out in the mining right permits or otherwise authorized by the relevant government authorities from time to time. Each coal mine will be required to submit its production data to the relevant department of the Company on a daily basis, and coal production will be suspended immediately if the actual production output exceeds the planned production output. Similarly, each coal mine will be required to submit its cumulative production data to the senior management of the Company on a monthly basis, and coal production will be suspended if the cumulative actual production output is about to exceed the permitted production capacity. In addition, the compliance and audit department of the Company will conduct regular spot checks in order to ensure that these measures are effectively implemented.

EMPLOYEES

        As of the Latest Practicable Date, we had a total of 333 employees based in Guizhou and Shenzhen. The following table sets forth the number of our employees based on their function:

Function	Number of employees (1)
Administration and management	146
Accounting	47
Procurement and sales	42
Production	98

Total	333

(1)
Do not include workers provided by third party labor agencies.

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, we had 1,048, 1,139, 1,656 and 333 employees, respectively. In order to reduce administration cost as well as due to the suspension of the operations of Gouchang Coal Mine, we significantly reduced the number of our employees and started using mining workers provided by a third party labor agency since March 2013.

        As we believe having a well-trained and motivated workforce is important to our business, we have adopted a recruitment policy that aims to attract and retain motivated and qualified employees. Our mining employees receive training through orientation training sessions as well as on-the-job training by our more experienced technical personnel. Moreover, our coal mine managers receive additional technical and managerial training, and we offer certain of our employees the opportunity to attend external training sessions held by colleges and governmental organizations.

        Our employees are employed under employment contracts that set forth, among other things, the employee's responsibilities, remuneration and grounds for termination of employment.

        In addition to our own employees, we entered into an arrangement with a third party labor agency in March 2013 to provide mining workers. These workers are employed by the labor agency but are supervised directly by us. As of June 30, 2013, we had 1,412 workers provided by the third party labor agency. As advised by our PRC legal advisors, Commerce & Finance Law Offices, the arrangement is in compliance with the applicable PRC laws and regulations in all material respects.

LEGAL PROCEEDINGS

        As of the Latest Practicable Date, we were not involved in any pending or threatened litigation, arbitration or claim of material importance, and no litigation, arbitration or claim of material importance is known to our Directors to be pending or threatened by or against us, that would have a material adverse effect on our financial condition and results of operations or our rights to conduct exploration or mining activities.

FINANCIAL INFORMATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements as included in Appendix I — "Accountants' Report of the Company," which has been prepared in accordance with IFRS as issued by the IASB. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under the sections "Forward-Looking Statements," "Risk Factors" and elsewhere in this listing document.

OVERVIEW

        We are a producer of anthracite coal based in Guizhou province of the PRC. We are primarily engaged in the acquisition, construction and development of anthracite coal mines and the extraction and sale of anthracite coal. Our mining assets consist of seven underground anthracite coal mines in Guizhou province, of which four have commenced commercial production. In particular:

  •
  Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dauyan Coal Mine are in commercial production;

  •
  Gouchang Coal Mine has commenced commercial production, but its operations have been suspended since March 2013 under the Guizhou government's mine consolidation policy;

  •
  Yongsheng Coal Mine is in its pilot run phase; and

  •
  Dayun Coal Mine is undergoing construction.

        As of July 31, 2013, we had total proved and probable coal reserves of approximately 208.87 million tonnes and total permitted annual production capacity of approximately 2.34 million tonnes. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we had revenues of RMB38.7 million, RMB105.2 million, RMB141.9 million, RMB55.2 million and RMB54.7 million, respectively, and sold 166,362 tonnes, 314,058 tonnes, 437,010 tonnes, 148,539 tonnes and 187,432 tonnes of anthracite coal, respectively.

OUR CORPORATE TRANSACTIONS

        Our Company was incorporated on January 6, 2010 as a wholly-owned subsidiary of Feishang. Prior to the Corporate Transactions, our business was conducted by various corporate entities controlled by Feishang. On July 12, 2011, the Corporate Transactions were completed pursuant to which the corporate entities that have historically conducted our business were transferred to us and became our Company's subsidiaries. See "History and Development". As Feishang controlled these corporate entities before our Corporate Transactions and continued to control our Company after the Corporate Transactions, we have accounted for our Corporate Transactions as business combinations under common control using merger accounting. All of the information in this listing document, including the consolidated financial statements included in Appendix I — "Accountants' Report of the Company," has been prepared as if our Company had been in existence since January 1, 2010 and as if we had owned each of our current subsidiaries since the date on which such subsidiary came under the control of Feishang. The assets, liabilities and results of operations of our subsidiaries were consolidated using Feishang's historical carrying amounts, and no amount was recognized in respect of goodwill or any other additional assets or liabilities, and no adjustments were made to reflect fair values as a result of the Corporate Transactions with the exception of the acquisition of Guizhou Puxin. The financial information and financial statements included in this listing document may not reflect what our historical financial condition and results of operations would have been if we had actually operated on a stand-alone basis since January 1, 2010, and they are not necessarily indicative of our future financial condition and results of operations.

LIMITED OPERATING AND PRODUCTION HISTORY

        We have seven underground anthracite coal mines in Guizhou province, of which five have commenced commercial production, one is undergoing its pilot run phase and one is under construction. Baiping Coal Mine, Gouchang Coal Mine (currently suspended), Zhulinzhai Coal Mine, Liujiaba Coal Mine and Dayuan Coal Mine commenced commercial production in June 2009, April 2011, April 2012, December 2012 and November 2013, respectively. We have a limited operating and production history for you to use as a basis for evaluating our business. We did not have any commercial production of coal until the acquisition of Guizhou Puxin in March 2010. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in a highly regulated and cyclical industry such as the PRC coal industry.

        In each of 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we incurred operating losses and had negative net cash flows from operating activities. We also incurred net losses in each of 2011, 2012 and the six months ended June 30, 2012 and 2013 and, disregarding the effects of a RMB624.1 million non-recurring bargain purchase gain relating to the acquisition of Guizhou Puxin in 2010, we would have also incurred a net loss in 2010. We may continue to incur losses and have negative net cash flows from operating activities in the future.

FACTORS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Production Output

        Our future operating results will be dependent on our ability to increase our production output. We believe the increased production output would allow us to increase our revenue, as well as create economies of scale that could reduce our average production costs per tonne and increase our profitability. Our annual production output grew from 159,074 tonnes in 2010 to 436,153 tonnes in 2012. We plan on increasing our production by achieving commercial production at Yongsheng Coal Mine and Dayuan Coal Mine and, in the long term, increasing our production capacity at Baiping Coal Mine, Liujiaba Coal Mine, Zhulinzhai Coal Mine and Dayuan Coal Mine. Our ability to successfully expand our production output, however, is subject to a number of significant risks and uncertainties, including, among other things, constraints on production capacity, changing government regulations and our relationship with the local community. See "Risk Factors — Risks Relating to Our Business — If we are unable to successfully expand our coal production capacity, our business and prospects would be materially and adversely affected".

        Our production output is subject to seasonality. Typically, our production output in the first quarter of each year is generally lower than our production output in other quarters, as our coal mining operations are typically suspended for approximately three to five weeks during the lunar new year holidays. In addition, our production output in the third and fourth quarters of each year is generally higher than our production output in other quarters, mainly as a result of higher demand and more favorable weather conditions for coal extraction.

Industry Supply and Demand of Anthracite Coal

        The supply and demand of anthracite coal in Guizhou have a significant impact on the sales volume and average selling price of our anthracite coal. Although we expect the demand for anthracite coal in the PRC to generally increase in the long-term, the Guizhou anthracite coal market is highly cyclical and demand and pricing trends in Guizhou may differ significantly from the demand and pricing trends elsewhere in the PRC. For example, although anthracite coal prices in Guizhou in 2012 were higher than 2011, there were significant fluctuations in coal prices within the PRC in 2012. In particular, anthracite coal prices in Guizhou declined significantly in the second quarter of 2012 and again in the first half of 2013 as a result of a slowdown of economic growth in the PRC as well as an increase in production capacity in Shanxi province. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, the average selling price of the anthracite coal we produced was RMB232.4, RMB296.4, RMB323.6, RMB360.3 and RMB291.9 per tonne, respectively. In general, the Guizhou anthracite coal markets are affected by many factors beyond our control, including:

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  general economic conditions in Guizhou as well as the PRC;

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  regional supply and demand for anthracite coal;

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  competition from other energy sources or alternatives to anthracite coal;

  •
  abnormal weather conditions;

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  speculative coal trading;

  •
  the respective economic, energy, environmental, health and safety and other policies of the Guizhou and PRC governments; and

  •
  fluctuations in the development and growth of industries with high demand for anthracite coal, including the power, chemical, iron and steel, and building materials industries.

Product Mix

        Anthracite coal is typically sold as thermal coal, chemical coal or PCI coal. Generally, thermal coal has lower average selling prices and lower margins than chemical coal and PCI coal. According to China Coal Resource, the average selling price of thermal coal in Guizhou in 2012 was RMB323.0 per tonne, compared to RMB486.0 to RMB1,007.0 per tonne for chemical coal (depending on the type and characteristic of coal) and RMB952.0 per tonne for PCI coal. Accordingly, our ability to produce, market and sell our anthracite coal as chemical coal or PCI coal will have a significant impact on our revenue and profitability.

        Prior to 2011, we derived substantially all of our revenue from the sale of thermal coal. In 2011, 2012 and the six months ended June 30, 2012 and 2013, we derived approximately 5%, 5%, nil and 1.2% of our revenue from the sale of chemical coal we produced. Subject to market conditions and the Guizhou government's annual guidance on supply of thermal coal to power plants, we intend to significantly increase our sales of chemical coal in the future and begin selling PCI coal in 2014. Our ability to sell chemical or PCI coal has been constrained as our annual production levels were determined based in large part on the Guizhou government's annual guidance relating to the provision of certain minimum amounts of thermal coal to power plants operating in Guizhou, which has taken up a significant portion of our production capacity. See "Regulation — PRC Laws relating to the Coal Industry — Supply of thermal coal to power plants". We believe that by increasing our production capacity, we will be able to sell a larger percentage of our anthracite coal as chemical or PCI coal. However, our ability to effectively produce and sell chemical coal and PCI coal is subject to a number of risks and uncertainties. See "Risk Factors — Risks Relating to Our Business — We may not be able to successfully produce, market and sell chemical and PCI coal, which could materially and adversely affect our business and prospects". To date, we only have entered into four non-binding cooperation arrangements relating to the sale of chemical coal, and we have not entered into any binding agreement for the sale of chemical coal or PCI coal.

Financing Arrangements

        Coal mining is a capital intensive business, and we will need a substantial amount of cash to meet our working capital requirements and expand our production capacity. As we have not generated any net cash flows from our operating activities, we have relied on, and will continue to rely on, short-term and long-term borrowings to finance our operations and capital expenditures. Our finance costs for bank borrowings and mining right payables (including capitalized interest) increased from RMB21.8 million in 2010 to RMB60.9 million in 2011 and RMB89.4 million in 2012, and increased from RMB41.4 million for the six months ended June 30, 2012 to RMB56.2 million in the same period in 2013, and we expect our finance costs to continue to increase in the future. In the past, we have financed a significant portion of our cash requirements with non-interest bearing loans from companies controlled by Mr. Li Feilie, our chairman and chief executive officer. If these loans had been interest-bearing, our finance costs would have been significantly higher. In March 2013, we repaid a significant portion of the non-interest bearing loans from companies controlled by Mr. Li Feilie with interest-bearing bank and other borrowings, and we do not anticipate receiving additional non-interest bearing loans from our related parties in the future. In July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions. In addition, in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down on or before March 10, 2015, subject to certain conditions. See "— Liquidity and Capital Reserves". As of the Latest Practicable Date, the total outstanding amount of our non-interest bearing loans was RMB131.0 million.

Regulatory Environment

        Coal mining is a highly regulated industry in the PRC, and the regulatory regime applicable to our operations is rapidly evolving. In particular, in response to a number of highly-publicized mining-related accidents and fatalities, the PRC regulatory authorities have recently taken a number of measures to improve mine safety, some of which have significantly affected our business and operations. For example, Gouchang Coal Mine was required to suspend its operations from March 2012 to August 2012 under certain newly implemented mine gas control requirements in Guizhou. Moreover, in 2012, the Guizhou government required certain coal mines utilizing drilling and blasting mining methods to upgrade to semi-mechanical longwall mining methods, which required us to incur significant time and expense to redesign and upgrade Liujiaba Coal Mine. In addition to mine safety measures, regulatory authorities in the PRC may also impose various taxes, duties, levies or take other actions as part of the PRC's overall economic, environmental or energy policies. For example, the Guizhou government levies a coal price adjustment fund levy on the coal sold by local coal producers and the rate of the coal price adjustment fund levy is subject to changes from time to time based on prevailing government policies. Furthermore, under the coal mine consolidation policy promulgated by the Guizhou government in March 2013, operations at Gouchang Coal Mine have been suspended since March 2013 pending the acquisition by us of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity requirements in accordance with Guizhou province's coal mining consolidation policy. These regulatory developments have significantly affected our pricing, production capacity, production costs and capacity expansion schedule, and we expect that our business, financial condition and results of operations will continue to be significantly affected by future regulatory developments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our significant accounting policies are set forth in note 2.4 to our consolidated financial statements included in Appendix I — "Accountants' Report of the Company". The preparation of our consolidated financial statements requires our management to make judgments, estimates and assumptions that affect the amount reported in our consolidated financial statements. These judgments, estimates and assumptions are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, and actual results could differ significantly. We have identified the following accounting policies as critical to an understanding of our financial condition and results of operations, because the application of these policies requires significant management judgments, estimates and assumptions, and the reporting of materially different amounts could result if different judgments were made or different estimates or assumptions were used.

Impairment of Property, Plant and Equipment

        Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss for a long-lived asset is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the asset's fair value less costs to sell the asset and the asset's value in use. When our management estimates the recoverable amount of an asset, various assumptions are made, including the future cash flows expected to be associated with the asset and the applicable discount rate. If future events do not correspond to these assumptions, the recoverable amounts may need to be revised, which may lead to impairment losses and adversely affect our financial condition and results of operations. In the six months ended June 30, 2013, we recognized impairment losses on property, plant and equipment of RMB184.4 million in connection with the suspension of Gouchang Coal Mine since March 2013.

Units-of-Production Depreciation for Mining-Related Assets

        Mining-related assets, including mining rights and mining-related buildings, mining structures and mining-related machinery and equipment, are depreciated or amortized using the units-of-production method based on the actual units of coal production over the estimated coal reserves of our mines. As a result, changes in our coal reserve estimates could significantly affect our financial condition and results of operations. In particular, a reduction in our estimated coal reserves would increase depreciation and amortization expenses per unit of coal production and reduce our gross margins as well as increase our losses. See the section entitled "— Critical Accounting Policies and Estimates — Reserve Estimates".

Useful Lives of Non-Mining Related Property, Plant and Equipment

        Non-mining related property, plant and equipment are depreciated over their estimated useful lives using the straight-line method. The useful life of an asset is the period over which the asset is expected to be available for use, and our management estimates the useful lives of our non-mining related property, plant and equipment based on a collective assessment of technology and industry conditions as well as historical experience with similar assets. The estimated useful lives of non-mining related property, plant and equipment are reviewed periodically and updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence or legal or other limits on the use of such assets. Changes in such estimates could significantly affect our financial condition and results of operations. In particular, a reduction in the estimated useful lives of non-mining related property, plant and equipment would increase depreciation expenses and reduce operating income, as well as result in write-off or write-down of obsolete assets in certain cases. The estimated useful lives of our non-mining related property, plant and equipment are as follows:

Estimated Useful Lives
Non-mining related buildings	15-35 years
Non-mining related machinery and equipment	5-15 years
Motor vehicles	5-8 years

Reserve Estimates

        Proved and probable coal reserve estimates are estimates of the amount of coal that can be economically and legally extracted from our mines. In estimating our coal reserves, our management reviews recent production and technical information of each mine, considers the potential for unforeseen geological and technical difficulties, and makes various assumptions and estimates relating to the price of coal, production costs, transportation costs of coal and expected recovery rates. Our management reviews our coal reserve estimates annually or when information becomes available that indicates our coal reserve estimates would need to be revised. For example, during the course of our operations, additional geological or other information may become available that would require our management to update certain assumptions it used in estimating our coal reserves. Changes to coal reserve estimates could significantly affect our financial condition and results of operations. In particular, a change in our estimated coal reserves could have the following effects:

  •
  reduce the carrying values of certain of our assets, including mining rights, due to changes in the estimated future cash flows associated with such assets;

  •
  increase depreciation or amortization expenses relating to assets that are depreciated or amortized using the units-of-production method based on our estimated coal reserves;

  •
  asset retirement obligations and related accretion expenses may be affected if estimates of the expected timing and cost of our asset retirement expenditures are affected by changes in our estimates of coal reserves; and

  •
  reduce the carrying value of deferred tax assets due to changes in the estimated likelihood of recovery of the tax benefits.

Impairment of Trade and Other Receivables

        We recognize a provision for impairment of our trade and other receivables when there is objective evidence that we will not be able to collect all of the amounts due under the terms of our invoice, including the probability of insolvency or significant financial difficulties of the customer, as well as significant changes in the technological, economic or legal environment that may have an adverse effect on the customer. Our management takes into account our historical write-off experience, the age of the receivable, the credit history of the customer and current market conditions when making a provision, and our management will reassess our provisions at the end of each reporting period. If the customer's financial condition deteriorates or if its repayment ability is lower than we had anticipated, our impairment losses may increase, and our financial condition and results of operations, as well as liquidity, would be materially and adversely affected. Historically, we have not experienced any impairment losses from our trade and other receivables. During the Track Record Period, we have not made any provisions for impairment of trade and other receivables.

Income Taxes

        There are certain transactions for which the ultimate tax determination is uncertain during the ordinary course of business. We recognize tax liabilities based on estimates of whether additional taxes will be due. If the final tax outcome of certain transactions is different from the amounts that were initially recognized, the difference will impact the income tax and deferred tax provisions in the period in which the determination was made.

        Deferred tax is provided, using the liability method, based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in our consolidated financial statements. Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted and which are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. In addition, deferred tax assets are recognized only to the extent it is probable that we would have sufficient future taxable income against which any deductible temporary differences, unused tax credits or unused tax losses could be utilized. If the actual or expected tax rates and laws in the future are different from our original estimates, or if our actual or expected future taxable income is lower than we had estimated, the carrying amount of deferred tax assets and liabilities would be affected in the period in which such estimates have changed.

Provision for Asset Retirement Obligations

        Asset retirement obligations are the present value of the expenditures that we expect to incur in relation to the closure of our mines following the exhaustion of their coal reserves, including dismantling mining structures and restoring the land.

        Provisions for asset retirement obligations are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

        Our assessment of potential liabilities and estimate of necessary reserves for rehabilitation are based on: (i) our assessment of the applicable environmental laws, policies and/or standards promulgated by the PRC governmental authorities; and (ii) our calculations of the amount and timing of future cash expenditures needed to fulfil our assessed obligations. Expenditure estimates are adjusted for inflation and market risk premium, and then discounted at a rate that reflects the current market assessments of the time value of money and the risks specific to the liability such that the amount of provision reflects the present value of the expenditures expected to be required to fulfil the obligation. We recognize asset retirement obligations according to IAS 37, and record a corresponding asset in the period in which the liability is incurred. The asset is depreciated using the units-of-production method by the actual unit of production over the estimated proved and probable reserves of the coal mines. After the initial recognition of an asset retirement obligation, it is accreted to reflect the increase in the present value of our expected expenditures due to the passage of time, and a corresponding accretion expense will be recognized as financial cost.

        Asset retirement obligations are determined based on our management's past experience, its estimates of the timing and amount of the future expenditures, its expectations of future regulatory requirements, as well as various assumptions regarding the applicable discount rate to be used for purposes of calculating the present value. Our management regularly reviews our asset retirement obligations, which will be revised if any of our management's estimates, expectations or assumptions change. Changes of these estimates, expectations and assumptions could result in an adjustment of the carrying value of the asset retirement obligations as well as changes to the related accretion expenses. The Company's policy for making provision for asset retirement obligations, to the knowledge of the Company, is in line with those of comparable coal mining companies in the PRC.

        While we believe that our asset retirement provisions are adequate, the amounts estimated for future liabilities may differ materially from the costs that will actually be incurred to rehabilitate our mine sites in the future. In particular, changes in environmental laws and regulations may increase the costs of environmental rehabilitation.

        Our provision for asset retirement obligation was RMB5.5 million, RMB6.0 million, RMB7.1 million and RMB7.9 million as at December 31, 2010, 2011 and 2012 and June 30, 2013, respectively. Based on the proved and probable reserves of the coal mines as of June 30, 2013, the provision for asset retirement obligation per tonne of coal reserve was approximately RMB0.04.

DESCRIPTION OF THE KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

Revenue

        We generate our revenue primarily from the production and sale of anthracite coal. In 2011 and 2012, we also generated a portion of our revenue from sales of anthracite coal purchased from third parties, as we engaged in coal trading activities to take advantage of coal price fluctuations during the ramp-up of our production capacity. In 2011 and 2012, revenue from sales of third party anthracite coal was RMB33.1 million and RMB1.1 million, respectively, representing 31.5% and 0.8%, respectively, of our revenue in those years. We do not expect to generate any significant revenue from sales of third party coal in the future.

        We sell a significant portion of our anthracite coal as thermal coal to power producers in Guizhou province. As a result, we are dependent on a limited number of customers for a substantial portion of our revenue. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we derived 66.6%, 73.5%, 56.7%, 73.7% and 72.8%, respectively, of our revenue from anthracite coal sales to our five largest customers. We believe that by diversifying our product mix to include increased sales of chemical coal and sales of PCI coal, our dependency on a limited number of large customers will decrease.

        We recognize revenue from the sale of anthracite coal when the significant risks and rewards of ownership have passed to the customer and when collectability is reasonably assured. The point at which the significant risks and rewards of ownership is deemed to have passed to the customer is determined based on the terms of the sale. Typically, we recognize revenue upon delivery to and acceptance of our anthracite coal by our customers. Unless we receive payment in full at the time revenue is recognized for the sale, we would record the receivable in respect of the sale as a trade receivable. We offer a credit term of up to three months to customers. Our trade receivables are non-interest bearing, and we do not hold any collateral over our trade receivables. For customers with whom we have no prior trading history, we generally require immediate cash payment or advance payment.

        Most of our customers request us to arrange for transportation of the anthracite coal they purchase from us. We generally charge our customers separately for the cost of transportation and record as revenue any excess of the amount we collect over the cost of arranging the transportation. In some circumstances, the amount we charge our customers for the cost of transportation may be less than our cost of arranging the transportation, in which case we would deduct the amount of the deficiency against the revenue recognized for the corresponding sale.

        We recognize revenue net of value-added taxes. All of the anthracite coal we sell is subject to a value-added tax of 17.0% in the PRC. Pursuant to applicable PRC regulations, we add value-added taxes to the invoiced price of our sales, and we remit the value-added taxes we collect from our customers to the PRC tax authorities, subject to applicable deductions. The difference between the amount of value-added taxes we collect and the amount of value-added taxes we pay is recorded in our consolidated statements of financial position as prepayments, deposits and other receivables, or other payables and accrued liabilities, as applicable.

        We are also required by the Guizhou government to pay a coal price adjustment fund levy on the anthracite coal we sell. The invoiced price of our anthracite coal sales may be inclusive or exclusive of this levy, depending on negotiations with the customer on a case-by-case basis. Any coal price adjustment fund levy we recover from our customers will be included in our revenue, and any coal price adjustment fund levy we are required to pay to the Guizhou government will be included in our cost of sales.

Cost of Sales

        The following table sets forth a breakdown of our costs of sales for the periods indicated:

	Year ended December 31,			Six month ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
	(RMB in thousands)
Cost of inventories sold	19,413	65,808	66,963	21,593	29,001
Price adjustment fund	2,624	4,995	12,116	7,135	2,792
Sales tax and surcharge	1,856	1,812	3,897	1,216	1,834
Utilization of safety fund and production maintenance fund	1,560	1,674	12,913	452	6,326

Total	25,453	74,289	95,889	30,396	39,953

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, cost of sales was RMB25.5 million, RMB74.3 million, RMB95.9 million, RMB30.4 million and RMB40.0 million, respectively. Our cost of sales consists primarily the cost of sales of our self-produced coal, which include:

  •
  Cost of inventories sold, including (i) direct labor costs for personnel involved in our coal mining operations, (ii) depreciation and amortization expenses of mining-related assets, (iii) cost of materials consisting of explosives, mine roof support materials, steel, cement and diesel fuel and (iv) other miscellaneous cost of sales consisting of the cost of utilities, repair and maintenance expenses and overhead;

  •
  Price adjustment fund levy;

  •
  Sales tax and surcharge; and

  •
  Utilization of safety fund and production maintenance fund.

        In 2011 and 2012, our cost of sales also included the cost of purchasing third party coal in connection with our coal trading activities. In 2011 and 2012, cost of purchasing third party coal was RMB30.2 million and RMB1.1 million, respectively, representing approximately 40.7% and 1.2%, respectively, of our total cost of sales. We did not sell any third party coal after 2012.

        We believe our product mix will be one of the most important factors in determining our cost of sales as a percentage of our revenue. In particular, chemical coal and PCI coal, which generally command significantly higher average selling prices than thermal coal, do not cost significantly more to produce than thermal coal. We currently sell most of our anthracite coal as thermal coal, and we cannot assure you that we will be able to successfully produce and sell chemical coal or PCI coal. See "Risk Factors — Risks Relating to Our Business — We may not be able to successfully produce, market and sell chemical and PCI coal, which could materially and adversely affect our business and prospects".

Selling and Distribution Expenses

        Our selling and distribution expenses primarily consist of salaries and benefits for our sales staff, travel expenses and other miscellaneous selling expenses. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, selling and distribution expenses were RMB2.9 million, RMB2.9 million, RMB3.7 million, RMB1.4 million and RMB2.7 million, respectively, representing 7.5%, 2.8%, 2.6%, 2.6% and 5.0%, respectively, of our revenue. As we intend to increase our marketing and sales of chemical coal, we expect our selling and distribution expenses to increase in future periods.

Administrative Expenses

        The following table sets forth a breakdown of our administrative expenses for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
	(RMB in thousands)
Wages and labor	34,771	22,499	33,342	15,045	18,068
Public relation	5,055	8,504	12,034	5,120	6,671
Office expenses	4,308	5,720	6,843	3,537	3,285
Depreciation and amortisation	715	1,895	2,820	1,604	1,611
Taxes	3,988	2,678	4,336	1,544	2,766
Maintenance	1,427	2,501	3,325	1,285	2,014
Professional service fee	1,418	759	9,544	1,841	15,387
Loss on suspension of production	—	—	3,278	2,948	6,476
Others	4,140	4,876	1,812	1,051	1,145

Total	55,822	49,432	77,334	33,975	57,423

        Our administrative expenses consist mainly of salaries and benefits for our management and administrative personnel, depreciation and amortization expenses for our non-mining related assets, losses resulting from suspensions of mining operations, professional advisor fees, travel and entertainment expenses, miscellaneous office expenses and utilities. In 2010, our administrative expenses also included share-based compensation expenses of RMB17.0 million relating to share options granted to Mr. Li Feilie by CHNR to purchase 1,000,000 shares of CHNR. The options were granted in January 2008 and the related share-based compensation expenses were amortized over three years from 2008 to 2010. We did not have any share-based compensation expenses in 2011 or 2012. See note 28 to our consolidated financial statements included in Appendix I — "Accountants' Report of the Company".

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our administrative expenses were RMB55.8 million, RMB49.4 million, RMB77.3 million, RMB34.0 million and RMB57.4 million, respectively, representing 144.4%, 47.0%, 54.5%, 61.6% and 104.9%, respectively, of our revenue. We expect our administrative expenses to increase in the future as our business and production capacity expands. Moreover, after the completion of our Listing, we will become a stand-alone independent public company and will incur significantly higher levels of legal, accounting, compliance and other administrative expenses than we did as a wholly-owned subsidiary of CHNR. Also, as we intend to adopt the Share Option Scheme after the completion of the Listing to incentivize our management and employees, we expect our share-based compensation expenses to increase significantly in the future.

Impairment Loss on Property, Plant and Equipment

        We incurred impairment loss on property, plant and equipment of RMB184.4 million in the six months ended June 30, 2013 in connection with the suspension of Gouchang Coal Mine since March 2013. After considering the circumstances relating to the suspension of Gouchang Coal Mine, our management determined that RMB184.4 million of the carrying amount of Gouchang Coal Mine's total carrying value of RMB255.9 million may not be recoverable. Our management determined the recoverable value of Gouchang Coal Mine primarily based on the mine's fair value less cost of disposal using pre-tax cash flow projections, adopting certain key assumptions based on the mine's past performance and the management's expectations on market developments, applying a discount rate of 15.05%, and assuming that the Gouchang Coal Mine could resume operations by the end of 2015. See "— Critical Accounting Policies And Estimates — Impairment of Property, Plant and Equipment". We may recognize additional impairment losses with respect to Gouchang Coal Mine in the future.

Other Operating Expenses

        Our other operating expenses primarily consist of mine pre-development expenses, administrative penalties and fines, relocation compensation paid to local residents, as well as other miscellaneous levies and charges. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our other operating expenses were RMB9.0 million, RMB1.5 million, RMB1.6 million, RMB0.6 million and 1.9 million, respectively, representing 23.3%, 1.5%, 1.1%, 1.2% and 3.4%, respectively, of our revenue.

Finance Costs

        The following table sets forth a breakdown of our finance costs for the years indicated:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	(RMB in thousands)
				(unaudited)
Interest on interest-bearing bank and other borrowings	15,987	48,980	83,490	38,208	52,934
Interest on payable for mining rights	5,845	11,908	5,892	3,231	3,235

Total interest expense	21,832	60,888	89,382	41,439	56,169
Less: capitalized interest	(16,224)	(30,065)	(45,609)	(21,155)	(20,446)
Bank charges	90	475	123	72	46
Entrusted loan commission fee	—	—	—	—	7,612
Accretion expenses	309	543	637	299	350

	6,007	31,841	44,533	20,655	43,731

        Interest on interest-bearing loans is the largest component of our finance costs. Our interest-bearing bank and other borrowings consist of short-term and long-term bank and other borrowings. As of December 31, 2010, 2011 and 2012 and June 30, 2013, we had total outstanding interest-bearing loans of RMB418.7 million, RMB735.9 million, RMB1,013.5 million and 1,759.3 million, respectively, with effective interest rates ranging from 5.94% to 8.32%, 6.22% to 9.84%, 5.94% to 9.47% and 6.40% to 9.00%, respectively. We expect our interest on interest-bearing bank and other borrowings to increase significantly in future periods, as we intend to increase our short-term and long-term borrowings to fund our operations and capital expenditures. In March and May 2013, we entered into a RMB400.0 million one-year bank loan (bearing a floating annual interest rate of 20% above the one-year base lending rate published by the PBOC) with China Minsheng Bank and a RMB300.0 million 8.00% two-year entrustment loan with Huachuang Securities, respectively, to refinance certain of our non-interest bearing loans from companies controlled by Mr. Li Feilie.

        Interest on payable for mining rights relates to our interest expense under our installment payment plans with the Guizhou Provincial Department of Land and Resources in respect of our mining right permits. The interest rate applicable to these installment payment plans is determined annually based on the PBOC's official benchmark interest rates.

        Capitalized interest relates to borrowing costs that directly relate to the acquisition or construction of coal mines that have not commenced commercial production. These borrowing costs are capitalized as part of the cost of the coal mine and not expensed in the period they are incurred. Once commercial production has commenced, however, these borrowing costs may no longer be capitalized and must be expensed in the period incurred. As a result, if we achieve commercial production at additional coal mines in the future, our finance costs may increase.

        Bank charges include miscellaneous fees and charges in connection with our long-term and short-term bank borrowings. As we replaced certain of our intra-company loans with entrustment loans since March 2013, we expect our bank charges to increase in future periods.

        Entrusted loan commission fees includes miscellaneous fees and charges in connection with entrusted loans.

        Accretion expenses reflect the increase in the present value of our asset retirement obligations due to the passage of time. Accretion expenses are expected to generally increase over time and may be affected by changes in estimates and assumptions regarding the applicable discount rates as well as changes to our estimated asset retirement obligations. See "— Critical Accounting Policies — Asset Retirement Obligations".

Gain on Bargain Purchase of a Subsidiary

        In March 2010, we acquired Guizhou Puxin for a cash consideration of RMB150.0 million, which was less than the fair value of its net assets of RMB774.1 million at the time of the acquisition. As a result, we recognized a one-time gain on bargain purchase of RMB624.1 million in connection with the transaction. This gain is non-recurring and non-cash and should not be viewed as indicative of our future earnings. See "History and Development".

Net non-operating expense

        Net non-operating expense primarily consists of losses on disposal of non-current assets and certain required sponsorships and contributions to the community and certain government organizations. In 2010, 2011, 2012 and the six months ended June 30, 2012, our net non-operating expense was RMB1.6 million, RMB0.9 million, RMB2.2 million and RMB1.8 million, respectively. In the six months ended June 30, 2013, our net non-operating income was RMB1.2 million.

Taxation

  British Virgin Islands Income Tax

        Our Company is not subject to any income or capital gains tax under the current laws of the British Virgin Islands. There are currently no dividend withholding taxes in the British Virgin Islands.

  Hong Kong Profits Tax

        We have one subsidiary, Smartact, incorporated in Hong Kong. Under current Hong Kong laws, companies incorporated in Hong Kong are subject to profits tax at a rate of 16.5%. We have not made any provision for Hong Kong profits tax as we did not have any assessable profits arising in Hong Kong in 2010, 2011, 2012 or the six months ended June 30, 2013, and Smartact is exempt from foreign-derived income. There are currently no dividend withholding taxes in Hong Kong.

  PRC Income Tax

        On March 16, 2007, the PRC National People's Congress adopted the PRC Enterprise Income Tax Law, which became effective on January 1, 2008. Under the PRC Enterprise Income Tax Law, our PRC subsidiaries are subject to annual enterprise income tax at a rate equal to 25% of their taxable income. Under the PRC Enterprise Income Tax Law, all dividends paid by our PRC subsidiaries to Smartact are subject to a 5% or 10% withholding tax depending on the availability of the relevant tax treaty. No such dividends were paid in 2010, 2011 or 2012.

        In 2010, 2011, 2012 and the six months ended June 30, 2013, the effective tax rates were 1.09%, -17.7%, 18.4% and 18.5%, respectively. The changes in the effective tax rates during the Track Record Period primarily reflect different requirements by the Guizhou local taxation bureau on enterprise income tax determination and, in the case of 2010, the gain on bargain purchase of Guizhou Puxin. Prior to 2012, certain of our PRC subsidiaries, including Dayuan Coal, Gouchang Coal, Baiping Mining, Xinsong Coal and Linjiaao Coal were required by the Guizhou local taxation bureau to pay enterprise income tax at a rate of 25% of their "deemed profits" rather than 25% of their taxable income as determined under the PRC Enterprise Income Tax Law. The "deemed profits" of these subsidiaries, which were determined based on the actual revenue of these subsidiaries less certain "deemed expenses" as determined by the Guizhou local taxation bureau, were significantly higher than their taxable income. As a result, in periods prior to 2012, these PRC subsidiaries paid a higher amount of enterprise income tax than what the PRC Enterprise Income Tax law would have otherwise required, including the additional amounts of enterprise income tax of RMB1.8 million in 2010 and RMB1.5 million in 2011, which would not be required under the PRC Enterprise Income Tax law. In 2012, the

Guizhou local taxation bureau confirmed in writing that these PRC subsidiaries should have only been subject to income tax at a rate of 25% of their taxable income as determined under the PRC Enterprise Income Tax Law since January 2011. As a result, we recognized deferred tax assets for prior year tax losses in the amount of RMB15.3 million in 2012. According to the Guizhou local taxation bureaus, it had been the general practice to require enterprises to pay enterprise income tax based on "deemed profits". See note 12 to our consolidated financial statements included in Appendix I — "Accountants' Report of the Company".

RESULTS OF OPERATIONS

        You should read the summary historical consolidated financial statements set forth below in conjunction with our consolidated financial statements included in the Appendix I — "Accountants' Report of the Company," together with the accompanying notes, which have been prepared in accordance with IFRS as issued by the IASB. The summary historical consolidated income statements for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013 and the selected consolidated statements of financial position as of December 31, 2010, 2011 and 2012 and June 30, 2013 set forth below are derived from our consolidated financial statements, including the notes thereto, set forth in Appendix I — "Accountants' Report of the Company".

Consolidated Income Statements

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
				(Unaudited)
	(RMB in thousands, except per share data)
Revenue	38,668	105,211	141,939	55,156	54,716
Cost of sales	(25,453)	(74,289)	(95,889)	(30,396)	(39,953)

Gross profit	13,215	30,922	46,050	24,760	14,763
Selling and distribution expenses	(2,918)	(2,930)	(3,694)	(1,412)	(2,728)
Administrative expense	(55,822)	(49,432)	(77,334)	(33,975)	(57,423)
Impairment loss on property, plant and equipment	—	—	—	—	(184,417)
Other operating expenses	(9,020)	(1,545)	(1,624)	(643)	(1,880)

Operating Loss	(54,545)	(22,985)	(36,602)	(11,270)	(231,685)

Finance costs	(6,007)	(31,841)	(44,533)	(20,655)	(43,731)
Interest income	115	564	1,048	814	977
Gain on bargain purchase of a subsidiary	624,148	—	—	—	—
Non-operating income / (expenses), net	(1,577)	(888)	(2,179)	(1,810)	1,215

Profit / (Loss) before Income Tax	562,134	(55,150)	(82,266)	(32,921)	(273,224)
Income tax (expense) / benefit	(6,141)	(9,750)	15,210	(5,784)	50,468

Profit / (Loss) for the Year / Period	555,993	(64,900)	(67,056)	(38,705)	(222,756)

Attributable to:
Owner of the Company	562,432	(64,165)	(75,312)	(40,861)	(221,947)
Non-controlling interests	(6,439)	(735)	8,256	2,156	(809)

	555,993	(64,900)	(67,056)	(38,705)	(222,756)

Earnings / (Losses) per Share attributable to Owner of the Company
Basic	562,432	(64,165)	(75,312)	(40,861)	(221,947)

Diluted	562,432	(64,165)	(75,312)	(40,861)	(221,947)

Consolidated Statements of Financial Position

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	(RMB in thousands)
Assets
Non-Current Assets
Property, plant and equipment	1,789,275	2,030,611	2,327,641	2,287,056
Rehabilitation fund	19,507	23,018	29,894	41,783
Prepayments, deposits and other receivables	15,510	71,846	115,821	117,039
Deferred tax assets	—	—	3,752	5,365

Total Non-Current Assets	1,824,292	2,125,475	2,477,108	2,451,243

Current Assets
Inventories	5,324	5,328	11,266	15,080
Trade and bills receivables	5,577	30,356	48,967	46,298
Corporate income tax refundable	—	—	3,901	6,436
Prepayments, deposits and other receivables	19,839	28,759	33,554	37,226
Restricted bank deposits	—	21,000	7,082	—
Term deposits with an original maturity over three months	—	20,000	20,000	—
Cash and cash equivalents	76,482	73,642	160,984	140,812

Total Current Assets	107,222	179,085	285,754	245,852

Total Assets	1,931,514	2,304,560	2,762,862	2,697,095

Liabilities and Equity
Current Liabilities
Trade and bills payables	80,017	69,402	103,798	97,737
Other payables and accrued liabilities	26,369	36,406	60,155	58,124
Interest-bearing bank and other borrowings	100,000	225,000	443,900	861,900
Due to related companies	314,235	451,380	672,401	140,633
Interest payable	4,253	5,979	9,093	11,195
Income tax payable	240	402	950	—
Mining rights payables	19,192	22,612	25,568	31,368

Total Current Liabilities	544,306	811,181	1,315,865	1,200,957

Net Current Liabilities	437,084	632,096	1,030,111	955,105

Total Assets Less Current Liabilities	1,387,208	1,493,379	1,446,997	1,496,138

Non-Current Liabilities
Interest-bearing bank and other borrowings	318,742	510,886	569,630	897,449
Interest payable	13,205	18,205	17,894	18,788

	As of December 31,			As of June 30,
	2010	2011	2012	2013
	(RMB in thousands)
Deferred tax liabilities	285,849	289,416	267,004	216,332
Mining rights payables	132,966	103,378	77,810	66,150
Asset retirement obligations	5,482	6,025	7,064	7,848

Total Non-Current Liabilities	756,244	927,910	939,402	1,206,567

Total Liabilities	1,300,550	1,739,091	2,255,267	2,407,524

Equity
Issued capital	—	—	—	—
Reserves	554,831	479,784	413,654	196,439

Equity Attributable to Owner of the Company	554,831	479,784	413,654	196,439
Non-Controlling Interests	76,133	85,685	93,941	93,132

Total Equity	630,964	565,469	507,595	289,571

Total Liabilities and Equity	1,931,514	2,304,560	2,762,862	2,697,095

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

  Revenue

        Our revenue decreased by 0.8% from RMB55.2 million in the six months ended June 30, 2012 to RMB54.7 million in the same period in 2013. This reflected a decrease in revenue from sales of third party coal from RMB1.1 million in the six months ended June 30, 2012 to nil in the same period in 2013 as we discontinued our coal trading activities. The effect of this decrease was partially offset by a 1.3% increase in revenue from sales of self-produced coal from RMB54.0 million in the six months ended June 30, 2012 to RMB54.7 million in the same period in 2013. The increase in revenue from sales of self-produced coal resulted from an increase in sales volume, which was partially offset by a decrease in average selling price. Sales volume of self-produced coal increased from 146,734 tonnes in the six months ended June 30, 2012 to 187,432 tonnes in the same period in 2013, principally as a result of an increase in the production output of Baiping Coal Mine and the commencement of commercial production of Liujiaba Coal Mine in December 2012, which was partially offset by a decrease in the production output that resulted from the suspension of the Gouchang Coal Mine since March 2013. Average selling price for self-produced coal decreased from RMB360.3 per tonne in the six months ended June 30, 2012 to RMB291.9 in the same period in 2013, principally as a result of the significant decline in the market price of coal in Guizhou in the first half of 2013.

  Cost of Sales

        Our cost of sales increased by 31.4% from RMB30.4 million in the six months ended June 30, 2012 to RMB40.0 million in the same period in 2013. This was primarily due to our increased sales volume.

        As a percentage of revenue, cost of sales increased from 55.1% in the six months ended June 30, 2012 to 73.0% in the same period in 2013. For our self-produced coal, cost of sales as a percentage of revenue increased from 54.2% in the six months ended June 30, 2012 to 73.0% in the same period in 2013, mainly as a result of a significant decrease in the average selling price of our self-produced coal.

  Gross Profit and Gross Margin

        As a result of the foregoing, our gross profit, which is equal to revenue less cost of sales, decreased by 40.4% from RMB24.8 million in the six months ended June 30, 2012 to RMB14.8 million in the same period in 2013. Our gross margin, which is equal to gross profit divided by revenue, decreased from 44.9% in the six months ended June 30, 2012 to 27.0% in the same period in 2013, primarily due to a significant decrease in the average selling price of our self-produced coal. Gross margin for sales of our self-produced coal decreased from 45.8% in the six months ended June 30, 2012 to 27.0% in the same period in 2013.

  Selling and Distribution Expenses

        Our selling and distribution expenses increased by 93.2% from RMB1.4 million in the six months ended June 30, 2012 to RMB2.7 million in the same period in 2013, primarily due to an increase in payroll expense for our sales staff and an increase in our sales and marketing activities as we increased our production output. As a percentage of revenue, sales and distribution expenses increased from 2.6% in the six months ended June 30, 2012 to 5.0% in the same period in 2013.

  Administrative Expenses

        Our administrative expenses increased by 69.0% from RMB34.0 million in the six months ended June 30, 2012 to RMB57.4 million in the same period in 2013. This increase primarily reflected expenses incurred in connection with the preparation for the Listing, losses incurred from the suspension of production at Gouchang Coal Mine since March 2013, as well as higher payroll expenses for our administrative staff following the expansion. As a percentage of revenue, administrative expenses increased from 61.6% in the six months ended June 30, 2012 to 104.9% in the same period in 2013.

  Impairment Loss on Property, Plant and Equipment

        We incurred an impairment loss on property, plant and equipment of RMB184.4 million in the six months ended June 30, 2013 in connection with the suspension of Gouchang Coal Mine. We did not incur any impairment losses in the same period in 2012.

  Other Operating Expenses

        Our other operating expenses increased from RMB0.6 million in the six months ended June 30, 2012 to RMB1.9 million in the same period in 2013, primarily as a result of the recognition of a provision for inventory impairment in connection with the suspension of the Gouchang Coal Mine and the incurrence of certain miscellaneous levies and charges at the Baiping Coal Mine, which were partially offset by a decrease in administrative fines and penalties. Other operating expenses in the six months ended June 30, 2012 consisted mainly of administrative penalties and fines, which primarily related to our safety facilities and miscellaneous charges related to temporary use of land, while other operating expenses in the same period in 2013 consisted mainly of miscellaneous levies and charges and provisions for impairment of inventory. As a percentage of revenue, other operating expenses increased from 1.2% in the six months ended June 30, 2012 to 3.4% in the same period in 2013.

  Operating Loss

        As a result of the foregoing, our operating loss increased significantly from RMB11.3 million in the six months ended June 30, 2012 to RMB231.7 million in the same period in 2013.

  Finance Costs

        Our finance costs increased significantly from RMB20.7 million in the six months ended June 30, 2012 to RMB43.7 million in the same period in 2013, principally due to a 38.5% increase in interest expenses on interest-bearing bank and other borrowings from RMB38.2 million in the six months ended June 30, 2012 to RMB52.9 million in the same period in 2013. Interest expenses on interest-bearing bank and other borrowings increased primarily because we significantly increased our bank borrowings from RMB943.1 million as of June 30, 2012 to RMB1,759.3 million as of June 30, 2013.

        We also incurred entrusted loan commission fees of RMB7.6 million in the six months ended June 30, 2013 as we replaced our intercompany loans with entrusted loans to comply with PRC legal requirements. We did not have any entrusted loans or incur any entrusted loan commission fees in the six months ended June 30, 2012.

  Interest Income

        Our interest income increased by 20.0% from RMB0.8 million in the six months ended June 30, 2012 to RMB1.0 million in the same period in 2013, mainly as a result of an increase in the average balance of our bank deposits in the six months ended June 30, 2013 and, to a lesser extent, an increase in the average yield of our bank deposits.

  Net Non-operating Expense/Income

        We had net non-operating expense of RMB1.8 million in the six months ended June 30, 2012, compared to net non-operating income of RMB1.2 million in the same period in 2013. Our net non-operating expense in the six months ended June 30, 2012 primarily included sponsorships and contributions to the community and certain government organizations as well as losses on disposal of certain property, plant and equipment. The net non-operating income in the six months ended June 30, 2013 primarily reflected the reversal of certain payables after the relevant government authorities issued confirmation letters confirming that we did not have any outstanding social security fund or housing provident fund contributions.

  Loss Before Income Tax

        As a result of the foregoing, our loss before income tax increased significantly from RMB32.9 million in the six months ended June 30, 2012 to RMB273.2 million in the same period in 2013.

  Income Tax Expense/Benefit

        We had an income tax benefit of RMB50.5 million in the six months ended June 30, 2013, compared to an income tax expense of RMB5.8 million in the same period in 2012. Our income tax benefit in the six months ended June 30, 2013 was primarily attributable to our loss before tax of RMB273.2 million in that period, which resulted in the recognition of deferred tax assets. Although we also incurred a loss before tax in the six months ended June 30, 2012, we incurred income tax expenses in that period primarily because certain of our PRC subsidiaries were required by the Guizhou local taxation bureau to pay tax at a rate of 25% of their "deemed profits", which resulted in these PRC subsidiaries paying a significantly higher amount of tax than otherwise required under the PRC Enterprise Income Tax Law. See "— Description of Key Components of Our Results of Operations — Income Tax — PRC Income Tax".

  Profit/(Loss) for the Year

        As a result of the foregoing, our loss for the year increased significantly from RMB38.7 million in the six months ended June 30, 2012 to RMB222.8 million in the same period in 2013.

  Profit/(Loss) Attributable to Non-Controlling Interests and Owner of our Company

        Profit attributable to non-controlling interests was RMB2.2 million in the six months ended June 30, 2012, compared to loss attributable to non-controlling interests of RMB0.8 million in the same period in 2013. The loss attributable to non-controlling interests in the six months ended June 30, 2013 mainly reflected the minority shareholders' share of the financial results of Gouchang Coal, which recorded a larger loss, and the financial results of Baiping Mining, which recorded a lower profit.

        Loss attributable to owner of our Company increased significantly from RMB40.9 million in the six months ended June 30, 2012 to RMB221.9 million in the same period in 2013.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

  Revenue

        Our revenue increased by 34.9% from RMB105.2 million in 2011 to RMB141.9 million in 2012. This reflected a 95.3% increase in revenue from sales of self-produced coal from RMB72.1 million in 2011 to RMB140.8 million in 2012, which was partially offset by a 96.6% decrease in revenue from sales of third party coal from RMB33.1 million in 2011 to RMB1.1 million in 2012. The increase in revenue from sales of self-produced coal resulted from an increase in sales volume as well as an increase in average selling price. Sales volume of self-produced coal increased from 243,247 tonnes in 2011 to 435,205 tonnes in 2012, principally as a result of an increase in the production output of Baiping Coal Mine in 2012 and the commencement of commercial production at Zhulinzhai Coal Mine in April 2012 and Liujiaba Coal Mine in December 2012, partially offset by the suspension of production at Gouchang Coal Mine from March to August 2012 under certain newly implemented mine gas control requirements in Guizhou. The average selling price of self-produced coal increased from RMB296.4 per tonne in 2011 to RMB323.6 per tonne in 2012, mainly due to the higher market prices of anthracite coal in the PRC in 2012. Revenue from the sales of third party coal decreased, primarily as a result of a decrease in sales volume from 70,811 tonnes in 2011 to 1,805 tonnes in 2012. We do not intend to engage in any significant coal trading activities in the future.

  Cost of Sales

        Our cost of sales increased by 29.1% from RMB74.3 million in 2011 to RMB95.9 million in 2012. This was primarily due to our increased sales volume. As a percentage of revenue, cost of sales decreased from 70.6% in 2011 to 67.6% in 2012. Cost of sales as a percentage of revenue decreased in 2012 principally due to a significant reduction of our coal trading activities, which had lower profit margins than selling self-produced coal. For our self-produced coal, cost of sales as a percentage of revenue increased from 61.1% in 2011 to 67.3% in 2012. This was mainly the result of an increase in the cost of materials, particularly the cost of explosives and mine roof support materials. For our sales of third-party coal, cost of sales as a percentage of revenue increased from 91.3% in 2011 to 99.3% in 2012. This was mainly due to differences in coal quality and market conditions.

  Gross Profit and Gross Margin

        As a result of the foregoing, our gross profit, which is equal to revenue less cost of sales, increased by 48.9% from RMB30.9 million in 2011 to RMB46.1 million in 2012. Our gross margin, which is equal to gross profit divided by revenue, increased from 29.4% in 2011 to 32.4% in 2012, primarily due to a significant reduction of our coal trading activities, which had lower profit margins than selling self-produced coal. Gross margin for sales of our self-produced coal decreased from 38.9% in 2011 to 32.7% in 2012, and gross margin for sales of third-party coal decreased from 8.7% in 2011 to 0.7% in 2012.

  Selling and Distribution Expenses

        Our selling and distribution expenses increased by 26.1% from RMB2.9 million in 2011 to RMB3.7 million in 2012, primarily due to an increase in our sales and marketing activities as we increased our production output. As a percentage of revenue, sales and distribution expenses decreased from 2.8% in 2011 to 2.6% in 2012.

  Administrative Expenses

        Our administrative expenses increased by 56.4% from RMB49.4 million in 2011 to RMB77.3 million in 2012. This increase primarily reflected higher salaries and benefits expenses for our administrative staff, as we increased the number of our administrative staff in 2012 to support the growth of our business, losses incurred from the suspension of production at Gouchang Coal Mine from March to August 2012, as well as expenses incurred in connection with the preparation for the Listing. As a percentage of revenue, administrative expenses increased from 47.0% in 2011 to 54.5% in 2012.

  Other Operating Expenses

        Our other operating expenses increased from RMB1.5 million in 2011 to RMB1.6 million in 2012. Other operating expenses in 2011 consisted mainly of administrative penalties and fines, which primarily related to our safety facilities and miscellaneous charges related to temporary use of land, while other operating expenses in 2012 consisted mainly of miscellaneous levies and charges. As a percentage of revenue, other operating expenses decreased from 1.5% in 2011 to 1.1% in 2012.

  Operating Loss

        As a result of the foregoing, our operating loss increased by 59.2% from RMB23.0 million in 2011 to RMB36.6 million in 2012.

  Finance Costs

        Our finance costs increased by 39.9% from RMB31.8 million in 2011 to RMB44.5 million in 2012, principally due to a 70.5% increase in interest expenses on interest-bearing bank and other borrowings from RMB49.0 million in 2011 to RMB83.5 million in 2012. Interest expenses on interest-bearing bank and other borrowings increased primarily because we significantly increased our bank borrowings from RMB735.9 million as of December 31, 2011 to RMB1,013.5 million as of December 31, 2012, and the average interest rate on our outstanding bank borrowings increased from 8.0% in 2011 to 8.5% in 2012. The increase in interest expenses was partially offset by a higher level of capitalized interest in 2012 as compared to 2011, as well as a decrease in interest on payable for mining rights. The higher level of capitalized interest in 2012 was mainly the result of an increase in bank borrowings for funding coal mine construction. Interest on payables for mining rights decreased in 2012 primarily because the mining right premiums for Liujiaba Coal Mine and Gouchang Coal Mine were fully paid in 2012.

  Interest Income

        Our interest income increased by 85.8% from RMB0.6 million in 2011 to RMB1.0 million in 2012, mainly as a result of an increase in the average balance of our bank deposits in 2012 and, to a lesser extent, an increase in the average yield of our bank deposits.

  Net Non-operating Expense

        Our net non-operating expense increased significantly from RMB0.9 million in 2011 to RMB2.2 million in 2012, primarily reflecting an increase in sponsorships and contributions to the community and certain government organizations.

  Loss Before Income Tax

        As a result of the foregoing, our loss before income tax increased by 49.2% from RMB55.2 million in 2011 to RMB82.3 million in 2012.

  Income Tax Expense/Benefit

        We had an income tax benefit of RMB15.2 million in 2012, compared to an income tax expense of RMB9.8 million in 2011. Our income tax benefit in 2012 primarily reflected the recognition of deferred tax assets of RMB15.3 million, as the Guizhou local taxation bureau confirmed in 2012 that certain of our PRC subsidiaries should have been subject to income tax at a rate of 25% of their taxable income as determined under the PRC Enterprise Income Tax Law since January 2011, rather than 25% of their "deemed profits". Prior to 2012, certain of our PRC subsidiaries were required by the Guizhou local taxation bureau to pay tax at a rate of 25% of their "deemed profits", which resulted in these PRC subsidiaries paying a significantly higher amount of tax than otherwise required under the PRC Enterprise Income Tax Law. See "— Description of the Key Components of Our Results of Operations — Taxation — PRC Income Tax". Our income tax expense in 2011 mainly reflected the enterprise income tax payable by certain of our PRC subsidiaries as determined based on their "deemed profits".

  Profit/(Loss) for the Year

        As a result of the foregoing, our loss for the year increased by 3.3% from RMB64.9 million in 2011 to RMB67.1 million in 2012.

  Profit/(Loss) Attributable to Non-Controlling Interests and Owner of our Company

        Loss attributable to non-controlling interests was RMB0.7 million in 2011, compared to profit attributable to non-controlling interests of RMB8.3 million in 2012. The profit attributable to non-controlling interests in 2012 mainly reflected the minority shareholders' share of the financial results of Baiping Mining, which recorded a profit in 2012.

        Loss attributable to owner of our Company increased by 17.4% from RMB64.2 million in 2011 to RMB75.3 million in 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

  Revenue

        Our revenue increased significantly from RMB38.7 million in 2010 to RMB105.2 million in 2011, reflecting a 86.4% increase in revenue from sales of self-produced coal from RMB38.7 million in 2010 to RMB72.1 million in 2011, as well as the commencement of our coal trading activities in January 2011. The increase in revenue from sales of self-produced coal was the result of an increase in sales volume as well as an increase in average selling price. Sales volume of self-produced coal increased from 166,362 tonnes in 2010 to 243,247 tonnes in 2011, principally as a result of the commencement of commercial production at Gouchang Coal Mine in April 2011 and an increase in production output at Baiping Coal Mine. The average selling price of self-produced coal increased from RMB232.4 per tonne in 2010 to RMB296.4 per tonne in 2011, mainly due to the general increase in the market prices of anthracite coal in the PRC. In 2011, we generated RMB33.1 million in revenue from the sale of 70,811 tonnes of third party coal as part of our coal trading activities.

  Cost of Sales

        Our cost of sales increased significantly from RMB25.5 million in 2010 to RMB74.3 million in 2011. This was principally the result of our increased sales volume. As a percentage of revenue, cost of sales increased from 65.8% in 2010 to 70.6% in 2011. Cost of sales as a percentage of revenue increased in 2011 mainly due to the commencement of our coal trading activities in January 2011, which had lower profit margins than selling self-produced coal. For our self-produced coal, cost of sales as a percentage of revenue decreased from 65.8% in 2010 to 61.1% in 2011. This was primarily due to an increase in the average selling price of our self-produced coal, as well as greater economies of scale realized from our higher production volume. For our sales of third-party coal, cost of sales as a percentage of revenue was 91.3% in 2011.

  Gross Profit and Gross Margin

        As a result of the foregoing, our gross profit increased significantly from RMB13.2 million in 2010 to RMB30.9 million in 2011. Our gross margin decreased from 34.2% in 2010 to 29.4% in 2011, primarily due to the commencement of our coal trading activities in January 2011, which had lower profit margins than selling self-produced coal. Gross margin for sales of our self-produced coal increased from 34.2% in 2010 to 38.9% in 2011, and gross margin for sales of third-party coal was 8.7% in 2011.

  Selling and Distribution Expenses

        Our selling and distribution expenses were RMB2.9 million in both 2010 and 2011, as we did not materially change our sales and marketing activities or the size of our sales and marketing personnel. As a percentage of revenue, sales and distribution expenses were 7.5% in 2010 and 2.8% in 2011.

  Administrative Expenses

        Our administrative expenses decreased by 11.4% from RMB55.8 million in 2010 to RMB49.4 million in 2011, primarily because no share-based compensation expense was recognized. In 2010, our administrative expenses included share-based compensation expenses of RMB17.0 million allocated from CHNR in connection with the share options granted in 2008 to Mr. Li Feilie to purchase 1,000,000 shares of CHNR. This was partially offset by an increase in salaries and benefits for our administrative staff, as we increased the number of our administrative staff in 2011 to support the growth of our business. As a percentage of revenue, administrative expenses decreased from 144.4% in 2010 to 47.0% in 2011.

  Other Operating Expenses

        Our other operating expenses decreased by 82.9% from RMB9.0 million in 2010 to RMB1.5 million in 2011, mainly because we were subject to less administrative penalties and fines. In 2010 and 2011, our administrative penalties and fines related primarily to late payment of mining right premium, mine accidents and non-compliant safety equipment. Our operating expenses in 2010 were also significantly affected by mine pre-development expenses we incurred totaling RMB1.7 million in respect of Dayun Coal Mine and RMB3.2 million in compensation we paid to certain local residents at Dayuan Coal Mine. As a percentage of revenue, other expenses decreased from 23.3% in 2010 to 1.5% in 2011.

  Operating Loss

        As a result of the foregoing, our operating loss decreased by 57.9% from RMB54.5 million in 2010 to RMB23.0 million in 2011.

  Finance Costs

        Our finance costs increased significantly from RMB6.0 million in 2010 to RMB31.8 million in 2011. This increase was principally due to a significant increase in interest expenses on interest-bearing bank and other borrowings from RMB16.0 million in 2010 to RMB49.0 million in 2011, as well as a significant increase in interest on payable for mining rights from RMB5.8 million in 2010 to RMB11.9 million in 2011. Interest expenses on interest-bearing bank and other borrowings increased primarily because of an increase in our bank borrowings from RMB418.7 million as of December 31, 2010 to RMB735.9 million as of December 31, 2011, as well as an increase in the average interest rate on our outstanding bank borrowings from 7.1% in 2010 to 8.0% in 2011. Interest on payables for mining rights increased mainly because of the commencement of paying interest on payables for mining rights for Dayun Coal Mine. These increases were partially offset by a higher level of capitalized interest in 2011 as compared to 2010. The higher level of capitalized interest in 2011 was mainly the result of an increase in bank borrowings for funding coal mine construction.

  Interest Income

        Our interest income increased from RMB0.1 million in 2010 to RMB0.6 million in 2011, mainly as a result of an increase in the average level of our bank deposits and, to a lesser extent, an increase in the average yield of our bank deposits.

  Gain on Bargain Purchase of a Subsidiary

        In 2010, we recognized a non-recurring gain on bargain purchase of RMB624.1 million in connection with our acquisition of Guizhou Puxin. We did not recognize a similar gain in 2011.

  Non-operating Expense, Net

        Our net non-operating expense decreased by 43.7% from RMB1.6 million in 2010 to RMB0.9 million in 2011, primarily because of lower amounts in sponsorships and contributions to the community and certain government organizations.

  Profit/(Loss) Before Income Tax

        As a result of the foregoing, we recorded a profit before income tax of RMB562.1 million in 2010 and a loss before income tax of RMB55.2 million in 2011. Disregarding the effects of the RMB624.1 million non-recurring time gain on the bargain purchase of Guizhou Puxin, we would have incurred a loss before income tax of RMB62.0 million in 2010.

  Income Tax Expense

        Our income tax expense increased by 58.8% from RMB6.1 million in 2010 to RMB9.8 million in 2011, primarily as a result of an increase in the "deemed profits" of certain of our PRC subsidiaries. See "— Description of the Key Components of Our Results of Operations — Taxation — PRC Income Tax".

  Profit/(Loss) for the Year

        As a result of the foregoing, we recorded a profit of RMB556.0 million in 2010 and a loss of RMB64.9 million in 2011.

  Profit/(Loss) Attributable to Non-Controlling Interests and Owner of our Company

        Loss attributable to non-controlling interests decreased significantly from RMB6.4 million in 2010 to RMB0.7 million in 2011. Although the Company had a profit of RMB556.0 million in 2010, there was a loss attributable to non-controlling interests in 2010 because the non-controlling interests were mainly related to the minority shareholders of Baiping Mining and Guizhou Yongfu, which did not benefit from the RMB624.1 million non-recurring gain on the bargain purchase of Guizhou Puxin.

        Profit attributable to owner of our Company was RMB562.4 million in 2010, compared to a loss attributable to owner of our Company of RMB64.2 million in 2011.

LIQUIDITY AND CAPITAL RESOURCES

        We need a substantial amount of cash to fund our operations and capital expenditures. In each of 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, we had negative net cash flows from operations. In the past, we had primarily funded our operations and capital expenditures with non-interest bearing borrowings from companies controlled by Mr. Li Feilie, as well as short-term and long-term bank and other borrowings. Since March 2013, we began to refinance a significant portion of the non-interest bearing borrowings from companies controlled by Mr. Li Feilie with interest-bearing bank and other borrowings, and we do not anticipate receiving additional non-interest bearing loans from our related companies in the future. As of June 30, 2013, we had cash and cash equivalents of RMB140.8 million.

        Since June 30, 2013, we have incurred certain additional bank and other borrowings. Moreover, in July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions, and in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down on or before March 10, 2015, subject to certain conditions. See "— Indebtedness — Interest-Bearing Loans".

Cash Flows

        The following table sets forth our cash flows for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
	(RMB in thousands)
Net cash flows used in operating activities	(39,724)	(62,562)	(70,648)	(11,552)	(124,509)
Net cash flows used in investing activities	(239,205)	(464,669)	(385,152)	(182,832)	(119,313)
Net cash flows from financing activities	303,735	524,372	542,810	352,523	223,397

Net increase/(decrease) in cash and cash equivalents	24,806	(2,859)	87,010	158,139	(20,425)

  Net Cash Used in Operating Activities

        To date, we have experienced significant negative net cash flows from operating activities. In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, net cash used in operating activities was RMB39.7 million, RMB62.6 million, RMB70.6 million, RMB11.6 million and RMB124.5 million, respectively, as adjusted for non-cash items. In 2010, net cash used in operating activities primarily reflected our profit before income tax of RMB562.1 million, as adjusted for the RMB624.1 million non-cash gain on the bargain purchase of Guizhou Puxin. In each of 2011, 2012 and the six months ended June 30, 2012, our net cash used in operating activities were largely attributable to our loss before income tax, which were RMB55.2 million, RMB82.3 million and RMB32.9 million, respectively, in each case as adjusted for certain non-cash items. In the six months ended June 30, 2013, our net cash used in operating activities mainly reflected our loss before income tax of RMB273.2 million, as adjusted for the non-cash impairment loss on property, plant and equipment of RMB184.4 million related to the suspension of Gouchang Coal Mine and other adjustments for non-cash items, including the significant decreases in trade and bills payables and other payable and accrued liabilities that resulted from our settlement of certain payables in respect of mining equipment purchases for Xinsong Coal Mine. See our consolidated statements of cash flows in Appendix I — "Accountants' Report of the Company" for a reconciliation of our net cash used in operating activities to profit/(loss) before income tax.

  Net Cash Used in Investing Activities

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, net cash used in investing activities was RMB239.2 million, RMB464.7 million, RMB385.2 million, RMB182.8 million and RMB119.3 million, respectively. Net cash used in investing activities in each of these periods primarily related to the construction and development of our coal mines and purchases of mining-related equipment and machinery, except that in 2011, net cash used in investing activities also included a RMB140.1 million payment in respect of the balance of the purchase price for the acquisition of Guizhou Puxin.

  Net Cash Generated from Financing Activities

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, net cash generated from financing activities was RMB303.7 million, RMB524.4 million, RMB542.8 million, RMB352.5 million and RMB223.4 million, respectively. Net cash from financing activities during these periods mainly reflected the proceeds from bank borrowings and from non-interest bearing borrowings from companies controlled by Mr. Li Feilie.

Capital Expenditure

        Our capital expenditures were RMB219.7 million, RMB341.5 million, RMB360.2 million, RMB202.9 million and RMB139.3 million in 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. From June 30, 2013 to the Latest Practicable Date, our capital expenditures were RMB            . Our capital expenditures mainly related to the construction of our coal mines, purchase of mining-related equipment and machinery and pre-payments for land use rights for our coal mines.

        We expect to pay approximately an aggregate of RMB545.0 million in 2013 and 2014 for capital expenditures. These estimated capital expenditures are expected to be used primarily for construction of Dayuan Coal Mine, Dayun Coal Mine and Yongsheng Coal Mine, the construction of a coal beneficiation plant in Jinsha county and the construction of a port along the Wujiang River near Yongsheng coal Mine. Our current plan with respect to capital expenditures is subject to a number of uncertainties and may change due to various reasons, including delays in construction work, unanticipated increases in cost of construction, changes in construction scope and completion time, adverse weather conditions, unexpected changes to applicable regulatory requirements and other unforeseen difficulties. We periodically review our capital expenditure plans and may make adjustments from time to time.

        We expect to fund our capital expenditures in 2013 and 2014 through interest-bearing bank and other borrowings. See "— Indebtedness".

Working Capital

        As of December 31, 2012 and October 31, 2013, we had net current liabilities of RMB1,030.1 million and RMB[985.5] million, respectively. We intend to fund our cash requirements with additional short-term and long-term bank and other borrowings. As of the Latest Practicable Date, we had RMB[260.0] million of undrawn commitments under our long-term credit facilities. In July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions. In addition, in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down on or before March 10, 2015, subject to certain conditions. Taking into account the financial resources available to us, including RMB260.0 million of undrawn commitments under our long-term credit facilities as of the Latest Practicable Date, the total of RMB1.95 billion of undrawn commitments provided by China Minsheng Bank and China Merchant Bank and the estimated cash requirements, and in the absence of unforeseen circumstances, our Directors believe that we will have 125% of the working capital required to fund our operations for at least the next 12 months.

        The following table sets forth our existing and estimated source of funding and estimated major working capital requirements for the 12 months from the date of the listing document:

(RMB million)
Source of funding:
Cash and cash equivalents as of October 31, 2013	[235.4	]
Undrawn commitments under long-term credit facilities as of October 31, 2013	[260.0	]
Undrawn commitments provided by China Minsheng Bank and China Merchant Bank as of October 31, 2013	1,950

Total	[2,445.4	]

Estimated working capital requirements from January 1, 2014 to December 31, 2014	[1,842.1	]

INDEBTEDNESS

Loans From Related Companies

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, our loans from companies controlled by Mr. Li Feilie were RMB314.2 million, RMB451.4 million, RMB672.4 million and RMB140.6 million, respectively. These loans were non-interest bearing, unsecured and payable on demand. In 2013, we repaid a significant portion of our loans from related companies with interest-bearing bank and other borrowings. The Company plans to settle these loans before the Listing, other than the Entrusted Loan made available by Feishang Management in the amount of RMB131.0 million which is expected to be settled as soon as possible and in any event no later than six months after the Listing. As of the Latest Practicable Date, our outstanding loans from companies controlled by Mr. Li was RMB164.2 million.

Interest-Bearing Loans

        Our interest-bearing loans consist of short-term and long-term bank and other borrowings.

        As of June 30, 2013, the total outstanding amount of our short-term bank and other borrowings and the current portion of our outstanding long-term bank borrowings were RMB861.9 million. Certain of our outstanding short-term bank and other borrowings were guaranteed by Mr. Li Feilie and/or companies controlled by him. Our short-term bank and other borrowings typically have floating interest rates. As of June 30, 2013, the effective interest rates on our outstanding short-term bank borrowings ranged from 6.30% to 9.00%.

        As of June 30, 2013, we had total outstanding long-term bank borrowings (excluding the current portion) of RMB897.4 million. We obtained our long-term bank borrowings from various financial institutions under several credit facilities. Certain of our long-term bank borrowings are guaranteed by Mr. Li Feilie and/or companies controlled by him and certain of our long-term bank borrowings are secured by pledges of our mining rights, equity interests in Baiping Mining, Dayuan Coal, Gouchang Coal, Linjiaao Coal, Xinsong Coal and Guizhou Dayun and certain of our time deposits. As of the Latest Practicable Date, the total amount of outstanding bank borrowings that were guaranteed by Mr. Li and/or companies controlled by him was approximately RMB1,111.7 million, representing approximately 56.5% of our total outstanding borrowings. We have obtained in-principle consents from Bank of Chongqing, China Minsheng Bank, China Merchants Bank, Bank of Communications, Industrial and Commercial Bank of China and Huachuang Securities to release the guarantees for at least RMB1,375.0 million of the borrowings, to be effective upon the Listing and subject to the completion of certain administrative procedures of the banks, which is expected to be completed in approximately one to three months after the Listing. See "Relationship With Our Controlling Shareholders — Independence From Our Controlling Shareholders — Financial Independence". Our long-term bank borrowings typically have floating interest rates. As of June 30, 2013, the effective interest rates on our outstanding long-term bank borrowings ranged from 6.40% to 8.52%. Our long-term bank borrowings agreements contain restrictive covenants providing for certain restrictions relating to, among others, mergers and consolidations, incurrence of additional indebtedness or guarantees, disposals of a substantial portion of our assets, significant changes in the ownership of our subsidiaries and payment of dividends or other distributions.

        In July 2013, we entered into a RMB105.0 million 7.38% three-year entrusted loan with China Minsheng Bank, which has been fully drawn down.

        In July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions. These conditions include the absence of material adverse changes to our Company's financial position, which in turn requires, among others, that the revenue of our Company for the year in which the loan is drawn down must not decrease by more than 50% as compared to the immediately preceding year, that our Company's total interest-bearing debt to asset ratio shall not exceed 90%, and that we do not have a poor credit record. According to a letter we received from China Minsheng Bank in September 2013 explaining the July 2013 commitment letter, China Minsheng Bank will carry out internal financial assessment procedures on our Company prior to loan drawdown, which will be conducted based on the internal credit rating system of China Minsheng Bank. In the event that our Company's credit rating is assessed by China Minsheng Bank to be "BBB-" or below, China Minsheng Bank will not approve the drawdown. The credit rating of our Company is currently assessed by China Minsheng Bank to be "A," which is three ratings higher than "BBB-". The interest rate of the loan will be determined based on the prevailing market conditions at the time of drawdown. The interest rates generally charged by China Minsheng Bank are the PBOC's official benchmark interest rates plus a premium of 20% to 30%.

        In August 2013, we entered into a RMB76.0 million 7.29% one-year entrusted loan with China Industrial International Trust Limited, an Independent Third Party, which has been fully drawn down. The loan is secured by a RMB16.0 million bank deposit of Guizhou Puxin.

        In August 2013, we entered into a RMB100.0 million 6.60% one-year bank loan with China Minsheng Bank, which has been fully drawn down. The loan is guaranteed by WFID and Pingxiang Iron & Steel Co. Ltd. ("Pingxiang"), and secured by the pledge of shares in Guizhou Puxin. Prior to 2013, Pingxiang was a related company controlled by Mr. Li Feilie. Upon its disposition, and securred by the pledge of shares in Guizhou Puxin by Mr. Li in January 2013, Pingxiang became an Independent Third Party.

        In October 2013, we entered into a RMB150.0 million 6.00% one-year bank loan with China Minsheng Bank, which has been fully drawn down. The loan is guaranteed by WFID and Pingxiang, and secured by the pledge of shares in Guizhou Puxin.

        In addition, in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down before March 10, 2015, subject to certain conditions, including a repayment term of not less than one year for each draw down.

        For additional information on bank and other borrowings, see note 36 to our consolidated financial statements included in Appendix I — "Accountants' Report of the Company".

        During the Track Record Period and as of the Latest Practicable Date, the Directors confirmed that we had no material defaults in relation to our bank borrowings or breaches of covenants in the bank borrowings, or payment of trade or non-trade payables.

        As of the Latest Practicable Date, we had RMB260.0 million of undrawn commitments under our long-term credit facilities.

        The Directors have confirmed that unless otherwise disclosed under the section headed "— Indebtedness" in the listing document there has not been any material change in our indebtedness since June 30, 2013.

Mining Rights Payables

        Mining rights payables are payables under our installment payment plans with the Guizhou Provincial Department of Land and Resources for the acquisition of our mining rights. Interest on our outstanding mining rights are determined annually by reference to the official benchmark interest rates published by the PBOC. As of June 30, 2013, the interest rate on our outstanding mining rights payables ranged from 6.00% to 6.55%.

CONTRACTUAL OBLIGATIONS

        The following table summarizes our contractual obligations as of June 30, 2013:

	Payments due by period
	Total	On demand	Within 1 year	2-3 years	4-5 years	After 5 years
	(RMB in thousands)
Interest-bearing bank and other borrowings	2,023,332	—	978,168	544,666	500,498	—
Mining rights payables	136,740	—	38,976	30,613	67,151	—
Due to related companies	140,633	140,633	—	—	—	—
Capital commitments, contracted but not provided for	88,961	—	88,961	—	—	—
Operating leases commitments	1,879	—	936	943	—	—

Total	2,391,545	140,633	1,107,041	576,222	567,649	—

        The capital commitments are expected to be funded by external borrowings from banks and internal financial resources.

CONTINGENT LIABILITIES

        As the Latest Practicable Date, except for bank borrowings disclosed above and intra-group liabilities, we did not have any loan capital or debt securities issued or agreed to be issued, outstanding bank overdrafts and liabilities under acceptances or other similar indebtedness, debentures, mortgages, charges or loans or acceptance credits, finance leases or hire purchase commitments or guarantees or material contingent liabilities.

LISTING EXPENSES

        We had incurred expenses in connection with the Listing of RMB9.1 million in 2012 and RMB13.8 million in the six months ended June 30, 2013, which were accounted for as our administrative expenses. We expect to further incur an additional RMB42.7 million to RMB56.5 million of expenses in connection with the Listing, which are subject to adjustments to be agreed by the Company, the Joint Sponsors and other parties. We do not believe the additional expenses will have a material impact on our results of operations.

KEY FINANCIAL RATIOS

        The table below sets forth our key financial ratios as of or for the dates or for the periods.

	As of or for the year ended December 31,			As of or for the six months ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
Inventory turnover days(1)	49	26	31	45	59
Average trade and bill payable turnover days(2)	660	362	325	428	451
Average trade and bill receivable turnover days(3)	29	61	101	75	157
Gearing ratio(4)	47.5%	60.4%	68.8%	66.6%	86.5%
Debt to equity ratio(5)	90.5%	152.4%	220.0%	199.8%	641.2%
Gross margin(6)	34.2%	29.4%	32.4%	44.9%	27.0%

(1)
Inventory turnover days are calculated by dividing the arithmetic mean of the opening and closing balances of inventories for the year by cost of sales in that year and multiplying by 360 days. As we did not have any commercial production until March 18, 2010, inventory turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of inventories as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(2)
The average trade and bill payable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill payable for the year by cost of sales in the year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill payables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill payables as of March 18 and December 31, 2010 by cost of sales for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(3)
The average trade and bill receivable turnover days are calculated by dividing the arithmetic mean of opening and ending balance of trade and bill receivables for the year by revenue in that year and then multiplying by 360 days. As we did not have any commercial production until March 18, 2010, the average trade and bill receivables turnover days in 2010 is calculated by dividing the arithmetic mean of the balance of trade and bill receivables as of March 18 and December 31, 2010 by revenue for the period beginning on March 18, 2010 and ending on December 31, 2010, and multiplying by 280 days.

(4)
Gearing ratio is calculated by dividing total interest-bearing debt by total capital at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables. Capital includes total equity and interest-bearing debt.

(5)
Debt to equity ratio is calculated by dividing total interest-bearing debt by total equity (based on book value without any revaluation) at the end of the year and multiplying by 100%. Interest-bearing debt includes interest-bearing bank and other borrowings and mining rights payables.

(6)
Gross margin is calculated by dividing gross profit by revenue at the end of the year and multiplying by 100%.

Inventory turnover days

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our inventory turnover days were 49 days, 26 days, 31 days, 45 days and 59 days, respectively. Our inventory turnover days was higher in 2010 than in 2011 and 2012 mainly because of lower sales. Our inventory turnover days was higher in the six months ended June 30, 2013 than in the same period in 2012, mainly because of the inventory which remained at Gouchang Coal Mine due to the suspension of operations since March 2013.

        Inventories are stated at the lower of cost and net realizable value. Cost is determined by the weighted-average method, and net realizable value is determined based on the estimated selling prices less the estimated costs for the sale. These estimates are based on the current market conditions and our historical experience for selling products of similar nature. Management reassesses these estimates at the end of each reporting period. In the six months ended June 30, 2013 we made provisions for impairment of inventory at Gouchang Coal Mine due to its suspension of operations since March 2013.

        As of December 31, 2010, 2011, 2012 and June 30, 2013, we had RMB5.3 million, RMB5.3 million, RMB11.3 million and RMB15.1 million of inventories. The increase in inventory in 2012 and was primarily the result of the commencement of commercial production at Zhulinzhai Coal Mine in April 2012, and the increase in inventory in the six months ended June 30, 2013 was primarily the result of the commencement of commercial operations at Liujiaba Coal Mine in December 2012. As of June 30, 2013, we recognized a provision for inventory impairment of RMB1.0 million in connection with the suspension of the Gouchang Coal Mine.

        Set forth below is breakdown of our inventory as of June 30, 2013 and the usage thereof as of September 30, 2013:

	Balance as of June 30, 2013	Subsequent usage as of September 30, 2013	Subsequent usage as of September 30, 2013
	(RMB in thousands)		(in %)
		(unaudited)
Spare parts and consumables	8,112	5,489	67.7%
Coal	6,968	4,568	65.6%

Total	15,080	10,057	66.7%

Average Trade and Bill Payable Turnover Days

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our average trade and bill payable turnover days were 660 days, 362 days, 325 days, 428 days and 451 days, respectively. Our average trade and bill payable turnover days are relatively high in each of these periods because a significant portion of our trade and bill payables related to construction, which generally have longer payment periods. Our average trade and bill payable turnover days were significantly higher in 2010 than in other periods primarily because we had a higher portion of payables relating to construction and other non-operating activities, as we had more mines under construction. Our suppliers generally offer a credit term of three to six months other than suppliers related to construction.

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, we had RMB80.0 million, RMB69.4 million, RMB103.8 million and RMB97.7 million of outstanding trade and bill payables. The decline in outstanding trade and bill payables from December 31, 2010 to December 31, 2011 was mainly due to the settlement of certain construction payables in respect of Liujiaba Coal Mine and Zhulinzhai Coal Mine. The increase in trade and bill payables from December 31, 2011 to December 31, 2012 was principally related to payables for equipment purchases for the Liujiaba Coal Mine and the construction of the Yongsheng Coal Mine. The decrease in trade and bill payables from December 31, 2012 to June 30, 2013 was primarily due to the settlement of certain payables in respect of equipment purchases at the Xinsong Coal Mine. We did not have any material disputes with our suppliers during the Track Record Period.

Average Trade and Bill Receivable Turnover Days

        In 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, our average trade and bill receivable turnover days were 29 days, 61 days, 101 days, 75 days and 157 days, respectively. Our average trade and bill receivable turnover days has been increasing throughout the Track Record Period due to certain of our power producer customers taking a longer amount of time to settle payments due to certain operating difficulties. Moreover, in the six months ended June 30, 2013, payment from one of our largest five customers was late. We ultimately collected the full payment in September 2013.

        Our provisioning policy for the impairment of trade and bill receivables is determined by our management based on the credit history of our customers and current market conditions. The provision amounts of provision are reassessed at the end of each reporting period. During the Track Record Period, we have not made any provisions for impairment of trade and bill receivables.

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, we had RMB5.6 million, RMB30.4 million, RMB49.0 million and RMB46.3 million of outstanding trade and bill receivables. The increase in trade receivables are in line with the growth of our business and revenues. Set forth below is the aging analysis of our outstanding trade receivables as of the dates indicated and the subsequent settlement thereof as of September 30, 2013:

	As of December 31,			As of June 30,	Subsequent settlement as of September 30,
	2010	2011	2012	2013	2013
	(RMB in thousands)
					(unaudited)
Within 3 months	5,577	17,485	36,996	32,666	27,342
3 to 6 months	—	10,776	909	3,117	229
7 to 12 months	—	1,095	254	4,197	2,759
Over 12 months	—	—	7	18	—

	5,577	29,356	38,166	39,998	30,330

Gearing Ratio

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, our gearing ratio was 47.5%, 60.4%, 68.8% and 86.5%, respectively. Our gearing ratio increased throughout the Track Record Period as we increased our interest-bearing borrowings to support the growth of our business and meet our capital expenditure requirements.

Debt to Equity Ratio

        As of December 31, 2010, 2011 and 2012 and June 30, 2013, our debt to equity ratio was 90.5%, 152.4%, 220.0% and 641.2%, respectively. Our debt to equity ratio increased throughout the Track Record Period as we increased our interest-bearing borrowings to support the growth of our business and meet our capital expenditure requirements. In particular, our interest-bearing bank and other borrowings increased from RMB418.7 million as of December 31, 2010 to RMB735.9 million as of December 31, 2011, RMB1,013.5 million as of December 31, 2012 and RMB1,759.3 million as of June 30, 2013.

Gross Margin

        As of December 31, 2010, 2011 and 2012 and June 30, 2012 and 2013, our gross margin was 34.2%, 29.4%, 32.4%, 44.9% and 27.0%, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

        As of the Latest Practicable Date, we did not have any material off-balance sheet arrangements. We have not entered, and do not intend to enter, into any derivative transactions for trading purposes.

MARKET RISK DISCLOSURE

        We are exposed to various types of market risks in the ordinary course of business, including credit risk, foreign currency risk, interest rate risk and liquidity risk. We have not used any derivatives or other instruments for hedging purposes.

Credit Risk

        We are exposed to credit risk in connection with our trade receivables, bill receivables and our cash deposits.

  Trade Receivables

        Our trade receivables are mainly derived from anthracite coal sales and are typically unsecured. We mitigate the credit risks relating to our trade receivables by performing credit evaluations and monitoring outstanding balances of our trade receivables regularly. We recognize impairment for trade receivables primarily based on our historical write-off experience, the age of the outstanding balances and other factors regarding the specific customer's credit-worthiness and current market conditions. We have not recognized any provision for impairment of trade receivables in 2010, 2011, 2012 or the six months ended June 30, 2013. Our largest five customers accounted for 66.6%, 73.5%, 56.7% and 72.8% of our revenue in 2010, 2011, 2012 and the six months ended June 30, 2013, respectively. Our outstanding trade receivables from our largest five customers accounted for 59.4%, 84.2%, 87.2% and 53.6% of our total trade receivables in 2010, 2011, 2012 and the six months ended June 30, 2013, respectively.

  Bill Receivables

        Bill receivables represent letters of credit obtained by our customers to finance purchases which have been presented to banks for payment after delivery of goods to customers. As of June 30, 2013, all of the bills underlying our outstanding bills receivables were issued by financial institutions. Bill receivables typically have a term of maturity of six months.

  Cash and Term Deposits

        We maintain our cash and cash deposits primarily with PRC state-owned banks and Hong Kong-based financial institutions which we believe are of high credit quality. We perform periodic evaluations of the relative credit standing of those financial institutions.

Commodity Price Risk

        Our main exposure to commodity price risk relates to fluctuations in the average selling prices of anthracite coal, which are affected to a significant extent by the market price of anthracite coal in Guizhou. Anthracite coal prices can fluctuate significantly and are affected by many factors beyond our control. We have not engaged in any hedging transactions to manage our commodity price risk. Set forth below is a sensitivity analysis illustrating the effects of a 30% increase or decrease in the average selling price of our anthracite coal on our revenue and gross profit for the periods indicated. The Company believes that the 30% increase or decrease in the average selling price under the sensitivity analysis has covered the historical fluctuation of the average selling price of the anthracite coal we produced during the Track Record Period.

	Six months ended June 30, 2013	Coal Price
	Actual	+ 30%	-30%
	(RMB in millions, except percentages)
Total revenue	54.7	16.4	(16.4)
% Change		30%	(30)%
Gross profit	14.8	16.4	(16.4)
% Change		111.1%	(111.1)%

	Six months ended June 30, 2012	Coal Price
	Actual	+ 30%	-30%
	(RMB in millions, except percentages)
	(unaudited)
Total revenue	55.2	16.5	(16.5)
% Change		30.0%	(30.0)%
Gross profit	24.8	16.5	(16.5)
% Change		66.6%	(66.6)%

	Year ended December 31, 2012	Coal Price
	Actual	+ 30%	-30%
	(RMB in millions, except percentages)
Total revenue	141.9	42.6	(42.6)
% Change		30.0%	(30.0)%
Gross profit	46.1	42.6	(42.6)
% Change		92.5%	(92.5)%

	Year ended December 31, 2011	Coal Price
	Actual	+ 30%	-30%
	(RMB in millions, except percentages)
Total revenue	105.2	31.6	(31.6)
% Change		30.0%	(30.0)%
Gross profit	30.9	31.6	(31.6)
% Change		102.2%	(102.2)%

	Year ended December 31, 2010	Coal Price
	Actual	+ 30%	-30%
	(RMB in millions, except percentages)
Total revenue	38.7	11.6	(11.6)
% Change		30.0%	(30.0)%
Gross profit	13.2	11.6	(11.6)
% Change		87.8%	(87.8)%

Foreign Currency Risk

        Our financial statements are presented in, and our functional currency is, Renminbi. The Renminbi is not freely convertible into foreign currencies. The SAFE, under the authority of the PBOC, controls the conversion of Renminbi into foreign currencies. The value of Renminbi is subject to changes in PRC Government policies and international economic and political developments which affect the supply and demand of Renminbi. All foreign exchange transactions take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC.

Interest Rate Risk

        Our exposure to the interest rate risk arises primarily from our long-term obligations with floating interest rates, including certain long-term bank and other borrowings and mining rights payables. We have not entered into any interest rate swaps or any other hedging transactions to manage our interest rate risks. As of June 30, 2013, 68.03% of the total outstanding principal amounts of our bank and other borrowings, and all of our mining right payables, had floating interest rates. Set forth below is a sensitivity analysis illustrating the effects of a 100 basis point increase or decrease in interest rates on our long-term interest-bearing bank and other borrowings and mining right payables and on our profit before tax for the periods indicated:

	Increase/(decrease) in basis points	Increase/(decrease) in profit before tax
		(RMB in thousands)
Year ended December 31, 2010	100	(668)
	(100)	668
Year ended December 31, 2011	100	(2,841)
	(100)	2,841
Year ended December 31, 2012	100	(4,289)
	(100)	4,289
Six months ended June 30, 2013	100	(5,530)
	(100)	5,530

Liquidity Risk

        We manage our liquidity risk by regularly monitoring our liquidity requirements and compliance with debt covenants to ensure that we maintain sufficient cash and cash equivalents to meet our liquidity requirements. Set forth below is the maturity profile of our financial liabilities based on contractual undiscounted payments as of the dates indicated.

June 30, 2013	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	(RMB in thousands)
Trade and bills payables	—	97,737	—	—	97,737
Other payables and accrued liabilities	—	29,684	—	—	29,684
Interest-bearing bank and other borrowings	—	978,168	1,045,164	—	2,023,332
Due to related companies	140,633	—	—	—	140,633
Mining rights payable	—	38,976	97,764	—	136,740

Total	140,633	1,144,565	1,142,928	—	2,428,126

As of December 31, 2012	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	(RMB in thousands)
Trade and bills payable	—	103,798	—	—	103,798
Other payables and accrued liabilities	—	22,022	—	—	22,022
Interest-bearing bank and other borrowings	—	508,388	654,212	—	1,162,600
Due to related companies	672,401	—	—	—	672,401
Mining rights payable	—	32,234	110,524	—	142,758

Total	672,401	666,442	764,736	—	2,103,579

As of December 31, 2011	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	(RMB in thousands)
Trade and bills payable	—	69,402	—	—	69,402
Other payables and accrued liabilities	—	9,964	—	—	9,964
Interest-bearing bank and other borrowings	—	277,992	557,015	49,146	884,153
Due to related companies	451,380	—	—	—	451,380
Mining rights payable	—	27,644	121,529	18,256	167,429

Total	451,380	385,002	678,544	67,402	1,582,328

As of December 31, 2010	On demand	Less than 1 year	1 to 5 years	More than 5 years	Total
	(RMB in thousands)
Trade and bills payable	—	80,017	—	—	80,017
Other payables and accrued liabilities	—	8,700	—	—	8,700
Interest-bearing bank and other borrowings	—	134,357	270,000	48,742	453,099
Due to related companies	314,235	—	—	—	314,235
Mining rights payable	—	22,980	118,758	46,513	188,251

Total	314,235	246,054	388,758	95,255	1,044,302

STATEMENT OF NET CURRENT LIABILITIES

        As of [October 31], 2013, we had net current liabilities of RMB[985.5] million. See "— Liquidity and Capital Resources — Working Capital" for a discussion of our net current liabilities.

DISCLOSURE REQUIRED UNDER THE LISTING RULES

        As of the Latest Practicable Date, we are not aware of any circumstances that would give rise to a disclosure required under Rules 13.13 to 13.19 of the Listing Rules.

DIVIDEND POLICY

        We have not declared or paid any dividends since our incorporation, and we have no current intention of declaring or paying any dividends after the completion of the Listing. However, the determination to pay dividends will be made at the direction of our board of directors and will be based on our profits, cash flows, financial condition, capital requirements and other conditions that our board of directors deems relevant. The payment of dividends may be limited by legal restrictions and agreements that we may enter into in the future.

        See "Summary of BVI company law and taxation" included in Appendix IV — "Summary of the Constitution of Our Company and British Virgin Islands Companies Law".

RECENT ACCOUNTING PRONOUNCEMENTS

        See note 2.3 to our consolidated financial statements included in Appendix I — "Accountants' Report of the Company".

NO MATERIAL ADVERSE CHANGE

        The Directors have confirmed there has been no material adverse change in our financial position or prospects since June 30, 2013.

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

OUR CONTROLLING SHAREHOLDERS AND THEIR RETAINED BUSINESSES

        As of the Latest Practicable Date, Mr. Li Feilie, through its 100% shareholding in Laitan Investments, indirectly held 100% of the issued share capital of Feishang, which in turn held approximately 58.13% of the issued share capital of CHNR. Mr. Li also directly held approximately 1.2% of the issued share capital of CHNR as of the Latest Practicable Date.

        The Distribution will be satisfied wholly by way of a distribution in specie to all CHNR Shareholders of an aggregate of 124,554,580 Shares, representing 100% of the issued share capital of our Company, in proportion to their respective shareholdings in CHNR on the Distribution Record Date. Pursuant to the Distribution, the CHNR Shareholders will be entitled to five Shares for every CHNR Share held on the Distribution Record Date. As a result, following completion of the Spin-off, although CHNR will no longer hold any interest in our Company, Mr. Li Feilie, Laitan Investments and Feishang will continue to be our Controlling Shareholders and the controlling shareholders of CHNR. In addition to his interests in CHNR and our Company, Mr. Li also engages in other businesses through his approximately 60.74% interest in Feishang Enterprise. The nonferrous metal and non-metal mineral mining business of our Controlling Shareholders do not compete with our business. Our directors are of the view that (i) there is generally insignificant competition between our core business and our Controlling Shareholders' meager-lean coal business, and (ii) adequate measures have been put in place by our Group to ensure that there is insignificant competition between our core business and the operations of Feishang Energy.

Nonferrous metal and non-metal mineral mining

  •
  Copper.  Feishang Enterprise, through its subsidiary, holds 49% of the equity interest in Wuhu Hengxin Copper Industrial Group Co., Ltd., which in turn holds 28.74% of the equity interest in Anhui Xinke New Materials Co. Ltd., a company whose shares are listed on the Shanghai Stock Exchange. Wuhu Hengxin Copper Industrial Group Co., Ltd. is engaged in the copper refining business and Anhui Xinke New Materials Co. Ltd. is involved in the production of copper-based alloy materials.

  •
  Iron, zinc and other nonferrous metals.  In addition to coal mining operations which are conducted through our Company, CHNR is also engaged in the exploration, mineral extraction, processing and sales of iron, zinc and other nonferrous metals extracted or produced at mines primarily located in Anhui province of the PRC. These operations are conducted by Wuhu Feishang and Yunnan Feishang, through which the CHNR Group owns and has the right to operate Yangchong Mine, Sichong Mine, Baiguochong Mine and Luojiachong Mine.

  •
  Non-metals minerals.  Anhui Xinke New Materials Co. Ltd., a company which is held as to 28.74% by Wuhu Hengxin Copper Industrial Group Co., Ltd. which in turn is held as to 49% by Feishang Enterprise through its subsidiaries, also produces and sells non-metal minerals and materials such as carbon fiber reinforced metal matrix composite, rare and precious metals, and porcelain. In addition, Feishang, through its indirect subsidiary, Wuhu Feishang Non-Metal Materials Co., Ltd., mines, produces and sells bentonite.

Meager-lean coal

  The Sanjiazhai Mine

        Feishang Enterprise, pursuant to a trust arrangement, controls 100% of the equity interest in Guizhou Jusheng Energy Co., Ltd. which in turn owns and operates the Sanjiazhai Mine. The Sanjiazhai Mine is a meager-lean coal mine located in Liuzhi county of Guizhou province. The Sanjiazhai Mine was acquired by Feishang Enterprise on November 29, 2010 to provide upstream supply coking coal to its steel business. Feishang Enterprise has subsequently sold its steel business in 2013. Feishang Energy, which has been preliminarily designated as a coal mine consolidator, is in the process of acquiring the Sanjiazhai Mine from Feishang Enterprise in accordance with relevant PRC laws, rules, regulations and mine consolidation policies and is expected to complete the acquisition in 2014. Feishang Enterprise has also been attempting to sell the Sanjiazhai Mine following the sale of its steel business but it has been unable to do so at a reasonable price. The Sanjiazhai Mine will not form a part of our business upon completion of the Spin-off for the following reasons:

  •
  The Sanjiazhai Mine produces meager-lean coal rather than anthracite coal as produced by our anthracite coal mines.

  •
  The Sanjiazhai Mine is located in the Shuicheng District, which is designated as a "special and scarce coal mine area" under the Interim Administrative Measures on the Development and Utilization of Special and Scarce Coal (NDRC Order No. 16)

  (

  16

  ) (the "Measures on Special and Scarce Coal"). Under the Measures on Special and Scarce Coal, the development in "special and scarce coal mine areas" must be controlled (directly and indirectly) by PRC parties. As a result, the Company may not acquire and control the Sanjiazhai Mine as our Controlling Shareholder is ultimately controlled by companies incorporated outside the PRC.

  •
  As of June 30, 2013, the Sanjiazhai Mine remained in the pilot run stage and is expected to commence commercial production in 2014. The Sanjiazhai Mine does not satisfy the listing requirements under Chapter 18 of the Listing Rules for the following reasons:

  •
  the Directors do not consider Sanjiazhai Mine to hold a meaningful portfolio of coal. It only has an estimated annual production capacity of 150,000 tonnes of meager-lean coal and total estimated resources of 8.42 million tonnes under the PRC Solid Mineral Resources Reserves Classification Code.

  •
  In 2010, 2011 and 2012, the unaudited revenue of the Sanjiazhai Mine was RMB35.0 million, nil and nil, respectively. During the Track Record Period, the Sanjiazhai Mine continued to incur losses. As of December 31, 2010, 2011 and 2012, the unaudited net assets of the Sanjiazhai Mine were RMB10.0 million, RMB5.7 million and RMB9.0 million, respectively. The Sanjiazhai Mine is expected to continue incurring losses before its commercial production. The above unaudited financial information of the Sanjiazhai Mine was derived from the management accounts of the Sanjiazhai Mine.

    •
    The Sanjiazhai Mine is held by Feishang Enterprise under a trust arrangement pursuant to which the trustee, a PRC individual, agreed to acquire and hold the interest in the Sanjiazhai Mine for the benefit of Feishang Enterprise for purpose of negotiating a lower acquisition price. According to our PRC legal advisers, Commerce & Finance Law Offices, it remains uncertain whether such a trust arrangement will be valid under PRC law. Accordingly, Feishang Enterprise may not be able to transfer valid title in the Sanjiazhai Mine to our Group and therefore unable to meet the requirements under Rule 18.03(1) of the Listing Rules.

    •
    As mentioned above, our Group is not a PRC party and is not permitted to own or control the Sanjiazhai Mine. If the Sanjiazhai Mine is transferred to us, we would not be in compliance with PRC laws.

    •
    Feishang Enterprise has been attempting to sell the Sanjiazhai Mine. Although it has not been successful in doing so, Feishang Enterprise is continuing to locate buyers for the Sanjiazhai Mine. In the meantime, Feishang Enterprise is in the process of selling the Sanjiazhai Mine to Feishang Energy as Feishang Energy has been preliminarily designated as a coal mine consolidator.

        Our Directors believe that there is generally insignificant competition between our core business and the operations of the Sanjiazhai Mine for the following reasons:

  •
  The Sanjiazhai Mine produces meager-lean coal, which is primarily supplied to coal processing plants and coking plants in Shuicheng city for the production of coking coal, whereas our Company produces anthracite coal, which is mainly sold to power plants and occasionally to chemical plants. Coking coal is not part of our Group's product mix.

  •
  The Sanjiazhai Mine is limited in scale with an expected resources of 8.42 million tonnes of meager-lean coal under the PRC Solid Mineral Resources/Reserves Classification Code, compared to our Company's proved and probable reserves of approximately 208.87 million tonnes.

  •
  The extraction methods for the mining of meager-lean coal and anthracite coal, as well as their intended uses, are different. Our anthracite coal is primarily being sold as thermal coal and chemical coal, while meager lean coal produced from the Sanjiazhai Mine will only be sold as coking coal, which is not part of our product mix. Although during the Track Record Period, we have not produced any PCI coal, we intend to begin selling PCI coal in 2014 and significantly increase our sales of chemical coal as part of our strategy. In particular, we plan to increase our sales of chemical coal from 4% of the total sales for 2013, to 22% for 2014 and 61% for 2015 and increase our sales of PCI coal from nil for 2013, to 8% for 2014 and 21% for 2015. The sales of thermal coal are expected to decrease from 96% for 2013 to 70% for 2014 and 18% for 2015. Although meager lean coal may be used as PCI coal, meager lean coal produced at the Sanjiazhai Mine has never been sold as PCI coal and neither Feishang Energy nor Feishang Enterprise has the capability to process meager lean coal produced from the Sanjiazhai Mine for use as PCI coal. As a result, the production of meager lean coal and sale of coking coal do not form part of our core business and the ownership by Feishang Enterprise of the Sanjiazhai Mine does not result in a breach of the Deed of Non-Competition by the Controlling Shareholder. Accordingly, the Directors are of the view that there is generally insignificant competition between our core business and the operations of the Sanjiazhai Mine.

        It is expected that the Sanjiazhai Mine will, once it begins commercial production, produce meager-lean coal and sell them to coal processing plants and coking plants. On the other hand, we expect to continue to produce anthracite coal and sell the vast majority of our anthracite coal as chemical coal and thermal coal, with the rest as PCI coal. We currently do not have any plan to expand into the meager-lean coal business given the different extraction methods required and the different end uses of meager-lean coal, compared to anthracite coal. If we intend to expand into the meager-lean coal business in the future, we will be entitled under the Deed of Non-Competition to exercise our pre-emptive right to acquire the Sanjiazhai Mine.

Feishang Energy and Guizhou Puxin and their statuses as coal mine consolidators in Guizhou

        Feishang Energy and Guizhou Puxin have been assessed to qualify as coal mine consolidators in Guizhou. There is no restriction on the number of coal mines that can be acquired by Guizhou Puxin in Guizhou. The details of such assessment are set out in the confirmation letters issued by the Energy Bureau of Guizhou Province and the Leading Group Office of Guizhou Province on Coal Enterprises Consolidation (the "Leading Group Office") on July 16, 2013 and August 23, 2013, respectively (the "Confirmation Letter"). For the reasons set forth below, our Controlling Shareholders and our Group are of the view that it would be in our Group's best interests that Feishang Energy be officially designated and continue to be designated as a coal mine consolidator.

  The Confirmation Letter

        The Confirmation Letter confirmed the following:

  •
  Feishang Energy, an indirect wholly-owned subsidiary of Feishang Enterprise, is one of the coal enterprises that have been assessed as meeting the requirements to be a coal mine consolidator in Guizhou under the notice published by the Leading Group Office on February 28, 2013.

  •
  Guizhou Puxin (including its subsidiaries and their anthracite coal mines) is an affiliated entity of Feishang Energy. Guizhou Puxin has been assessed to have met the basic requirements to qualify as a coal mine consolidator in Guizhou.

  •
  If two or more entities under the same control altogether have been assessed to satisfy the coal mine consolidator requirements, only one entity will be officially designated as being a coal mine consolidator pursuant to the principles and policies in respect of the assessment of coal mine consolidator status. Notwithstanding this, Guizhou Puxin, as an affiliated entity of Feishang Energy, will be deemed as a coal mine consolidator after Feishang Energy has been officially designated as a coal mine consolidator.

  •
  Accordingly, Guizhou Puxin (including its subsidiaries and their anthracite coal mines) would not be subject to consolidation or be required to close down under Guizhou's consolidation policies.

  •
  Upon the request of the relevant government authorities in Guizhou to acquire or consolidate another coal mine or coal enterprise in Guizhou (the "Consolidation Opportunity"), the ultimate beneficial shareholder of Feishang Energy and Guizhou Puxin has the full discretion to determine either one of them to be the primary acquirer.

        Although Guizhou Puxin (including its subsidiaries and their anthracite coal mines) would not be the subject of or be subject to acquisition or consolidation by other third party coal mine consolidators in Guizhou, its subsidiaries or their anthracite coal mines may still be required to temporarily suspend operations under relevant PRC laws and regulations. For example, under the "Notice of the Implementation Rules on Accelerating the Progress of Merging and Restructuring Coal Mining Enterprises of Guizhou Province" ( ), coal mines which do not meet certain production capacities or gas outburst requirements are required to suspend operations pending consolidation arrangements. Moreover, as Gouchang Coal Mine's permitted annual production capacity is 90,000 tonnes which is below the 300,000 tonnes as required under relevant laws for mines of its characteristics, operations at Gouchang Coal Mine have been suspended since March 2013 pending our acquisition of a nearby coal mine and Gouchang Coal Mine achieving certain production capacity targets under the "Notice of the Implementation Rules on Accelerating the Progress of Merging and Restructuring Coal Mining Enterprises of Guizhou Province".

        Our PRC legal advisors, Commerce & Finance Law Offices, advise that the Energy Bureau of Guizhou Province is competent to provide its confirmation upon its consultation with the Leading Group and the Energy Bureau of Guizhou Province confirmed it has consulted the Leading Group on its confirmation and that the Leading Group Office is the competent authority to issue its confirmation letter.

  Reasons for retaining Feishang Energy as a coal mine consolidator and exclusion of Feishang Energy from our Group

        We have retained Feishang Energy to be an officially-designated coal mine consolidator but have excluded Feishang Energy from our Group for the following reasons:

  •
  An officially designated coal mine consolidator is obliged to (but does not have the right to), upon the request of the relevant government authorities in Guizhou, acquire or consolidate such adjacent coal mines or coal enterprises as designated by such government authorities, whether or not they are desirable targets. Our Directors were of the view that it would not be in our Group's best interests to officially designate Guizhou Puxin as a coal mine consolidator based on the following reasons:

  –
  if Guizhou Puxin is officially designated as a coal mine consolidator, it would not be able to exercise any discretion over which coal mine or coal enterprise to consolidate or acquire;

    –
    by having Feishang Energy being designated as a coal mine consolidator and through adequate measures and agreements between Feishang Energy and our Group to ensure any potential competition is kept at an insignificant level (details of which are set out in "measures taken to ensure any potential competition is kept at an insignificant level" below), our Directors are of the view that on the one hand, we would be able to enjoy the flexibility in selecting desirable and suitable targets for our future development but on the other hand, would not be under any obligation to acquire or consolidate targets that we consider to be unsuitable or undesirable. For example, as we are not a PRC party and are not permitted to own any "special or scarce" mines under the Measures on Special and Scarce Coal, if the relevant government authorities requires the coal mine consolidator to acquire or consolidate such "special or scarce" coal mines, such obligations can be fulfilled instead by Feishang Energy; and

    •
    Our Directors are of the view that it would not adversely affect our Group's interests to officially designate Feishang Energy as a coal mine consolidator. According to the Confirmation Letter issued by the Leading Group Office, only one entity among entities under common control by the same person can be officially designated as a coal mine consolidator. The Leading Group Office has recognized that Guizhou Puxin is an independent enterprise and legal entity that has met the basic requirements to qualify as a coal mine consolidator in Guizhou and will be deemed as such following Feishang Energy's official designation as a coal mine consolidator. As a result, we will still be able to qualify and obtain official designation as a coal mine consolidator in the event the Group is no longer an affiliated entity of Feishang Energy. Accordingly, our Directors are of the view that Guizhou Puxin will not be disqualified from being a coal mine consolidator solely as a result of changes to its affiliated relationship with Feishang Energy. Notwithstanding this, our Controlling Shareholders have undertaken that they will not dispose of their equity interests in Feishang Energy if such disposal could adversely affects Guizhou Puxin's deemed qualification as a coal mine consolidator.

  Measures taken to ensure any potential competition is kept at an insignificant level

        Notwithstanding that Feishang Energy will not form part of our Group following the Listing, our Directors believe that competition between our Group and the Controlling Shareholders will not significantly increase and there is generally insignificant potential competition between our core business and the operations of Feishang Energy due to the following measures that have been put in place:

  •
  Feishang Energy has provided certain non-competition undertakings in our favor, the details of which are set out in "— Deed of Non-Competition". Such undertakings will take effect on the Listing Date and will remain in full force and be terminated until the date on which Feishang Energy ceases to be qualified as a coal mine consolidator in Guizhou.

  •
  As a result of Feishang Energy's non-competition undertakings and Guizhou Puxin's status as a deemed consolidator of coal mines and coal enterprises in Guizhou:

  –
  Feishang Energy may not engage in businesses that directly or indirectly compete with our core businesses.

  –
  Feishang Energy must give us the first opportunity to utilize any Consolidation Opportunity and to use its best endeavours to procure that such opportunities are first offered to us.

  –
  We (through Guizhou Puxin) may selectively pursue Consolidation Opportunities which are appropriate for our business and operations of producing high quality anthracite coal products.

  –
  We (through Guizhou Puxin) may further exercise our right to purchase from Feishang Energy any interest in coal mines or coal enterprises which was first offered to, but had not been acquired by, Guizhou Puxin and are acquired by Feishang Energy, as and when we consider such opportunities to be appropriate for our business and operations of producing high quality anthracite coal products.

        In addition, notwithstanding Feishang Energy's official designation as a coal mine consolidator in the future:

  •
  As of the Latest Practicable Date, other than the Sanjiazhai Mine, the Controlling Shareholders (including Feishang Enterprises and Feishang Energy) do not own or control any other coal mines;

  •
  the Controlling Shareholders have been locating buyers for the Sanjiazhai Mine;

  •
  Feishang Energy, upon its being officially designated as a coal mine consolidator, may facilitate our Group's continued development in the coal mining business and to ensure that on the one hand, our Group enjoys the status and ability to consolidate and acquire coal mines suitable for our further development and on the other hand, our Group will not be obliged to acquire or consolidate coal mines which are unsuitable or undesirable for us or which we are not permitted to own or control under relevant laws.

        In assessing whether our Company should take up new business opportunities or exercise its pre-emptive rights under the Deed of Non-Competition, our independent non-executive Directors will consider a variety of factors, including: (i) whether the costs of taking up the new business opportunities or exercising the pre-emptive rights would justify the benefits, taking into consideration our financial condition, corporate strategy and long-term plan; (ii) the potential synergy between our existing operations and the new business opportunities; (iii) the geographical proximity of the new business opportunities to our existing operations; and (iv) whether the new business opportunities would enhance our overall competitiveness and sustainability of our existing and future businesses.

Forestry

        Feishang Enterprise owns slash pine plantations in Jiangxi. Through its subsidiary, Jiangxi Feishang Forestry Co., Ltd., Feishang Enterprise engages in the production, sales and research and development of rosin and the processing of abietic resin and turpentine. Through its subsidiary, Taihe Feishang Forestry Co., Ltd., Feishang Enterprise engages in the production of tackifying resin, resin coating and polyamide resin.

Other businesses

        Feishang Enterprise, through its indirect subsidiary, Wuhu Port Company Limited, provides port services. Wuhu Port Company Limited, in turn, through its 25.86% interest in Wuhu Port Storage and Transportation Company Limited, a company whose shares are listed on the Shanghai Stock Exchange, provides modern logistics services comprising loading, storage, transportation and trading.

DEED OF NON-COMPETITION

        The Controlling Shareholders and Feishang Energy have executed the Deed of Non-Competition in our favor on                         2013, pursuant to which each of them has undertaken to:

  •
  not, and procure that their respective subsidiaries or parties controlled by them either solely or jointly with another Controlling Shareholder or any other party ("Affiliates") will not, either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly, be interested or engaged in or acquire or hold any right or interest (in each case whether as a shareholder, partner, agent or otherwise) in any business which directly or indirectly competes or may so compete with the Core Businesses;

  •
  notify our Company of any business opportunity which directly or indirectly competes or may so compete with the Core Businesses ("New Business Opportunity"), if any of them becomes aware of such business opportunity; and

  •
  use its best endeavours to procure that the New Business Opportunity is first offered to our Company on terms and conditions that are fair and reasonable.

        For the purpose of the Deed of Non-Competition, "Core Businesses" shall include the acquisition and exploitation of coal mining rights (including the exploration, construction, development and operation of coal mines) located in Guizhou province in the PRC.

        Each of the Controlling Shareholders and Feishang Energy also unconditionally and irrevocably undertakes to grant to us the following options and pre-emptive rights:

  •
  options to purchase on the basis of valuations conducted by an independent qualified valuer jointly appointed by the relevant Controlling Shareholder, Feishang Energy and us, subject to any relevant laws and applicable listing rules and existing third party pre-emptive rights:

    –
    any interest in the relevant Controlling Shareholder's or Feishang Energy's business, including any business of their respective Affiliates, which directly or indirectly competes or is likely to compete with the Core Businesses; and

    –
    any interest in any business of a Controlling Shareholder or Feishang Energy or their respective Affiliates resulting from a New Business Opportunity which has been offered to us, but has not been purchased by us, and has been retained by a Controlling Shareholder, Feishang Energy or their respective Affiliates; and

  •
  pre-emptive rights to purchase on fair and reasonable terms any new or existing business of the Controlling Shareholders, Feishang Energy or any of their respective Affiliates that directly or indirectly competes, or may so compete with the Core Businesses, subject to any relevant laws and applicable listing rules and existing third party pre-emptive rights.

        The Deed of Non-Competition does not restrict each of the Controlling Shareholders, Feishang Energy and their respective Affiliates to:

  •
  hold, directly or indirectly securities of any company listed on the Stock Exchange or other recognized stock exchange which is primarily engaged in any Core Business provided that the interests of the relevant Controlling Shareholder and its Affiliates or Feishang Energy and its Affiliate, in each case, in such company represents in aggregate not more than 5% of the total issued share capital of such company and that the relevant Controlling Shareholder and its Affiliates or Feishang Energy and its Affiliates, in each case, individually or together, are not in control of the board of directors of such company;

  •
  hold shares and other securities in us and our subsidiaries or Feishang Energy; and/or

  •
  hold shares and other securities of any company listed on the Stock Exchange or other stock exchange whose primary business is not the Core Businesses.

        Furthermore, each of the Controlling Shareholders and Feishang Energy undertakes to us to provide an annual confirmation to us and our independent non-executive Directors regarding their compliance and the compliance of their Affiliates (as relevant) with the Deed of Non-Competition.

        We will disclose the review by our independent non-executive Directors of the compliance, and enforcement of, the Deed of Non-Competition in our annual report or by way of announcement to the public in compliance with the requirements of the Listing Rules. In the event any New Business Opportunities presented by or otherwise arising in connection with any of the Controlling Shareholders or Feishang Energy are turned down by us according to the Deed of Non-Competition, we will disclose the decision, as well as the basis for such decision in our annual report or interim report.

        The Deed of Non-Competition will take effect on the Listing Date and will remain in full force and be terminated:

  •
  in respect of the Controlling Shareholders, upon the earlier of:

  i.
  the date on which the relevant Controlling Shareholders and/or their Affiliates cease to be a controlling shareholder of us within the meaning of the Listing Rules;

  ii.
  the date on which our Shares cease to be listed on the Stock Exchange; and

  iii.
  the date on which our Company ceases to engage in the Core Businesses; and

  •
  in respect of Feishang Energy only, on the date on which it ceases to be qualified as a coal mine consolidator in Guizhou.

        For the avoidance of doubt, CHNR, together with its subsidiaries and the parties controlled by it, will become an Affiliate of Mr. Li Feilie upon the completion of the Spin-off and be subject to the relevant undertakings set forth above.

INDEPENDENCE FROM OUR CONTROLLING SHAREHOLDERS

        Our Directors confirm that, for the reasons set forth below, we will be able to conduct our business independently of our Controlling Shareholders and their respective associates following the Listing and completion of the Spin-off.

Management independence

        Feishang Enterprise, Feishang, Laitan Investments, CHNR and their subsidiaries, on the one hand, and our Company, on the other hand, have boards of directors or equivalent decision making bodies that function independently of each other. While Mr. Li Feilie overlaps as a director between the respective boards of directors of Feishang Enterprise, CHNR and our Company, he will spend the necessary time and attention required as an executive Director of our Company to formulate an overall business strategy and oversee the corporate development of our Company. There will not be any other Directors who also serve on the board of directors of CHNR upon completion of the Spin-off.

        CHNR will cease to be our Controlling Shareholder upon completion of the Spin-off. Although Mr. Li Feilie, Mr. Tam Cheuk Ho and Mr. Wong Wai On Edward are shareholders of CHNR, this will not affect the management independence of the Company since, except for Mr. Li who will continue to be a director of CHNR: (i) their interests in CHNR are only in the capacity of shareholders; and (ii) they have no management role in CHNR upon completion of the Spin-off. Although Mr. Li serves as a director in both CHNR and our Company, for the reasons disclosed in this section (including the fact that CHNR and the Company have boards of directors or equivalent decision making bodies that function independently of each other and the fiduciary duties owed to each of the companies as a director), management independence is preserved.

        Each of our Directors is aware of his or her fiduciary duties as a Director which require, among other things, that he or she acts for the benefit and in the best interests of our Company and does not allow any conflict between his or her duties as a Director and his or her personal interest. In the event there is a potential conflict of interest arising out of any transaction to be entered into between our Company and our Directors or their respective associates, the interested Director(s) will, if his or her or any of his or her associates' interest in such contract or arrangement is material, declare the nature of his or her interest in accordance with the Articles of Association and will not vote on or be counted in the quorum for any resolution of the Board in respect of such contract or arrangement unless so authorized by the Articles of Association.

        The Directors have confirmed that they do not have any interests in any business which directly or indirectly competes or is likely to compete, directly or indirectly, in any material respect with the Core Businesses as of the date of this listing document.

Business operations

        We are engaged mainly, among other things, in the production and sale of anthracite coal. We have full rights to make decisions on and to carry out our own business and operations independently. The principal supplies and equipment we use are generally widely available and we are not dependent on the Controlling Shareholders for such supplies and equipment. We also have direct and close contact with our customers without dependence on the Controlling Shareholders for market access. Moreover, we have sufficient capital, equipment and employees to operate our business independently.

Operational independence

        Our operational decisions are made by our Directors and senior management. We have established our own set of organizational structure made up of individual departments, each with specific areas of responsibilities. We have also established a set of internal controls to facilitate the effective operation of our business.

Financial independence

        We have established an independent finance department responsible for discharging the treasury, accounting, reporting, group credit and internal control functions independent from the Controlling Shareholders and their subsidiaries (excluding our Company). In addition, we have established our bank accounts independent of our Controlling Shareholders. We also make tax registrations independently of our Controlling Shareholders and pay taxes independently of our Controlling Shareholders pursuant to applicable laws. We have employed a sufficient number of dedicated financial accounting personnel responsible for financial auditing of our accounts.

        During the Track Record Period and thereafter, our Controlling Shareholders and their subsidiaries have provided certain financial assistance to our Company in the form of shareholders' loans and guarantees.

        The following table sets forth the details of the financial assistance provided by our Controlling Shareholders and their subsidiaries (excluding our Company) to our Company as of the Latest Practicable Date:

Borrower	Lender	Date of loan agreement	Loan amount (RMB)	Current interest rate	Purpose	Term	Outstanding loan amount as of Latest Practicable Date (RMB)	Largest amount during the term of loan (RMB)	Connected person providing guarantee	Security provided by our Company in respect of the financial assistance
The Entrusted Loan
Guizhou Puxin	Feishang Management through China Minsheng Bank, Chongqing Branch	March 19, 2013	131,000,000	None	Replacing the inter-company loan	March 19, 2013 - March 19, 2016	131,000,000	131,000,000	Nil	Nil
		TOTAL	131,000,000			TOTAL	131,000,000

Bank and other borrowings guaranteed by our Controlling Shareholders or their subsidiaries (excluding our Group) ("Connected Guarantees") that are expected to be released after the Listing and completion of the Spin-off

Guizhou Puxin	China Merchants Bank, Guiyang Branch	January 29, 2013	20,000,000	7.80% (fixed)	General working capital and financing the inter-company purchase of coal	January 29, 2013 - January 28, 2014	20,000,000	20,000,000	WFID	Nil
Guizhou Puxin	China Merchants Bank, Guiyang Branch	February 27, 2013	30,000,000	7.80% (fixed)	Financing the inter-company purchase of coal	February 27, 2013 - February 26, 2014	30,000,000	30,000,000	WFID	Nil
Guizhou Dayun	China Merchants Bank, Guiyang Branch	December 19, 2011	300,000,000	8.52% (floating)	Financing the construction of Dayun Coal Mine	December 20, 2011 - December 19, 2017	180,000,000	180,000,000	Mr. Li Feilie and Feishang Enterprise	Nil
Xinsong Coal	China Minsheng Bank, Chongqing Branch	May 5, 2011	50,000,000	8.00% (floating)	Financing the improvement project of Liujiaba Coal Mine	May 5, 2011 - May 5, 2014	45,000,000	50,000,000	WFID	Nil
Dayuan Coal	Bank of Communications, Guizhou Branch	June 26, 2012	100,000,000	8.00% (floating)	Ramp-up of Dayuan Coal Mine	June 26, 2012 - June 26, 2015	94,700,000	96,900,000	WFID and Mr. Li Feilie	Nil

Borrower	Lender	Date of loan agreement	Loan amount (RMB)	Current interest rate	Purpose	Term	Outstanding loan amount as of Latest Practicable Date (RMB)	Largest amount during the term of loan (RMB)	Connected person providing guarantee	Security provided by our Company in respect of the financial assistance
Guizhou Dayun	Industrial and Commercial Bank of China, Jinsha Branch	December 17, 2012	150,000,000	7.21% (floating)	Financing the construction of Dayun Coal Mine	December 26, 2012 - December 25, 2018	10,000,000	10,000,000	Feishang Enterprise	Nil
Guizhou Puxin	China Everbright Bank, Guiyang Branch	February 4, 2013	20,000,000	6.30% (fixed)	Financing the inter-company purchase of coal	February 4, 2013 - February 3, 2014	20,000,000	20,000,000	Mr. Li Feilie and Feishang Enterprise	Nil
Linjiaao Coal	Bank of Chongqing, Guiyang Branch	August 23, 2011	90,000,000	6.40% (floating)	Financing the improvement project of Linjiaao Coal Mine	August 24, 2011 - August 23, 2015	82,000,000	90,000,000	Mr. Li Feilie and WFID	Nil
Guizhou Puxin	Bank of Chongqing, Guiyang Branch	March 29, 2013	50,000,000	8.40% (fixed)	General working capital and financing the inter-company purchase of coal	March 29, 2013 - March 28, 2014	50,000,000	50,000,000	Feishang Enterprise	Nil
Guizhou Puxin	Huachuang Securities through Guizhou Bank, Guiyang Branch	May 13, 2013	300,000,000	8.00% (fixed)	General working capital, financing the acquisitions of mines and the settlement of debts	May 14, 2013 - May 13, 2015	300,000,000	300,000,000	Mr. Li Feilie, Feishang Enterprise and Feishang Energy	Nil
Guizhou Puxin	China Minsheng Bank, Chongqing Branch	August 14, 2013	100,000,000	6.60% (floating)	Financing the inter-company purchase of coal	August 15, 2013 - August 15, 2014	100,000,000	100,000,000	WFID	Nil
Guizhou Puxin	China Minsheng Bank, Chongqing Branch	October 17, 2013	150,000,000	6.00% (floating)	General working capital	October 17, 2013 - October 17, 2014	150,000,000	150,000,000	WFID	Nil
		TOTAL	1,360,000,000			TOTAL	1,081,700,000

  The Entrusted Loan and the Connected Guarantees

        The Entrusted Loan was made available by Feishang Management as the entrusting party, through the Chongqing branch of China Minsheng Bank as the lender, to Guizhou Puxin as the borrower. The amount of RMB131.0 million represents 7.4% of the total bank and other borrowings of our Company as of June 30, 2013. We intend to repay the Entrusted Loan as soon as possible, in any event no later than six months after the Listing using a combination of working capital and/or securing new bank loans. Proceeds from the Entrusted Loan were applied to replace certain inter-company loans granted by our subsidiaries to each other which were not compliant with the relevant PRC regulations on intercompany lending. Accordingly, the Entrusted Loan was not taken out due to an inability to finance our own operations. The Company has already incurred RMB7.6 million in commission fees for the six months ended June 30, 2013 in relation to the Entrusted Loan. Furthermore, the Entrusted Loan commands nil interest rate compared to banks loans of similar terms which commands interest rates of around 6.30 to 9.00 per cent per annum. As a result, the Company does not consider it commercially justifiable to incur further interest and administrative costs by taking out another new bank loan to replace the Entrusted Loan.

        As at the Latest Practicable Date, the total amount of outstanding loans subject to the Connected Guarantees was approximately RMB1,111.7 million, representing approximately 56.5% of the total outstanding borrowings of our Company.

        For the reasons set forth below, our Directors and the Joint Sponsors are of the view that we are able to operate financially independently of our Controlling Shareholders.

  Release of Connected Guarantees

        We have obtained in-principle consents from each of China Minsheng Bank, China Merchants Bank, Bank of Communications, Industrial and Commercial Bank of China, China Everbright Bank, Bank of Chongqing and Huachuang Securities to release all of the Connected Guarantees, to be effective upon Listing and the completion of certain administrative procedures of the lenders, which is expected to be completed approximately three months after the Listing.

        Accordingly, all Connected Guarantees given by Mr. Li Feilie, Feishang Enterprise, Wuhu Port, WFID and Feishang Energy in respect of our loans will be replaced by guarantees to be provided by our Company in favor of the respective lending banks on similar terms within three months after the Listing. The additional timing to release such Connected Guarantees post-Listing is required to (1) complete certain administrative procedures of the banks and (2) enter into new loan agreements and guarantee contracts by our Company in connection with the replacement of such guarantees following the Listing. The Company, after enquiry with the relevant banks, understands that the administrative procedures may involve, among other things, the relevant paperwork being vetted by the banks' internal departments and having banks' signatories authorized at the time to execute such documents.

        We believe that the in-principle consents for the replacement of all of our Connected Guarantees by guarantees to be given by our Company demonstrate that we are able to obtain new financing and extend existing financing from commercial banks on market terms without guarantee or security from our Controlling Shareholders or their subsidiaries (excluding our Company) following the Listing.

  Other forms of independent financing

        In July 2013, we obtained a legally binding commitment letter from China Minsheng Bank to provide a term loan with an aggregate principal amount of up to RMB1.6 billion that may be drawn down on or before January 29, 2015, subject to certain conditions. These conditions include the absence of any material adverse changes to our Company's financial position, which in turn requires, among others, that the revenue of our Company for the year in which the loan is drawn down must not decrease by more than 50% as compared to the immediately preceding year, that our Company's total interest-bearing debt to asset ratio shall not exceed 90%, and that we do not have a poor credit record. According to a letter we received from China Minsheng Bank in September 2013 explaining the July 2013 commitment letter, China Minsheng Bank will carry out internal financial assessment procedures on our Company prior to the drawdown of the commitment, which will be conducted based on the internal credit rating system of China Minsheng Bank. In the event that our Company's credit rating is assessed by China Minsheng Bank to be "BBB-" or below, China Minsheng Bank will not approve the drawdown. The credit rating of our Company is currently assessed by China Minsheng Bank to be "A," which is three ratings higher than "BBB-". The interest rate of the loan will be determined based on the prevailing market conditions at the time of drawdown. The interest rates generally charged by China Minsheng Bank are the PBOC's official benchmark interest rates plus a premium of 20% to 30%. The loan is expected to be provided without the assistance of our Controlling Shareholders or their subsidiaries (excluding our Group). In addition, in October 2013, we obtained a legally binding commitment letter from China Merchant Bank to provide a term loan with an aggregate principal amount of up to RMB350 million that may be drawn down on or before March 10, 2015, subject to certain conditions, including a repayment term of not less than one year for each draw down. There are no other material financial covenants and conditions to drawdown set out in this commitment letter.

RELATED PARTY TRANSACTIONS

Related party advances

        We have obtained advances from related parties from time to time during the Track Record Period. These loans are non-interest bearing, unsecured and payable on demand. See "Financial Information — Indebtedness — Loans From Related Companies" and note 32 to our consolidated financial statements as included in Appendix I — "Accountants' Report of the Company". Set forth below is a summary of our related party loans since January 1, 2010 to the Latest Practicable Date.

  Loans from Wuhu Feishang

        Wuhu Feishang is an indirect wholly owned subsidiary of CHNR. As of December 31, 2010, 2011 and 2012, the outstanding balance of advances from Wuhu Feishang was RMB25.0 million, RMB118.0 million and RMB118.0 million, respectively. We have repaid all of the advances in April 2013. From January 1, 2010 to April 2013, the largest daily outstanding balance of advances from Wuhu Feishang was RMB143.0 million.

  Loans from Yangpu Lianzhong

        Yangpu Lianzhong is an indirect wholly owned subsidiary of CHNR. As of December 31, 2011, the outstanding balance of advances from Yangpu Lianzhong was RMB105.0 million. We have repaid all of the advances in October 2012. From January 1, 2010 to October 2012, the largest daily outstanding balance of advances from Yangpu Lianzhong was RMB146.0 million.

  Loans from Feishang Management

        Feishang Management is an indirect wholly owned subsidiary of CHNR. As of December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, the outstanding balance of advances from Feishang Management was RMB263.4 million, RMB178.8 million, RMB540.0 million and RMB131.0 million, respectively. From January 1, 2010 to the Latest Practicable Date, the largest daily outstanding balance of advances from Feishang Management was RMB620.3 million.

  Loans from Yunnan Feishang

        Yunnan Feishang is an indirect wholly owned subsidiary of CHNR. As of December 31, 2011, the outstanding balance of advances from Yunnan Feishang was RMB35.2 million. We have repaid all of the advances in December 2012. From January 1, 2010 to December 2012, the largest daily outstanding balance of advances from Yunnan Feishang was RMB35.2 million.

  Loans from Yangpu Shuanghu

        Yangpu Shuanghu is a wholly owned subsidiary of CHNR. As of December 31, 2010, the outstanding balance of advances from Yangpu Shuanghu was RMB15.0 million. We have repaid all of the advances in November 2011. From January 1, 2010 to November 2011, the largest daily outstanding balance of advances from Yangpu Shuanghu was RMB15.0 million.

  Loans from CHNR

        As of December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, the outstanding balance of advances from CHNR was RMB9.7 million, RMB9.3 million, RMB9.5 million and RMB9.6 million, respectively. From January 1, 2010 to the Latest Practicable Date, the largest daily outstanding balance of advances from CHNR was RMB33.2 million.

  Loans from Feishang Enterprise

        Fiishang Enterprise is 100% controlled by Mr. Li Feilie and his associates. As of December 31, 2010, 2011 and 2012, the outstanding balance of advances from Feishang Enterprise was RMB1.1 million, RMB5.1 million and RMB4.9 million, respectively. We have repaid all of the advances in May 2013. From January 1, 2010 to May 2013, the largest daily outstanding balance of advances from Feishang Enterprise was RMB240.2 million.

Discontinued Guarantees from Related Parties

        Certain of our bank and other borrowings are guaranteed by Mr. Li Feilie and/or companies controlled by him. See "— Independence From Our Controlling Shareholders — Financial Independence" for the guarantees provided by Mr. Li and companies controlled by him relating to our continuing bank and other borrowings and "Financial Information — Indebtedness — Interest-Bearing Loans". The following table sets forth the details of bank and other borrowings guaranteed by Mr. Li and companies controlled by him during the Track Record Period which have expired.

Borrower	Lender	Date of loan agreement	Loan amount (RMB)	Term	Outstanding loan amount as of Latest Practicable Date (RMB)	Related party providing guarantee
Guizhou Puxin	SPDB	June 10, 2010	10,000,000	June 10, 2010 - June 8, 2011	0	Wuhu Port
Guizhou Puxin	SPDB	June 18, 2010	20,000,000	June 18, 2010 - June 15, 2011	0	Wuhu Port
Guizhou Puxin	China Minsheng Bank	December 14, 2010	70,000,000	December 14, 2010 - December 13, 2011	0	Wuhu Port and WFID
Guizhou Puxin	China Merchant Bank	February 1, 2011	20,000,000	February 1, 2011 - January 30, 2012	0	WFID
Guizhou Puxin	China Merchant Bank	February 25, 2011	30,000,000	February 25, 2011 - February 24, 2012	0	WFID
Guizhou Puxin	Bank of Chongqing	April 12, 2011	70,000,000	April 12, 2011 - October 12, 2011	0	WFID
Guizhou Puxin	SPDB	June 30, 2011	50,000,000	June 30, 2011 - July 1, 2012	0	Wuhu Port
Guizhou Puxin	Bank of Chongqing	October 18, 2011	60,000,000	October 18, 2011 - March 30, 2012	0	WFID
Guizhou Puxin	Bank of Chongqing	October 26, 2011	10,000,000	October 26, 2011 - March 30, 2012	0	WFID
Guizhou Puxin	China Merchant Bank	January 31, 2012	20,000,000	January 31, 2012 - January 28, 2013	0	WFID
Guizhou Puxin	China Merchant Bank	February 27, 2012	30,000,000	February 27, 2012 - February 26, 2013	0	WFID
Guizhou Puxin	China Minsheng Bank	April 20, 2012	100,000,000	April 20, 2012 - April 20, 2013	0	WFID
Guizhou Puxin	CITIC	July 20, 2012	60,000,000	July 20, 2012 - July 19, 2013	0	Wuhu Port

Borrower	Lender	Date of loan agreement	Loan amount (RMB)	Term	Outstanding loan amount as of Latest Practicable Date (RMB)	Related party providing guarantee
Guizhou Puxin	China Minsheng Bank, Chongqing Branch	August 24, 2010	150,000,000	August 11, 2010 - August 11, 2013	0	Mr. Li Feilie and Wuhu Port
Guizhou Puxin	Industrial and Commercial Bank of China, Guiyang Branch	September 27, 2012	25,000,000	October 8, 2012 - October 7, 2013	0	Mr. Li Feilie and Feishang Enterprise
Guizhou Puxin	China Everbright Bank, Chongqing Branch	November 2, 2012	30,000,000	November 2, 2012 - November 2, 2013	0	Feishang Enterprise

Other Related Party Transactions

        As part of our Corporate Transactions, in September 2010 and July 2011, we acquired Guizhou Yongfu and Guizhou Dayun from Yangpu Shuanghu and Feishang Dayun, respectively. See "History and Development — Corporate Transactions".

CORPORATE GOVERNANCE

        Our Board will consist of not less than three independent non-executive Directors to ensure that our Board is able to effectively exercise independent judgment in its decision-making process and provide independent advice to our Shareholders. We will ensure that our independent non-executive Directors are of sufficient caliber, knowledge and experience, have no connections or relationship with us or our connected persons and will carry weight in our decision-making process.

        We have adopted the following decision-making procedures for matters or transactions with potential conflicts of interest between us, on the one hand, and our Controlling Shareholders and their subsidiaries, on the other hand:

  •
  The Articles of Association require the Directors to declare material interests.  The Articles of Association provide that if a Director is in any way interested in a contract, transaction or arrangement with the Company (including one that is proposed), the Director shall declare the nature of such interest at the earliest opportunity at which it is practicable for him or her to do so.

  •
  The Articles of Association require that the Directors with material interests shall not vote nor be counted in quorum.  Subject to certain exceptions, the Articles of Association provide that a Director shall not vote (nor shall he or she be counted in the quorum) on any resolution of our Board approving any contract, arrangement or proposal in which he or she, or any of his or her associates, is, to his or her knowledge, materially interested. If he or she votes, his or her vote will not be counted (nor will he or she be counted in the quorum for that resolution). The Articles of Association require a Director to excuse himself or herself from voting in the event the Director has any conflicts of interest.

  •
  Audit, nomination and remuneration committees.  We have established an audit committee, a nomination committee and a remuneration committee to assess and control, and ensure our Board is appropriately advised as to, matters relating to (among other things) our relationship with our external auditors and our internal audit function, the remuneration of the Directors and our senior management, and the composition of the Board. Our audit committee comprises non-executive Directors and each of our nomination committee and remuneration committee comprises a majority of independent non-executive Directors. Moreover, the chairman of each of our audit, nomination and remuneration committees is an independent non-executive Director. For the composition of, and other details relating to, these committees, see "Directors and Senior Management".

  •
  Appointment of compliance adviser.  We expect to enter into an agreement with a compliance adviser,                , to provide us with professional advice and guidance in respect of compliance with the Listing Rules and relevant applicable laws.

        In addition, the following measures will be adopted by us in respect of the enforceability of the Deed of Non-Competition:

  •
  Compliance with Deed of Non-Competition.  The independent non-executive Directors will review, on an annual basis, the Controlling Shareholders' and Feishang Energy's compliance with the Deed of Non-Competition and we will disclose the results of such review and the enforcement of (if any) the Deed of Non-Competition in our annual report or by way of announcement to the public in compliance with the requirements of the Listing Rules. Our Controlling Shareholders and Feishang Energy have undertaken to us that they will provide all information necessary for the annual review by our independent non-executive Directors and the enforcement of the Deed of Non-Competition. Our Controlling Shareholders and Feishang Energy have further undertaken to us that each of them will make an annual confirmation as to compliance with the Deed of Non-Competition in our annual report.

  •
  New business opportunities.  Any New Business Opportunities under the Deed of Non-Competition (including to exercise or not to exercise any option under the Deed of Non-Competition) and all other matters determined by our Board as having a potential conflict of interest with the Controlling Shareholders or Feishang Energy will be referred to our independent non-executive Directors for discussion and decision. When necessary, these Directors will engage an independent financial advisor to advise them on these matters. In the event any New Business Opportunities presented by or otherwise arising in connection with any of the Controlling Shareholders or Feishang Energy are turned down by us according to the Deed of Non-Competition, we will disclose the decision, as well as the basis for such decision in our annual report or interim report.

  •
  Disclosure of new opportunities.  Our annual report will include the views and decisions, with bases, of our independent non-executive Directors on whether to take up any new opportunities under the Deed of Non-Competition (including to exercise or not to exercise any option under the Deed of Non-Competition) or other matters having a potential conflict of interest with the Controlling Shareholders or Feishang Energy that have been referred to the independent non-executive Directors.

        Moreover, any transaction that is proposed between us and any of our Controlling Shareholders will be required to comply with the then requirements of the Listing Rules, including, where applicable, the announcement, reporting and independent shareholders' approval requirements.

        Based on the above, our Board is satisfied that there are sufficient and effective preventive measures to manage conflicts of interest and our Board is able to operate independently of the Controlling Shareholders.

CONNECTED TRANSACTIONS

RELEVANT CONNECTED PERSONS

        The table below sets forth the connected persons of our Company who conduct or will continue to conduct connected transactions with our Company upon the Listing and the nature of their connection with our Company:

Name	Connected Relationship
Mr. Li Feilie	As of the Latest Practicable Date, Mr. Li Feilie indirectly held 100% of the issued share capital of Feishang, which in turn held approximately 58.13% of the issued share capital of CHNR. Mr. Li also directly held approximately 1.2% of the issued share capital of CHNR. Upon Listing and completion of the Distribution, Mr. Li will, through Feishang and his direct shareholding, become our ultimate Controlling Shareholder holding approximately 59.33% of the issued share capital of our Company and will become our connected person pursuant to Rule 14A.11(1) of the Listing Rules.
Feishang Enterprise
Feishang Enterprise is owned as to approximately 60.74% by Mr. Li Feilie, our Controlling Shareholder. As such, Feishang Enterprise is an associate of Mr. Li and our connected person pursuant to Rule 14A.11(4) of the Listing Rules.
Feishang Energy
Feishang Energy is an indirect wholly-owned subsidiary of Feishang Enterprise, which is in turn owned as to approximately 60.74% by Mr. Li Feilie. As such, Feishang Energy is an associate of Mr. Li and our connected person pursuant to Rule 14A.11(4) of the Listing Rules.
WFID
WFID is a non-wholly-owned subsidiary of Feishang Enterprise, which is in turn owned as to approximately 60.74% by Mr. Li Feilie. As such, WFID is an associate of Mr. Li and our connected person pursuant to Rule 14A.11(4) of the Listing Rules.
Wuhu Port
Wuhu Port is a non-wholly-owned subsidiary of Feishang Enterprise, which is in turn owned as to approximately 60.74% by Mr. Li Feilie. As such, Wuhu Port is an associate of Mr. Li and our connected person pursuant to Rule 14A.11(4) of the Listing Rules.
Feishang Management
Feishang Management is a wholly-owned subsidiary of CHNR, which is in turn owned as to approximately 58.13% by Feishang and approximately 1.2% by Mr. Li Feilie. As such, Feishang Management is an associate of Mr. Li and our connected person under Rule 14A.11(4) of the Listing Rules.

Name	Connected Relationship
Anka Consultants Limited ("Anka")

Anka is owned as to 50% by Mr. Tam Cheuk Ho and as to 50% by Mr. Wong Wah On, Edward, both of whom are our Directors. As such, Anka is an associate of each of Mr. Tam and Mr. Wong and our connected person pursuant to Rule 14A.11(4) of the Listing Rules.

EXEMPT CONTINUING CONNECTED TRANSACTIONS

        We have entered into agreements or transactions with certain of our connected persons and such agreements or transactions will constitute continuing connected transactions of our Company under Chapter 14A of the Listing Rules. All of such transactions are exempt from the reporting, announcement and independent shareholders' approval requirements under Chapter 14A of the Listing Rules and are classified into the following categories.

Nature of Transaction		Applicable Listing Rule
(1)	A loan provided to our Company by Feishang Management through China Minsheng Bank	Rule 14A.65(4)
(2)	Guarantees provided by our connected persons to secure loan facilities granted to our Company by third parties	Rule 14A.65(4)
(3)	A licence agreement entered into between our Company and Anka to set forth certain office sharing arrangements	Rule 14A.33(3)

Entrusted Loan

        Pursuant to an arrangement among Feishang Management, China Minsheng Bank and Guizhou Puxin, dated March 19, 2013, Feishang Management deposited with China Minsheng Bank an amount equal to RMB131.0 million, which in turn was lent to Guizhou Puxin as an interest-free, unsecured loan for the purpose of replacing the inter-company loan (the "Entrusted Loan"). The term of the loan is three years. The outstanding amount of the Entrusted Loan as of the Latest Practicable Date was RMB131.0 million, representing approximately 6.70% of the total outstanding borrowings of our Company.

        The Directors are of the view that the provision of the Entrusted Loan by Feishang Management, being a form of financial assistance (as defined in the Listing Rules), for our benefit, is fair and reasonable, on normal commercial terms and in our and our Shareholders' interest. No security over our assets is granted to Feishang Management in respect of its provision of the Entrusted Loan. Accordingly, the provision of the Entrusted Loan is exempt from compliance with the reporting, announcement and independent shareholders' approval requirements pursuant to Rule 14A.65(4) of the Listing Rules.

        See "Relationship with our Controlling Shareholders — Independence from our Controlling Shareholders — Financial Independence" in respect of the arrangements to repay the Entrusted Loan upon the Listing.

Connected Guarantees

        Our connected persons have guaranteed certain of our external borrowings from banks which are Independent Third Parties (the "Connected Guarantees"). The Connected Guarantees have enabled us to obtain more favorable financing terms from such lending banks. Details of the Connected Guarantees are set forth in the section headed "Relationship with our Controlling Shareholders — Independence from our Controlling Shareholders — Financial Independence".

        The Connected Guarantees will, upon the Listing, constitute financial assistance provided by our connected persons. Our Directors are of the view that the Connected Guarantees, being a form of financial assistance (as defined in the Listing Rules) for our benefit, are fair and reasonable, on normal commercial terms and in our and our Shareholders' interest. No security over our Company's assets is granted to our connected persons in respect of the financial assistance. Accordingly, the provision of the Connected Guarantees is exempt from compliance with the reporting, announcement and independent shareholders' approval requirements under Rule 14A.65(4) of the Listing Rules.

        See "Relationship with our Controlling Shareholders — Independence from our Controlling Shareholders — Financial Independence" in respect of the arrangements to release all of the Connected Guarantees within a period of three months after the Listing.

Licence Agreement

        We have entered into a licence agreement dated September 1, 2013 (the "Licence Agreement") with Anka, our connected person. Anka currently shares, and under the terms of the Licence Agreement will continue to share, part of its rented office space with us. The rent payable by us to Anka for the use of such office space is approximately HK$700,000 per annum.

        Based on the total assets and estimated market capitalization of our Company, in respect of the Licence Agreement above, each of the applicable percentage ratios on an annual basis falls below 0.1%. Therefore, such transactions will be exempted from the reporting, annual review, announcement and independent shareholders' approval requirements applicable to continuing connected transactions under Chapter 14A of the Listing Rules as they fall within the de minimis threshold under Rule 14A.33(3) of the Listing Rules.

DIRECTORS AND SENIOR MANAGEMENT

DIRECTORS

        Our Board consists of eight Directors, of which five are executive Directors and three are independent non-executive Directors. The Directors are elected at the general meetings of the Shareholders. At every annual general meeting of Shareholders, one-third of the Directors must retire from office by rotation and every Director is required to be subject to retirement by rotation at least once every three years. The retiring directors will be eligible for re-election. The functions and duties of our Board include convening general meetings of the Shareholders, implementing the resolutions passed at the Shareholders' meetings, determining our business plans and strategies, formulating our annual budget and final accounts, formulating our proposals for profit distributions as well as exercising other powers, functions and duties as conferred by our Articles of Association. We plan to enter into service contracts with all of our executive Directors and independent non-executive Directors which provide for a term of directorship up to three years within reasonable time prior to the Listing.

        The following table sets forth certain information concerning our Directors as of the date of this listing document:

Name	Age	Position	Roles and Responsibilities	Term of Directorship
Mr. LI Feilie ( )	47	Chairman, executive Director and chief executive officer	Corporate strategy, planning and business development	Elected on January 15, 2010, subject to retirement by rotation
Mr. HAN Weibing ( )	41	Executive Director and chief operating officer	Daily corporate management and supervision
Mr. WAN Huojin ( )	67	Executive Director and chief technical officer	Coal mine construction and coal production
Mr. TAM Cheuk Ho ( )	50	Executive Director	Corporate and business development	Elected on February 1, 2013, subject to retirement by rotation
Mr. WONG Wah On Edward ( )	49	Executive Director	Corporate and business development	Elected on February 1, 2013, subject to retirement by rotation
Mr. LO Kin Cheung ( )	49	Independent non-executive Director	Independent supervision and management

Name	Age	Position	Roles and Responsibilities	Term of Directorship
Mr. HUANG Zuye ( )	68	Independent non-executive Director	Independent supervision and management
Mr. GU Jianshe ( )	60	Independent non-executive Director	Independent supervision and management

Chairman

        Mr. LI Feilie ( ), aged 47, has been our executive Director since January 15, 2010 and was appointed as the chairman of our Board and the chief executive officer on                        . He is primarily responsible for the overall corporate strategy, planning and business development of our Company. He also plays an integral role in supervising the Company's operational management, and has more than five years of experience in corporate management in the coal mining industry. Mr. Li was extensively involved in the financing of our anthracite coal mines and their development towards commercial production. Mr. Li has served as a director and the chairman of CHNR since February 2006. He has also been a director of Smartact, a subsidiary of the Company, since April 2010. In addition, Mr. Li has served as a director of a number of companies, including Yangpu Lianzhong since March 2008, Feishang Mining since September 2004 and Wuhu Port since October 2002. He was a director of Wuhu Feishang from December 2001 to July 2011. He has also served as a director of Feishang Enterprise since June 2000. Mr. Li was a director and the vice president of a private agricultural resources company in Hainan from May 1994 to June 2001. Mr. Li graduated from Peking University ( ) with a bachelor's degree and a master's degree in economics in June 1988 and January 1991, respectively. Except as disclosed above, Mr. Li has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

Executive Directors

        Mr. HAN Weibing ( ), aged 41, has been our executive Director and chief operating officer since                        . He is primarily responsible for overseeing the day-to-day management and operations of our Company. Mr. Han has served as the vice president of the coal division of CHNR, a director and the chairman of the board of directors of Guizhou Puxin and the chairman of the board of directors of Guizhou Yongfu since January 2012, taking charge of the development and management of their coal mining related business. He has also served as a director of Jinsha Juli since November 2012. Mr. Han was the general manager and the vice president of the human resources department of Feishang Enterprise from March 2009 to March 2012, and he also served as the assistant president of Feishang Enterprise from February 2010 to February 2011, during which he gained extensive industry knowledge and management experience for coal companies. From August 1995 to March 2007, Mr. Han served as the deputy manager of the human resources department of China International Marine Containers (Group) Co., Ltd., a multinational logistics equipment manufacturing company listed on the Shenzhen Stock Exchange. He graduated from Sun Yat-Sen University ( ) with an executive master of business administration degree in June 2007 and from Wright State University in the United States with a master of business administration degree in November 2008. Except as disclosed above, Mr. Han has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. WAN Huojin ( ), aged 67, was appointed as our executive Director and chief technical officer on                        . He is primarily responsible for overseeing the coal mine construction and coal production of our Company. Mr. Wan has approximately 45 years of experience in the mining industry, particularly on coal production. He was the deputy general manager of Guizhou Puxin from March 2010 to June 2010, and has been its general manager since June 2010. His responsibilities include determining and overseeing Guizhou Puxin's overall business strategies and plans, including the plans for coal mine operation and development. Under his leadership, Guizhou Puxin accomplished certain improvement and expansion plans of its coal mines, including but not limited to Baiping Coal Mine, Gouchang Coal Mine and Linjiaao Coal Mine. He has served as a director of Jinsha Juli since November 2012. He also served as the deputy general manager of Guizhou Yongfu from September 2008 to March 2010, during which he assisted the general manager with the implementation of operational plans and the achievement of operational targets including the technological upgrades of Baiping Coal Mine and certain coal mining-related technologies. During the period between January 2001 and December 2007, Mr. Wan acted as the head of Fengcheng Mining Bureau of Jiangxi Province ( ). In November 2003, a gas explosion incident occurred at one of the coal mines under the administration of Fengcheng Mining Bureau of Jiangxi Province. Solely by virtue of Mr. Wan's position as the head of the bureau, he was decommissioned from his position in June 2004 as a consequence of the incident but was nevertheless retained as the deputy head of the bureau in view of his significant rescue efforts. Thereafter, in recognition of his contributions to the promotion of safety standards at the bureau and its outstanding overall performance under his leadership, Mr. Wan was reinstated as the head of the bureau in March 2005 and held such office until his retirement in 2007. Prior to that, he had served as the deputy head, the deputy chief engineer of Fengcheng Mining Bureau of Jiangxi Province ( ) from January 1997 to December 2000 and the head of its safety supervisory bureau from January 1995 to January 1997. Mr. Wan was responsible for establishing and implementing the local coal mining safety-related regulations and policies. Under his leadership, a series of technological issues, including issues relating to ventilation and excavation mechanization, were successfully resolved. During the period from January 1994 to December 1994, Mr. Wan worked as a mine manager at Pinghu coal mine ( ) owned by Fengcheng Mining Bureau of Jiangxi Province ( ). From August 1968 to December 1993, Mr. Wan spent over 25 years at Shangzhuang coal mine ( ) owned by Fengcheng Mining Bureau of Jiangxi Province ( ), where he worked as a technician, a department head and was promoted to mine manager in 1982. Mr. Wan has obtained comprehensive, practical coal mining exploration and extraction experience during his employment with Pinghu coal mine and Shangzhuang coal mine. He was involved in the technological upgrade of the coal mine ventilation system, the enhancement of coal mine production capacity and the improvement of the mine hoist. In addition, during his tenure from 1968 to 2007 at Fengcheng Mining Bureau of Jiangxi Province ( ), Mr. Wan was also involved in the operation and management of five coal beneficiation plants affiliated to Fengcheng Mining Bureau of Jiangxi Province ( ). Mr. Wan graduated from Jiangxi Polytechnic College ( ) with a secondary vocational school's diploma in coal mining in August 1968. He was awarded the certificate for the ventilation engineering training courses provided by China University of Mining and Technology ( ) in 1981. He was accredited as a senior engineer by the Jiangxi Branch of China Universal Allocation Coal Mining Company ( ) in September 1992.

        Over the past 10 years, Mr. Wan has obtained several awards for advocating improvements to certain coal mining techniques. He also published several dissertations, including one with respect to the resolution of the excessive gas content issue which was recognized as a National Excellent Dissertation ( ) and awarded the first place of the Representative Dissertation of China Modern Exploration New Dissertation Bank ( ) in March 2005, and one with respect to the generation of electricity by coal mine gas which was awarded a special prize in a science conference by Fengcheng Mining Bureau ( ) in October 2010. In addition, Mr. Wan has received a number of awards in recognition of his contribution to the coal mining industry, including the award of Mining Mechanization Contribution ( ) given by Jiangxi Coal Industry Bureau ( ) in January 1991, the award for high achievers given by the Coal Industry Bureau of the PRC ( ) in May 1994 to persons who have made tremendous contributions to the coal mining industry, the award of Excellent Enterprise Operational Manager ( ) given by the People's Government of Yichun ( ) in February 2003, and the award of Outstanding Contribution to Provincial Coal and Electricity Operation for the Year 2004 (2004) given by Economics and Trading Committee of Jiangxi Province ( ) in May 2005. Mr. Wan was also named the Excellent General Manager of Jiangxi Province for the Year 2005 (2005) by Economics and Trading Committee of Jiangxi Province ( ), Enterprises Union of Jiangxi Province ( ) and Entrepreneurs Association of Jiangxi Province ( ) in July 2006.

        Except as disclosed above, Mr. Wan has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. TAM Cheuk Ho ( ), aged 50, was appointed as our executive Director on February 1, 2013. Mr. Tam had been with the CHNR Group for more than 15 years and has gained more than five years of experience in corporate and business development in the coal mining industry. He has extensive knowledge and experience of the Company's operations. Mr. Tam served as a director of a member of the predecessor group of CHNR from December 1993 to January 1994 and then from December 1997, and continued such directorship upon the redomicile of such group into CHNR. He will resign from his directorship at CHNR upon the completion of the Spin-off. Mr. Tam was also the chief financial officer of CHNR from December 2004 to January 2008 and has served as CHNR's executive vice president since January 2008, and will resign from such position upon the completion of the Spin-off. Mr. Tam also served as the chief financial officer and a director of China Resources Development, Inc., a member of the predecessor group of CHNR, from December 1994 to December 2004. During the period from May 2002 to April 2003, Mr. Tam was an executive director and the deputy chairman of ITC Properties Group Limited (formerly known as Cheung Tai Hong Holdings Limited), a company listed on the Stock Exchange and engaged in property development and securities investment operations. He has been a partner of a certified public accountant firm in Hong Kong since July 1995, and was the finance director of a private investment company from October 1992 to December 1994. He was the company secretary of China Nuclear Industry 23 International

Corporation Limited (formerly known as Tack Hsin Holdings Limited), a company listed on the Stock Exchange operating Chinese restaurants chain and engaging in property investments from February 1993 to December 2012, and was its financial controller from February to September 1992. From July 1984 to December 1991, Mr. Tam worked at an international certified public accountant firm and his last position at such firm was as an audit manager. Mr. Tam graduated from the Chinese University of Hong Kong with a bachelor's degree in business administration in December 1984. He was accredited as a certified public accountant (practicing) by the Hong Kong Institute of Certified Public Accountants in July 1992, and was admitted as a fellow in November 1999. He was also admitted as a fellow of the Association of Chartered Certified Accountants in October 1992. Except as disclosed above, Mr. Tam has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. WONG Wah On Edward ( ), aged 49, was appointed as our executive Director on February 1, 2013. Mr. Wong has been with the CHNR Group for more than 15 years and has gained more than five years of experience in corporate and business development in the coal mining industry. He has served as a director of Smartact, a subsidiary of the Company, since January 2010. In addition, he has served as a director of a member of the predecessor group of CHNR since January 1999 and its company secretary since February 1999, and continued to serve such positions upon the redomicile of such group into CHNR. He will resign from his positions at CHNR upon the completion of the Spin-off. Mr. Wong also served as CHNR's financial controller from December 2004 to January 2008 and its chief financial officer from January 2008, and will resign from such position upon the completion of the Spin-off. Mr. Wong also served as the corporate secretary and a director of China Resources Development, Inc., the predecessor of CHNR, from December 1997 to December 2004, and its financial controller from December 1994 to December 2004. From December 2000 to December 2006, Mr. Wong was an independent non-executive director of China Pipe Group Limited (formerly known as World Trade Bun Kee Ltd.), a company listed on the Stock Exchange engaged in the trading of construction materials. He has also served as a partner of a certified public accountant firm in Hong Kong since July 1995. From October 1992 to December 1994, Mr. Wong was the deputy finance director of a private investment company. From July 1988 to October 1992, Mr. Wong worked at the audit department of an international certified public accountant firm, providing professional auditing services to clients in a variety of business sectors, and he left the firm as a senior auditor. Mr. Wong graduated from the Hong Kong Polytechnic University with a professional diploma in company secretaryship and administration in November 1988. He was accredited as a certified public accountant (practicing) by the Hong Kong Institute of Certified Public Accountants in September 1993, and was admitted as a fellow in November 1999. He was also admitted as a fellow of the Association of Chartered Certified Accountants in October 1996 and an associate of the Hong Kong Institute of Chartered Secretaries in August 1994. Except as disclosed above, Mr. Wong has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

Independent non-executive Directors

        Mr. LO Kin Cheung ( ), aged 49, was appointed as our independent non-executive Director on                        . He acted as an independent non-executive director of CHNR from December 2004 to June 2006 and an independent non-executive director of China Resources Development, Inc., a member of the predecessor group of CHNR, from May 2000 to December 2004. He also served as an independent non-executive director of China Nuclear Industry 23 International Corporation Limited (formerly known as Tack Hsin Holdings Limited), a company listed on the Stock Exchange operating Chinese restaurant chains and engaged in property investments during the period from August 2004 to August 2011. Mr. Lo has been the chief financial officer of a private company engaging in the printing business since September 2001. From March 1998 to July 2001, Mr. Lo was an executive director of Wiltec Holdings Limited, a company listed on the Stock Exchange then involved in the baby care product industry and the multimedia industry. From July 1986, Mr. Lo spent nearly 12 years with an international certified public accountant firm and his last position at such firm was as a principal. Over these years, Mr. Lo has gained extensive experience in finance and accounting. He graduated from the University of Hong Kong with a bachelor's degree in science in 1986 and completed the advanced management program at Harvard Business School in May 2004. Mr. Lo was admitted as a fellow of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants in March 2000 and July 1994, respectively. He was also admitted as an associate of the Institute of Chartered Accountants in England and Wales and as a member and certified general accountant of the Certified General Accountants Association of Canada in August 2005 and September 1990, respectively. Except as disclosed above, Mr. Lo has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. HUANG Zuye ( ), aged 68, was appointed as our independent non-executive Director on                        . Mr. Huang has over 35 years of experience in the coal mining industry. He retired from the Coal Mining Engineering Institute of Guizhou Province ( ) in April 2005. Prior to that, he had worked at the institute for 30 years since May 1975, serving as its CPC secretary from December 1997 to March 2005, its head of institute from June 1994 to March 2003, its deputy head of institute from February 1988 to May 1994 and taking positions of assistant engineer and engineer from May 1975 to February 1988. During such period, Mr. Huang's responsibilities ranged from project construction design, coal mine design, research and development to the overall management of the institute. He worked as a technician at Laoying mine of Shuicheng Mining Bureau ( ) from August 1967 to April 1975 and was primarily responsible for handling the general technological issues relating to coal mine extraction. Mr. Huang graduated from Guizhou Institute of Technology ( ) with a diploma in underground coal mining extraction in August 1967. He obtained his master's degree in management from Quebec Chicoutimi University in Canada in March 2006. Mr. Huang was accredited a number of professional qualifications, such as a senior engineer by the Department of Personnel of Guizhou Province ( ) in August 1992, a consultant engineer and a cost engineer jointly by the Ministry of Personnel of the PRC ( ) and the Ministry of Construction of the PRC ( ) in March 1997 and October 2001, respectively, and a registered consulting engineer jointly by the Ministry of Personnel of the PRC ( ) and the State Development Planning Commission of the PRC ( ) in March 2003. Except as disclosed above, Mr. Huang has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. GU Jianshe ( ), aged 60, was appointed as our independent non-executive Director on                        . Mr. Gu has approximately 40 years of experience in the mining industry. He was a member of the CPC committee and also the head of the discipline and inspection group of Guizhou Energy Bureau ( ) from May 2009 to May 2013. He took a number of positions including the member of the CPC committee, a professional discipline and inspection supervisor, the head of the discipline and inspection group as well as the head of office and the deputy secretary of the CPC committee during his stay with Guizhou Coal Management Bureau ( ) from November 2002 to May 2009. He was a senior economist and the head of the development and planning department of Shuicheng Mining (Group) Corporation ( ) from September 2001 to November 2002. Prior to that, he worked at Shuicheng Mining Bureau ( ) from July 1985 to September 2001, during which he served as a senior economist and the head of its office from June 1997 to September 2001, the deputy secretary of the CPC committee and the secretary of the discipline committee of its mechatronical general factory from June 1995 to June 1997, the secretary and deputy manager of its office from July 1985 to June 1995. Between September 1983 and July 1985, Mr. Gu stayed at Yunnan Normal University ( ) as a student of the politics and education faculty. He worked at Wangjiazhai Coal Selection Plant ( ) of Shuicheng Mining Bureau ( ) from September 1971 to September 1983 during which he also served as the deputy head of the publicity division of Shuicheng Mining Bureau ( )'s mechatronical general factory. Mr. Gu obtained a junior college's diploma in politics and education from Yunan Normal University ( ) in July 1985. He also obtained his bachelor's degree in economics and management as a correspondence student ( ) from CPC Guizhou Committee Party School ( ) in July 1997. Mr. Gu was accredited as a senior economist by the Department of Personnel of Guizhou Province ( ) in December 1999. Except as disclosed above, Mr. Gu has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Except as disclosed above, there is no other information in respect of our Directors that is discloseable pursuant to Rules 13.51(2)(a) to (v) of the Listing Rules and there is no other matter that needs to be brought to the attention of the Shareholders.

*
Correspondence education means a distance learning course that aims to deliver education to students who are not physically "on site" in a traditional classroom or campus. The correspondence student may take courses online or by correspondence with teachers. The correspondence education offered by institutions shall be accredited by the Ministry of Eductaion of PRC.

SENIOR MANAGEMENT

        Our executive Directors and senior management are responsible for the day-to-day management of our business. The following table sets out certain information concerning our senior management:

Name	Age	Position
Mr. LI Feilie ( )	47	Chairman, executive Director and chief executive officer
Mr. HAN Weibing ( )	41	Executive Director and chief operating officer
Mr. WAN Huojin ( )	67	Executive Director and chief technical officer
Mr. YUE Ming Wai Bonaventure ( )	46	Chief financial officer and company secretary
Mr. HU Lubao ( )	50	Deputy chief engineer
Mr. LIAO Diansheng ( )	49	Head of electrical and mechanical department
Mr. CAI Zhenghui ( )	43	Deputy chief engineer and head of ventilation and safety department
Mr. TENG Biao ( )	47	Deputy chief engineer
Mr. LAN Xiaosheng ( )	44	Head of infrastructure department
Mr. WU Ziping ( )	54	Head of safety and inspection department
Mr. CHENG Wenkun ( )	40	Deputy head of ventilation and safety department
Mr. JIA Zhigang ( )	49	Deputy general manager
Mr. LIN Quanlong ( )	32	Head of licenses and permits department
Mr. WU Quanyi ( )	37	Head of supply and sales department

        Mr. LI Feilie ( ), aged 47, is an executive Director, the chairman of our Board and our chief executive officer. See "— Directors — Chairman".

        Mr. HAN Weibing ( ), aged 42, is our executive Director and chief operating officer. See "— Directors — Executive Directors".

        Mr. WAN Huojin ( ), aged 67, is our executive Director and chief technical officer. See "— Directors — Executive Directors".

        Mr. YUE Ming Wai Bonaventure ( )), aged 46, was appointed as our chief financial officer and company secretary on                        . Mr. Yue has more than five years of experience in the financial management of coal mining companies. He has been an executive director and the legal representative of Shenzhen Chixin since July 2012, and has been the financial controller of CHNR since April 2008 and will resign from such position upon the completion of the Spin-off. Over the years, Mr. Yue has gained expertise in the field of finance and accounting. Mr. Yue served as the financial controller of

Enerchina Holdings Limited, a company listed on the Stock Exchange operating power plants during the period from September 2007 to April 2008. He was an independent non-executive director of K.P.I. Company Limited, a retail company listed on the Stock Exchange from June 2006 to May 2007. From April 2003 to October 2007, Mr. Yue also acted as the chief financial officer and the company secretary of a public manufacturing company. Mr. Yue has served as a director of a private company engaging in the provision of corporate services since March 2003. Since November 1998, Mr. Yue spent more than four years with a private investment advisory company as an associate director until April 2003. From April to October 1998, he was the senior corporate finance manager of Best Wide Group Limited, a manufacturing company then listed on the Stock Exchange. Prior to that, from August 1996 to April 1998, Mr. Yue had served as an accounting manager of Leading Spirit (Holdings) Company Ltd., another manufacturing company then listed on the Stock Exchange. During the period from January 1995 to August 1996, Mr. Yue was the assistant financial controller and the company secretary of Nam Hing Holdings Limited, another manufacturing company listed on the Stock Exchange. He worked as an accountant in Sun Hung Kai & Co. Limited, a company listed on the Stock Exchange engaging in securities and investment business from December 1992 to August 1993. From July 1990 to December 1992, he worked in the audit department of an international certified public accountant firm. Mr. Yue graduated from the Hong Kong Baptist University with a bachelor's degree in business administration in November 1990 and was awarded a master of science degree in accounting and finance with the University of Manchester in December 1994. He was admitted as a fellow member of the Hong Kong Institute of Certified Public Accountants and the Hong Kong Institute of Chartered Secretaries in February 2002 and November 2005, respectively. He was also admitted as an associate of the Institute of Chartered Accountants in England & Wales in January 2005 and a member of the Institute of Chartered Accountants in Australia in January 2008. Except as disclosed above, Mr. Yue has not held any directorship in any other publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. HU Lubao ( ), aged 50, was appointed as the deputy chief engineer of Guizhou Puxin in June 2012. Mr. Hu has more than 30 years of experience in the coal mining industry. Prior to joining our Company, Mr. Hu worked as the head of the production technology department and a senior engineer at Anyuan Coal Industry Group Co., Ltd. ("Anyuan Coal") ( ) (formerly known as Anyuan Industrial Co., Ltd. ( )) from March 2010 to May 2012. He was primarily responsible for the review, supervision and implementation of the technology-related plans as well as the standardization of safety and quality requirements. He served as the general manager and a senior engineer of Anyuan Qujiang Coal Development Co., Ltd. ( ), a subsidiary of Anyuan Coal, from December 2008 to March 2010. During this period, he was in charge of the overall management of the coal mine, including aspects related to safety, production, operation and public relations. He was the deputy general manager and a senior engineer of Qujiang Coal Development Co., Ltd. of Fengcheng Mining Bureau ( ) from May 2003 to December 2008, during which he mainly focused on coal production, coal extraction and coal mine maintenance. In particular, under his leadership, the comprehensive mechanical coal mining working face was successfully put into operation, and the capacity of the coal beneficiation plant was significantly enhanced upon the implementation of the relevant modifications and expansions. He took was the deputy division chief, manager engineer and an engineer of the production and technology division of Fengcheng Mining Bureau ( ) from November 1999 to May 2003, focusing on production technology-related affairs. He also held a number of positions at the Industry Corporation of Fengcheng Mining Bureau

( ) from July 1986 to October 1999, with his last position as the deputy chief engineer and deputy general manager. During this period, he was primarily responsible for the production, technology, project quality and safety supervision management. In particular, he successfully established small coal beneficiation plants after conducting the relevant research and design work. He was a teacher at Fengcheng Mining Bureau Technician School ( ) from September 1985 to July 1986. He worked as an technician at Jianxin coal mine ( ) of Fengcheng Mining Bureau ( ) from August 1982 to August 1985 and was responsible for establishing the internal coal mining-related operational policies and involved in the design and construction of a coal beneficiation plant. Mr. Hu graduated from Huainan Mining College ( ) with a bachelor's degree in engineering in May 1989 and obtained a diploma inmining engineering in November 1988. He was accredited as a senior engineer by the Professional Titles Reform Work Leading Group of Jiangxi Province ( ) in November 2000. Mr. Hu has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. LIAO Diansheng ( ), aged 49, was appointed as the head of electrical and mechanical department of Guizhou Puxin in March 2011. Mr. Liao has approximately 30 years of experience in the coal mining industry. He served as the head of Yongsheng Coal Mine from March 2010 to March 2011 and was responsible for the overall management of the coal mine and had achieved a series of operational targets, including the modification of the coal mine design plan and the implementation of safe production measures and other upgrades of the coal mining-related technologies. Prior to joining our Company, Mr. Liao served as a senior engineer and the chief engineer of the Gas Research Institute of the Jiangxi Coal Group Corporation ( ) from March 2007 to February 2010. During his employment, Mr. Liao had a number of achievements relating to gas research including the establishment of a gas research laboratory engaged in the analysis of gas-related index. He also served as a coal mine safety engineer of Longnan County Hengtai Enterprise Co., Ltd. ( ), a conglomerate which is engaged in coal mining, from March 2005 to November 2006, during which he was mainly involved in the electromechanical aspects of the relevant coal mines as well as the administration of their safe production. He was also involved in the construction of new coal mines and the implementation of production plans and onsite safety inspection. After graduation, Mr. Liao held a number of positions at Fengcheng Mining Bureau ( ) from August 1983 to February 2005. He served as the head of the electromechanics division, chief engineer and senior engineer at Fengcheng Mining Bureau's ( ) electromechanics department for the period between January 2003 and February 2005, and focused on matters relating to electromechanics and was involved in the acceptance inspection of Qujiang coal mine ( ) and other technological upgrades. From August 1983 to December 2002, Mr. Liao spent nearly 20 years at Pinghu Coal Mine ( ) of Fengcheng Mining Bureau ( ) where he held various positions and gained extensive engineering experience. His responsibilities ranged from resolving the technical malfunctions and participating in the design and installation work of coal mining-related projects, overseeing coal mine operations, establishing and enhancing the relevant internal regulations and policies, to upgrading the mining-related technologies. Mr. Liao obtained his secondary vocational school's diploma in electromechanics from Jiangxi Coal Industry

School ( ) in July 1983. Mr. Liao graduated, as a correspondence student ( ), from Huainan Mining College ( ) with a junior college's diploma in mining electromechanics in December 1993. He was accredited as a senior engineer by the Title Affairs Office of Jiangxi Province ( ) in February 2005. Mr. Liao, together with three other fellows, was awarded the first prize at a science conference in August 2003 by Fengcheng Mining Bureau ( ) in recognition of his advocating improvements to certain coal mining techniques. Mr. Liao has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. CAI Zhenghui ( ), aged 43, was appointed as the deputy chief engineer and the head of the ventilation and safety department of Guizhou Puxin in March 2012. Mr. Cai has more than 20 years of experience in coal production. He has been the head of the safety production technology department of Guizhou Puxin since March 2010. He served as the head of the safety production technology department of Guizhou Yongfu from September 2008 to March 2010. Mr. Cai's roles in Guizhou Puxin and Guizhou Yongfu are similar and both relate to mining operations and technology. He is responsible for reviewing and supervising the implementation of the annual coal production plans, and maintaining coal mine quality standards. He was also the head of the safety and technology department of Jiang Coal Guizhou Mining Group Co., Ltd. ( ) between the period of February 2008 and September 2008, and was in charge of the production and safety management affairs, the coordination of periodic safety inspections and the handling of mine accidents. From July 2006 to February 2008, Mr. Cai was the chief engineer of Sanjia coal mine ( ) in Zhijin county, Guizhou province. He was also in charge of mining technology affairs, the implementation of the annual production plans and safety technologies and measures, as well as onsite management, inspection and supervision. Prior to that, Mr. Cai had worked at Jianxin coal mine ( ) owned by Fengcheng Mining Bureau of Jiangxi Province ( ) from July 1992 to July 2006, serving as a technician, engineer and managing engineer from July 1992 to August 2005 and as the head of the production technology division from August 2005 to July 2006. During such period, he undertook a series of responsibilities relating to the geology of the coal mine, including carrying out geological exploration and tackling mining-related geological hazards. Mr. Cai graduated from Jiaozuo Mining College ( ) in Henan province with a bachelor's degree in engineering in July 1992, and was accredited as an engineer by the Professional Titles Reform Work Leading Group of Jiangxi Province ( ) in June 1998. Mr. Cai has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. TENG Biao ( ), aged 47, was appointed as the deputy chief engineer of Guizhou Puxin in February 2012. Mr. Teng has more than 25 years of experience in the coal mining industry. Mr. Teng worked in Guizhou Xiangneng Mining Group ( ), a conglomerate dedicated in coal mining related business, from March 2007 to February 2012. He was appointed as a senior engineer of Guizhou Xiangneng Mining Group ( ) ("Xiangneng Mining") in June 2011, and was promoted as its deputy chief engineer in December 2009. He was appointed as the deputy chief

*
Correspondence education means a distance learning course that aims to deliver education to students who are not physically "on site" in a traditional classroom or campus. The student may take courses online or by correspondence with teachers. The correspondence education offered by institutions are accredited by the Ministry of Education of PRC.

engineer of Guizhou Xiangneng Industry Co., Ltd. ( ) ("Xiangneng Industry"), a coal mining company and a subsidiary of Guizhou Xiangneng Mining Group ( ), in August 2010 and its head of the quality supervision department in February 2009 as well as its head of the audit department in March 2008. During his employment with Xiangneng Mining and Xiangneng Industry, Mr. Teng's responsibilities varied from auditing of projects, project quality supervision, project acceptance inspection to the adoption of electromechanical transportation technology. From July 1985 to February 2007, Mr. Teng worked at Hunan Baisha Industry Co., Ltd. ( ), a coal mining conglomerate, taking a number of positions, including a technician, the head of the machinery and electricity team, the deputy head of the production division, a deputy mining manager and a department head. During such period, Mr. Teng was assigned various responsibilities, including electromechanical transportation safety supervision as well as the design of certain electricity projects. In particular, Mr. Teng accomplished the modification of the safety system and the standardization of the safety quality requirements for the mines. Mr. Teng graduated from Hunan Coal Industry School ( ) with a secondary vocational school's diploma in electromechanical mining in July 1985, and obtained a bachelor's degree in business management as a part-time student from Hunan Economic Management Cadre College ( ) in June 2004. He was also accredited as a senior engineer by the Department of Personnel of Hunan Province ( ) in December 2001. Mr. Teng was named the Excellent Personnel of Safe Production for the Year 1986 (1986) by the Coal Industry Bureau of Hunan Province ( ) and Coal Trade Union of Hunan Province ( ) in February 1987. Mr. Teng has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. LAN Xiaosheng ( ), aged 44, was appointed as the head of the infrastructure department of Guizhou Puxin in September 2012. Mr. Lan has more than 20 years of experience in the coal mining industry. He has been the deputy head of Dayun Coal Mine since September 2012 and is mainly responsible for project construction management and project investment management. He was the deputy head of the infrastructure department of Guizhou Puxin from August 2011 to September 2012. He served as an engineer of the infrastructure department of Guizhou Puxin from March 2010 to August 2011. He also served as an engineer in the infrastructure department of Guizhou Yongfu from April 2009 to January 2010. During his employment with Guizhou Puxin and Guizhou Yongfu, Mr. Lan's responsibilities included investment budget estimation and review, construction management and project acceptance inspections. He was an auditor of Yinggangling Mining Bureau ( ) from October 2004 to February 2009 and the person in charge of the nano calcium carbonate project of Jiangxi Huaming Nano Calcium Carbonate Co., Ltd. ( ) from September 2003 to October 2004. From April 2003 to September 2003, Mr. Lan served as a chief inspector's representative at a construction project management company. During the period between January 1995 and March 2003, Mr. Lan worked at Taihua Corporation of Yinggangling Mining Bureau ( ), a coal mine contractor, serving as the head of the infrastructure construction team from January 1998 to March 2003, and a construction worker, an estimator from January 1995 to December 1997. During this period, Mr. Lan's responsibilities varied from project construction management to project budgeting. Prior to that, he had worked as a technician at Fenglin coal mine ( ) of Yinggangling Mining Bureau ( ) from August 1990 to April 1994 and was responsible for mining ventilation and gas-related mining technologies. He obtained a secondary vocational school's diploma in mine ventilation and safety in July 1990 from Jiangxi Coal Industry College ( ). He studied at Xiangtan Mining College

( ) from April 1994 to February 1995, and was granted a junior college's diploma in industrial and civil construction in March 1995. Mr. Lan was accredited as an engineer by the Professional Technology Committee of Yinggangling Mining Bureau ( ) in December 1998. Mr. Lan obtained the National Certification of Construction Cost Estimation Qualification ( ) from the Construction Bureau of Jiangxi Province ( ) in May 2007. He was also accredited as a state certified supervision engineer by the Ministry of Housing and Urban-Rural Development of the PRC ( ) in January 2009, and a state certified constructor by the Ministry of Construction of the PRC ( ) in December 2009. Mr. Lan has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. WU Ziping ( ), aged 54, was appointed as the head of the safety and inspection department of Guizhou Puxin in May 2012. Mr. Wu has more than 35 years of experience in the coal mining industry. He has been the deputy head of the production and technology department of Guizhou Puxin from March 2012 to May 2012. He worked as the deputy general commander and the chief engineer of Yongsheng Coal Mine from May 2009 to December 2011 and focused on technology management during coal mine construction. He was the deputy head of the construction general command of Dayun Coal Mine from October 2008 to May 2009 in charge of safe production and technology management. From April to October 2008, Mr. Wu was an engineer in the production and technology department of Jiangxi Coal Group (Guizhou) Mining Co., Ltd. ( ), a coal mining company. His responsibilities included providing technology support for the safe production of the relevant coal mines. Prior to that, from April 2006 to April 2008, he was the coal mine manager and chief engineer of Yingjiao coal mine ( ) in Zhijin county, Guizhou province and was mainly responsible for safe production and mining technology upgrades. Mr. Wu worked at Pinghu coal mine ( ) of Fengcheng Mining Bureau of Jiangxi Province ( ) from December 1976 to March 2006, during which his working scope covered mine extraction, mine production and mine measurement, and his last position was the head of the production section. Mr. Wu graduated from China University of Mining and Technology ( ) with a junior college's degree in surveying in July 1990. In addition, Mr. Wu was accredited as an engineer by Jiangxi Coal Industry Bureau ( ) in September 2000. Mr. Wu has received a number of awards for his collaborative research and achievements in coal mining related technologies, including research conducted jointly with two other fellows in relation to coal mining sinking which was awarded the third prize in a science conference held in 2003 by Fengcheng Mining Bureau ( ), and achievements with other fellows relating to coal mining under certain geological conditions which were awarded the premium prizes of scientific advance achievements by Jiangxi Coal Group Co., Ltd. ( ) and Fengcheng Mining Bureau ( ) in June 2005 and December 2005, respectively. Mr. Wu has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. CHENG Wenkun ( ), aged 40, was appointed as the deputy head of the ventilation and safety department and the head of gas research center of Guizhou Puxin in March 2012. Mr. Cheng has more than 20 years of experience in the coal mining industry. He served as an engineer of the ventilation and safety department of Guizhou Puxin from June 2010 to February 2012, during which he supervised the preliminary construction of the gas sampling system and standard reaching system for certain coal mines of Guizhou Puxin. Before joining our Company, Mr. Cheng occupied various positions in a number of coal mining companies. He served as the deputy head of the ventilation and safety department of Hidili Industry (China) Group Co., Ltd., a subsidiary of Hidili Industry International Development Ltd., a Hong Kong-listed coal mining company, from August 2008 to May 2010. During such period, he provided technology support to ensure the safe production of the relevant coal mines. He worked at Jianxin coal mine ( ) of Fengcheng Mining Bureau of Jiangxi Province ( ) from July 1993 to August 2008, serving as the deputy section head from May 2006 to August 2008, the chief technician from October 2002 to April 2006 and a technician from July 1993 to October 2002, respectively. During such period, Mr. Cheng was assigned various responsibilities ranging from the upgrade of coal and gas-related mining technologies to research in coal mine extraction. Mr. Cheng graduated from Jiangxi Coal Industry School ( ) with a secondary vocational school's diploma in ventilation and safety in July 1993. He was accredited as a ventilation engineer by the Professional Titles Reform Work Leading Group of Jiangxi Coal Group Corporation ( ) in November 2009. He was also accredited as a state certified safety engineer by the State Administration of Work Safety ( ) in October 2007. Mr. Cheng has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. JIA Zhigang ( ), aged 49, was appointed as the deputy general manager of Guizhou Puxin in January 2013 and is responsible for overseeing the licenses and permits department and the supply and sales department of Guizhou Puxin. Mr. Jia has more than five years of experience in the coal mining industry. He served as the head of the department of public relations of Guizhou Puxin from March 2011 to December 2012 and he also took the role as the assistant general manager of Guizhou Puxin from March 2010 to January 2013. He was the assistant general manager of Guizhou Yongfu from September 2008 to March 2010. He has been a director of certain subsidiaries of the Company, namely Bijie Feishang since September 2010, Yangpu Dashi since August 2010, Baiping Mining since March 2009 and Guizhou Yongfu since July 2008. From November 2006 to July 2008, he worked as a manager of the president's office of Feishang Enterprise. During the period from May 1985 to November 2006, Mr. Jia served as an engineer in Luoyang Nonferrous Metals Processing and Design Research Institute ( ). Mr. Jia graduated from the Junior College affiliated to such institute with a junior college's diploma in metallurgical machinery in January 1985. He obtained the qualifications for standardization personnel from the State Bureau of Technical Supervision ( ) in December 1994. Mr. Jia has not held any directorship in any listed public companies in the three years preceding the Latest Practicable Date.

        Mr. LIN Quanlong ( ), aged 32, was appointed as the head of the licenses and permits department of Guizhou Puxin in March 2013. Mr. Lin has more than 10 years of experience in the coal mining industry. Mr. Lin served as the deputy head of public relations department of Guizhou Puxin from March 2012 to December 2012. Mr. Lin served as the deputy managing engineer of the public relations department of Guizhou Puxin from March 2010 to February 2012. He has been a director of Xinsong Coal and Linjiaao Coal since February 2011 and January 2011, respectively. From November 2008 to March 2010, he served as the deputy managing engineer of Guizhou Dayun. He worked as a geology engineer in the project management department of Guizhou Zhongshui Construction Management Co., Ltd. ( ), a water conservancy and hydropower project management company, being responsible for the management of coal mining projects, from March 2006 to October 2008. From July 2003 to March 2006, he served as a geology engineer in the production and technology department of the Qinghai Coal Geological Investigation Institute ( ), a governmental body engaging in coal exploration, responsible for the geological exploration work. Mr. Lin graduated from Jilin University ( ) with a bachelor's degree in geological mining inspection in July 2003. He was accredited as an engineer by Guizhou Provincial Personnel Exchange Service Center ( ) in November 2008 and also as a certified safety engineer by the Ministry of Human and Social Security of the PRC Resources ( ) together with the State Administration of Work Safety ( ) in February 2009. Mr. Lin has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

        Mr. WU Quanyi ( ), aged 37, was appointed as the head of the supply and sales department of Guizhou Puxin in March 2010. Mr. Wu has more than five years of experience in the coal mining related industry. He served as the head of Guizhou Yongfu's supply and sales department from September 2008 to March 2010. Mr. Wu was the manager in the sales department of Hubei Yongfu Investment Co., Ltd. ( ), a coal trading company, from May 2005 to September 2008. During the period from July 1999 to April 2005, Mr. Wu served as a manager of the sales departments in three private companies as well as a salesperson in a coal trading company. Mr. Wu obtained his bachelor's degree in International Economics and Trade from Fudan University ( ) in July 2007 by attending its online courses. He was awarded a junior college's diploma in enterprise public relation and sales by Wuhan University ( ) in June 2000. Mr. Wu has not held any directorship in any publicly-listed companies in the three years preceding the Latest Practicable Date.

COMPANY SECRETARY

        Our company secretary is Mr. Yue Ming Wai Bonaventure, who is also our chief financial officer. See "— Senior Management".

BOARD COMMITTEES

        We have established the following four committees in our Board: an audit committee, a remuneration committee, a nomination committee and a corporate social responsibility committee. The committees operate in accordance with the terms of reference established by our Board.

Audit committee

        We have established an audit committee with written terms of reference in compliance with Rule 3.21 of the Listing Rules and paragraph C3 of the Corporate Governance Code as set forth in Appendix 14 of the Listing Rules. The primary duties of the audit committee are to assist our Board to provide an independent review of the effectiveness of the financial reporting process, internal control and risk management.

        Our audit committee consists of three independent non-executive Directors, Mr. Huang Zuye, Mr. Lo Kin Cheung and Mr. Gu Jianshe. Mr. Lo Kin Cheung, who has professional qualifications in accountancy, is the chairman of the audit committee.

        The responsibilities of our audit committee include, among others: appointing and overseeing the work of our independent auditors and pre-approving all non-audit services to be provided by our independent auditors; reviewing our annual and interim financial statements, earnings releases, critical accounting policies and practices used to prepare financial statements, alternative treatments of financial information, the effectiveness of our disclosure controls and procedures and important trends and developments in financial reporting practices and requirements; reviewing the planning and staffing of internal audits, the organization, responsibilities, plans, results, budget and staffing of our internal audit team and the quality and effectiveness of our internal controls; reviewing our risk assessment and management policies; and establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, potential violations of law and questionable accounting or auditing matters.

Remuneration committee

        We have established a remuneration committee with written terms of reference in compliance with Rule 3.25 of the Listing Rules and paragraph B1 of the Corporate Governance Code as set forth in Appendix 14 to the Listing Rules. The primary duties of the remuneration committee are to consider and recommend to the Board the emoluments and other benefits paid by us to our Directors and to assess the appropriateness of the nature and amount of emoluments of such senior management on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum Shareholder benefit from the retention of talented individuals.

        Our remuneration committee consists of three independent non-executive Directors, Mr. Lo Kin Cheung, Mr. Huang Zuye and Mr. Gu Jianshe, and two executive Directors, Mr. Li Feilie and Mr. Han Weibing. Mr. Gu Jianshe is the chairman of the remuneration committee.

  Responsibilities of remuneration committee

        The responsibilities of our remuneration committee include, among others: approving and overseeing the total compensation package for our executive officers, evaluating the performance of and determining and approving the compensation to be paid to our senior management; reviewing and making recommendations to our Board with respect to Directors' compensation, including equity-based compensation; administering and periodically reviewing and making recommendations to our Board regarding the long-term incentive compensation or equity plans made available to our Directors, employees and consultants; and reviewing and making recommendations to our Board regarding executive compensation philosophy, strategy and principles and preparing annual reports on the compensation of our senior management.

Nomination committee

        We have established a nomination committee with written terms of reference in compliance with paragraph A5.2 of the Corporate Governance Code as set forth in Appendix 14 to the Listing Rules. The primary duties of the nomination committee are to formulate the nomination procedures and standards for candidates for Directors and senior management, conduct preliminary review of the qualifications and other credentials of the candidates for Directors and senior management, and recommend suitable candidates for Directors and senior management to the Board.

        Our nomination committee consists of three independent non-executive Directors, Mr. Lo Kin Cheung, Mr. Huang Zuye and Mr. Gu Jianshe, and two executive Directors, Mr. Li Feilie and Mr. Tam Cheuk Ho. Mr. Huang Zuye is the chairman of the nomination committee.

        The responsibilities of our nomination committee include, among others: reviewing the structure, size and composition of the Board and making recommendations on any proposed changes to the Board to complement the Company's corporate strategy; identifying individuals suitably qualified to become Board members and making recommendations to the Board on the selection of individuals nominated for directorships; assessing the independence of independent non-executive Directors; and making recommendations to the Board on the appointment or re-appointment of Directors and succession planning for Directors.

Corporate social responsibility committee

        We have established a corporate social responsibility committee with written terms of reference. The primary purpose of such committee is to assist the Board in reviewing the policies and overseeing the issues with respect to corporate social responsibility, including workplace quality, occupational health and safety, environmental protection, operating practices and community involvement.

        Our corporate social responsibility committee consists of two executive Directors, Mr. Wan Huojin and Mr. Han Weibing, and one independent non-executive Director, Mr. Gu Jianshe. Mr. Gu Jianshe is the chairman of the committee.

        The responsibilities of our corporate social responsibility committee include, among others: considering and formulating the Company's value and strategy as regards corporate social responsibility; developing and reviewing the Company's corporate social responsibility policies and occupational health and safety standards; identifying corporate social responsibility issues, and related risks and opportunities that are relevant to the Company's operations; monitoring and overseeing the implementation of the Company's corporate social responsibility policies and practices; and evaluating and enhancing the Company's corporate social responsibility performance and making recommendation to the Board for improvement.

COMPENSATION OF DIRECTORS AND SENIOR MANAGEMENT

        Our Directors receive compensation in the form of fees, salaries, allowances, bonuses and other benefits-in-kind, including our Company's contribution to a pension plan on their behalf.

        After the Listing, our Directors and senior management may receive share options pursuant to our Company's Share Option Scheme. See Appendix V — "Statutory and General Information — (b) Share Option Scheme".

        Total benefits granted to our Directors and charged to the consolidated income statements in 2010, 2011 and 2012 were approximately RMB17.0 million, nil and nil, respectively. During the Track Record Period, no remuneration was paid by our Company to our Directors or the five highest paid employees as an inducement to join, or upon joining, our Company. No compensation was paid to, or receivable by, our Directors or past Directors or the five highest paid employees for the Track Record Period for the loss of office as director of any member of our Company or of any other office in connection with the management of the affairs of any member of our Company. None of our Directors waived any emoluments for 2010, 2011 and 2012.

        As required by PRC regulations, we participate in various defined pension schemes for our employees, including those organized by regional or municipal governments. The employees covered by such schemes include our Directors and management personnel. The total amounts set aside or accrued by our Company to provide pension, retirement or similar benefits were approximately RMB0.7 million as of December 31, 2012.

        The five highest paid employees in 2010, 2011 and 2012 include 1, nil and nil Director, respectively. The aggregate amount of compensation paid by our Company to the five highest paid employees who are not Directors during the same periods were approximately RMB0.8 million, RMB0.8 million and RMB 1.3 million, respectively. Under the arrangements currently in force, there was no remuneration payable to, or benefits-in-kind receivable by, the Directors (including three independent non-executive Directors) in respect of the six months ending June 30, 2013.

        In 2012, none of our Directors had any service contracts with the Company that provided for benefits upon termination of employment.

SHARE OPTION SCHEME

        We have conditionally approved the Share Option Scheme pursuant to which eligible participants may be granted Options to subscribe for Shares as incentives to contribute to our Company and to enable our Company to recruit high caliber employees and attract or retain human resources that are valuable to our Group. A summary of the principal terms of the Share Option Scheme is set out in Appendix V — "Statutory and General Information — (b) Share Option Scheme".

COMPLIANCE ADVISER

        Our Company has agreed to appoint            to be the compliance adviser upon listing in compliance with Rule 3A.19 of the Listing Rules. Our Company expects to enter into a compliance adviser's agreement with the compliance adviser prior to the Listing Date, the material terms of which are as follows:

  [(a)
  our Company will appoint            as the compliance adviser for the purposes of Rule 3A.19 of the Listing Rules for a period commencing from the Listing Date and ending on the date on which our Company distributes its annual report incorporating financial results for the first full financial year commencing after the Listing Date in compliance with Rule 13.46 of the Listing Rules;

  (b)
  the compliance adviser will provide our Company with certain services, including providing our Company with proper guidance and advice as to compliance with the requirements under the Listing Rules and applicable laws, rules, codes and guidelines and to act as one of our Company's principal channels with the Stock Exchange;

  (c)
  the compliance adviser will, as soon as reasonably practicable inform us of any amendment or supplement to the Listing Rules announced by the Stock Exchange from time to time, and of any amendment or supplement to the applicable laws and guidelines;

  (d)
  the Company will agree to indemnify the compliance adviser for certain actions against the losses incurred by the compliance adviser arising out of or in connection with the performance by the compliance adviser of their duties under the agreement, or any material breach by the Company of the provisions of the agreement, provided that the indemnity will not apply to an action or loss which is finally judicially determined to have been caused by the wilful default, fraud or gross negligence on the part of the compliance adviser;

  (e)
  our Company may terminate the appointment of the compliance adviser if its work is of an unacceptable standard (which cannot be resolved within 30 days); and

  (f)
  the compliance adviser may terminate their appointment by service of a notice to our Company.]

SUBSTANTIAL SHAREHOLDERS

        The following table sets forth information with respect to the ownership of our Shares (i) immediately prior to completion of the Spin-off and (ii) immediately following completion of the Spin-off, by:

  •
  each Shareholder who directly or indirectly controlled, or is entitled to exercise, or control the exercise of, 5% or more of our Shares;

  •
  each executive officer;

  •
  each of our Directors; and

  •
  all of our executive officers and Directors as a group.

	Immediately prior to completion of the Spin-off			Immediately following completion of the Spin-off
Name	Number of Shares Directly or Indirectly Held		Approximate Percentage of Share Capital (%)	Number of Shares Directly or Indirectly Held		Approximate Percentage of Share Capital (%)
CHNR	124,554,580	(1)	100	—		—
Feishang	124,554,580	(2)	100		(6)	58.1
Laitan Investments	124,554,580	(3)	100		(7)	58.1
Mr. Li Feilie	124,554,580	(4)	100		(8)	59.3
Rosetta Stone Capital Limited(5)	—		—		(9)
Mr. Han Weibing	—		—				(12)
Mr. Wan Huojin	—		—				(12)
Mr. Tam Cheuk Ho	—		—		(10)	1.13
Mr. Wong Wah On Edward	—		—		(11)	1.61
Mr. Lo Kin Cheung	—		—				(12)
Mr. Huang Zuye	—		—				(12)
Mr. Gu Jianshe	—		—				(12)
Mr. Yue Ming Wai Bonaventure	—		—				(12)
Mr. Hu Lubao	—		—				(12)
Mr. Liao Diansheng	—		—				(12)
Mr. Cai Zhenghui	—		—				(12)
Mr. Teng Biao	—		—				(12)
Mr. Lan Xiaosheng	—		—				(12)
Mr. Wu Ziping	—		—				(12)
Mr. Cheng Wenkun	—		—				(12)
Mr. Jia Zhigang	—		—				(12)
Mr. Lin Quanlong	—		—				(12)
Mr. Wu Quanyi	—		—				(12)
All executive officers and Directors as a group (20 persons)	—		—

(1)
These Shares are held directly by CHNR.

(2)
Feishang held 58.1% of the equity interests in CHNR. Accordingly, under the SFO, Feishang was deemed to be interested in the 124,554,580 Shares held by CHNR.

(3)
Laitan Investments held 100% of the equity interests in Feishang. Accordingly, under the SFO, Laitan Investments was deemed to be interested in the 124,554,580 Shares held by CHNR.

(4)
Mr. Li Feilie held 100% of the equity interests in Laitan Investments. Accordingly, under the SFO, Mr. Li was deemed to be interested in the 124,554,580 Shares held by CHNR. Mr. Li also directly held                        CHNR Shares or approximately 1.2% of the equity interests in CHNR.

(5)
Based solely upon its filings with the SEC, we understand that Rosetta Stone Capital Limited was owned 32.5% by Mr. Guozhong Xie, 29.17% by Keen View Investments Limited, 29.17% by Sun Fortune Investments Limited, 5.83% by Smartmind Investments Limited and 3.33% by Mr. Yuen Kin Lo. Mr. Xie was the sole director of Rosetta Stone Capital Limited, Ms. Pan Pan Hui was the sole shareholder and director of Keen View Investments Limited, Ms. Yi Mei Liu was a controlling shareholder and director of Sun Fortune Investments Limited and Ms. Yunxiao Zhao was the sole shareholder and director of Smartmind Investments Limited. We also understand that Rosetta Stone Capital Limited maintained an office at 10th Floor, Center Point, 181 Gloucester Road, Hong Kong.

(6)
Feishang held                        CHNR Shares. Based on the distribution of five Shares for every CHNR Share outstanding, Feishang held              Shares following completion of the Spin-off.

(7)
Laitan Investments held 100% of the equity interests in Feishang. Accordingly, under the SFO, Laitan Investments was deemed to be interested in the              Shares held by Feishang.

(8)
Mr. Li Feilie held 100% of the equity interests in Laitan Investments. Accordingly, under the SFO, Mr. Li was deemed to be interested in the              Shares held by Feishang. Since Mr. Li also directly held             CHNR Shares immediately prior to completion of the Spin-off, based on the distribution of five Shares for every CHNR Share outstanding, Mr. Li will directly hold             Shares following completion of the Spin-off.

(9)
Rosetta Stone Capital Limited held             CHNR Shares. Based on the distribution of five Shares for every CHNR Share outstanding, Rosetta Stone Capital Limited will hold             Shares following completion of the Spin-off.

(10)
Mr. Tam Cheuk Ho held             CHNR Shares. Based on the distribution of five Shares for every CHNR Share outstanding, Mr. Tam will hold             Shares following completion of the Spin-off.

(11)
Mr. Wong Wah On Edward held             CHNR Shares. Based on the distribution of five Shares for every CHNR Share outstanding, Mr. Wong will hold             Shares following completion of the Spin-off.

(12)
Shares held in all cases constituted less than 1% of the issued share capital of the Company.

        Following completion of the Spin-off, we will have an aggregate of 124,554,580 Shares outstanding, based on 24,910,916 CHNR Shares outstanding on                         , 2013. The mailing address for each of the Directors and executive officers is c/o Feishang Anthracite Resources Limited, Room 2205, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong.

        Based on CHNR's shareholder records as June 25, 2013 (assuming that there are no changes in shareholdings between June 25, 2013 and the Distribution Record Date), immediately following completion of the Spin-off, our Shares would be held on record by a total of 181 registered shareholders (with more than 300 beneficial shareholders), 146 of whom, representing approximately 29.15% of the outstanding Shares, were located in the United States. Shares registered in the name(s) of intermediaries were assumed to be held by residents of the same country where the intermediary was located.

        Except as disclosed herein, the Directors are not aware of any person who will, immediately following completion of the Spin-off, have an interest or short position in Shares or underlying Shares which would be required to be disclosed to our Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO, or, directly or indirectly, be interested in 5% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at our general meetings. Except as otherwise disclosed in this listing document, as of the Latest Practicable Date, we were not aware of any arrangement which may at a subsequent date result in a change of control of our Company.

SHARE CAPITAL

	Number of Shares	Value (HK$)
Authorized share capital	1,000,000,000	10,000,000
Issued share capital immediately before completion of the Spin-off	124,554,580	1,245,545.8
Issued share capital immediately following completion of the Spin-off	124,554,580	1,245,545.8

ASSUMPTIONS

        The above table assumes that the Distribution becomes unconditional and it takes no account of any Shares which may be allotted and issued pursuant to the general mandate to issue new Shares, or which we may repurchase pursuant to the share repurchase mandate.

RANKING

        The Shares are ordinary shares in the share capital of the Company and will rank equally in all respects with each other, and will qualify for all dividends, income and other distributions declared, made or paid and any other rights and benefits attaching or accruing to the Shares following the completion of the Spin-off.

GENERAL MANDATE TO ISSUE SHARES

        The Directors have been granted a mandate to allot, issue and deal with additional Shares and to make or grant offers, agreements and options which will or might require the exercise of such powers, provided that the aggregate nominal amount of Shares allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors other than pursuant to:

  •
  a rights issue; or

  •
  any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of a dividend on Shares shall not exceed the aggregate of:

  •
  20% of the aggregate nominal amount of the Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange; and

  •
  the aggregate nominal amount of the share capital of the Company repurchased by the Company under the share repurchase mandate (up to a maximum equivalent to 10% of the aggregate nominal amount of Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange).

        This mandate will expire at the earliest of:

  •
  the conclusion of the next annual general meeting of the Company;

  •
  the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

  •
  the revocation or variation of the authority given by an ordinary resolution of the Shareholders.

        For further details of this mandate, see the section headed "Further Information About Our Company — Written Resolutions of the Sole Shareholder Dated                        , 2013" in Appendix V — "Statutory and General Information" to this listing document.

GENERAL MANDATE TO REPURCHASE SHARES

        The Directors have been granted a repurchase mandate to exercise all the powers of the Company to make repurchase of Shares on the Stock Exchange or on any other stock exchange on which the securities of the Company may be listed and which is recognized by the SFC and the Stock Exchange for this purpose, with a total nominal value of not more than 10% of the aggregate nominal amount of the share capital of the Company in issue as at the date on which dealings in the Shares commence on the Stock Exchange.

        This repurchase mandate only relates to on-market share repurchases (within the meaning of the Hong Kong Code on Share Repurchases) and will expire at the earliest of:

  •
  the conclusion of the Company's next annual general meeting;

  •
  the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

  •
  the revocation or variation of the authority given by an ordinary resolution of the Shareholders.

        For further details of this repurchase mandate, see the section headed "Further Information About Our Company — Written Resolutions of the Sole Shareholder Dated                        , 2013" in Appendix V — "Statutory and General Information" to this listing document.

UNDERTAKINGS BY THE COMPANY

        Pursuant to Rule 10.08 of the Listing Rules, the Company has undertaken to the Stock Exchange that the Company will not issue any further Shares or securities convertible into equity securities of the Company (whether or not of a class already listed) or enter into any agreement to such issue within six months from the date on which the Company's securities first commence dealing on the Stock Exchange (whether or not such issues of Shares or securities will be completed within six months from the commencement of dealing), except in the circumstances provided under Rule 10.08 of the Listing Rules.

UNDERTAKINGS BY THE CONTROLLING SHAREHOLDERS

        Pursuant to Rule 10.07 of the Listing Rules, each of the Controlling Shareholders has undertaken to the Stock Exchange and to the Company that except pursuant to the Distribution, it will not and will procure that the relevant registered holder(s) will not:

  (a)
  in the period commencing on the date by reference to which disclosure of its shareholding is made in this listing document and ending on the date which is six months from the date on which dealings in the Shares commence on the Stock Exchange, dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Shares in respect of which it is shown by this listing document to be the beneficial owner; and

  (b)
  in the period of six months commencing on the date on which the period referred to in paragraph (a) above expires, dispose of, or enter into any agreement to dispose of or otherwise create any options, rights interests or encumbrances in respect of, any of the Shares if, immediately following such disposal or upon the exercise or enforcement of such options, rights, interests or encumbrances, it would cease to be the controlling shareholder of the Company.

        Pursuant to Note 3 to Rule 10.07(2) of the Listing Rules, each of the Controlling Shareholders has undertaken to the Stock Exchange and to the Company that within the period commencing on the date by reference to which disclosure of its shareholding in the Company is made in this listing document and ending on the date which is 12 months from the date on which dealings in the Shares commence on the Stock Exchange, it will:

  (i)
  when it pledges or charges any Shares beneficially owned by it in favour of an authorized institution (as defined in the Banking Ordinance (Chapter 155 of the Laws of Hong Kong)) pursuant to Note 2 to Rule 10.07(2) of the Listing Rules, immediately inform the Company of such pledge or charge together with the number of Shares so pledged or charged; and

  (ii)
  when it receives indications, either verbal or written, from the pledgee or chargee of any Shares that any of the pledged or charged Shares will be disposed of, immediately inform the Company of such indications.

APPENDIX I

ACCOUNTANTS' REPORT OF THE COMPANY

[INTENTIONALLY OMITTED. SEE "ABOUT THIS INFORMATION STATEMENT" ON PAGE IS-1]

I-1

APPENDIX II

ACCOUNTANTS' REPORT OF GUIZHOU PUXIN

[INTENTIONALLY OMITTED. SEE "ABOUT THIS INFORMATION STATEMENT" ON PAGE IS-1]

II-1

APPENDIX III

COMPETENT PERSON'S REPORT

[INTENTIONALLY OMITTED. SEE "ABOUT THIS INFORMATION STATEMENT" ON PAGE IS-1]

III-1

APPENDIX IV

SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND
BRITISH VIRGIN ISLANDS COMPANIES LAW

        Set out below is a summary of certain provisions of the Memorandum of Association and Articles of Association of our Company and of certain aspects of BVI company law.

A.    SUMMARY OF THE CONSTITUTION OF THE COMPANY

1.     Memorandum of Association

        The Memorandum of Association was filed on                        , 2013 and states, inter alia, that the liability of members of the Company is limited, that the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the BVI.

1.1   Classes of Shares

        The Company is authorised to issue ordinary shares. Pursuant to the Memorandum of Association, the maximum number of shares that the Company is authorised to issue is 1,000,000,000 shares with a par value of HK$0.01.

        The Memorandum of Association is available for inspection at the address specified in Appendix VI — "Documents Available for Inspection".

2.     Articles of Association

        The Articles of Association were filed on                        , 2013 and include provisions to the following effect:

2.1   Directors

(a)   Power to allot and issue Shares

        Subject to the provisions of the Companies Act and the Memorandum of Association and Articles of Association, the unissued shares in the Company (whether forming part of its original or any increased number of shares the Company is authorised to issue) shall be at the disposal of the Directors, who may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration, and upon such terms, as the Directors shall determine.

        Subject to the provisions of the Articles of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights conferred on the holders of any existing shares or attaching to any class of shares, any share may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividend, voting, return applicable to shares or otherwise, and to such persons at such time and for such consideration as the Directors may determine. Subject to the Companies Act and to any special rights conferred on any members or attaching to any class of shares, any share may, with the sanction of a special resolution of members, be issued on terms that it is, or at the option of the Company or the holder thereof, liable to be redeemed.

(b)   Power to dispose of the assets of the Company or any subsidiary

        The management of the business of the Company shall be vested in the Directors who, in addition to the powers and authorities by the Articles of Association expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done or approved by the Company and are not by the Articles of Association or the Business Companies Act expressly directed or required to be exercised or done by the Company in general meeting.

(c)   Compensation or payment for loss of office

        Payment to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must first be approved by the Company in general meeting.

(d)   Loans to Directors

        There are provisions in the Articles of Association prohibiting the making of loans to Directors and associates which are equivalent to the restrictions imposed by the Companies Ordinance.

(e)   Financial assistance to purchase Shares

        Subject to all applicable laws, the Company may give financial assistance to Directors and employees of the Company, its subsidiaries or any holding company or any subsidiary of such holding company in order that they may buy shares in the Company or any such subsidiary or holding company. Further, subject to all applicable laws, the Company may give financial assistance to a trustee for the acquisition of shares in the Company or shares in any such subsidiary or holding company to be held for the benefit of employees of the Company, its subsidiaries, any holding company of the Company or any subsidiary of any such holding company (including salaried Directors).

(f)    Disclosure of interest in contracts with the Company or any of its subsidiaries

        No Director or proposed Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any person, company or partnership of or in which any Director shall be a member or otherwise interested be capable on that account of being avoided, nor shall any Director so contracting or being any member or so interested be liable to account to the Company for any profit so realised by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship thereby established, provided that such Director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board of Directors at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may be made by the Company.

        A Director shall not be entitled to vote on (nor shall he be counted in the quorum in relation to) any resolution of the Directors in respect of any contract or arrangement or any other proposal in which the Director or any of his associates has any material interest, and if he shall do so his vote shall not be counted (nor is he to be counted in the quorum for the resolution), but this prohibition shall not apply to any of the following matters, namely:

  (i)
  the giving to such Director or any of his associates of any security or indemnity in respect of money lent or obligations incurred by him or any of them at the request of or for the benefit of the Company or any of its subsidiaries;

  (ii)
  the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or any of his associates has himself/themselves assumed responsibility in whole or in part and whether alone or jointly under a guarantee or indemnity or by the giving of security;

  (iii)
  any proposal concerning an offer of shares, debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the Director or any of his associates is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

  (iv)
  any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries including:

  (A)
  the adoption, modification or operation of any employees' share scheme or any share incentive scheme or share option scheme under which the Director or any of his associates may benefit;

  (B)
  the adoption, modification or operation of a pension or provident fund or retirement, death or disability benefits scheme which relates both to Directors, their associates and employees of the Company or any of its subsidiaries and does not provide in respect of any Director or any of his associates as such any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

  (v)
  any contract or arrangement in which the Director or any of his associates is/are interested in the same manner as other holders of shares or debentures or other securities of the Company by virtue only of his/their interest in shares or debentures or other securities of the Company.

(g)   Remuneration

        The Directors shall be entitled to receive by way of remuneration for their services such sum as shall from time to time be determined by the Directors, or the Company in general meeting or by the Directors, as the case may be, such sum (unless otherwise directed by the resolution by which it is determined) to be divided amongst the Directors in such proportions and in such manner as they may agree, or failing agreement, equally, except that in such event any Director holding office for less than the whole of the relevant period in respect of which the remuneration is paid shall only rank in such division in proportion to the time during such period for which he has held office. Such remuneration shall be in addition to any other remuneration to which a Director who holds any salaried employment or office in the Company may be entitled by reason of such employment or office.

        The Directors shall also be entitled to be paid all expenses, including travel expenses, reasonably incurred by them in or in connection with the performance of their duties as Directors including their expenses of travelling to and from board meetings, committee meetings or general meetings or otherwise incurred whilst engaged on the business of the Company or in the discharge of their duties as Directors.

        The Directors may grant special remuneration to any Director, who shall perform any special or extra services at the request of the Company. Such special remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director, and may be made payable by way of salary, commission or participation in profits or otherwise as may be agreed.

        The remuneration of an executive Director or a Director appointed to any other office in the management of the Company shall from time to time be fixed by the Directors and may be by way of salary, commission, or participation in profits or otherwise or by all or any of those modes and with such other benefits (including share option and/or pension and/or gratuity and/or other benefits on retirement) and allowances as the Directors may from time to time decide. Such remuneration shall be in addition to such remuneration as the recipient may be entitled to receive as a Director.

(h)   Retirement, appointment and removal

        The Directors shall have power from time to time and at any time to appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election at that meeting.

        The Company may by resolution of members remove any Director (including a Managing Director or other executive Director) before the expiration of his period of office notwithstanding anything in the Articles of Association or in any agreement between the Company and such Director (but without prejudice to any claim for compensation or damages payable to him in respect of the termination of his appointment as Director or of any other appointment or office as a result of the termination of his appointment as Director). The Company may by resolution of members appoint another person in his place. Any Director so appointed shall hold office during such time only as the Director in whose place he is appointed would have held the same if he had not been removed. The Company may also by resolution of members elect any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. No person shall, unless recommended by the Directors, be eligible for election to the office of Director at any general meeting unless, during the period, which shall be at least seven days, commencing no earlier than the day after the despatch of the notice of the meeting appointed for such election and ending no later than seven days prior to the date of such meeting, there has been given to the Secretary of the Company notice in writing by a member of the Company (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

        There is no shareholding qualification for Directors nor is there any specified age limit for Directors.

        The office of a Director shall be vacated:

  (i)
  if he resigns his office by notice in writing to the Company at its registered office or its principal office in Hong Kong;

  (ii)
  if an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the Directors resolve that his office be vacated;

  (iii)
  if, without leave, he is absent from meetings of the Directors (unless an alternate Director appointed by him attends) for 12 consecutive months, and the Directors resolve that his office be vacated;

  (iv)
  if he becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

  (v)
  if he ceases to be or is prohibited from being a Director by law or by virtue of any provision in the Articles of Association;

  (vi)
  if he is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) for the time being then in office; or

  (vii)
  if he shall be removed from office by a resolution of members of the Company under the Articles of Association.

        At every annual general meeting of the Company one-third of the Directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to, but not less than, one-third, shall retire from office by rotation provided that every Director (including those appointed for a specific term) shall be subject to retirement by rotation at least once every three years. A retiring Director shall retain office until the close of the meeting at which he retires and shall be eligible for re-election thereat. The Company at any annual general meeting at which any Directors retire may fill the vacated office by electing a like number of persons to be Directors.

(i)    Borrowing powers

        The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of the Company and to mortgage or charge its undertaking, property and assets (present and future) and uncalled amounts owing on the shares in the Company or any part thereof.

        The rights of the Directors to exercise these powers may only be varied by a special resolution of members of the Company.

(j)    Proceedings of the Board

        The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit in any part of the world. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

2.2   Alteration to constitutional documents

        No alteration or amendment to the Memorandum of Association or Articles of Association may be made except by special resolution of members of the Company.

2.3   Variation of rights of existing shares or classes of shares

        If at any time the authorised shares of the Company is divided into different classes of shares, all or any of the rights attached to any class of shares for the time being issued (unless otherwise provided for in the terms of issue of the shares of that class) may, subject to the provisions of the Companies Act be varied or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution of members of the Company passed at a separate meeting of the holders of the shares of that class. To every such separate meeting all the provisions of the Articles of Association relating to general meetings shall mutatis mutandis apply, but so that the quorum for the purposes of any such separate meeting and of any adjournment thereof shall be a person or persons together holding (or representing by proxy or duly authorised representative) at the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class.

        The special rights conferred upon the holders of shares of any class shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

2.4   Alteration to the number of shares the Company is authorised to issue

        The members of the Company may from time to time by resolution of members increase the maximum number of shares that the Company is authorised to issue.

        The Company may from time to time by resolution of members:

  (a)
  consolidate and divide all or any of its shares into shares of larger amount than its existing shares. On any consolidation of fully paid shares and division into shares of larger amount, the Directors may settle any difficulty which may arise as they think expedient and in particular (but without prejudice to the generality of the foregoing) may as between the holders of shares to be consolidated determine which particular shares are to be consolidated into each consolidated share, and if it shall happen that any person shall become entitled to fractions of a consolidated share or shares, such fractions may be sold by some person appointed by the Directors for that purpose and the person so appointed may transfer the shares so sold to the purchaser thereof and the validity of such transfer shall not be questioned, and so that the net proceeds of such sale (after deduction of the expenses of such sale) may either be distributed among the persons who would otherwise be entitled to a fraction or fractions of a consolidated share or shares rateably in accordance with their rights and interests or may be paid to the Company for the Company's benefit;

  (b)
  cancel any shares which at the date of the passing of the resolution of members of the Company have not been taken or agreed to be taken by any person, and diminish the maximum number of shares the Company is authorised to issue by the number of the shares so cancelled subject to the provisions of the Companies Act; and

  (c)
  sub-divide its shares or any of them into shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of the Companies Act, and so that the resolution of members whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as the company has power to attach to unissued or new shares, provided that where shares are consolidated or sub-divided, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

2.5   Special resolution — majority required

        A "special resolution of members" is defined in the Articles of Association to mean a resolution passed by a majority of not less than three-fourths of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of corporations, by their duly authorised representatives or, where proxies are allowed, by proxy at a general meeting of which not less than 21 days' notice specifying the intention to propose the resolution as a special resolution has been duly given and includes a special resolution approved in writing by all of the members of the Company entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of such members, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments (if more than one) is executed.

        In contrast, a "resolution of members" is defined in the Articles of Association to mean a resolution passed by a simple majority of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of corporations, by their duly authorised representatives or, where proxies are allowed, by proxy at a general meeting held in accordance with the Articles of Association and includes a resolution approved in writing by all the members of the Company aforesaid.

2.6   Voting rights

        Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, at any general meeting where a show of hands is allowed, every member present in person (or, in the case of a member being a corporation, by its duly authorised representative) shall have one vote, and on a poll every member present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy shall have one vote for each share registered in his name in the register of members of the Company. All members of the Company has a right to attend and speak at any general meeting of the Company.

        Where any member of the Company is, under the Listing Rules, required to abstain from voting on any particular resolution or is restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.

        In the case of joint registered holders of any share, any one of such persons may vote at any meeting, either personally or by proxy, in respect of such share as if he were solely entitled thereto; but if more than one of such joint holders be present at any meeting personally or by proxy, that one of the said persons so present being the most or, as the case may be, the more senior shall alone be entitled to vote in respect of the relevant joint holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint holders stand on the register in respect of the relevant joint holding.

        A member of the Company in respect of whom an order has been made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs may vote by any person authorised in such circumstances to do so and such person may vote by proxy.

        Save as expressly provided in the Articles of Association or as otherwise determined by the Directors, no person other than a member of the Company duly registered and who shall have paid all sums for the time being due from him payable to the Company in respect of his shares shall be entitled to be present or to vote (save as proxy for another member of the Company), or to be counted in a quorum, either personally or by proxy at any general meeting.

        At any general meeting a resolution put to the vote of the meeting is to be decided by way of a poll save that the Chairman may, in good faith, allow a resolution which relates purely to a procedural or administrative matter as prescribed under the Listing Rules to be voted on by a show of hands.

        If a recognised clearing house (or its nominee) is a member of the Company it may authorise such person or persons as it thinks fit to act as its proxy(ies) or representative(s) at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person authorised pursuant to this provision shall be entitled to exercise the same rights and powers on behalf of the recognised clearing house (or its nominee) which he represents as that recognised clearing house (or its nominee) could exercise as if such person were an individual member of the Company holding the number and class of shares specified in such authorisation.

2.7   Annual general meetings

        The Company shall in each year hold a general meeting as its annual general meeting in addition to any other general meeting in that year and shall specify the meeting as such in the notice calling it; and not more than 15 months (or such longer period as the Stock Exchange may authorise) shall elapse between the date of one annual general meeting of the Company and that of the next.

2.8   Accounts and audit

        The Directors shall cause to be kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to show and explain its transactions and otherwise in accordance with the Companies Act.

        The Directors shall from time to time determine whether, and to what extent, and at what times and places and under what conditions, the accounts and books of the Company, or any of them, shall be open to the inspection of members of the Company (other than a Director) and no such member (not being a Director) shall have any right to inspect any accounts or books or documents of the Company except as conferred by the Companies Act or as authorised by a resolution of the Directors.

        The Directors shall, commencing with the first annual general meeting, cause to be prepared and to be laid before the members of the Company at every annual general meeting a profit and loss account for the period, in the case of the first account, since the incorporation of the Company and, in any other case, since the preceding account, together with a balance sheet as at the date at which the profit and loss account is made up and a Director's report with respect to the profit or loss of the Company for the period covered by the profit and loss account and the state of the Company's affairs as at the end of such period, an auditor's report on such accounts and such other reports and accounts as may be required by law. Copies of those documents to be laid before the members of the Company at an annual general meeting shall not less than 21 days before the date of the meeting, be sent in the manner in which notices may be served by the Company as provided in the Articles of Association to every member of the Company and every holder of debentures of the Company provided that the Company shall not be required to send copies of those documents to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

        The Company shall at any annual general meeting appoint an auditor or auditors of the Company who shall hold office until the next annual general meeting. The removal of an auditor before the expiration of his period of office shall require the approval of an ordinary resolution of the members in general meeting. The remuneration of the auditors shall be fixed by the Company at the annual general meeting at which they are appointed provided that in respect of any particular year the Company in general meeting may delegate the fixing of such remuneration to the Directors.

2.9   Notice of meetings and business to be conducted thereat

        An annual general meeting and any extraordinary general meeting called for the passing of a special resolution of members shall be called by notice of not less than 21 days and any other extraordinary general meeting shall be called by not less than 14 days. The notice shall be inclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the time, place and agenda of the meeting, particulars of the resolutions to be considered at the meeting and, in the case of special business, the general nature of that business. The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution of members shall specify the intention to propose the resolution as a special resolution of members. Notice of every general meeting shall be given to the auditors and all members of the Company (other than those who, under the provisions of the Articles of Association or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company).

        Notwithstanding that a meeting of the Company is called by shorter notice than that mentioned above, it shall be deemed to have been duly called if it is so agreed:

  (a)
  in the case of a meeting called as an annual general meeting, by all members of the Company entitled to attend and vote thereat or their proxies; and

  (b)
  in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in nominal value of the shares giving that right.

        All business shall be deemed special that is transacted at an extraordinary general meeting and also all business shall be deemed special that is transacted at an annual general meeting with the exception of the following, which shall be deemed ordinary business:

  (a)
  the declaration and sanctioning of dividends;

  (b)
  the consideration and adoption of the accounts and balance sheets and the reports of the Directors and the auditors and other documents required to be annexed to the balance sheet;

  (c)
  the election of Directors in place of those retiring;

  (d)
  the appointment of auditors;

  (e)
  the fixing of, or the determining of the method of fixing of, the remuneration of the Directors and of the auditors;

  (f)
  the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares of the Company representing not more than 20 per cent. (or such other percentage as may from time to time be specified in the Listing Rules) in nominal value of its then existing shares and the number of any securities repurchased pursuant to sub-paragraph (g) below; and

  (g)
  the granting of any mandate or authority to the Directors to repurchase securities of the Company.

2.10 Transfer of Shares

        Transfers of shares may be effected by an instrument of transfer in the usual common form or in such other form as the Directors may approve which is consistent with the standard form of transfer as prescribed by the Stock Exchange.

        The instrument of transfer shall be executed by or on behalf of the transferor and, unless the Directors otherwise determine, the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members of the Company in respect thereof. All instruments of transfer shall be retained by the Company.

        The Directors may refuse to register any transfer of any share which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of any shares unless:

  (a)
  the instrument of transfer is lodged with the Company accompanied by the certificate for the shares to which it relates (which shall upon the registration of the transfer be cancelled) and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

  (b)
  the instrument of transfer is in respect of only one class of shares;

  (c)
  the instrument of transfer is properly stamped (in circumstances where stamping is required);

  (d)
  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

  (e)
  the shares concerned are free of any lien in favour of the Company; and

  (f)
  a fee of such maximum as the Stock Exchange may from time to time determine to be payable (or such lesser sum as the Directors may from time to time require) is paid to the Company in respect thereof.

        If the Directors refuse to register a transfer of any share they shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on 14 days' notice (or on 6 business days' notice in the case of a rights issue) being given by advertisement published on the Stock Exchange's website or, subject to the Listing Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association or by advertisement published in the newspapers, be suspended and the register of members of the Company closed at such times for such periods as the Directors may from time to time determine, provided always that the registration of transfers shall not be suspended or the register closed for more than 30 days in any year (or such longer period as the members of the Company may by resolution of members determine provided that such period shall not be extended beyond 60 days in any year). In the event that there is an alteration of book closure dates, the Company shall give at least 5 business days' notice before the announced closure, or the new closure, whichever is earlier. If, however, there are exceptional circumstances (e.g. during a Number 8 or higher typhoon signal and black rainstorm warning) that render the giving of such publication of advertisement impossible, the Company shall comply with these requirements as soon as practicable.

2.11 Power of the Company to purchase its own Shares

        The Company is empowered by the Companies Act and the Articles of Association to purchase its own shares subject to certain restrictions and the Directors may only exercise this power on behalf of the Company subject to the authority of its members in general meeting as to the manner in which they do so and to any applicable requirements imposed from time to time by the Stock Exchange and the SFC of Hong Kong.

        The Directors shall not, unless permitted pursuant to the Companies Act, purchase any of the shares in the Company unless immediately after such purchase the value of the Company's assets exceeds its liabilities and the Company is able to pay its debts as they fall due.

2.12 Power of any subsidiary of the Company to own Shares

        There are no provisions in the Articles of Association relating to the ownership of shares by a subsidiary.

2.13 Dividends and other methods of distributions

        Subject to the Companies Act and Articles of Association, the Directors may, by resolution of directors, declare a dividend in any currency if they are satisfied, on reasonable grounds that, immediately after the payment of the dividend, the value of the Company's assets exceeds its liabilities and the Company is able to pay its debts as they fall due.

        Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

        The Directors may from time to time pay to the members of the Company such interim dividends as appear to the Directors to be justified by the profits of the Company. The Directors may also pay half-yearly or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

        The Directors may retain any dividends or other moneys payable on or in respect of a share upon which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. The Directors may also deduct from any dividend or other monies payable to any member of the Company all sums of money (if any) presently payable by him to the Company on account of calls, instalments or otherwise.

        No dividend shall carry interest against the Company.

        Whenever the Directors or the Company in general meeting have resolved that a dividend be paid or declared on the shares in the Company, the Directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that the members of the Company entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or (b) that the members of the Company entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Directors may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. The Company may upon the recommendation of the Directors by resolution of members resolve in respect of any one particular dividend of the Company that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to members of the Company to elect to receive such dividend in cash in lieu of such allotment.

        Unless otherwise directed by the Directors, any dividend, interest or other sum payable in cash to a holder of shares may be paid by cheque or warrant sent through the post addressed to the registered address of the member of the Company entitled, or in the case of joint holders, to the registered address of the person whose name stands first in the register of members of the Company in respect of the joint holding or to such person and to such address as the holder or joint holders may in writing direct. Every cheque or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register of members of the Company in respect of such shares, and shall be sent at his or their risk and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to the Company in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. The Company may cease sending such cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise its power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

        Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the Directors and shall revert to the Company.

        The Directors may, with the sanction of the resolution of members of the Company, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution the Directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to the benefit of the Company, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any members of the Company upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

2.14 Proxies

        Any member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person who must be an individual as his proxy to attend and vote instead of him and a proxy so appointed shall have the same right as the member to speak at the meeting. A proxy need not be a member of the Company.

        Instruments of proxy shall be in common form or in such other form that complies with the Listing Rules as the Directors may from time to time approve provided that it shall enable a member of the Company to instruct his proxy to vote in favour of or against (or in default of instructions or in the event of conflicting instructions, to exercise his discretion in respect of) each resolution to be proposed at the meeting to which the form of proxy relates. The instrument of proxy shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates provided that the meeting was originally held within 12 months from such date.

        The instrument appointing a proxy shall be in writing under the hand of the appointor or his attorney authorised in writing, or if the appointor is a corporation either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

        The instrument appointing a proxy and (if required by the Directors) the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall be delivered at the registered office of the Company (or at such other place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any document sent therewith) not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than 48 hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution. Delivery of any instrument appointing a proxy shall not preclude a member of the Company from attending and voting in person at the meeting or poll concerned and, in such event, the instrument appointing a proxy shall be deemed to be revoked.

2.15 Calls on Shares and forfeiture of Shares

        The Directors may from time to time make calls upon the members of the Company in respect of any moneys unpaid on their shares (whether on account of the nominal amount of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed times and each member of the Company shall (subject to the Company serving upon him at least 14 days' notice specifying the time and place of payment and to whom such payment shall be made) pay to the person at the time and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine. A person upon whom a call is made shall remain liable on such call notwithstanding the subsequent transfer of the shares in respect of which the call was made.

        A call may be made payable either in one sum or by instalments and shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect of such share or other moneys due in respect thereof.

        If a sum called in respect of a share shall not be paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding 15 per cent. per annum, as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

        If any call or instalment of a call remains unpaid on any share after the day appointed for payment thereof, the Directors may at any time during such time as any part thereof remains unpaid serve a notice on the holder of such shares requiring payment of so much of the call or instalment as is unpaid together with any interest which may be accrued and which may still accrue up to the date of actual payment.

        The notice shall name a further day (not earlier than the expiration of 14 days from the date of service of the notice) on or before which, and the place where, the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call was made or instalment is unpaid will be liable to be forfeited.

        If the requirements of such notice are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends and bonuses declared in respect of the forfeited shares and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of.

        A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, together with (if the Directors shall in their discretion so require) interest thereon at such rate not exceeding 15 per cent. per annum as the Directors may prescribe from the date of forfeiture until payment, and the Directors may enforce payment thereof without being under any obligation to make any allowance for the value of the shares forfeited, at the date of forfeiture.

2.16 Inspection of register of members

        The register of members of the Company shall be kept in such manner as to show at all times the members of the Company for the time being and the shares respectively held by them. The register may, on 14 days' notice being given by advertisement published on the Stock Exchange's website, or subject to the Listing Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association or by advertisement published in the newspapers be closed at such times and for such periods as the Directors may from time to time determine either generally or in respect of any class of shares, provided that the register shall not be closed for more than 30 days in any year (or such longer period as the members of the Company may by resolution of members determine provided that such period shall not be extended beyond 60 days in any year).

        Any register of members held in Hong Kong shall during normal business hours (subject to such reasonable restrictions as the Directors may impose) be open to inspection by any member of the Company without charge and by any other person on payment of such fee not exceeding HK$2.50 (or such higher amount as may from time to time be permitted under the Listing Rules) as the Directors may determine for each inspection.

2.17 Quorum for meetings and separate class meetings

        No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting.

        Two members of the Company present in person or by proxy shall be a quorum provided always that if the Company has only one member of record the quorum shall be that one member present in person or by proxy.

        A corporation being a member of the Company shall be deemed for the purpose of the Articles of Association to be present in person if represented by its duly authorised representative being the person appointed by resolution of the directors or other governing body of such corporation or by power of attorney, authorise such person as it thinks fit to act as its representative at the relevant general meeting of the Company or at any relevant general meeting of any class of members of the Company.

        The quorum for a separate general meeting of the holders of a separate class of shares of the Company is described in sub-paragraph 2.3 above.

2.18 Rights of minorities in relation to fraud or oppression

        There are no provisions in the Articles of Association concerning the rights of minority shareholders in relation to fraud or oppression.

2.19 Procedure on liquidation

        If the Company shall be wound up, and the assets available for distribution amongst the members of the Company as such shall be insufficient to repay the whole of the amounts paid up on the shares in the Company, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members of the Company in proportion to the nominal value of such shares, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the members of the Company shall be more than sufficient to repay the whole of the amounts paid up on the issued shares in the Company at the commencement of the winding up, the excess shall be distributed amongst the members of the Company in proportion to the nominal value of such shares at the commencement of the winding up on the shares held by them respectively. The foregoing is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

        If the Company shall be wound up, the liquidator may, with the authority of a special resolution of members of the Company and any other sanction required by the Companies Act, divide amongst the members of the Company in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members of the Company. The liquidator may, with the like authority or sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members of the Company as the liquidator, with the like authority or sanction and subject to the Companies Act, shall think fit, but so that no member of the Company shall be compelled to accept any assets, shares or other securities in respect of which there is a liability.

2.20 Untraceable members

        The Company shall be entitled to sell any shares of a member of the Company or the shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if: (i) all cheques or warrants, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years; (ii) the Company has not during that time or before the expiry of the three month period referred to in (iv) below received any indication of the whereabouts or existence of the member or person entitled to such shares by death, bankruptcy or operation of law; (iii) during the 12 year period, at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed by the member; and (iv) upon expiry of the 12 year period, the Company has caused an advertisement to be published in the newspapers or subject to the Listing Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles of Association, giving notice of its intention to sell such shares and a period of three months has elapsed since such advertisement and the Stock Exchange has been notified of such intention. The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former member for an amount equal to such net proceeds.

B.    SUMMARY OF BVI COMPANY LAW AND TAXATION

1 Introduction

        The Companies Act is derived, to a large extent, from English corporate legislation, although there are significant differences between the Companies Act and English corporate legislation. Set out below is a summary of certain provisions of the Companies Act, although this summary does not purport to be a complete review of all matters of corporate law and taxation which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar.

2 Incorporation

        The Company was incorporated in the BVI as BVI Business Company on January 6, 2010 under the Companies Act. The Company is required to pay an annual fee to the Registrar of Corporate Affairs in the BVI which is based on the number of shares the company is authorised to issue.

3 Shares

        One of the major features of the Companies Act is that the concept of share capital has been abolished.

        Instead, a company limited by, or otherwise authorised to issue shares, can now simply state in its memorandum of association the maximum number and classes of shares that the company is authorised to issue. Companies may also divide their shares (including those shares already in issue) into a larger number of shares or combine them into a smaller number of shares in the same class or series, provided that the maximum number of shares the company is permitted to issue is not exceeded. On any such division or combination of shares the aggregate par value (if any) of the new shares must be equal to the aggregate par value of the original shares.

        The directors of a company can, at their discretion, issue shares in registered or bearer form (although in order to issue bearer shares there must be an express authorisation in the memorandum of association and such bearer shares must be held by an approved custodian) for such consideration and on such terms as they may determine.

        Shares can be issued for consideration in any form, provided such consideration is not less than par value where the share is a par value share.

        If so authorised by its memorandum of association, a company can issue more than one class of shares and, if so, the memorandum of association must also specify the rights, privileges, restrictions and conditions which attach to each class.

        The Companies Act provides that companies may issue redeemable shares, shares with no rights, limited rights or preferential rights to share in distributions, or shares with no or special or limited or conditional voting rights. They may also, subject to their memorandum of association and articles of association, issue bonus shares, partly or nil paid shares, and fractional shares.

        The Companies Act provides that a company may purchase, redeem or otherwise acquire its own shares, either in accordance with the procedure set out in the Companies Act, or any other procedure as provided for in the memorandum of association and articles of association of the company.

        Under the provisions in the Companies Act, the directors may make an offer for the company to purchase, redeem or otherwise acquire shares in the company provided that the offer is either (a) to all shareholders and would, if successful, leave the relative voting and distribution rights unaffected, or (b) to one or more shareholders and consented to in writing by all shareholders, or is otherwise permitted by the memorandum of association or articles of association. Where the offer is to one or more shareholders, the directors must pass a resolution to the effect that in their opinion the purchase, redemption or other acquisition would benefit the remaining shareholders, and the proposed offer is fair and reasonable to the company and the remaining shareholders.

        Where an acquisition by a company of its own shares would be treated as a distribution, the conditions imposed on distributions (detailed in paragraph 5 below) must be met. The purchase, redemption or other acquisition by a company of its own shares is not deemed to be a distribution where it is effected pursuant to, inter alia, a right of a shareholder to have his shares redeemed or exchanged for money or other property of the company or where the share is redeemable at the option of the company.

4 Financial Assistance

        There is no statutory restriction in the BVI on the provision of financial assistance by a company for the purchase of, or subscription for, its own or its holding company's shares. Accordingly, a company may provide financial assistance if the directors of the company consider, in discharging their duties of due care, skill and diligence that they are acting in good faith, for a proper purpose and in the interests of the company, that such assistance can be given.

5 Dividends and distributions

        The directors of a company may only declare a distribution by the company if they are satisfied, on reasonable grounds, that the company will, immediately after the distribution, satisfy the solvency test set out in section 57(1) of the Companies Act. A company satisfies the solvency test if the value of its assets exceeds its liabilities and it is able to pay its debts as they fall due.

6 Shareholders' Remedies

        The Companies Act has introduced a series of remedies available to shareholders. Where a company engages in activity which breaches the Companies Act or the company's memorandum of association and articles of association, the court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for shareholders' remedies has also been incorporated into the Companies Act — where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order on such conduct.

7 Mergers and Consolidations

        Under the Companies Act two or more companies, each a "constituent company", may merge or consolidate.

        A merger involves merging two or more companies into one of the constituent companies that will remain as the surviving company and a consolidation involves two or more companies consolidating into a new company. Subject to the memorandum of association and articles of the company a merger or consolidation must be authorised by a resolution of shareholders of every class of shares entitled to vote on the merger.

        There are differing procedures depending on the type of merger that is taking place. Under the Companies Act a merger may occur between any of the following:

  (a)
  Two or more companies incorporated under the Companies Act;

  (b)
  One or more companies incorporated under the Companies Act and one or more companies incorporated under the laws of a jurisdiction outside the BVI where the BVI company is the surviving entity;

  (c)
  One or more companies incorporated under the Companies Act and one or more companies incorporated under the laws of a jurisdiction outside the BVI where the foreign company is the surviving entity;

  (d)
  A parent company and one or more of its subsidiaries where the companies are incorporated under the Companies Act;

  (e)
  A parent company and one or more of its subsidiaries where one or more of the companies are incorporated under the Companies Act, one or more are incorporated under the laws of a jurisdiction outside the BVI and where the BVI company is the surviving company; or

  (f)
  A parent company and one or more if its subsidiaries where one or more of the companies are incorporated under the Companies Act, one or more are incorporated under the laws of a jurisdiction outside the BVI and where the foreign company is the surviving entity.

        Under the Companies Act, a shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from:

  (a)
  A merger, if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares;

  (b)
  A consolidation, if the company is a constituent company.

        The Companies Act sets out the procedure that must be followed in effecting dissenters' rights. Ultimately, if the company and the dissenter fail to agree on the price to be paid for the shares owned by the dissenter, then the statutory procedure provides that the fair value of the shares owned by the dissenter is fixed by three appraisers.

8 Redemption of minority shares

        Under the Companies Act and subject to the memorandum of association or articles of association of a company, shareholders of a company holding 90 per cent of the votes of the outstanding shares entitled to vote; and shareholders of a company holding 90 per cent of the votes of the outstanding shares of each class of shares entitled to vote as a class, may give a written instruction to the company directing it to redeem the shares held by the remaining shareholders. Upon receiving this direction, the company must redeem the shares it has been directed to redeem and must give written notice to each shareholder stating the redemption price and the manner by which the redemption will be effected.

        The shareholders having their shares compulsorily redeemed are entitled to receive fair value for their shares and may dissent from the compulsory redemption. The Companies Act sets out the procedure that must be followed in effecting dissenters' rights. Ultimately, if the company and the dissenter fail to agree on the price to be paid for the shares owned by the dissenter, then the statutory procedure provides that the fair value of the shares owned by the dissenter is fixed by three appraisers.

9 Disposal of assets

        Under the Companies Act and subject to the memorandum of association or articles of association of a company, any sale, transfer, lease, exchange or other disposition, other than a mortgage, charge or other encumbrance or the enforcement thereof, of more than 50 per cent in value of the assets of the company, if not made in the usual or regular course of the business carried on by the company, requires the approval of the shareholders.

        The Companies Act sets out the procedure that must be followed in relation to effecting such a disposal.

10 Accounting and auditing requirements

        The Companies Act requires that a company shall cause to be kept proper books of account that (a) are sufficient to show and explain the company's transactions; and (b) will, at any time, enable the financial position of the company to be determined with reasonable accuracy.

11 Register of shareholders

        A BVI Business Company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or outside of the BVI, as its directors may, from time to time, think fit. However either the register of members or a copy of the register of members of the BVI Business Company has to be kept at the office of its registered agent in the BVI.

        There is no mandatory requirement under the Companies Act for a company to make any filings of shareholder information to the Registrar of Corporate Affairs in the BVI. The names and addresses of the shareholders are, accordingly, not a matter of public record and are not available for public inspection.

12 Inspection of books and records

        Subject to the Companies Act, a shareholder of a company will have general right under the Companies Act to inspect or obtain copies of the register of members, the register of directors and minutes of meetings and resolutions of members and of those classes of members of which he is a member. However, subject to the company's memorandum of association and articles of association, the directors may, if they are satisfied that it would be contrary to the company's interests to allow a shareholder to inspect any document (or part of a document) refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

13 Special resolutions

        The Companies Act does not define "special resolution". However a company's memorandum of association and articles of association may make provisions for varying threshold levels of votes required to pass a resolution and require that certain matters may only be approved if passed by a certain percentage of votes.

14 Subsidiary owning shares in parent

        The Companies Act does not prohibit a BVI company acquiring and holding shares in its parent company. The directors of any subsidiary making such acquisition must discharge their duties of care and to act honestly and in good faith and in what the director believes to be in the best interests of the company.

        Under the Companies Act:

  (a)
  a director of a company that is a wholly-owned subsidiary may, when exercising powers or performing duties as a director, if expressly permitted to do so by the memorandum of association and articles of association of the company, act in a manner which he believes is in the best interests of that company's holding company even though it may not be in the best interests of the company.

  (b)
  a director of a company that is a subsidiary, but not a wholly-owned subsidiary, may, when exercising powers or performing duties as a director, if expressly permitted to do so by the memorandum of association or articles of association of the company and with the prior agreement of the shareholders, other than its holding company, act in a manner which he believes is in the best interests of that company's holding company even though it may not be in the best interests of the company.

  (c)
  a director of a company that is carrying out a joint venture between the shareholders may, when exercising powers or performing duties as a director in connection with the carrying out of the joint venture, if expressly permitted to do so by the memorandum of association or articles of association of the company, act in a manner which he believes is in the best interests of a shareholder or shareholders, even though it may not be in the best interests of the company.

15 Indemnification

        BVI law in general does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, subject to the conditions set out in the Companies Act (e.g. the officer or director has acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, that officer or director had no reasonable cause to believe that his conduct was unlawful).

16 Liquidation

        A company is placed in liquidation either by an order of the court or by a resolution of directors or shareholders. A liquidator is appointed whose duties are to collect the assets of the company (including the amount (if any) due from the contributories (shareholders)), settle the list of creditors and discharge the company's liability to them, rateably if insufficient assets exist to discharge the liabilities in full, and to settle the list of contributories and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

17 Stamp duty on transfers

        No stamp duty is payable in the BVI on transfers of shares of BVI companies.

18 Taxation

        Companies incorporated or registered under the Companies Act are currently exempt from income and corporate tax. In addition, the BVI currently does not levy capital gains tax on companies incorporated or registered under the Companies Act.

19 Exchange control

        There are no exchange control regulations or currency restrictions in the BVI.

20 General

        Maples and Calder, our Company's legal advisers on BVI law, have sent to our Company a letter of advice summarising aspects of BVI company law. This letter, together with a copy of the Companies Act, is available for inspection as referred to in Appendix VI — "Documents Available for Inspection". Any person wishing to have a detailed summary of BVI company law or advice on the differences between it and the laws of any jurisdiction with which he/she is more familiar is recommended to seek independent legal advice.

APPENDIX V

STATUTORY AND GENERAL INFORMATION

(a)   FURTHER INFORMATION ABOUT OUR COMPANY

(A)  Incorporation

        Our Company was established under the laws of the BVI as a limited liability company on January 6, 2010. Our Company [was registered] as a non-Hong Kong company under Part XI of the Companies Ordinance since                        and our place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong. Mr. Wong Wah On Edward and Mr. Yue Ming Wai Bonaventure have been appointed as the authorized representatives of our Company for the acceptance of service of process and notices in Hong Kong.

        As our company was incorporated in the BVI, our corporate structure and Articles of Association are subject to the relevant laws and regulations of the BVI. A summary of the relevant provisions of our Articles of Association and a summary of certain relevant aspects of the laws and regulations of the BVI is set out in Appendix IV — "Summary of the Constitution of Our Company and British Virgin Islands Companies Law".

(B)  Changes in the Share Capital of our Company

        Pursuant to the resolutions in writing [passed] by the Directors on                        , 2013:

  (a)
  the authorized share capital of our Company was changed from US$50,000 divided into 50,000 ordinary shares of US$1.00 each to HK$10,000,000 divided into 1,000,000,000 Shares of HK$0.01 each;

  (b)
  all issued shares of US$1.00 each were repurchased from CHNR at par and cancelled; and

  (c)
  a total of 124,554,580 Shares of HK$0.01 each were issued to CHNR for HK$98,380,000.

        These transactions were completed on                        2013.

        In addition, as the date of its incorporation on April 14, 2004, the registered share capital of Guizhou Dayun was RMB1 million. On July 27, 2011, the registered share capital of Guizhou Dayun was increased to RMB150 million.

        Save as disclosed herein, there has been no alteration in the share capital of any member of our Group during the three-year period immediately preceding the date of this listing document.

(C)  Written Resolutions of the Sole Shareholder Dated                        , 2013

        Pursuant to the resolutions in writing [passed] by the then sole Shareholder on                        , 2013:

  (a)
  our Company approved and adopted our Articles of Association conditional upon Listing;

  (b)
  the exercise by the Directors during the "relevant period" (as defined below in this paragraph) of all the powers of the Company to allot, issue and deal with additional Shares and to make or grant offers, agreements and options which will or might require the exercise of such powers during or after the end of the relevant period was approved, provided that the aggregate nominal amount of Shares allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors pursuant to the resolution other than pursuant to:

  (i)
  a "rights issue" (as defined below in this paragraph); or

  (ii)
  any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of a dividend on Shares shall not exceed the aggregate of:

    (I)
    20 per cent. of the aggregate nominal amount of the Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange; and

    (II)
    the aggregate nominal amount of any Shares repurchased by the Company under the share repurchase mandate (up to a maximum equivalent to 10% of the aggregate nominal amount of Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange); and

    for the purpose of this paragraph:

    (i)
    "relevant period" means the period from the passing of the resolution until the earliest of:

    a.
    the conclusion of the next annual general meeting of the Company; and

    b.
    the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

    c.
    the revocation or variation of the authority given by ordinary resolution of the Shareholders in general meeting; and

    (ii)
    "rights issue" means an offer of Shares to holders of Shares on the register on a fixed record date in proportion to their then holdings of such Shares (subject to such exclusion or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory outside Hong Kong); and

  (c)
  the exercise by the Directors during the "relevant period" (as defined below in this paragraph) of all the powers of the Company to make share repurchases on the Stock Exchange or on any other stock exchange on which the securities of the Company may be listed and which is recognized by the SFC and the Stock Exchange for this purpose, was approved, provided that the aggregate nominal amount of the Company's Shares which may be repurchased pursuant to such approval shall not exceed 10 per cent. of the aggregate nominal amount of the Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange; and

    for the purpose of this paragraph:

    (i)
    "relevant period" means the period from the passing of the resolution until the earliest of:

    a.
    the conclusion of the next annual general meeting of the Company;

    b.
    the expiration of the period within which the next annual general meeting of the Company is required by law to be held; and

    c.
    the revocation or variation of the authority given by ordinary resolution of the Shareholders in general meeting; and

    (ii)
    references to "Shares" include securities which carry a right to subscribe for or purchase shares.

(b)   SHARE OPTION SCHEME

        The following is a summary of principal terms of the Share Option Scheme of our Company conditionally [approved] by a resolution of the then sole Shareholder passed on                        , 2013 (the "Adoption Date"). The terms of the Share Option Scheme are in compliance with the provisions of Chapter 17 of the Listing Rules.

Purpose

        The purposes of the Share Option Scheme are to provide incentives to participants to contribute to our Company through the grant of option(s) to subscribe for Shares ("Options") and to enable our Company to recruit high caliber employees and attract or retain human resources that are valuable to our Group.

Eligibility of participants

        Eligible participant ("Eligible Participant") means (a) any employee, director or consultant of the Company or any subsidiary; or (b) any other person who has contributed to the success of the Listing, in each case, as determined by the Board. The eligibility of an Eligible Participant will be determined by the Board with reference to his or her past and expected commitment and contribution to the Company and/or the subsidiaries of the Company.

Conditions of the Share Option Scheme

        The Share Option Scheme of our Company shall come into effect on the date on which the following conditions are fulfilled:

  (a)
  the passing of the resolution by our sole Shareholder to adopt and approve the Share Option Scheme and to authorise the Board to grant Options pursuant to the Share Option Scheme and to allot and issue Shares pursuant to the exercise of any Options; and

  (b)
  the approval of the Listing Committee of the Stock Exchange for the listing of and permission to deal in our Shares to be allotted and issued pursuant to the exercise of Options in accordance with the terms of the Share Option Scheme; and

  (c)
  the commencement of the dealing in the Shares on the Stock Exchange.

Maximum number of Shares

        The maximum number of Shares in respect of which Options may be granted under the Share Option Scheme is that number which is equal to 10% of the issued share capital of our Company as at the Adoption Date, provided, however, that:

  (a)
  the maximum number of Shares may be "refreshed" with the approval of our Shareholders in a general meeting up to a maximum of 10% of the issued share capital of our Company at the date of such Shareholders' approval; and

  (b)
  the total maximum number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Share Option Scheme and any other share option scheme shall not exceed 30% of the issued share capital of our Company from time to time.

Maximum entitlement of each participant

        Unless approved by our Shareholders in a general meeting (with the relevant participant and his associates abstaining from voting), no participant shall be granted an Option if the total number of Shares issued and to be issued upon exercise of the Options granted to such participant in any 12-month period up to the date of the latest grant would exceed 1% of the issued share capital of our Company at the time the Option is granted.

        The maximum number of Shares referred to above will be adjusted, in such manner as the auditors for the time being of our Company or an independent financial adviser shall confirm in writing to the Board in accordance with the provisions relating to adjustment, in the event of any alteration in the capital structure of our Company whether by way of capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of our Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which our Company or any of our subsidiaries is a party or an issue of shares pursuant to, or in connection with, any share option scheme, share appreciation rights scheme or any arrangement for remunerating or incentivizing any employee, consultant or adviser to the Company or any of our subsidiaries.

Offer and grant of Options and option period

        On and subject to the terms of the Share Option Scheme, the Board shall be entitled from time to time on any day within 10 years after the Adoption Date to offer to grant to any participant as the Board may in its absolute discretion select and subject to such conditions (including but not limited to imposition of any performance target(s) and/or vesting scale) as the Board may think fit an Option to subscribe for such number of Shares (being a board lot or an integral multiple thereof) as the Board may determine at the subscription price.

        An offer of the grant of an Option shall be made to a participant by letter in such form as the Board may from time to time determine specifying the number of Shares, the subscription price, any condition (including but not limited to imposition of any performance target(s) and/or vesting scale), the option period in respect of which the offer is made, the date by which the Option must be accepted being a date not more than 30 days after the offer date and further requiring the participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Share Option Scheme. Such offer shall be personal to the participant concerned and shall not be transferable.

        The option period, which is the period during which a grantee may exercise an Option, shall commence on the date on which the offer is accepted and in any event shall end not later than 10 years from the offer date but subject to the early termination provisions of the Share Option Scheme.

Granting Options to connected persons

        An offer of the grant of an Option to a Director, chief executive or substantial Shareholder of our Company or any of their respective associates must be approved by our independent non-executive Directors (excluding any independent non-executive Director who is the grantee of the Options). Where any grant of Options to a substantial Shareholder or an independent non-executive Director, or any of their respective associates, would result in our Shares issued and to be issued upon exercise of all options already granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant (a) representing in aggregate over 0.1% of our Shares in issue from time to time; and (b) having an aggregate value, based on the closing price of our Shares at the date of each grant, in excess of HK$5.0 million, such further grant of options must be approved by our Shareholders. All connected persons of our Company must abstain from voting in favor at such general meeting.

Offer period and number accepted

        Any offer of the grant of an Option may be accepted or deemed to have been accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a board lot or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within 30 days from the date upon which it is made in the manner indicated in this paragraph, it will be deemed to have been irrevocably declined. An Option shall be deemed to have been granted and accepted and to have taken effect on the relevant offer date when the duplicate letter comprising acceptance of the offer of the grant of the Option duly signed by the grantee together with a remittance in favor of our Company of HK$1.0 by way of consideration for the grant thereof is received by our Company within the specified time period. Such remittance shall in no circumstances be refundable.

Restriction on the time of grant of Options

        The Board shall not offer the grant of any Option to any participant after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision, or after any inside information has come to the knowledge of the Company, until such price sensitive or inside information has been published or disclosed in accordance with the applicable laws, rules and regulations. In particular, no Option may be offered during the period commencing one month immediately preceding the earlier of:

  (a)
  the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of our Company's results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

  (b)
  the deadline for our Company to publish an announcement of our results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement.

Minimum holding period, vesting and performance target

        On and subject to the terms of the Share Option Scheme, the Board may in its absolute discretion grant an Option to any participant subject to such conditions (including but not limited to imposition of any vesting and performance target(s) and/or minimum holding period) as the Board may think fit.

Subscription price

        The subscription price in respect of any Option shall be a price determined by the Board and notified to a Share Option Scheme participant (subject to any adjustments made pursuant to the terms and conditions of the Share Option Scheme) which shall be the higher of:

  (a)
  the closing price of our Shares as stated in the Stock Exchange daily quotations sheet on the relevant offer date, which must be a business day;

  (b)
  the average closing price of our Shares as stated in the Stock Exchange's daily quotations sheets for the five trading days immediately preceding the relevant offer date; and

  (c)
  the nominal value of our Shares.

Exercise of Option

        An Option may be exercised in whole or in part (but if in part only, in respect of a board lot or any integral multiple thereof) in the manner as set out in Share Option Scheme by the grantee (or his or her legal personal representative(s)) giving notice in writing to our Company stating that the Option is thereby exercised and specifying the number of Shares to be subscribed. Each such notice must be accompanied by a remittance for the full amount of the aggregate subscription price for our Shares in respect of which the notice is given. Within 21 days after receipt of the notice and the remittance and, where appropriate, receipt of the auditors' certificate pursuant to Share Option Scheme, our Company shall allot and issue the relevant Shares to the grantee (or his or her legal personal representative(s)) credited as fully paid and issue to the grantee (or his or her legal personal representative(s)) a share certificate in respect of our Shares so allotted.

        Save as provided in the Share Option Scheme, the Option may be exercised by the grantee, in accordance with the terms of the grant letter at any time or times during the option period provided that:

  (a)
  in the event of the grantee ceasing to be an employee, Director or consultant of our Company or any subsidiary for any reason other than his or her death or disability or the termination of his or her employment on one or more of the grounds specified in the Share Option Scheme, the grantee may exercise the Option that has vested at the date of cessation of his or her employment (to the extent not already exercised) within the period of one month following the date of such cessation, which date shall be the last actual working day of his employment with our Company or the relevant subsidiary whether payment in lieu of notice is made or not (if applicable);

  (b)
  in the event that the grantee ceases to be an employee, Director or consultant of our Company or any subsidiary by reason of death and none of the events which would be a ground for termination of his employment under the Share Option Scheme has occurred, the legal personal representative(s) of the grantee shall be entitled within a period of one year from the date of death (or such longer period as the Board may determine) to exercise the Option in full (to the extent not already exercised);

  (c)
  in the event that the grantee ceases to be an employee, Director or consultant of our Company or any subsidiary by reason of disability and none of the events which would be a ground for termination of his employment under the Share Option Scheme has occurred, for the purposes of Option vesting only, the grantee shall be treated as if his her employment with the Company or the relevant subsidiary continued for the lesser of: (i) three years after the date of disability; and (b) the remaining term of the Option, and during such time the Option shall continue to vest and remain exercisable;

  (d)
  if a general offer (whether by way of take-over offer, share repurchase offer or otherwise in like manner but other than by way of scheme of arrangement) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) and such offer becomes, or is declared, unconditional, the grantee shall be entitled to exercise the Option in full (to the extent not already exercised) to its full extent by giving notice to the Company at any time after the general offer becomes or is declared unconditional and up to the close of such offer;

  (e)
  in the event a general offer for Shares by way of scheme of arrangement is made by any person to all the Shareholders and has been approved by the necessary number of Shareholders at the requisite meetings, the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by giving notice to the Company at any time after the meetings whereby the scheme is approved and up to the record date for determining entitlements under such scheme of arrangement;

  (f)
  in the event a notice is given by the Company to the Shareholders to convene a Shareholders' meeting for the purpose of approving a resolution to voluntarily wind-up the Company, the Company shall give notice thereof to all the grantees on the same day as it dispatches to the Shareholders the notice convening the meeting and, each grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by giving notice to the Company, such notice to be given not later than three business days prior to the date of the proposed meeting. The Company shall as soon as possible and in any event no later than two business days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the grantee which falls to be issued on such exercise of the Option, credited as fully paid. With effect from the date two business days prior to the date of such meeting, the rights of all grantees to exercise their respective Options shall forthwith be suspended. If, for any reason, the resolution for the voluntary winding-up of the Company is not approved by the Shareholders, the rights of the grantees to exercise their respective Options shall be restored in full, to the extent that they had not been exercised at the date such rights were suspended, as if such resolution for the voluntary winding-up of the Company had not been proposed by the Company; and

  (g)
  if, pursuant to the Companies Act, a compromise or arrangement (other than a scheme of arrangement) between our Company and our Shareholders and/or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of our Company or our amalgamation with any other company or companies, our Company shall give notice thereof to all grantees on the same date as we dispatch to each Shareholder and/or creditor of our Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by giving notice to the Company, such notice to be given not later than three business days prior to the date of the proposed meeting. The Company shall as soon as possible and in any event no later than two business days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the grantee which falls to be issued on such exercise of the Option, credited as fully paid. With effect from the date that is two business days before the date of such meeting, the rights of all grantees to exercise their respective Options shall forthwith be suspended. The Board shall endeavor to procure that the Shares issued upon the exercise of the Options in such circumstances shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If, for any reason, such compromise or arrangement is not approved by the relevant court (whether upon the terms presented to the relevant court or upon any other terms as may be approved by such court), the rights of the grantees to exercise their respective Options shall, with effect from the date of the making of the order by the relevant court and to the extent they had not been exercised at the date such rights were suspended, be restored in full as if such compromise or arrangement had not been proposed by the Company.

Ranking of Shares

        Voting, dividend, transfer and other rights, including but not limited to rights arising on liquidation of the Company, shall not attach to the Options themselves. However, the Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Articles of Association for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of exercise, and accordingly will entitle the holders to participate in all dividends and other distributions paid or made on or after the date of exercise other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor is before the date of exercise.

Life of Share Option Scheme

        Subject to relevant terms of the Share Option Scheme, the Share Option Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date, after which period no further Options will be offered but the provisions of the Share Option Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Share Option Scheme.

Administration

        The Share Option Scheme of our Company shall be subject to the administration of the Board whose decision (save as otherwise provided) shall be final and binding on all parties.

Lapse of Options

        An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:

  (a)
  the expiry of the option period;

  (b)
  the expiry of any of the periods in relation to the exercise of the Option;

  (c)
  subject to relevant terms in the Share Option Scheme, the date of the commencement of the winding-up of our Company;

  (d)
  the date on which the grantee ceases to be an employee, Director or consultant of our Company or any of our subsidiaries by reason of the termination of his or her employment or service on any one or more of the grounds that he or she has been guilty of serious misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or (if so determined by the Board or the board of directors of the relevant subsidiary) on any other grounds on which an employer or principal would be entitled to terminate his or her employment or service at common law or pursuant to any applicable laws or under the grantee's service contract with our Company or the relevant subsidiary. A resolution of the Board to the effect that the employment or service of a grantee has or has not been terminated on one or more of the grounds specified above shall be conclusive; and

  (e)
  the date on which the grantee commits a breach of the terms and conditions in relation to transferability.

Adjustment

        In the event of any alteration in the capital structure of our Company whilst any Option remains exercisable, whether by way of capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of our Company in accordance with applicable laws and regulatory requirements (other than an issue of Shares as consideration in respect of a transaction to which our Company or any of our subsidiaries is a party or an issue of shares pursuant to, or in connection with, any share option scheme, share appreciation rights scheme or any arrangement for remunerating or incentivizing any employee, consultant or adviser to the Company or any subsidiary), such corresponding adjustments (if any) shall be made to:

  (a)
  the number or nominal amount of Shares, the subject matter of the Option (insofar as it is unexercised);

  (b)
  the maximum number of Shares in respect of which Options may be granted under the Share Option Scheme;

  (c)
  the subscription price; and/or

  (d)
  the method of exercise of the Option,

as the auditors or an independent financial adviser shall confirm in writing to the Board that the adjustments satisfy the requirements set out in the note to Rule 17.03(13) of the Listing Rules or otherwise comply with the Listing Rules or other rules, practices, directions, future guidance or interpretation of the Listing Rules of or issued by the Stock Exchange in force from time to time. Any such adjustments shall give the Share Option Scheme participant the same proportion of the equity capital of the Company and any adjustments to the advantage of the Share Option Scheme participant to the exercise price or to the number of Shares subject to the Options must be approved by the Shareholders in general meeting, and no adjustment may be made to the extent that Shares would be issued at less than their nominal value. The capacity of the auditors or the independent financial adviser is that of experts and not of arbitrators and their certification shall be final and binding on our Company and the grantees in the absence of manifest error. The costs of the auditors or the independent financial adviser shall be borne by the Company.

Share capital

        The exercise of any Option shall be subject to the Shareholders of our Company in general meeting approving any necessary increase in the authorized share capital of our Company. Subject thereto, the Board shall make available sufficient authorized but unissued share capital of our Company to meet subsisting requirements on the exercise of Options.

Cancellation of Options not exercised

        The Board may at any time with the consent of and on such terms as may be agreed with the relevant grantee cancel Options previously granted to but not yet exercised by the grantee. Where any Option is cancelled and new Option is intended to be granted to the same Share Option Scheme participant, the Share Option Scheme must have available unissued Options (excluding the cancelled Option(s)) within the maximum number of Shares as aforementioned.

Termination of Share Option Scheme

        Our Company by ordinary resolution in general meeting or the Board may at any time terminate the operation of the Share Option Scheme and in such event no further Options will be offered but the provisions of the Share Option Scheme shall remain in force in all other respects. All Options granted prior to such termination shall continue to be valid and exercisable in accordance with the terms of the Share Option Scheme.

Transferability of Options

        An Option shall be personal to the grantee and shall not be assignable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any Option or attempt so to do, except with the prior written consent of the Board from time to time.

Amendment of Share Option Scheme

        The Share Option Scheme may be altered in any respect by resolution of the Board except that the amendments shall not affect adversely any rights which have accrued to any grantee and provided that the specific provisions in the Share Option Scheme which relate to the matters set out in Rule 17.03 of the Listing Rules shall not be altered to the advantage of grantees or prospective grantees except with the prior sanction of a resolution of our Shareholders in a general meeting. Any alterations to the terms and conditions of the Share Option Scheme which are of a material nature or any change to the terms of the Options granted shall be subject to the approval of our Shareholders, save where the alterations take effect automatically under the existing terms of the Share Option Scheme. After any alteration, the amended terms of the Share Option Scheme must comply with the relevant requirements of the Listing Rules. Any change to the authority of the Board in relation to any alteration to the terms of the Share Option Scheme shall be subject to the approval of our Shareholders in a general meeting.

(c)   PARTICULARS OF SUBSIDIARIES

        Our principal subsidiaries are listed in note 1 to the Accountants' Report set out in Appendix I — "Accountants' Report of the Company" to this listing document.

(d)   FURTHER INFORMATION ABOUT OUR BUSINESS

A.    Summary of our material contracts

        We have entered into the Deed of Non-Competition (not being a contract entered into in the ordinary course of business) within two years preceding the date of this listing document which is or may be material.

B.    Intellectual property rights

(a)   Trademarks

        As at the Latest Practicable Date, our Company [had applied] for registration of the following trademarks:

Trademark	Name of Applicant	Class	Application Date	Application Number	Place of Application
	Hong Kong Smartact Limited	4, 16, 35, 37			Hong Kong
	Hong Kong Smartact Limited	4, 16, 35, 37			Hong Kong
	Hong Kong Smartact Limited	4, 16, 35, 37			Hong Kong

(b)   Domain names

        As of the Latest Practicable Date, we had registered the following domain names:

Domain Name	Owner	Registration Date	Expiry Date
fsanthracite.com.hk	Hong Kong Smartact Limited	November 6, 2012	November 9, 2013
fsanthracite.com	Hong Kong Smartact Limited	November 6, 2012	November 6, 2014
fsanthracite.com.cn	Hong Kong Smartact Limited	November 6, 2012	November 6, 2014

        Save as disclosed herein, there are no patents, trademarks or other intellectual property rights which are material in relation to our business.

(e)   DISCLOSURE OF INTERESTS

A.    Substantial shareholders

        Immediately following completion of the Spin-off, so far as the Directors and our chief executive are aware, the following persons will have an interest or a short position in the Shares or underlying Shares which would fall to be disclosed to us and the Stock Exchange under the provisions of Divisions 2 and 3 of part XV of the SFO, or will be directly or indirectly, interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of our Company:

  (a)
  Long positions in the Shares or underlying Shares

Name of Shareholder	Number of Shares directly or indirectly held	Approximate percentage of issued share capital (%)
Feishang		58.1
Laitan Investments	(1)	58.1
Mr. Li Feilie	(2)	59.3
Rosetta Stone Capital Limited

    (1)
    Laitan Investments held 100% of the equity interests in Feishang. Accordingly, under the SFO, Laitan Investments was deemed to be interested in the                 Shares held by Feishang.

    (2)
    Mr. Li Feilie held 100% of the equity interests in Laitan Investments. Accordingly, under the SFO, Mr. Li Feilie was deemed to be interested in the                Shares held by Feishang. Mr. Li Feilie also directly held                Shares.
  (b)
  Short positions in the Shares and underlying Shares — nil.

  (c)
  Interests in other members of our Company

Name of subsidiary	Name of shareholder	Amount of registered capital contributed	Approximate percentage of interest (%)
Baiping Mining	Yangpu Wanshun Energy Co. Ltd.(1)	RMB17,400,000	30
Guizhou Yongfu	Yangpu Wanshun Energy Co. Ltd.	RMB30,000,000	30

    (1)
    An Independent Third Party.

        Save as disclosed herein, the Directors are not aware of any person who immediately following completion of the Spin-off will have an interest or a short position in Shares or underlying Shares which would be required to be disclosed to us and the Stock Exchange under the provisions of Divisions 2 and 3 of part XV of the SFO, or will be directly or indirectly, interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of our Company and are therefore regarded as substantial shareholders under the Listing Rules.

B.    Disclosure of our Directors' interests

        Immediately following completion of the Spin-off, the interests and short positions of each Director and chief executive of our Company in the shares, underlying shares and debentures of our Company and its associated corporations (within the meaning of Part XV of the SFO) which will have to be notified to us and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which he is taken or deemed to have under such provisions of SFO) or which will be required, pursuant to section 352 of the SFO, to be recorded in the register referred to therein or which will be required to be notified to us and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors and Listed Issuers contained in the Listing Rules, will be as follows:

  (a)
  Interest in the share capital of the Company (all being long positions)

Director or Chief Executive	Type of interest	Number of Shares interested	Approximate percentage of issued share capital (%)
Mr. Li Feilie	Interests of controlled corporation		58.1
Mr. Li Feilie	Personal		1.2
Mr. Tam Cheuk Ho	Personal		1.1
Mr. Wong Wah On Edward	Personal		1.6

  (b)
  Interest in the share capital of Feishang (being the holding company of the Company and therefore an associated corporation of the Company)

Director or Chief Executive	Type of interest	Number of Shares interested	Approximate percentage of issued share capital (%)
Mr. Li Feilie	Interests of controlled corporation		100
  (c)
  Interest in the share capital of Laitan Investments (being the holding company of the Company and therefore an associated corporation of the Company)

Director or Chief Executive	Type of interest	Number of Shares interested	Approximate percentage of issued share capital (%)
Mr. Li Feilie	Personal		100
  (d)
  Interest in the share capital of CHNR (being a subsidiary of the Company's holding company and therefore an associated corporation of the Company)

Director or Chief Executive	Type of interest	Number of Shares interested	Approximate percentage of issued share capital (%)
Mr. Li Feilie	Interests of controlled corporation		58.1
Mr. Li Feilie	Personal		1.2
Mr. Tam Cheuk Ho	Personal		1.1
Mr. Wong Wah On Edward	Personal		1.6

C.    Particulars of service contracts

        Each Director [has entered] into a service contract with the Company for a term up to three years, subject to re-election and re-appointment.

D.    Directors' remuneration

        The aggregate amount of benefits in kind granted to our Directors and charged to the consolidated income statements in respect of each of 2010, 2011 and 2012 were approximately RMB17.0 million, nil and nil, respectively.

E.    Personal guarantees

        Mr. Li Feilie has provided personal guarantees in favor of lenders in connection with banking facilities granted to us. See "Relationship with Our Controlling Shareholders — Independence from Our Controlling Shareholders — Financial Independence".

F.     Connected transactions and related party transactions

        Details of the connected transactions and related party transactions of the Company are set out in the section entitled "Connected Transactions" of this listing document and in the Accountants' Report, the text which is set out in Appendix I — "Accountants' Report of the Company" to this listing document, respectively.

G.    Disclaimers

        Save as disclosed in this listing document:

  (a)
  none of the Directors or chief executive of our Company had any interests and short positions in the shares, underlying shares and debentures of our Company or any associated corporation (within the meaning of Part XV of the SFO) which will have to be notified to us and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which he is taken or deemed to have under such provisions of SFO) or which will be required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or will be required, pursuant to the Model Code for Securities Transactions by Directors and Listed Companies to be notified to us and the Stock Exchange, in each case once our Shares are listed;

  (b)
  none of the Directors or any of the parties listed in the paragraph headed "Qualification of experts" in this Appendix is interested in our promotion, or in any assets which have, within the two years immediately preceding the issue of this listing document, been acquired or disposed of by or leased to us, or are proposed to be acquired or disposed of by or leased to our Company;

  (c)
  none of the Directors or any of the parties listed in paragraph headed "Qualification of experts" in this Appendix is materially interested in any contract or arrangement subsisting at the date of this listing document which is unusual in its nature or conditions or which is significant in relation to our business;

  (d)
  none of the parties listed in the paragraph headed "Qualification of experts" in this Appendix:

  i.
  is interested legally or beneficially in any shares in any member of our Group; or

  ii.
  has any right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for securities in any member of our Group; and

  (e)
  none of the Directors or their respective associates or any Shareholders of our Company (who to the knowledge of the Directors owns more than 5% of our issued share capital) has any interest in our five largest suppliers or our five largest customers.

(f)    OTHER INFORMATION

A.    Estate duty

        We have been advised that no material liability for estate duty is likely to fall on our Company or any member of our Group in the BVI, Hong Kong and the PRC, being jurisdictions in which one or more of the companies comprising our Group were incorporated.

B.    Litigation

        As of the Latest Practicable Date, save as disclosed in this listing document, our Company is not involved in any material litigation, arbitration or administrative proceedings. So far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

C.    Joint Sponsors

        Each of the Joint Sponsors has declared its independence pursuant to Rule 3A.07 of the Listing Rules.

        The Joint Sponsors have made an application on our behalf to the Listing Committee of the Stock Exchange for listing of, and permission to deal in, our Shares in issue. All necessary arrangements have been made enabling the Shares to be admitted into CCASS.

D.    Preliminary expenses

        Our estimated preliminary expenses are approximately HK$1.0 million and are payable by our Company.

E.    Compliance adviser

        Our Company has agreed to appoint                  to be the compliance adviser upon listing in compliance with Rule 3A.19 of the Listing Rules. Our Company expects to enter into a compliance advisers' agreement with the compliance advisers prior to the Listing Date, the material terms of which are as follows:

  (a)
  our Company will appoint                as the compliance adviser for the purpose of Rule 3A.19 of the Listing Rules for a period commencing on the Listing Date and ending on the date on which our Company distributes its annual report incorporating financial results for the first full financial year commencing after the Listing Date in compliance with Rule 13.46 of the Listing Rules;

  (b)
  the compliance adviser will provide our Company with certain services, including providing our Company with proper guidance and advice as to compliance with the requirements under the Listing Rules and applicable laws, rules, codes and guidelines and to act as one of our Company's principal channels with the Stock Exchange;

  (c)
  the compliance adviser will, as soon as reasonably practicable inform us of any amendment or supplement to the Listing Rules announced by the Stock Exchange from time to time, and of any amendment or supplement to the applicable laws and guidelines;

  (d)
  the Company will agree to indemnify the compliance adviser for certain actions against the losses incurred by the compliance adviser arising out of or in connection with the performance by the compliance adviser of their duties under the agreement, or any material breach by the Company of the provisions of the agreement, provided that the indemnity will not apply to an action or loss which is finally judicially determined to have been caused by the wilful default, fraud or gross negligence on the part of the compliance adviser;

  (e)
  our Company may terminate the appointment of the compliance adviser if its work is of an unacceptable standard (which cannot be resolved within 30 days); and

  (f)
  the compliance adviser may terminate their appointment by service of a notice to our Company.

F.     Qualification of experts

        The qualifications of the experts who have given opinions in this listing document are as follows:

Name	Qualification
[Intentionally omitted]	Certified public accountants
Commerce & Finance Law Offices	Legal advisers to the Company as to PRC law
Maples and Calder	Legal advisers to the Company as to BVI law
Behre Dolbear Asia, Inc.	Competent Person

G.    No material adverse change

        The Directors confirm that there has been no material adverse change in our financial or trading position since                and that no material changes have occurred since the date of the Competent Person's Report up to the date of this listing document.

H.    Miscellaneous

        Save as disclosed in this listing document, within the two years preceding the date of this listing document:

  (a)
  we have not issued nor agreed to issue any share or loan capital of any member of our Group fully or partly paid either for cash or for a consideration other than cash;

  (b)
  no share or loan capital of any member of our Group is under option or is agreed conditionally or unconditionally to be put under option;

  (c)
  we have not issued nor agreed to issue any founder Shares, management Shares or deferred Shares;

  (d)
  our Company has no outstanding convertible debt securities or debentures;

  (e)
  no commission, discount, brokerage or other special term has been granted in connection with the issue or sale of any capital of the Company; and

  (f)
  there is no arrangement under which future dividends are waived or agreed to be waived.

I.     Consents

        Each of the experts as referred to in the paragraph headed "Qualification of experts" in this Appendix, has given and has not withdrawn their respective written consents to the issue of this listing document with the inclusion of their reports and/or valuation certificates and/or the references to their names included herein in the form and context in which they are respectively included.

J.     Sufficiency of foreign exchange

        For holders of our Shares, cash dividends payments, if any, will be proposed by our Board and paid in Hong Kong dollars. Our Directors are of the view that we will have sufficient Hong Kong dollars to pay any cash dividends payments as they become due.

APPENDIX VI

DOCUMENTS AVAILABLE FOR INSPECTION

        Copies of the following documents will be available for inspection at the offices of Sullivan & Cromwell (Hong Kong) at 28th Floor, Nine Queen's Road Central, Hong Kong during normal business hours up to and including the date which is 14 days from the date of this listing document:

  (a)
  the Memorandum of Association and the Articles of Association of our Company;

  (b)
  the Accountants' Report of the Company prepared by Ernst & Young, the text of which is set out in Appendix I — "Accountants' Report of the Company";

  (c)
  the Accountants' Report of Guizhou Puxin prepared by Ernst & Young, the text of which is set out in Appendix II — "Accountants' Report of Guizhou Puxin";

  (d)
  the Competent Person's Report prepared by Behre Dolbear Asia, Inc. as set out in Appendix III — "Competent Person's Report";

  (e)
  the material contract referred to in Appendix V — "Statutory and General Information — Further Information About Our Business — Summary of Our Material Contracts";

  (f)
  the written consents referred to in Appendix V — "Statutory and General Information — Other Information — Consents";

  (g)
  the service agreements referred to in Appendix V — "Statutory and General Information — Disclosure of Interests — Particulars of Service Contracts";

  (h)
  the letter of advice issued by Maples and Calder summarizing aspects of BVI company law, the text of which is set out in Appendix IV — "Summary of the Constitution of our Company and British Virgin Islands Companies Law";

  (i)
  the BVI Business Companies Act, 2004 (as amended);

  (j)
  the rules of the Share Option Scheme; and

  (k)
  the PRC legal opinions dated                        issued by Commerce & Finance Law Offices, the legal advisors to the Company as to PRC law in respect of certain aspects of our Company and the property interests of our Company.

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